   As filed with the Securities and Exchange Commission on  August 11, 1999
                                                     Registration No.  333-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC   20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ENERGY CONVERGENCE HOLDING COMPANY
            (Exact Name of Registrant as Specified in Its Charter)
                 (Successor to Dynegy Inc., File No. 1-11156)

           ILLINOIS                                   6719                                      00-0000000
(State or Other Jurisdiction of           (Primary Standard Industrial            (I.R.S. Employer Identification Number)
 Incorporation or Organization)             Classification Code Number)


                       1000 LOUISIANA STREET, SUITE 5800
                             HOUSTON, TEXAS 77002
                                (713) 507-6400
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code of Registrant's Principal Executive Offices)

                              KENNETH E. RANDOLPH
                       1000 LOUISIANA STREET, SUITE 5800
                             Houston, Texas 77002
                                (713) 507-6400
             (Address, Including Zip Code, and Telephone Number,
                   Including Area Code of Agent For Service)

                                With Copies to:

         MICHAEL E. DILLARD, P.C.               W. BRINKLEY DICKERSON, JR.
 AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.         TROUTMAN SANDERS LLP
      1900 PENNZOIL PLACE-SOUTH TOWER       600 PEACHTREE STREET NE, SUITE 5200
           HOUSTON, TEXAS 77002                   ATLANTA, GEORGIA  30308
              (713) 220-5800                          (404) 885-3000

  Approximate date of commencement of proposed sale to the public: upon the consummation of the merger described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES       AMOUNT TO BE           AGGREGATE PRICE      AGGREGATE OFFERING             AMOUNT OF
         TO BE REGISTERED                 REGISTERED              PER SHARE                PRICE              REGISTRATION FEE (6)
===================================================================================================================================
Class A Common Stock                   70,569,287 Shares (1)      $32.16(4)          $2,269,243,635.09(4)       $630,849.73
Class A Common Stock                   37,742,151 Shares (2)      $34.15(5)          $1,288,839,757.88(5)       $358,297.45
Series A Convertible Preferred Stock   12,484,665 Shares (3)      $34.15(5)            $426,333,216.03(5)       $118,520.63
===================================================================================================================================

     The footnotes to this calculation are contained on the following page.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the
Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
===================================================================================================================================

                        Calculation of Registration Fee

(1) Consists of (i) up to 69,919,287 shares of Class A common stock issuable upon the conversion, in connection with the merger described herein, of shares of common stock of Illinova Corporation and (ii) up to 650,000 shares of Class A common stock issuable at or after the effective time of the merger to the extent that options to purchase common stock of Illinova are exercised. Also includes an indeterminate number of shares of Class A common stock issuable upon the conversion of the Series A preferred stock of Registrant (see below) to be issued to British Gas Atlantic Holdings BV and NOVA Gas Services (U.S.) Inc. in transactions related to the merger.
(2) Consists of (i) up to 25,196,975 shares of Class A common stock issuable upon conversion, in connection with the merger described herein, of shares of common stock of Dynegy Inc. and (ii) up to 12,545,176 shares of Class A common stock issuable at or after the effective time of the merger to the extent that options or warrants to purchase common stock of Dynegy are exercised. Shares of Energy Convergence Class B common stock issuable to Chevron U.S.A. Inc. upon conversion, in connection with the merger described herein, of Dynegy capital stock held by Chevron and shares of Class B common stock to be issued under the subscription agreement between Chevron and Energy Convergence described herein are not being registered because such shares are being issued in reliance upon an exemption from registration under the Securities Act.
(3) Represents the maximum number of shares of Series A convertible preferred stock issuable to British Gas Atlantic and NOVA in transactions related to the merger.
(4) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum aggregate offering price is based upon the average of the high and low prices reported in the consolidated reporting system of the New York Stock Exchange of Illinova common stock on August 10, 1999.
(5) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1). The proposed maximum aggregate offering price is based upon the average of the high and low prices reported in the consolidated reporting system of the New York Stock Exchange of Dynegy common stock on August 10, 1999.
(6) The registration fee for the securities to be registered has been calculated in accordance with Section 6(b) of the Securities Act.

DYNEGY INC.                                             ILLINOVA CORPORATION
  [LOGO]                                                        [LOGO]

                    PROPOSED MERGER - YOUR VOTE IS IMPORTANT

                           __________________________

To Our Shareholders:

  The boards of directors of Dynegy Inc. and Illinova Corporation have agreed to merge their two corporations to create a leading integrated and independent energy company. The transaction is relatively complex, but in general involves the creation of a new publicly-traded company, currently named Energy Convergence Holding Company, that will acquire the two companies. Prior to the merger, this company will be renamed Dynegy Inc. After the merger, it will be owned by the shareholders of Dynegy and Illinova.

  In exchange for each share of Dynegy stock, Dynegy shareholders, other than the Dynegy shareholders discussed below, will have the option to elect to receive in exchange for each share of Dynegy common stock held either (1) .69 shares of Energy Convergence Class A common stock or (2) cash in an amount of $16.50. However, only approximately 40% of the shares can be converted into cash. This limitation will result in pro ration of the available cash among shareholders electing to receive cash. Three of Dynegy's shareholders - Chevron U.S.A. Inc., NOVA Gas Services (U.S.) Inc. and BG Holdings, Inc. - will not receive any Energy Convergence Class A common stock in the merger. Instead, these shareholders or their affiliates will receive shares of Class B common stock or shares of Series A preferred stock and cash in lieu of any Class A common stock they otherwise would receive in the merger as more fully discussed in this document.

  Illinova shareholders will receive one share of Energy Convergence Class A common stock for each share of Illinova common stock they own.

  We cannot complete the merger unless both companies' shareholders approve it. We have scheduled special meetings for you on _________ ___, 1999, to vote on the merger agreement. The meetings will be held:

     Dynegy                                   Illinova

     9:00 a.m. local time                     4:00 p.m. local time
     Dynegy Inc.                              Illinova Corporation
     1000 Louisiana, Suite 5800               500 South 27th Street
     Houston, Texas 77002                     Decatur, Illinois 62525

  Whether or not you plan to attend your meeting, please take the time to vote by completing the enclosed proxy card and mailing it to us as soon as possible. If you sign, date and mail your proxy card without indicating how you want to vote, your card will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be a vote against the merger.

  This document provides you with detailed information about the merger. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

  PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE [_____] OF THIS DOCUMENT FOR A DESCRIPTION OF CERTAIN RISKS ASSOCIATED WITH THE MERGER.

  Neither the Securities and Exchange Commission nor any state securities regulators have approved the merger, the common stock or preferred stock to be issued in the merger or in connection with the merger, the fairness of the merger, or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

  This document is dated [______________], 1999, and it is first being mailed to shareholders on or about [______________], 1999.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY                                                                       1

 The Companies                                                                1
 The Merger                                                                   1
 Ownership of Energy Convergence Following the Merger                         2
 Board of Directors and Management of Energy Convergence
  Following the Merger                                                        2
 Our Reasons for the Merger                                                   2
 Opinions of Financial Advisors                                               3
 Our Recommendations to Shareholders                                          3
 The Special Meetings                                                         3
 Material Differences in the Rights of Shareholders                           4
 Interests of Officers, Directors and Certain Shareholders in the Merger      4
 Material Provisions of the Merger Agreement                                  4
 No Solicitation                                                              5
 Risks Associated with the Merger                                             5
 COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION                  6
 SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION                        7
   Illinova Corporation                                                       8
   Dynegy Inc.                                                                9
   Recent Developments                                                       10
 SUMMARY PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION                  11
 COMPARATIVE PER SHARE AND DIVIDEND INFORMATION                              12

RISK FACTORS                                                                 13

THE SPECIAL MEETINGS                                                         21

 Dates, Times and Places                                                     21
 Purposes                                                                    21
 Voting Rights; Votes Required for Approval                                  21
 Election of Consideration by Dynegy Shareholders                            22
 Notices of Special Meetings                                                 22
 Proxies                                                                     22

ENERGY CONVERGENCE - THE COMBINED COMPANY                                    23

 UNAUDITED PRO FORMA FINANCIAL INFORMATION                                   26

THE MERGER                                                                   33

 General                                                                     33
 Background of the Merger                                                    33
 Dynegy Reasons for the Merger; Recommendation of Dynegy Board               36
 Illinova Reasons for the Merger; Recommendation of Illinova Board           39
 Accounting Treatment                                                        40
 Regulatory Matters                                                          40
 Material Federal Income Tax Consequences                                    41
 Illinova Shareholders' Rights to Dissent                                    43
 Financing the Transaction                                                   44

OPINIONS OF FINANCIAL ADVISORS                                               44

 Opinion of Dynegy's Financial Advisor                                       44
 Opinions of Illinova's Financial Advisors                                   52

DIRECTORS AND MANAGEMENT OF ENERGY CONVERGENCE FOLLOWING THE MERGER          63

INTERESTS OF DYNEGY AND ILLINOVA EXECUTIVE OFFICERS AND DIRECTORS
 IN THE MERGER                                                               63

 Interests of Dynegy Directors, Executive Officers and Shareholders          63
 Interests of Illinova Directors and Executive Officers                      65
 Indemnification and Insurance                                               67

THE MERGER AGREEMENT                                                         67

OTHER AGREEMENTS                                                             75

 Voting Agreements                                                           75
 BG Holdings Stock Purchase Agreement                                        76
 British Gas Atlantic/NOVA Registration Rights Agreement                     76
 Chevron Subscription Agreement                                              77
 Shareholder Agreement                                                       77
 Chevron Registration Rights Agreement                                       79
 Affiliate Agreements                                                        79

OWNERSHIP OF DYNEGY, ILLINOVA AND ENERGY CONVERGENCE                         79

DESCRIPTION OF ENERGY CONVERGENCE CAPITAL STOCK FOLLOWING THE MERGER         84

 Authorized Capital Stock                                                    84
 Class A Common Stock                                                        84
 Preferred Stock                                                             85
 Series A Preferred Stock                                                    85
 Transfer Agent and Registrar                                                86
 New York Stock Exchange Listing; Delisting and Deregistration of
  Dynegy and Illinova Common Stock                                           86
 Federal Securities Laws Consequences; Stock Transfer Restriction
  Agreements                                                                 86

COMPARISON OF SHAREHOLDERS' RIGHTS                                           87

DESCRIPTION OF DYNEGY                                                        93

DESCRIPTION OF ILLINOVA                                                      96

ADOPTION OF THE DYNEGY INC. 2000 LONG TERM INCENTIVE PLAN                    98

 Recommendation                                                              98
 Purposes and Effects                                                        98
 Vote Required for Approval                                                 104

LEGAL MATTERS                                                               104

EXPERTS                                                                     105

FUTURE SHAREHOLDER PROPOSALS                                                105

WHERE YOU CAN FIND MORE INFORMATION                                         105


Appendix I:   Agreement and Plan of Merger
Appendix II: Illinois Business Corporation Act-Dissenters' Rights Appendix III: Opinion of Lehman Brothers Inc.
Appendix IV:  Opinion of Berenson Minella & Company
Appendix V:   Opinion of Chase Securities, Inc.
Appendix VI:  Dynegy Inc. 2000 Long Term Incentive Plan

                   _________________________________________

                      REFERENCE TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Dynegy and Illinova which is not included in or delivered with this document. Shareholders may obtain this information from the SEC or from the appropriate company without charge upon written or oral request to the following:

          Dynegy Inc.                 Illinova Corporation
          Investor Relations          Investor Relations
          1000 Louisiana Street,      500 South 27th Street
          Suite 5800                  Decatur, Illinois 62525
          Houston, Texas 77002        (217) 424-6600
          (713) 507-6400


  If you would like to request documents from us, please do so by [___________], 1999, so that you can receive them before your special meeting. If you request any incorporated documents, we will mail them to you by first class mail or other equally prompt means as soon as practicable after we receive your request.

  See "Where You Can Find More Information" on page __ for more information about the companies or the documents referred to in this document.

                                    SUMMARY

  We have summarized below selected basic information regarding the proposed merger between Illinova and Dynegy. Because it is just a summary, it does not contain all of the information regarding the merger. To understand the merger more fully, and for a more complete description of the legal terms of the merger, we recommend that you read carefully this entire document and the other available information referred to in "Where You Can Find More Information"
(page   ). We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. The merger agreement is included as Appendix I to this document. It is the legal document that governs the merger and we encourage you to read it.

THE PRIMARY PARTIES

ILLINOVA CORPORATION
500 SOUTH 27TH STREET
DECATUR, ILLINOIS 62525

  Illinova is the holding company for: Illinois Power Company, an electric and natural gas utility that serves approximately 650,000 customers over a 15,000 square-mile area of Illinois; Illinova Generating, Inc., which invests in, develops and operates independent power projects worldwide; and Illinova Energy Partners, Inc., which markets energy and energy-related services in the United States and Canada. Illinova has approximately $6.8 billion in assets and in 1998 had revenues of $2.4 billion.

DYNEGY INC.
1000 LOUISIANA STREET, SUITE 5800
HOUSTON, TEXAS 77002

  Dynegy is a leading provider of energy products and services in North America and the United Kingdom. Products marketed by Dynegy's wholesale marketing operations include natural gas, electricity, coal, natural gas liquids, crude oil, liquid petroleum gas and related services. Dynegy's wholesale marketing operations are supported by ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation facilities. Dynegy has approximately $5.3 billion in assets and in 1998 had revenues of $14.3 billion.

THE MERGER (SEE PAGE   )

  The merger of Illinova and Dynegy involves the creation of a new holding company, currently named Energy Convergence Holding Company, and two separate but concurrent mergers. In one merger, a wholly-owned subsidiary of Energy Convergence will merge with and into Illinova. In the other merger, a second wholly-owned subsidiary of Energy Convergence will merge with and into Dynegy. As a result of these two mergers, Illinova and Dynegy will continue to exist, retaining their respective historical assets and liabilities, but rather than being independent, publicly traded companies will instead be subsidiaries of Energy Convergence. Energy Convergence will be renamed Dynegy Inc.

What You Will Receive in the Merger (see page   )

  If we complete the merger, in exchange for each share of Dynegy common stock, Dynegy shareholders, other than Chevron U.S.A. Inc., NOVA Gas Services (U.S.) Inc. and BG Holdings, Inc., will be given the option to receive in exchange for each share of Dynegy common stock either (1) .69 shares of Energy Convergence Class A common stock, or (2) cash in an amount of $16.50. Each Dynegy shareholder will receive cash for any fractional share regardless of the shareholder's election. However, Energy Convergence will pay cash for only approximately 40% of the outstanding shares of Dynegy. This will result in conversion of a maximum of approximately 66.7 million shares of Dynegy common stock into cash. The amount of cash available will be insufficient to satisfy completely cash elections and the cash will be prorated to shareholders electing to receive cash. If you are a public shareholder of Dynegy, for each 100 shares of Dynegy common stock for which you elect to receive cash, you will receive cash consideration with respect to no less than 64 shares of Dynegy common stock and no more than 83 shares of Dynegy common stock. The consideration for the balance of your Dynegy common stock will be Energy Convergence Class A common stock.

  Instead of receiving Class A common stock in the merger, NOVA and the parent of BG Holdings will receive shares of Energy Convergence Series A preferred stock. Furthermore, in lieu of any shares of Class A common stock, Chevron will receive shares of Energy Convergence Class B common stock. Additionally, in connection with the merger Chevron will purchase for cash between $200 million and $240 million of Class B common stock of Energy Convergence.

  Illinova shareholders will receive one share of Energy Convergence Class A common stock for each share of Illinova common stock that they own.

  You should not send in your stock certificates until we instruct you to do so after we complete the merger.

Dissenters' Rights (see page  )

  Under Illinois law, Illinova shareholders are entitled to an appraisal of the value of their Illinova shares and to receive cash rather than Energy Convergence Class A common stock. However, to receive cash a shareholder must vote against the merger and otherwise strictly comply with all of the procedures required by Illinois law. These procedures are described more fully later in this document and a copy of the relevant portions of Illinois law is attached as Appendix II to this document.

  Under Delaware law, Dynegy shareholders are not entitled to dissenters' rights.

Material Tax Consequences (see page   )

  The exchange of your shares for shares in Energy Convergence will be tax-free to you for federal income tax purposes, except for taxable income or loss resulting from cash received by a Dynegy shareholder.

  A holder's aggregate tax basis in the Energy Convergence Class A common stock received in the merger generally will be the same as that holder's aggregate federal income tax basis in the stock surrendered in the merger increased by any gain recognized. This tax basis will be reduced in the case of holders of Dynegy common stock by any federal income tax basis allocable to shares or fractions of shares for which you receive cash. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Accounting Treatment (see page   )

  The merger will be accounted for under the purchase method of accounting and Dynegy will be the acquiror for accounting purposes.

Financing the Transaction (see page   )

  We anticipate that the cash consideration to be paid in the merger initially will be funded through a combination of borrowings under a debt facility, the potential issuance of public debt and the issuance of between $200 million and $240 million of Energy Convergence Class B common stock to Chevron.

Election Process for Dynegy Shareholders

  Shortly before the closing of the merger Dynegy shareholders will be sent an election form pursuant to which they can elect to receive either stock or cash in the merger, subject to the pro ration described above in "What You Will Receive in the Merger." These election forms will be due two business days before the closing - Dynegy will publicly announce this date once it is established - and until that time the elections may be changed. If a Dynegy shareholder does not submit an election form he will be deemed to have made an election to receive stock.

OWNERSHIP OF ENERGY CONVERGENCE FOLLOWING THE MERGER (see pages    and   )

  The shares of capital stock to be issued to Dynegy shareholders in the merger will be approximately 51% of the outstanding capital stock of Energy Convergence, and slightly more of the voting power, after the merger. The shares of Energy Convergence capital stock issued to Illinova shareholders in the merger will be approximately 49% of the capital stock. The largest shareholder is expected to be Chevron (at approximately 28%) and no other shareholder is expected to own more than 5% of the outstanding shares of capital stock.

BOARD OF DIRECTORS AND MANAGEMENT OF ENERGY CONVERGENCE FOLLOWING THE MERGER (see pages through )

  Following the merger, Energy Convergence's board of directors will consist of fourteen directors, seven of whom will be designated by Illinova and seven of whom will be designated by Dynegy. C. L. Watson, Dynegy's Chairman and Chief Executive Officer, will be included as a Dynegy designee and will serve as Chief Executive Officer and Chairman of the Board of Energy Convergence, and Charles Bayless, Illinova's Chairman and Chief Executive Officer, will be included as an Illinova designee. In addition, Chevron will select three of the Dynegy designees. The remaining directors will be selected from the directors on Illinova's and Dynegy's boards of directors immediately prior to the merger.

OUR REASONS FOR THE MERGER (see page    through      )

  We believe that the combination of Illinova and Dynegy presents an opportunity to create a leading provider of energy services and products. We believe that the combination will bring together a strong utility company with strategically located assets, operations, electric transmission and retail distribution capabilities with one of the leading energy marketers and independent power producers.

  By combining our companies, we believe that we will be able to enhance our revenues, reduce our costs and improve our service. We expect that the combined company will build on common strengths and provide shareholders and customers with added value.

  In reaching their recommendations in favor of the merger, each of our boards of directors considered a number of factors, including:

 . the combination achieves strategic goals for both companies. The combination provides Dynegy with access to significant amounts of additional power generation capacity to take advantage of the opportunities presented by deregulation. The combination provides Illinova with the opportunity to compete more effectively in the electricity and gas industries by utilizing Dynegy's marketing operations to facilitate more profitable sales of Illinova's excess generation capacity and less expensive purchases of Illinova's power and gas needs while at the same time diversifying Illinova's non-regulated operations.

 . the combined company is better positioned strategically to compete in an open national energy market that is undergoing substantial changes as a result of the restructuring of the power industry and the convergence of the natural gas and electricity industries.

 . the overall fairness, from a financial point of view, of the consideration to be received in the merger.

 .  the merger is expected to be accretive to the earnings of both companies.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGE   )

  Illinova. Illinova's financial advisors, Berenson Minella & Company and Chase Securities, Inc., provided written opinions to Illinova's board of directors that the consideration to be received by Illinova shareholders in the merger was fair from a financial point of view. We have attached the opinion of Berenson Minella as Appendix IV and the opinion of Chase Securities as Appendix V to this document and encourage you to read them. These opinions were a significant factor to Illinova's board of directors in considering and approving the merger.

  Dynegy. Dynegy's financial advisor, Lehman Brothers Inc., provided a written opinion to Dynegy's board of directors that the consideration to be received by Dynegy's public shareholders in the merger was fair from a financial point of view to such public shareholders. In addition, the opinion states that the fair market value of the shares of Class B common stock Chevron will receive per Dynegy share in connection with the merger and related transactions, and the fair market value of the shares of Series A preferred stock NOVA and the parent of BG Holdings will receive per Dynegy share in the merger and related transactions is not greater than the fair market value of the shares of the Class A common stock issuable to Dynegy's public shareholders per Dynegy share. We have attached the opinion as Appendix III to this document and encourage you to read it. We note that this opinion does not address the fairness of the consideration to be received by Chevron, NOVA and the parent of BG Holdings. These shareholders have interests that may be different from Dynegy's public shareholders. Each had the ability to block the merger and each obtained its own financial advice to the extent it deemed appropriate.

RECOMMENDATIONS TO SHAREHOLDERS (SEE PAGE   )

  Both the Illinova and the Dynegy boards believe that the merger is in the best interests of their respective shareholders and unanimously recommend that you vote FOR the proposal to approve and adopt the merger agreement. They also recommend that you vote FOR the proposal to approve and adopt the Dynegy Inc. 2000 Long Term Incentive Plan. The 2000 Long Term Incentive Plan is designed to enable Energy Convergence to attract and retain able employees through the grants of stock options, common stock and option/stock equivalents.

THE SPECIAL MEETINGS (SEE PAGE   )

  We will hold the Illinova special meeting on [__________], 1999, at 4:00 p.m. local time, at Illinova's headquarters at 500 South 27th Street, Decatur, Illinois 62525. We will hold the Dynegy special meeting on [__________], 1999, at 9:00 a.m. local time, at Dynegy's headquarters at 1000 Louisiana Street, Suite 5800, Houston, Texas 77002. At the respective special meetings, the shareholders of Illinova and Dynegy will be asked to approve and adopt the merger agreement and the Dynegy Inc. 2000 Long Term Incentive Plan.

Record Date; Voting Power (see page  )

  You may vote at your shareholders' meeting if you owned shares of Illinova or Dynegy common stock at the close of business on [__________], 1999. For each share of common stock that you own on that date, you will have one vote on each proposal to be presented at the meeting. On [__________], 1999, approximately [__________] shares of Illinova common stock, and approximately [__________] shares of Dynegy common stock were outstanding.

Votes Required to Approve the Merger (see page   )

  Illinova. Approval of the merger agreement requires the affirmative vote of at least two-thirds of the shares entitled to vote. Approval of the Dynegy Inc. 2000 Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast.

  Dynegy. Approval of the merger agreement requires the affirmative vote of a majority of the total shares entitled to vote. Chevron, BG Holdings and NOVA have agreed to vote shares representing approximately 76% of the total outstanding shares of Dynegy common stock in favor of the approval of the merger agreement. The vote of such shares in favor of the merger is sufficient to authorize Dynegy to close the merger. Approval of the Dynegy Inc. 2000 Long
Term Incentive Plan requires the affirmative vote of a majority of the votes cast.

MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGE   )

  Dynegy is a Delaware corporation and Illinova is an Illinois corporation. Upon completion of the merger, your rights as shareholders of Energy Convergence will be governed by Energy Convergence's charter and bylaws, and Illinois law. You should consider the fact that Energy Convergence's charter and bylaws and Illinois law differ in some material respects from Illinova's charter and bylaws and Dynegy's charter and bylaws and Delaware law.

INTERESTS OF OFFICERS, DIRECTORS AND CERTAIN SHAREHOLDERS IN THE MERGER (see
page   )

  You should be aware that a number of executive officers and directors of Dynegy and Illinova have interests in the merger that may be different from, or in addition to, yours. These interests include employment or severance agreements, stock options and arrangements for their continuation as directors or officers of Energy Convergence. Some of these persons could receive compensation or other rights if the merger is completed.

  The stock to be issued to the parent of BG Holdings, NOVA and Chevron in the merger and related transactions will be different than the Class A common stock of Energy Convergence to be issued to the other shareholders of Dynegy and the shareholders of Illinova. The Series A preferred stock of Energy Convergence to be issued to NOVA and the parent of BG Holdings will have liquidation and dividend preferences and be convertible into Class A common stock. The Class B common stock to be issued to Chevron will have the right to designate three directors. Additionally, pursuant to the terms of the Class B common stock and a shareholder agreement, Chevron has preemptive rights with respect to new issuances of equity securities, limited rights to block certain corporate transactions and various other rights.

MATERIAL PROVISIONS OF THE MERGER AGREEMENT (SEE PAGE   )

  We have included the merger agreement as Appendix I to this document. We encourage you to read the merger agreement because it is the principal legal document that governs the merger.

Regulatory Approvals (see page  )

  Before we can complete the merger, we must make filings with and/or receive approvals or compliance exemptions from the Illinois Commerce Commission under Illinois law, the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, the Federal Energy Regulatory Commission under the Federal Power Act, and the Federal Trade Commission and the Antitrust Division of the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, to close the sale of its Clinton nuclear facility, a condition to closing the merger, Illinova will need to obtain Nuclear Regulatory Commission and other regulatory approvals.

  In connection with the merger, Chevron is seeking an exemption from certain registration requirements under the Public Utility Holding Company Act of 1935. We will not complete the merger if the SEC denies or grants the exemption with unacceptable conditions to Chevron or to us. Additionally, we will not complete the merger unless the Illinois Commerce Commission issues a certification under the Public Utility Holding Company Act 1935 that Chevron and/or its affiliates may purchase and operate foreign utility companies after the merger (or Illinova provides evidence reasonably satisfactory to Chevron and Dynegy that such certification is unnecessary).

  Under the merger agreement, we have agreed to use our reasonable efforts to obtain all necessary governmental authorizations for the merger. Neither Illinova nor Dynegy is obligated to complete the merger if regulators impose conditions that would be reasonably likely to materially adversely affect either company.

Other Conditions to the Merger (see page  )

  We will complete the merger only if a number of other conditions are satisfied or waived including:

 .  Illinova and Dynegy shareholders each approve the merger agreement;

 . the representations and warranties contained in the merger agreement are correct, and the parties have fulfilled the covenants and other agreements, except insofar as the incorrectness or non-fulfillment would not have a materially adverse effect;

 . no law, rule, regulation or court order prohibits the merger or would restrict Chevron's ownership of Energy Convergence Class B common stock; and

 . the ancillary agreements to the merger agreement are in full force and effect.

Termination of the Merger Agreement (see page  )

  Illinova and Dynegy may agree to terminate the merger agreement at any time even after shareholder approval. In addition, either company may terminate the merger agreement if:

 .  we do not complete the merger by May 31, 2000;

 .  a law, rule, regulation or court order permanently prohibits the merger;

 . the shareholders of either Dynegy or Illinova fail to adopt the merger agreement, provided that if the merger agreement is terminated because the shareholders of one party do not approve the merger, that party must pay the other party's reasonable expenses of up to $7.5 million; or

 . if the board of directors of either Dynegy or Illinova withdraws or modifies its recommendation of the merger in a manner adverse to the other party.

Termination Fees (see page   )

  If the merger agreement is terminated by either party in specific circumstances involving a business transaction with a third party, the party entering into the other business transaction will be required to pay the other party to the merger agreement a termination fee of $85 million and the expenses of up to $7.5 million.

  However, neither Dynegy nor Illinova will be entitled to the termination fee it would otherwise have been entitled to, if its board has withdrawn, modified or changed its recommendation of the merger agreement, its shareholders have voted not to approve the merger agreement or it is required by the merger agreement to pay a termination fee to the other party.

NO SOLICITATION (SEE PAGE   )

  We have each agreed not to initiate any discussions with another party regarding a business combination while the merger is pending.

RISKS ASSOCIATED WITH THE MERGER (SEE PAGE   )

  You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors." These risks include the possible difficulties in combining two companies that have previously operated independently.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

  Dynegy common stock and Illinova common stock are listed for quotation on the New York Stock Exchange. The NYSE symbol for Dynegy is DYN. The NYSE symbol for Illinova is ILN.

  The following table reports the high and low trading prices per share of Dynegy common stock and Illinova common stock on the NYSE and quarterly dividends per share.

                                             Dynegy Common Stock            Illinova Common Stock
                                       -------------------------------------------------------------
                                           High     Low     Dividend       High     Low     Dividend
                                       -------------------------------------------------------------
1997
 First Quarter.........................   $24.13   $15.38     $.0125      $27.50   $22.75       $.31
 Second Quarter........................    19.63    15.00      .0125       23.75    20.13        .31
 Third Quarter.........................    17.88    14.75      .0125       23.75    21.50         31
 Fourth Quarter........................    20.00    15.62      .0125       27.19    20.38        .31

1998
 First Quarter.........................   $17.50   $14.38     $.0125      $30.50   $26.63       $.31
 Second Quarter........................    15.50    12.00      .0125       31.00    27.25        .31
 Third Quarter.........................    14.44     9.38      .0125       31.00    23.50        .31
 Fourth Quarter........................    15.38    10.06      .0125       30.19    23.38        .31

1999
 First Quarter.........................   $15.00   $10.13     $.0125      $25.50   $21.00       $.31
 Second Quarter........................    20.75    14.13      .0125       28.63    20.75        .31
 Third Quarter
 (through August 5, 1999)..............    24.44    20.00         --       33.50    26.69        .31

  On June 11, 1999, the last full trading day prior to the public announcement of the merger, the last reported sale price was $18.69 per share for Dynegy common stock and $25.31 per share for Illinova common stock. On August 6, 1999, the last reported sale price was $23.88 per share for Dynegy common stock and $32.94 per share for Illinova common stock. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

Post-merger Dividend Policy. Following the merger, Energy Convergence expects to pay dividends on its Class A common stock and Class B common stock at the rate of $0.60 per share per year. However, the payment of dividends will be at the discretion of the Energy Convergence board of directors and will be determined after consideration of various factors, including the earnings and financial condition of Energy Convergence and its subsidiaries.

  Holders of the Series A preferred stock are entitled to receive cash dividends at the rate of $3.00 per year per share. Dividends on the Series A preferred stock will be cumulative from the date of issuance and will be payable quarterly on the last day of March, June, September and December in each year. Energy Convergence will pay its first dividend on the Series A preferred stock on the first payment date after the Series A preferred stock is issued. The holders of the Series A preferred stock will be entitled to cumulative cash dividends when and if declared by the board of directors of Energy Convergence and out of funds legally available for that purpose. Whenever accrued but unpaid dividends exceed $2.25 per share of Series A preferred stock, the holders of the Series A preferred stock will have the option, voting separately as a class, to elect two directors to the board of directors of Energy Convergence at the next annual meeting of shareholders and at each subsequent meeting. The right of the holders of Series A preferred stock to elect directors to Energy Convergence's board of directors, and the term of those directors so elected, will continue until there are no longer any accrued but unpaid dividends on the Series A preferred stock.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

  We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. This information is only a summary and you should read it together with the historical consolidated financial statements of Illinova and Dynegy and the related notes incorporated by reference in this document.

  The historical financial information reflects the following items which you should consider in making period-to-period comparisons:

  Illinova

 .  With the passage of Illinois electric deregulation legislation in December
   1997 and in accordance with applicable accounting pronouncements, Illinova wrote off generation-related regulatory assets and liabilities of approximately $195 million, net of income taxes. The net assets related to previously incurred costs including deferred Clinton nuclear facility costs, unamortized losses on reacquired debt, recoverable income taxes and other generation-related regulatory assets.

 . The electric energy market experienced unprecedented prices for power purchases during the last week of June 1998. Illinova's power purchases for 1998 were $517 million higher than 1997 due to summer price spikes resulting in $274 million increase in power purchased, additional purchases of $215 million to serve increased volumes of interchange sales and market losses of $28 million recorded on forward power purchase and sales contracts as part of the wholesale trading business. Income from interchange sales was $382 million higher than in 1997 due to increased sales volumes and higher prices.

 . Due to uncertainties of deregulated generation pricing in Illinois, and to various operation and management factors, Illinova's board of directors voted in December 1998 to sell or close the Clinton nuclear facility. This decision resulted in an impairment of Clinton-related assets and accrual of exit-related costs. The impairment and accrual of related charges resulted in a $1,327.2 million, net of income taxes, charge to earnings in December 1998.

 .  Concurrent with the impairment of the Clinton nuclear facility, in December
   1998 Illinova's board of directors voted to effect a quasi-reorganization. A quasi-reorganization is an accounting procedure whereby an accumulated deficit in retained earnings is eliminated through adjustment of assets and liabilities to fair value and through a transfer from paid-in capital. As a result of the quasi-reorganization implemented by Illinova, the book value of property, plant and equipment was increased by $2,235.3 million and paid in capital was reduced by $106.2 million, which together with the revaluation of other assets and liabilities resulted in the elimination of $1,419.5 million accumulated deficit in retained earnings.

 .  In December 1998, Illinois Power Special Purpose Trust issued $864 million of
   Transitional Funding Trust Notes, with Illinois Power as servicer, as allowed by the Illinois Electric Utility Transitional Funding Law of 1997 and as authorized by a transitional funding order of the Illinois Commerce
   Commission ("ICC"). These notes are equal to approximately 32% of Illinois Power's total capitalization (excluding these notes) at December 31, 1998, and are secured by the right of the trustee to impose on Illinois Power's retail customers certain charges which are deducted from the revenues
   Illinois Power would otherwise receive for electric service. Under Illinois law, the trust could be authorized by the ICC to issue up to $864 million of additional notes.

  Dynegy

 . The acquisition of Destec was accounted for as an acquisition of a business in accordance with the purchase method of accounting and the results of operations attributed to the acquired business are included in Dynegy's financial statements and operating statistics effective July 1, 1997. The acquisition of certain midstream assets and gas marketing operations from Chevron in 1996 was accounted for as an acquisition of assets under the purchase method of accounting and the results of operations attributed to the acquired assets are included in Dynegy's financial statements and operating statistics effective September 1, 1996.

                              ILLINOVA CORPORATION


                                                                                   Three-Months
                                                   Year Ended December 31,        Ended March 31,
                                                ------------------------------   -----------------
                                                  1996       1997       1998      1998      1999
                                                --------   --------   --------   -------   -------
                                                                                    (unaudited)
                                                     (in millions except per share amounts)
STATEMENT OF OPERATIONS DATA:
 Revenues....................................    $1,746     $2,509    $ 2,431    $  576    $  549
 Operating income (loss).....................       472        324     (2,302)       64        64
 Other operating and maintenance expenses           350        402        538       109       152
 Depreciation and amortization expense.......       190        199        204        51        45
 Clinton facility impairment.................         -          -      2,341         -         -
 Net income (loss)...........................       190        (90)    (1,383)       23        18

Earnings (loss) per share....................      2.51       1.22     (19.30)     0.32      0.25
Shares outstanding...........................        76         72         70        72        70

CASH FLOW DATA:
 Cash flows from operating activities........       407        368        268       129       (58)
 Cash flows from investment activities.......      (256)      (252)      (362)      (56)      (55)
 Cash flows from financing activities........      (138)      (107)       579       (36)     (340)

OTHER FINANCIAL DATA:
 Capital expenditures........................       187        224        312        48        37

BALANCE SHEET DATA:
 Current assets..............................       469        520      1,017       532       539
 Current liabilities.........................       748        862      1,214       735       938
 Property and equipment, net.................     4,562      4,545      4,455     4,548     4,450
 Total Assets................................     5,713      5,583      6,801     5,619     6,396
 Long-term debt..............................     1,636      1,718      2,335     1,801     2,254
 Total equity................................     1,929      1,624      1,423     1,626     1,413

                                  DYNEGY INC.

                                                                                    Three Months
                                                  Year Ended December 31,          Ended March 31,
                                              --------------------------------   -------------------
                                                1996       1997        1998        1998       1999
                                              --------   ---------   ---------   --------   --------
                                                                                      (unaudited)
                                                     (in millions except per share amounts)
STATEMENT OF OPERATIONS DATA:
 Revenues..................................    $7,260     $13,378     $14,258     $3,316     $3,045
 Operating margin..........................       370         385         429         97        120
 General and administrative expenses.......       100         149         186         43         50
 Depreciation and Amortization Expense.....        72         104         113         26         31
 Asset impairment, abandonment severance
  and other charges........................        --         275          10         10         --

 Net income (loss).........................       113        (102)        108         12         28
Earnings (loss) per share..................      0.83       (0.68)       0.66       0.07       0.17
Shares outstanding.........................       136         151         165        166        164

CASH FLOW DATA:
 Cash flows from operating activities......       (31)        279         251        182        (12)
 Cash flows from investment activities.....      (111)       (511)       (295)       (52)      (124)
 Cash flows from financing activities......       176         205          50       (115)       119

OTHER FINANCIAL DATA:
 Capital expenditures, acquisitions and
  investments..............................       859       1,034         478         52        124

BALANCE SHEET DATA:
 Current assets............................     1,937       2,019       2,117      1,888      1,893
 Current liabilities.......................     1,549       1,753       2,026      1,749      1,964
 Property and equipment, net...............     1,691       1,522       1,932      1,545      1,966
 Total assets..............................     4,187       4,517       5,264      4,483      5,269
 Long-term debt............................       989       1,002       1,047        898        968
 Total equity..............................     1,117       1,019       1,128      1,031      1,162

RECENT DEVELOPMENTS

  On June 11, 1999 prior to entering into the merger agreement, Illinois Power Company and Dynegy entered into a short term consulting agreement pursuant to which certain Dynegy employees have been assigned to Illinois Power Company for purposes of advising Illinois Power on wholesale power trading. Dynegy and Illinois Power will also continue to buy and sell power between themselves as they did before signing the merger agreement. In accordance with Federal Energy Regulatory Commission ("FERC") rules the Dynegy employees assigned to Illinois Power have signed certifications agreeing not to share with Dynegy any market information obtained from Illinois Power. As a result of entering into the merger agreement, Dynegy and Illinois Power have applied for approval from FERC under FERC's rules governing trading between affiliates.

Illinova

  On June 29, 1999, Illinois Power issued $250,000,000 of 7.50% New Mortgage Bonds due June 15, 2009.

  On June 30, 1999, Illinova entered into an agreement to sell its Clinton nuclear facility to AmerGen Energy Company, L.L.C. This sale will require Nuclear Regulatory Commission and other regulatory approvals and is expected to close in the fourth quarter of 1999 or the first quarter of 2000. Until closing, one of AmerGen's members, PECO, will continue to provide management personnel for the Clinton nuclear facility and bear some of the financial and operating risks attendant to that facility. Following the closing Illinova will purchase 75% of the facility's output pursuant to the terms of a five-year power purchase agreement.

  Illinova is in the process of transferring the fossil-fueled generating plants now owned by Illinois Power Company to a newly formed subsidiary to take advantage of deregulation legislation adopted in Illinois. On July 8, 1999, the ICC unanimously approved the transfer, which is expected to be completed near the end of the third quarter of 1999.

Dynegy

  On July 22, 1999, Dynegy issued $200,000,000 of 6.875% Senior Notes due July 15, 2002 and $200,000,000 of 7.45% Senior Notes due July 15, 2006. The senior notes, which have been rated BBB+ by Standard & Poor's and Baa2 by Moody's Investor Service, represent senior unsecured obligations of Dynegy and rank equally with Dynegy's existing senior debt. Dynegy used the proceeds from the issuance of these notes to reduce commercial paper borrowings.

           SUMMARY PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION

  We present below summary pro forma combined financial information for Illinova and Dynegy. This summary pro forma financial information is derived from the unaudited pro forma combined financial statements and notes thereto beginning on page ___ of this document. Accordingly, this information does not purport to represent what the financial position or results of operations of Illinova, Dynegy or the combined company would actually have been had the merger occurred at January 1, 1998 or to project Illinova's, Dynegy's or the combined company's results of operations for any future period or date. The data set forth below should be read together with the pro forma financial statements and the separate historical financial statements and notes thereto of Illinova and Dynegy, which are included elsewhere in, or incorporated by reference into, this document.


                                                         Year Ended                    Three Months
                                                         December 31,                 Ended March 31,
                                                         ------------                 ---------------
                                                             1998                          1999
                                                          -----------                   ----------
                                                           (in millions except per share amounts)
STATEMENT OF OPERATIONS DATA:
 Revenues.....................................               $16,602.9                   $ 3,583.1
 Operating margin.............................                 1,039.2                       369.1
 General and administrative expenses..........                   290.7                        99.1
 Depreciation and amortization expense........
                                                                 302.7                        78.4

 Net income...................................                   165.5                        87.3

Earnings per share............................                    0.92                        0.54

Diluted shares outstanding....................                   147.3                       147.3

BALANCE SHEET DATA:
Current assets................................                     n/a                     2,503.9
Current liabilities...........................                     n/a                     2,807.9
Property and equipment, net...................                     n/a                     6,372.5
Total assets..................................                     n/a                    11,891.1
Long-term debt................................                     n/a                     4,255.6
Total equity..................................                     n/a                     1,984.8

                 COMPARATIVE PER SHARE AND DIVIDEND INFORMATION

  The following table summarizes the per share information for our companies on a historical, pro forma combined and equivalent basis. The pro forma comparative per share data, which is derived from the unaudited pro forma combined financial statements and notes thereto beginning on page ___ of this document, does not purport to represent what the financial position or results of operations of Illinova, Dynegy or the combined company would actually have been had the merger occurred at January 1, 1998 or to project Illinova's, Dynegy's or the combined company's results of operations for any future period or date. The data set forth below should be read together with the pro forma financial statements and the separate historical financial statements and notes thereto of Illinova and Dynegy, which are included elsewhere in, or incorporated by reference into, this document.

                                                                         At or for the             At or for the
                                                                          Year Ended             Three Months Ended
                                                                       December 31, 1998           March 31, 1999
                                                                    -----------------------   ------------------------
Unaudited Pro Forma Combined
Gain from continuing operations per common share:
     Basic.......................................................                  $  0.94                     $  0.55
     Diluted.....................................................                     0.92                        0.54
Common stock dividends...........................................                     0.60                        0.15
  Book value per common share....................................                      n/a                       13.71
Illinova - Historical
Gain (loss) from continuing operations per common share..........                  $(19.30)                    $  0.25
Common stock dividends...........................................                     1.24                        0.31
  Book value per common share....................................                    16.28                       16.67
Dynegy - Historical
Gain from continuing operations per common share:
     Basic.......................................................                  $  0.71                     $  0.18
     Diluted.....................................................                     0.66                        0.17
Common stock dividends...........................................                     0.05                      0.0125
  Book value per common share....................................                     7.42                        7.60

                                  RISK FACTORS

  In deciding whether to approve the merger, you should consider the following risks related to the merger and to your investment in Energy Convergence following the merger. You should consider carefully these risks along with the other information in this document and the documents to which we have referred you. See "Where You Can Find More Information" on page [___].

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

  This document contains numerous forward-looking statements with respect to the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Dynegy, Illinova and Energy Convergence and other matters. The words "estimate," "project," "intend," "expect," "believe," "forecast" and similar expressions are intended to identify these forward-looking statements, but some of these
statements may use other phrasing.    Any statement in this document that is not
a historical fact is hereby identified as a "forward-looking statement" for the purpose of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. None of Dynegy, Illinova or Energy Convergence undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events. Such forward-looking statements, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the senior management of Dynegy and Illinova and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements are described below and in the documents that we have incorporated by reference into this document. In addition, there can be no assurance that:

 .  we have correctly identified and assessed all of the factors affecting
   Illinova's or Dynegy's businesses;

 . the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

 .  our analysis is correct; or

 .  our strategies, which are based in part on this analysis, will be successful.

  Accordingly, you should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this document, or, in the case of documents incorporated by reference, the date of those documents.

FACTORS RELATING TO THE MERGER

DIRECTORS, EXECUTIVE OFFICERS AND SHAREHOLDERS OF THE COMPANIES MAY HAVE INTERESTS THAT ARE DIFFERENT FROM OR IN ADDITION TO YOUR INTERESTS AS A SHAREHOLDER.

  When considering the recommendations of the board of directors of each company, you should be aware that some members of the Dynegy and Illinova boards of directors and some executive officers of Dynegy and Illinova may have interests in the merger that are different from, or in addition to, your interests as shareholders.

  Following the merger, Energy Convergence will elect C.L. Watson, who is the chairman and chief executive officer of Dynegy, chairman of the board of directors and chief executive officer of Energy Convergence. Both Mr. Watson and Mr. Charles Bayless, who is the chairman and chief executive officer of Illinova, will be directors of Energy Convergence. Approximately 21 of Illinova's officers have retention agreements providing for substantial payments in the event that they are terminated without "cause" or resign for "good reason" in connection with the merger. In addition, in connection with the merger Illinova amended the options held by these employees so that in the event of a termination or resignation in connection with the merger any unvested options will vest and the employees will have one year in which to exercise the options. Several senior officers of Illinova in addition to Mr. Bayless are not expected to continue with the merged businesses and will receive substantial termination benefits.

  In connection with the merger, Energy Convergence has agreed to enter into a new employment agreement with C.L. Watson. The agreement will provide for an annual base salary of $[________] and a target bonus of 100% of base salary and a maximum cash award of 200% of base salary. In addition, Mr. Watson will receive an initial grant of options with a value equal to [________]. Otherwise, the material terms of the agreement are expected to be generally consistent with the terms of his current employment agreement.

  Options issued under the Dynegy Employee Equity Option Plan and held by employees who execute new employment agreements after June 14, 1999, will become immediately exercisable upon the closing of the merger. In addition, options issued under the 1991 Dynegy Stock Option Plan may become immediately exercisable upon the closing of the merger if the compensation committees of the boards of Dynegy and Illinova so determine. The compensation committees of the Dynegy and Illinova boards also may make joint decisions with respect to other employee/retention matters, which could result in increases in cash or non-cash compensation outside the ordinary course of business.

  In the merger, Chevron will receive shares of Energy Convergence Class B common stock instead of the Class A common stock to be received by Dynegy's public shareholders. In connection with the merger, Chevron will purchase additional shares of Class B common stock for an aggregate purchase price of between $200 million and $240 million. The price per share for Chevron's purchase of Class B common stock will be the lesser of $23.91 and the average closing price of Dynegy common stock prior to the merger divided by 0.69. As a holder of shares of Class B common stock, Chevron will be entitled to elect three members of Energy Convergence's board of directors as well as other shareholder protection rights. See "Other Agreements -- Shareholder Agreement" and "Description of Energy Convergence Capital Stock Following the Merger -- Class B Common Stock."

  In the merger, NOVA and the parent of BG Holdings will receive shares of Energy Convergence Series A preferred stock instead of Class A common stock. In general the Series A preferred stock will have liquidation and dividend preferences over the Class A common stock and is convertible into Class A common stock.

  We have entered into registration rights agreements with Chevron, NOVA and the parent of BG Holdings. The registration rights agreements provide, among other things, that Energy Convergence will, upon request, register for resale the shares of Energy Convergence which the investors will receive as a result of the merger.

ILLINOVA MUST SELL ITS NUCLEAR PLANT BEFORE THE CLOSING OF THE MERGER.

  The merger cannot be completed until Illinova sells its Clinton nuclear facility on terms and conditions consistent with those contemplated by the merger agreement or as otherwise reasonably satisfactory to Dynegy and Chevron. Although Illinova has agreed to sell the plant to AmerGen, we cannot assure you of the timing of the sale or that the sale will occur on the terms and conditions agreed to. Additionally, the sale of the plant must be approved by the Nuclear Regulatory Commission under the Atomic Energy Act and by other regulatory agencies. As a result of this condition, while we expect to receive timely regulatory approvals, the merger could be delayed for a significant period of time after shareholders approve of the merger agreement at the special meetings.

CHEVRON'S REQUEST FOR AN EXEMPTION FROM PUHCA MAY NOT BE GRANTED OR MAY BE GRANTED ON UNACCEPTABLE TERMS.

  Chevron holds approximately 25% of Dynegy's voting power and is expected to hold approximately 28% of Energy Convergence's voting power following the merger. Chevron entered into a shareholder agreement with Energy Convergence, Illinova and Dynegy in connection with the merger. The shareholder agreement requires Chevron to seek an exemption from certain registration requirements under the Public Utility Holding Company Act of 1935 ("PUHCA") that could be applicable because of the size of its ownership interest in Energy Convergence. If, prior to the closing of the merger, PUHCA approval by the SEC is denied (or the SEC indicates that it will not support approval of the exemption sought by Chevron) or is granted with certain unacceptable conditions to Chevron or us, the merger agreement may be terminated. Additionally, Energy Convergence could be required to take steps to avoid Chevron being required to register under PUHCA, including a possible divestiture of its material transmission and distribution assets if the PUHCA exemption application is denied or conditionally granted by the SEC after the closing of the merger. The merger and Chevron's proposed ownership of Energy Convergence involve facts not present in transactions previously approved by the SEC under PUHCA. We cannot assure you that Chevron will obtain the PUHCA approval, that the approval will be obtained before the closing of the merger or that the terms and conditions of any approval will be satisfactory to Chevron and us. As a result, the merger agreement could be terminated or Energy Convergence could be required to sell its transmission and distribution assets after the closing of the merger. The timing of and consideration for any resulting asset sale is not determinable at the present time.

WE MAY NOT BE ABLE TO OBTAIN OTHER REQUIRED REGULATORY APPROVALS IN A TIMELY MANNER OR ON SATISFACTORY TERMS.

  Before we can complete the merger, we and/or Chevron must receive approvals or compliance exemptions from the ICC, the SEC under PUHCA, the FERC under the Federal Power Act, and the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Obtaining these regulatory approvals could delay the merger for a significant period of time after shareholders approve the merger at the special meetings. We cannot assure you that we will obtain these and other regulatory approvals or, if we obtain them, whether the terms and conditions of the approvals will be satisfactory. We also cannot give any assurance on whether intervenors will appeal final orders approving the merger to the appropriate courts, which could further delay the merger.

QUALIFYING FACILITIES.

  To the extent that Dynegy, together with any utilities having ownership interests, own in excess of 50% of any "qualifying cogeneration facilities" or "qualifying small production facilities," Dynegy has agreed to sell or restructure its ownership interests pursuant to the requirements of the Public Utility Regulatory Policies Act of 1978, to the extent that a failure to do so would materially harm Dynegy. We cannot assure you that Dynegy will be able to accomplish these dispositions economically or to restructure these investments on a timely basis or on terms that are satisfactory to Dynegy. If the resulting dispositions or restructurings have a material adverse effect on Dynegy, Illinova will have the right to not close the merger.

THE EXCHANGE RATIO IN THE MERGER IS FIXED.

  At the time the merger is completed, each share of Illinova common stock will be converted into the right to receive one share of Energy Convergence Class A common stock. For shareholders of Dynegy other than BG Holdings, NOVA and Chevron, each share of Dynegy common stock being converted into stock in the merger will be converted into the right to receive .69 shares of Energy Convergence Class A common stock. These exchange ratios will not be adjusted in the event of any increase or decrease in the price of Illinova common stock or Dynegy common stock. As a result, the exchange ratio may not reflect the relative trading prices of Illinova and Dynegy common stock.

ENERGY CONVERGENCE WILL EXPERIENCE INCREASED LEVERAGE.

  Energy Convergence plans initially to finance the cash component of the merger with borrowings under a debt facility, the potential issuance of public debt and the issuance of between $200 million and $240 million of Class B common stock to Chevron. After the closing of the merger, Energy Convergence anticipates repaying or refinancing a significant portion of the debt facility with proceeds from an offering of equity securities, additional public debt issuances, proceeds from potential asset sales and cash flow from operations. See "The Merger -- Financing the Transaction." As a result of the transaction financing, the pro forma consolidated capital structure of Energy Convergence at closing will be approximately 64% long-term debt, 6% mezzanine preferred securities, 1% equity preferred stock and 29% common equity, a more leveraged capital structure than either Illinova or Dynegy has at present.

  The increase in total indebtedness of the combined companies after the merger may have a negative impact on the credit ratings of Energy Convergence, Dynegy and Illinois Power. This event could lead to increased borrowing costs, more restrictive covenants and the extension of less open credit by suppliers and counterparties, all of which could negatively affect profitability. Management of Illinova, Dynegy and Energy Convergence believe the companies will have strong credit ratings, access to many sources and types of short-term and long-term capital at reasonable rates and will be extended sufficient trade credit to operate their businesses efficiently. However, management is unable to predict with certainty when or whether the capital structure of Energy Convergence will become less leveraged. Additionally, if Energy Convergence's unsecured senior debt is rated less than investment grade, the conversion premium of the Series A preferred stock would be impacted. Each share of Series A preferred stock will be convertible into a number of shares of Class A common stock determined by dividing (1) the liquidation value, plus accrued but unpaid dividends, per share of Series A preferred stock by (2) a price equal to the mean average of the closing prices on the NYSE of Illinova's common stock over the five consecutive trading days ending on the election date under the merger agreement times a premium, which will be 1.22 unless Energy Convergence's unsecured senior debt is rated less than investment grade, in which case the premium will be 1.18 or less.

CASH PAID IN THE MERGER MAY BE DIFFERENT THAN WHAT DYNEGY SHAREHOLDERS ELECT.

  Shareholders making elections for cash or stock may not receive what they elect because the amount of cash to be paid in the merger is fixed. If you are a public shareholder of Dynegy, for each 100 shares of Dynegy common stock for which you elect to receive cash, you will receive cash consideration with respect to no less than 64 shares of Dynegy common stock and no more than 83 shares of Dynegy common stock.

THERE IS NO CURRENT MARKET FOR ENERGY CONVERGENCE COMMON STOCK AND SHAREHOLDERS CANNOT BE SURE OF THE MARKET VALUE OF THE ENERGY CONVERGENCE COMMON STOCK THEY WILL RECEIVE IN THE MERGER.

  Under the merger agreement, we must list the Energy Convergence Class A common stock on the NYSE. There is currently no market for Energy Convergence Class A common stock. Until an orderly market for the stock develops, the prices at which trading in such shares occurs cannot be determined and may fluctuate significantly and the ultimate value of the Energy Convergence Class A common stock cannot be determined.

RISKS RELATING TO ENERGY CONVERGENCE AFTER THE MERGER

WE CANNOT ASSURE YOU THAT OUR TWO COMPANIES WILL BE SUCCESSFULLY INTEGRATED INTO A SINGLE ENTITY.

  After the merger we will need to integrate two companies in different but related industries. Failure to integrate our operations successfully may have a material adverse effect on our business, financial condition or results of operations. Integrating two companies like Dynegy and Illinova involves a number of risks, including:

 .  the diversion of management's attention away from ongoing operations;

 . difficulties in combining operations and systems, which may be made more complex by unforeseen "Year 2000" compliance issues;

 .  difficulties in the assimilation and retention of employees;

 .  challenges in retaining customers; and

 .  potential adverse short-term effects on operating results.

WE MAY NOT ACHIEVE THE EXPECTED REVENUE ENHANCEMENTS, COST SAVINGS AND OTHER BENEFITS OF THE MERGER. THIS MAY HAVE A MATERIAL NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS.

  Because of difficulties in combining operations, we may not be able to achieve the revenue enhancements, cost savings and other benefits that we hope to achieve after the merger. We expect that revenue enhancements, cost savings and other benefits from the merger will exceed those which we could achieve separately.

  Among the factors the boards of directors of each company considered in approving the merger agreement were the opportunities for economies of scale and scope and operating efficiencies that could result from the merger. We have estimated that the combined company will achieve a range of $125 million to $165 million of revenue enhancements and costs savings per year following the merger. Our revenue enhancements and cost savings estimates are based on many assumptions, including future revenue levels and other operating results, the availability of funds for investment, the ability to integrate operations, the timing of events, as well as general industry and business conditions and other matters. Many of these factors are beyond our control. Our actual revenue enhancements, cost savings, and other benefits, if any, could differ from our estimates and these differences could be material. There may be unforeseen factors that will offset the estimated revenue enhancements, cost savings or other components of our plan. They also may result in delays in the realization of these benefits.

ENERGY CONVERGENCE WILL HAVE A SUBSTANTIAL SHAREHOLDER.

  Although Dynegy currently has three large shareholders, each owning approximately 25% of Dynegy's common stock, Illinova does not have any large shareholders. Following the merger, Chevron will own approximately 28% of the Energy Convergence capital stock. This ownership will result in Chevron having substantial influence over Energy Convergence. There can be no assurances that Chevron will exert that influence in a manner that is consistent with the interests of other shareholders. In connection with the merger, Chevron, Illinova, Dynegy and Energy Convergence entered into a shareholder agreement and included various provisions in Energy Convergence's articles of incorporation and bylaws to govern Chevron's relationship with Energy Convergence. In general, these provisions limit Chevron to electing three directors, restrict Chevron's ownership interest to 40% unless it offers to purchase the entire company in accordance with certain agreed-upon procedures, and restricts the manner in which Chevron can sell its interest. However, it also provides Chevron (as a shareholder or through its designees on the Energy Convergence board) with the ability to block various significant transactions. In addition, the procedures that govern Chevron's offering to purchase the entire company could result in a sale of Energy Convergence at a time other than when Energy Convergence's board of director believes is opportune. See "Other Agreements--Shareholder Agreement" and "Description of Energy Convergence Capital Stock following the Merger--Common Stock."

THE ENERGY INDUSTRY IS RAPIDLY CHANGING.

  We may not be able to respond in a timely or effective manner to the many changes in the electric utility industry including deregulation and increasing competition. The recent impact of these changes in Illinois includes rate reductions and a phasing-in of the opportunity for an increasing number of customers to choose alternative energy supplies. We may not be able to maintain our revenues and earnings in this new and intensively competitive marketplace. In addition, we may not be able to fully recover our investment in regulated assets.

  Over the last fifteen years the energy industry has been subject to enormous change. In particular, starting in the mid 1980s, the natural gas transmission and marketing business began to be deregulated. As a result, natural gas marketing companies such as Dynegy began to accelerate their growth. An additional consequence of this change was that companies in the industry had to change their focus from being in a regulated industry where the important consideration was controlling their rate base to competing in a market economy. In the last five years, similar changes have occurred in the electricity generating and, to a lesser extent, electric transmission industries. If we are unable to respond to these changes in an effective manner our business, earnings and stock price may be adversely affected.

  We cannot predict whether state legislatures or the federal government will adopt additional legislation relating to the deregulation of the energy industry. We cannot predict what impact, if any, new legislation might have on our business.

ENERGY CONVERGENCE WILL CONTINUE TO FACE STRONG COMPETITION.

  We will face strong competition relating to all aspects of the energy industry in the development of new electric generating plants in the United States, in the acquisition of existing electric generating plants and in the marketing and transportation of natural gas, electricity, natural gas liquids, crude oil and liquefied petroleum gas. Energy Convergence must compete with a substantial number of other energy companies or power generating companies, many of which have greater resources and focus only on one industry or a segment of one industry. While we believe that through the merger we will diversify our individual businesses and achieve costs savings and revenue enhancements, Energy Convergence may not be able to compete effectively with other companies in these industries which have a more specialized focus than Energy Convergence.

ENERGY CONVERGENCE'S BUSINESS WILL BE AFFECTED BY DIFFERENT FACTORS THAN ILLINOVA AND DYNEGY INDIVIDUALLY.

  While both companies are in the energy industry, Illinova's business includes a utility and substantial electric generation whereas Dynegy's business involves primarily natural gas and gas liquids processing, distribution and marketing and power generation and marketing. Energy Convergence's more balanced energy profile may expose Illinova shareholders to the risks associated with the volatility of natural gas and natural gas liquids prices, while Dynegy shareholders will be more exposed to risks associated with utility and electric generation operations.

THERE ARE RISKS ATTENDANT TO TRADING IN COMMODITIES.

Our ability to enhance revenue and earnings is dependent, in part, upon the variability of commodity prices (e.g., coal, natural gas, natural gas liquids, electricity and crude oil) and our ability to manage the price risks associated with commodities as they directly and indirectly impact our operations. Commodity price variability results from multiple factors including:

 .  weather

 .  illiquid markets

 .  transmission or transportation inefficiencies

 .  availability of competitively priced alternative energy sources

 .  natural gas, crude oil and coal production

 .  international, Federal and state energy regulation and legislation.

Energy Convergence will routinely enter into contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, coal, electricity, natural gas liquids, crude oil and other commodities in order to minimize the risk of market fluctuations on its various operations. However, as a result of marketplace illiquidity and other factors, Energy Convergence, at times, may be unable to fully hedge its portfolio for certain market risks. Further, Energy Convergence, at times, may have an open position in the market, within established guidelines. To the extent an open position exists, fluctuating commodity prices can impact financial results and financial position, either favorably or unfavorably. As a result, management cannot predict with precision the impact that its risk management decisions may have on its businesses, its operating results or its financial position.

DECREASES IN PRICES FOR NATURAL GAS LIQUIDS REDUCE DYNEGY'S PROFIT MARGIN IN THE PRODUCTION, SALE AND DISTRIBUTION OF NATURAL GAS LIQUIDS.

  During the fiscal year ended December 31, 1998, 45% of Dynegy's operating margin was derived from its liquids segment, which produces in excess of 120,000 barrels per day of natural gas liquids (NGLs), includes substantial fractionation capacity and markets over 450,000 barrels daily. Volatility in NGL prices, which Energy Convergence may not be able to hedge against as a result of a lack of market liquidity or other factors, may cause fluctuations in Dynegy's operating margins at each stage in the production, marketing and transportation of NGLs, and may cause increases and decreases in Dynegy's profits. To the extent prices for NGLs decrease, Dynegy's profits related to its NGL business generally will decrease.

OUR NONREGULATED BUSINESSES ARE INHERENTLY RISKIER THAN ILLINOVA'S TRADITIONAL UTILITY BUSINESS.

  We expect the combined company's nonregulated businesses will contribute a greater proportion of the combined company's earnings than Illinova's nonregulated businesses currently contribute to its earnings. Nonregulated operations generally carry a higher level of risk than regulated utility businesses. As a result, we expect the operating results of these businesses to exhibit more variability than regulated utility businesses. Energy Convergence's nonregulated businesses will face relatively higher project investment risks than the utility business.

INDEPENDENT POWER GENERATION PROJECTS HAVE SPECIAL RISKS.

  The operation of independent power generation facilities involves many risks, including the breakdown or failure of generation equipment or other equipment or processes, labor disputes, fuel interruption and operating performance below expected levels. Operation below expected capacity levels may result in lost revenues or increased expenses, including higher maintenance costs and penalties. This could trigger default provisions in the project subsidiary's or project affiliate's financing agreements, which might allow the affected lenders to accelerate that debt.

  Independent power generation facilities typically rely on a single supplier for each of fuel, water and other services required for operation of the facility and on a single customer or a few customers to purchase all of the facility's output. These arrangements are made under long-term agreements that provide the support for any project debt used to finance the facilities. The facility's financial results could be materially adversely affected if any one customer or supplier fails to fulfill its contractual obligations. As a result, the financial performance of this type of facility is dependent on the continued performance by customers and suppliers of their obligations under their long-term agreements and, in particular, on the credit quality of the project's customers.

  Additionally, Energy Convergence may acquire or build independent power projects which do not have long-term agreements for sale of power generated by these projects. The success or failure of these projects will depend on future market prices which cannot be predicted with certainty.

  Many of Energy Convergence's project investments will be minority interests in project affiliates. This means that Energy Convergence will beneficially own 50% or less of the ownership interests. As a result, Energy Convergence's ability to control the development, construction, acquisition or operation of this type of project may be limited.

  The economic and political conditions in some countries where Energy Convergence will have interests or where Energy Convergence may explore development or acquisition opportunities present risks of construction delays and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertain legal environment in some foreign countries where Energy Convergence develops or acquires projects could make it more difficult for us to obtain non-recourse project financing on satisfactory terms and could make it more difficult for Energy Convergence to enforce our rights under agreements relating to these projects.

  Operations in foreign countries also present currency exchange, inflation, convertibility and repatriation risk. Economic and monetary conditions and other factors could make it more difficult for Energy Convergence to convert our earnings to United States dollars or other hard currencies or to move funds offshore from some countries where Energy Convergence develops or acquires projects.

OUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS ARE SIGNIFICANT.

  Dynegy's and Illinova's operations have been, and Energy Convergence's operations will be, subject to extensive federal, state and local statutes, rules and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Compliance with these statutes, rules and regulations requires capital and operating expenditures including those related to monitoring, pollution control equipment, emission fees and permitting at various operating facilities and remediation obligations. Failure to comply with these statutes, rules and regulations may result in the assessment of civil and even criminal penalties. Energy Convergence's environmental expenditures will be substantial in the future with the trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the number and types of assets operated by us subject to environmental regulation. We cannot assure you that future compliance with these environmental statutes, rules and regulations will not have a material adverse effect on our operations or Energy Convergence's financial condition.

YEAR 2000 RISKS EXIST.

  Both Illinova and Dynegy currently are, and Energy Convergence will be, subject to the risks and costs attendant to computer software and hardware and other equipment that was not designed to accommodate dates subsequent to December 31, 1999. In connection with the merger, Illinova shareholders will be exposed to Dynegy's risks in this area, and, similarly, Dynegy's shareholders will be exposed to Illinova's risks in this area. Although both companies have carefully reviewed their systems, made appropriate upgrades and believe that they will not experience material Year 2000 difficulties, Year 2000 issues are unprecedented and there may be unforeseen problems that have far greater adverse consequences than expected.

                              THE SPECIAL MEETINGS

  Dynegy and Illinova will each hold a special meeting of its shareholders. This document is furnished to you in order to solicit your proxy for use at the special meetings.

DATES, TIMES AND PLACES

  The Dynegy meeting will be held at Dynegy's headquarters at 1000 Louisiana Street, Suite 5800, Houston, Texas 77002, on [_____________], 1999, 9:00 a.m.
local time.

  The Illinova meeting will be held at Illinova's headquarters at 500 South 27th Street, Decatur, Illinois 62525, on [_____________], 1999, 4:00 p.m. local time.

PURPOSES

  The purpose of each of the Dynegy and Illinova meetings is to approve and adopt the merger agreement and the Dynegy Inc. 2000 Long Term Incentive Plan.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

  Only Dynegy shareholders of record at the close of business on [__________], 1999, are entitled to notice of and to vote at the Dynegy meeting. On the Dynegy record date, there were approximately ____ shareholders of record holding an aggregate of [___________] shares of Dynegy common stock and one shareholder of record holding an aggregate of 7,815,363 shares of Dynegy preferred stock, which does not have voting rights.

  Each share of Dynegy common stock is entitled to one vote. Approval of the proposal concerning the merger agreement requires the affirmative vote of a majority of the total votes represented by the outstanding Dynegy common stock. Approval of the Dynegy Inc. 2000 Long -term Incentive Plan requires the affirmative vote of a majority of the votes cast.

  The presence, in person or by proxy, of at least a majority of the voting power of Dynegy stock entitled to vote at the Dynegy meeting is necessary to constitute a quorum. Abstentions and broker non-votes will count in determining a quorum. For purposes of obtaining the required vote for approval and adoption of the merger agreement, an abstention or a broker non-vote is the same as a vote against the proposal. Chevron, BG Holdings and NOVA have agreed to vote shares representing approximately 76% of the total outstanding shares of Dynegy common stock as of August 5, 1999 in favor of approval of the merger agreement. The vote of such shares in favor of the merger is sufficient to authorize Dynegy to close the merger. For the proposal to adopt the Dynegy Inc. 2000 Long Term Incentive Plan, abstentions have the same legal effect as a vote against the proposal, but broker non-votes are not counted as votes cast and therefore, once a quorum is present, have no effect on the proposal.

  Only Illinova shareholders of record at the close of business on [_____], 1999, are entitled to notice of and to vote at the Illinova meeting. On the Illinova record date, there were approximately ____ shareholders of record holding an aggregate of __________ shares of Illinova common stock.

  Each share of Illinova common stock is entitled to one vote. Approval of the proposal concerning the merger agreement requires the affirmative vote of at least two-thirds of the shares entitled to vote. Approval of the proposal to adopt the Dynegy Inc. 2000 Long Term Incentive Plan requires the affirmative vote of a majority of the votes cast.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Illinova common stock entitled to vote at the Illinova meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted in determining whether a quorum is present. An abstention or broker non-vote is the same as a vote against the merger proposal. For the proposal to adopt the Dynegy Inc. 2000 Long Term Incentive Plan, abstentions are counted as votes cast and accordingly have the same effect as votes against the proposal. Broker non-votes are not counted as votes cast and therefore, once a quorum is present, have no effect on the proposal.

ELECTION OF CONSIDERATION BY DYNEGY SHAREHOLDERS

  Shortly before the closing of the merger, Dynegy shareholders will be sent an election form pursuant to which they can elect to receive either stock or, subject to the pro ration process described in the summary of this document, cash in the merger. These election forms will be due two business days before the closing -- Dynegy will publicly announce this date once it is established -- and until that time the elections may be changed. If a Dynegy shareholder does not submit an election form he will be deemed to have made an election to receive stock.

NOTICES OF SPECIAL MEETINGS

  THIS DOCUMENT CONSTITUTES NOTICE UNDER ILLINOIS LAW AND DELAWARE LAW OF THE RESPECTIVE SPECIAL MEETINGS OF ILLINOVA AND DYNEGY SHAREHOLDERS AND THE TWO MATTERS SCHEDULED TO BE CONSIDERED: ADOPTION OF THE MERGER AGREEMENT AND ADOPTION OF THE DYNEGY INC. 2000 LONG TERM INCENTIVE PLAN.

PROXIES

  Proxies are being solicited by the boards of directors of Dynegy and Illinova. If you sign, complete, and return a proxy and your company receives the proxy before or at your special meeting, your proxy will be voted as you instructed. All proxies returned without instructions will be voted FOR the approval of the proposals. Proxies marked ABSTAIN will be treated as set forth above.

  If your shares are held in the name of a broker, bank, or other record holder, you must either direct the record holder as to how to vote your shares or obtain a proxy from the record holder to vote at your special meeting. Under applicable rules of the New York Stock Exchange, brokers who hold shares in street names for customers who are beneficial owners of those shares are prohibited from giving a proxy to vote those customers' shares in the absence of specific instructions from the customer (i.e., broker non-votes). Broker non-votes will be treated as set forth above.

  If any other matters are properly presented for consideration at the special meetings, the persons named in the proxy will have discretion to vote or not vote on those matters in accordance with their best judgment, unless authorization to use that discretion is withheld. Proxies marked AGAINST approval and adoption of the proposals will vote against a proposal to adjourn the meeting(s) for the purpose of soliciting additional proxies. We do not intend, however, to seek an adjournment of our special meetings. We are unaware of any business for consideration at the special meetings other than as described in this joint proxy/statement prospectus.

  You may revoke your proxy at any time prior to its use. To revoke your proxy, you must deliver to the corporate secretary of the company of which you are a shareholder, a signed notice of revocation or deliver a later-dated proxy changing your vote. In addition, you may choose to attend your special meeting and vote in person. Please realize that simply attending the meeting will not in itself constitute the revocation of your proxy. If you are not the record holder of your shares, you may not vote your shares at your meeting without a proper proxy from the record holder.

  Each company will pay the costs associated with soliciting proxies from its shareholders. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxy materials to beneficial owners. Dynegy and Illinova, as the case may be, will reimburse these parties for their reasonable expenses. Illinova has retained Innisfree M&A Incorporated to aid in the solicitation of proxies for a fee of $25,000 plus certain other charges and expenses. Dynegy has not retained a proxy solicitation firm. In order to ensure sufficient representation at our meetings, we may request by telephone or telegram the return of your proxy card. Please assist us by promptly returning your proxy card without delay.

                   ENERGY CONVERGENCE - THE COMBINED COMPANY

  As a result of the merger between Dynegy and Illinova, Energy Convergence will be a leading national energy merchant with, based on 1998 numbers, over $16 billion in annual revenues and $12.1 billion in assets including over 14,000 megawatts of gross generation capacity (10,713 megawatts, net). This combination will unite a strong utility company with strategically located assets, operations, electric transmission and retail electric and gas distribution capabilities with one of the nation's leading energy marketers and independent power producers.

  Initial Resources. Energy Convergence's asset base will consist primarily of domestic assets consisting of electric generation, transmission and distribution assets, gas gathering and pipeline systems, gas distribution systems, gas processing facilities and NGL fractionation facilities. Energy Convergence's generation capacity is located throughout the United States with the majority being strategically located in the attractive electric markets in the Midwest, California, Texas and the Southeast. Energy Convergence is expected to have an interest in forty-one power projects in the United States. in operation, under construction, in late stage development or pending acquisition. Many projects are owned through interests in joint ventures formed to operate the plants. Seventy percent of the gross capacity of these projects is gas-fired, 26% is coal-fired and the remaining 4% consists of either oil-fired or gasification facilities. The geographic diverse generation is based in the following areas:

                                         Percentage by
          Region (NERC Region)          Gross Megawatt
          --------------------          --------------
          California (WSCC)                     27%
          Texas (ERCOT)                         18%
          Midwest (ECAR & MAIN)                 40%
          Southeast (SERC)                      14%
          Other Areas                            1%

  Illinois Power Company, a regulated public utility, will be engaged in the generation, transmission and sale of electricity at wholesale and retail. Illinois Power provides retail electric service to customers located throughout portions of northern, central and southern Illinois. Illinois Power owns approximately 2,829 miles of transmission facilities with ratings from 69 to 345 kilovolts. Illinois Power also supplies retail natural gas service to 266 incorporated municipalities, suburban areas and other unincorporated communities in Illinois. Illinois Power has eight underground gas storage fields and contracts with various natural gas suppliers and producers to insure deliverability to its customers during peak load periods. Illinois Power also owns one active liquefied petroleum gas plant and approximately 8,000 miles of gas mains.

  Energy Convergence's natural gas liquid or mid-stream business will own all or an interest in 47 gas processing plants, three fractionation facilities, 15,000 miles of gas pipelines, 2,000 miles of crude oil pipelines and gathering systems, 500 miles of NGL pipelines and 60 million barrels of NGL storage capacity. The majority of these assets are located on the Gulf Coast or in Texas and Oklahoma.

  Strategy. The larger size and scale provided by the merger is expected to enable Energy Convergence to capitalize on the opportunities afforded by the deregulation and restructuring of the $90 billion wholesale electricity market. The market for energy, whether in the form of natural gas, coal or electricity, has continued to shift from a series of separate markets for a specific energy type or source to "converge" into a broader market for energy as measured on a btu (British Thermal Unit) basis. Accordingly, we expect to have numerous opportunities for integrating disparate energy related assets into our company and then using our expertise and infrastructure to maximize profits along the entire value chain for various energy media - from generation, to delivery, to marketing and trading to retail.

  Dynegy and Illinova are developing plans to integrate their operations immediately after the merger. We intend to combine our businesses into three primary competitive areas: BTU convergence, regulated gas and electric utility operation and the NGL business. Each of these businesses is described below.

  BTU Convergence.   The BTU convergence business will actively engage in value creation through marketing and trading of natural gas, electricity and coal and the generation of electricity. Based upon combined 1998 numbers, Energy Convergence would have ranked fourth in natural gas sales with sales of

9.1 billion cubic feet per day and second in power sales with sales of 187 million megawatt hours produced and sold. Energy Convergence will continue to pursue aggressively an energy convergence strategy that exploits the marketing, trading and arbitrage opportunities existing in the natural gas and power markets that are enhanced by the control and optimization of related physical assets. Energy Convergence believes that merchant generation capacity, which is designed principally to supply power to markets during periods of peak demand, offers the greatest flexibility in executing its strategy of creating an integrated gas and power marketing and power generation business. We refer to our ability to extract incremental value from the market by integrating merchant generation capacity with our national gas and power marketing franchise as the "Merchant Leverage Effect."

                             [Chart appears here]

  Approximately two-thirds of the estimated $125 million to $165 million of merger benefits is expected to result from revenue enhancements, primarily through the Merchant Leverage Effect. By capitalizing on the potential synergistic relationship between Illinova's generation capacity and Dynegy's energy trading and marketing skills, Energy Convergence expects to increase earnings and cash flow above what the two companies would have produced separately.

  This merger is also expected to enhance Energy Convergence's ability to implement a national retail energy and energy service strategy by leveraging the retail experience and presence brought by Illinova with the existing Dynegy retail alliance network.

  While Dynegy has already successfully expanded its core BTU Convergence businesses into the U.K. and Canada, Energy Convergence will continue to look at select opportunities in other countries in which the business and regulatory climates are favorable to Energy Convergence's strategy to exploit multicommodity marketing opportunities and the leveraging of asset positions.

  Regulated Electricity and Gas Business. Illinova's subsidiary, Illinois Power, a regulated electric and gas utility, will remain headquartered in Decatur, Illinois. Illinois Power has served the region's energy needs for more than 75 years and is one of the most progressive utilities in the country. It has strategically positioned itself for deregulation while still maintaining high-quality service to its customers. Illinois Power led the way for "customer choice," the electric utility restructuring legislation in Illinois. Illinois Power serves over 580,000 electric customers and 400,000 natural gas customers. As permitted by Illinois' deregulation law, Illinois Power is in the process of transferring its generation assets to a newly formed Illinova subsidiary which, after the merger, will be a key component of Energy Convergence's BTU convergence business.

  The merger is expected to enhance Illinois Power's ability to serve its customers by enabling it to address the customers' total energy needs and to have access to greater energy resources on a more efficient basis. In addition, the merger will make Illinois Power a more experienced, innovative and competitive company. This should result in the provision of more diverse, economical and reliable services to its customers.

  The Natural Gas Liquids Business.   Through its NGL business, Energy
Convergence expects to continue to be a recognized industry leader in substantially all mid-stream components businesses, ranging from natural gas processing to marketing NGLs to end users. Dynegy is currently the second largest processor of natural gas in the United States. It owns substantial fractionation capacity and markets over 450,000 barrels of NGLs daily. An extensive storage and transportation system - barge, rail, trucking and terminalling assets - support these activities.

  Although the impact of this merger on the NGL business is expected to be minimal, Energy Convergence intends to continue to improve its mid-stream earnings profile (regardless of commodity prices) through continued cost efficiencies and plant rationalizations/consolidations. In addition Energy Convergence may acquire, divest, trade and partner to enhance its position in core markets and reduce its presence in non-core markets.

  Additionally, Energy Convergence will be one of the few mid-stream companies with assets positioned to capitalize upon the significant opportunities created by the increasing production coming on line for the liquid-rich areas in the deepwater Gulf Coast of Louisiana and Texas. These assets cover the entire mid-stream value chain (offshore gathering, processing, raw NGL and residue gas takeaway transportation capacity, NGL fractionation and storage capacity, component NGL product marketing and residue gas marketing).

  Cost Savings.   Although Energy Convergence intends to capitalize on the
combined asset and talent bases of the two companies rather than on a cost cutting strategy to produce the ultimate benefits of the merger, about one-third of the financial benefits of the merger are estimated to come from cost savings. Energy Convergence anticipates that one-half of the cost savings will come from the elimination of duplicate or redundant third party or professional fees and other expense items. Workforce reductions are expected not to exceed 5% of the combined workforce and will be primarily in the corporate support and overhead functions, as opposed to operating personnel.

  Enhanced Ability to Make Further Acquisitions. Although Energy Convergence will aggressively pursue internal growth, it also intends to pursue external acquisitions in the evolving and deregulating energy industry. The combined company's expertise and assets throughout the energy value chain should allow us to pursue and integrate acquisitions on a more effective basis than either of the companies could have done on an individual basis. We also believe that our Class A common stock will provide a liquid and otherwise attractive "currency" with which we can make acquisitions.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma combined balance sheet and statements of operations (the "statements") are presented to give effect to the proposed merger between Dynegy and Illinova. The pro forma information was prepared based on the following assumptions:

 . The statements assume that Dynegy is the acquiring company for financial reporting purposes.

 . Dynegy will account for the transaction as a purchase for financial reporting purposes.

 . The statements are based on the historical consolidated financial statements of Dynegy and Illinova under the assumptions and adjustments set forth in the accompanying notes to the pro forma statements.

 . The pro forma balance sheet dated March 31, 1999 assumes the merger and the sale of the Clinton nuclear facility were both consummated on March 31, 1999, and adjusts Illinova's quasi-reorganization from a plant closure and decommissioning presentation to an asset sale presentation (including the impact of the power purchase agreement with the purchaser of the Clinton nuclear facility). This statement also assumes that certain qualifying facilities expected to be disposed of or restructured by Dynegy are held for sale at book value.

 . The statements for the year ended December 31, 1998, and for the three-month period ended March 31, 1999, assume the merger, Illinova's quasi-reorganization, the sale of Clinton and the sale of certain qualifying facilities were all consummated on January 1, 1998. Further, the pro forma presentation assumes an asset sale presentation for the restated quasi-reorganization.

 . The statements assume the goodwill resulting from the merger will be amortized over a forty-year period. We have considered all of the relevant technology, industry and financial considerations impacting this decision and have concluded that there is no persuasive evidence indicating that a material portion of the value creation resulting from the combination will dissipate over a shorter period than forty years.

 . The combination of the two companies is estimated to create annual pre-tax revenue enhancements and cost savings ranging from $125 million to $165 million. Approximately two-thirds of the total annual synergies are attributable to revenue enhancement opportunities with the remaining one-third of the total annual synergies attributable to cost savings. A significant portion of these annual revenue enhancements and cost savings is estimated to be realized in the first year of combined operations. These estimated revenue enhancements and cost savings are excluded from the statements.

 . The allocation of the purchase price presented herein is based upon certain assumptions, valuations and other studies that have not been finalized. The respective managements Illinova and Dynegy are continuing to assess the strategic nature and fit of certain assets and operations of the combined entity to identify opportunities to monetize its investment in non-strategic operations. Further, the respective managements are assessing the long-term direction it will take relative to the combined company's human resource initiatives. Finally, Illinova and Dynegy will continue to assess financial exposure to litigation, environmental, regulatory and other similar contingencies acquired as part of the merger. Consequently, the determination and allocation of purchase price as presented in the statements is considered preliminary.

 . The statements assume that five percent of Dynegy's public shareholders will elect a cash payment of $16.50 in exchange for their stake in Dynegy. Shareholders making elections for cash or stock may not receive what they elect because the amount of cash to be paid in the merger is fixed. If you are a public shareholder of Dynegy, for each 100 shares of Dynegy common stock for which you elect to receive cash, you will receive cash consideration with respect to no less than 64 shares of Dynegy common stock and no more than 83 shares of Dynegy common stock.

The statements and the notes thereto should be read in conjunction with the historical consolidated financial statements and related notes of Dynegy and Illinova, which have been incorporated herein by reference. These statements were prepared in accordance with rules and regulations established by the Securities and Exchange Commission and are not necessarily reflective of the actual or future results of operations or financial position of Energy Convergence.

                                                                ENERGY CONVERGENCE
                                                        UNAUDITED PRO FORMA BALANCE SHEET

                                                                                       MARCH 31, 1999
                                                       HISTORICAL                                              PRO FORMA
                                                 DYNEGY       ILLINOVA      ADJUSTMENTS                CLINTON (F)     COMBINED
                                                                         (IN MILLIONS)
 CURRENT ASSETS:
   Cash and cash equivalents                    $   12.1      $   65.7       $     ---                $    ---        $    77.8
   Accounts receivable, net                      1,376.1         272.4             ---                     ---          1,648.5
   Inventories                                     123.9          80.2             ---                    (1.3)           202.8
   Assets from risk-management activities          261.4          58.5            (4.5)(h)                 ---            315.4
   Prepayments and other assets                    119.3          61.7            79.5 (g)                (1.1)           259.4
                                                --------      --------       ---------                 -------        ---------
                                                 1,892.8         538.5            75.0                    (2.4)         2,503.9
                                                --------      --------       ---------                 -------        ---------

 PROPERTY PLANT AND EQUIPMENT, NET               1,966.3       4,449.9           245.6 (g)(m)           (289.3)         6,372.5
                                                --------      --------       ---------                 -------        ---------
 OTHER ASSETS:
  Investment in unconsolidated affiliates          511.6         256.8           (54.2)(g)                 ---            714.2
  Assets from risk-management activities           353.5           ---             ---                     ---            353.5
  Transition period cost recovery                    ---         783.0             ---                     ---            783.0
  Nuclear fuel assets                                ---          20.3             ---                   (20.3)             ---
  Goodwill and other intangibles, net              360.9           ---           408.8 (a)(d)(m)           ---            769.7
  Other assets                                     183.9         347.0             ---                  (136.6)           394.3
                                                --------      --------       ---------                 -------        ---------
                                                 1,409.9       1,407.1           354.6                  (156.9)         3,014.7
                                                --------      --------       ---------                 -------        ---------

 TOTAL ASSETS                                   $5,269.0      $6,395.5       $   675.2                 $(448.6)       $11,891.1
                                                ========      ========       =========                 =======        =========

 CURRENT LIABILITIES:
  Accounts payable                              $1,200.5      $  216.4       $  ---                    $ (95.6)       $ 1,321.3
  Accrued liabilities                              144.2         170.6            83.5 (a)(d)(l)         (62.6)           335.7
  Liabilities from risk-management activities      284.3         105.2           (18.8)(h)                 ---            370.7
  Notes payable                                      ---         263.5             ---                     ---            263.5
  Current portion of long-term debt                334.7         182.0             ---                     ---            516.7
                                                --------      --------       ---------                 -------        ---------
                                                 1,963.7         937.7            64.7                  (158.2)         2,807.9

 LONG-TERM DEBT                                    968.1       2,254.4           842.3 (b)(c)(g)         190.8          4,255.6
 OTHER LIABILITIES:
  Liabilities from risk-management activities      259.9           ---             ---                     ---            259.9
  Deferred income taxes                            272.1       1,014.4            20.3 (a)(h)(l)           ---          1,306.8
  Decommissioning liability                          ---         574.2             ---                  (552.6)            21.6
  Other long-term liabilities                      443.6         202.1            90.0 (a)                71.4            807.1
                                                --------      --------       ---------                 -------        ---------
 TOTAL LIABILITIES                               3,907.4       4,982.8         1,017.3                  (448.6)         9,458.9
                                                --------      --------       ---------                 -------        ---------

 COMPANY OBLIGATED PREFERRED SECURITIES OF
    SUBSIDIARY TRUST                               200.0         247.4             ---                     ---            447.4
 STOCKHOLDERS' EQUITY:
  Preferred stock                                   75.4           ---            (2.1)(b)(d)              ---             73.3
  Class A common stock                               1.5           ---         1,102.5 (a)(c)(d)           ---          1,104.0
                                                                                       (e)
  Class B common stock                               ---           ---           648.1 (b)                 ---            648.1
  Additional paid-in capital                       942.8       1,307.2        (2,250.0)(a)(c)(d)           ---              ---
                                                                                       (e)
  Other comprehensive income                         ---           0.2            (0.2)(a)                 ---              ---
  Retained earnings (deficit)                      159.4          (3.4)            3.4 (e)(h)(l)           ---            159.4
  Less: treasury stock                             (17.5)       (138.7)          156.2 (e)                 ---              ---
                                                --------      --------       ---------                 -------        ---------
 TOTAL STOCKHOLDERS' EQUITY                      1,161.6       1,165.3          (342.1)                    ---          1,984.8
                                                --------      --------       ---------                 -------        ---------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $5,269.0      $6,395.5       $   675.2                 $(448.6)       $11,891.1
                                                ========      ========       =========                 =======        =========


                                                            ENERGY CONVERGENCE
                                                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                                             THREE-MONTHS ENDED MARCH 31, 1999

                                                          HISTORICAL                                  PRO FORMA
                                                     DYNEGY      ILLINOVA      ADJUSTMENTS           CLINTON (F)       COMBINED
                                                                           (IN MILLIONS, EXCEPT PER SHARE DATA)
 Revenues                                           $3,045.0       $548.4         $(10.8)(g)             $  0.5        $3,583.1
 Cost of sales                                       2,924.9        387.2          (13.2)(g)(h)           (84.9)        3,214.0
                                                    --------       ------         ------                 ------        --------
   OPERATING MARGIN                                    120.1        161.2            2.4                   85.4           369.1

 Depreciation                                           31.3         47.2            2.0 (g)(k)            (2.1)           78.4
 General and administrative expenses                    49.5         50.3           (0.7)(i)                ---            99.1
                                                    --------       ------         ------                 ------        --------
   OPERATING INCOME                                     39.3         63.7            1.1                   87.5           191.6

 Equity in earnings of unconsolidated affiliates        15.1          0.5           (3.2)(g)                ---            12.4
 Other income, net                                      13.9         10.9            ---                    ---            24.8
 Minority interest in income of subsidiaries            (4.2)        (5.0)           ---                    ---            (9.2)
 Interest expense                                      (19.2)       (41.9)         (17.7)(j)                6.8           (72.0)
 Other expenses, net                                    (4.2)         ---            ---                    ---            (4.2)
                                                    --------       ------         ------                 ------        --------
   INCOME BEFORE INCOME TAXES                           40.7         28.2          (19.8)                  94.3           143.4

   Income tax provision                                 12.6         11.3           (5.5)(n)               37.7            56.1
                                                    --------       ------         ------                 ------        --------
   NET INCOME                                       $   28.1       $ 16.9         $(14.3)                $ 56.6        $   87.3
                                                    ========       ======         ======                 ======        ========

 EARNINGS PER SHARE:                                                                                                  PRO FORMA
  Net Income                                        $   28.1       $ 16.9                                              $   87.3
  Plus: Carrying amount over consideration paid
   for redeemed preferred stock of a subsidiary          ---          0.8                                                   ---

  Less: preferred stock dividends                       (0.1)         ---                                                  (7.4)
                                                    --------       ------                                              --------
  Net Income applicable to common
      Stockholders                                  $   28.0       $ 17.7                                              $   79.9
                                                    ========       ======                                              ========
 Basic Earnings Per Share                           $   0.18       $ 0.25                                              $   0.55
                                                    ========       ======                                              ========
 Diluted Earnings Per Share                         $   0.17       $ 0.25                                              $   0.54
                                                    ========       ======                                              ========
 Basic Shares Outstanding                              152.5         69.9                                                 144.8
                                                    ========       ======                                              ========
 Diluted Shares Outstanding                            164.5         69.9                                                 147.3
                                                    ========       ======                                              ========


                                                            ENERGY CONVERGENCE
                                                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                                             Year Ended December 31, 1998
                                                       Historical                                         PRO FORMA
                                                Dynegy        ILLINOVA      ADJUSTMENTS           CLINTON (F)       COMBINED
                                                                    (in millions, except per share data)

 Revenues                                      $14,258.0      $ 2,430.6         $ (87.4)(g)        $     1.7        $16,602.9

 Cost of sales                                  13,829.3        2,076.3           (72.1)(g)           (269.8)        15,563.7
                                               ---------      ---------         -------             --------        ---------
   OPERATING MARGIN                                428.7          354.3           (15.3)               271.5          1,039.2

 Depreciation                                      113.2          208.0            78.7 (g)(k)         (97.2)           302.7
 General and administrative expenses               185.7          107.4            (2.4)(i)              ---            290.7
 Severance charge                                    9.6            ---             ---                  ---              9.6
                                               ---------      ---------         -------             --------        ---------
   OPERATING INCOME                                120.2           38.9           (91.6)               368.7            436.2

 Equity in earnings of unconsolidated               91.0           22.5           (11.4)(g)              ---            102.1
  affiliates
 Other income, net                                  46.8            3.1            (0.3)(g)              ---             49.6
 Clinton impairment                                  ---       (2,341.2)            ---              2,341.2              ---
 Minority interest in income of subsidiaries       (16.6)         (19.8)            ---                  ---            (36.4)
 Interest expense                                  (75.0)        (142.8)          (71.0)(j)             (2.5)          (291.3)
 Other expenses, net                                (7.7)           ---             ---                  ---             (7.7)
                                               ---------      ---------         -------             --------        ---------
   INCOME BEFORE INCOME TAXES                      158.7       (2,439.3)         (174.3)             2,707.4            252.5

   Income tax provision                             50.3       (1,056.3)          (61.7)(n)          1,154.7             87.0
                                               ---------      ---------         -------             --------        ---------
   NET INCOME                                  $   108.4      $(1,383.0)        $(112.6)            $1,552.7        $   165.5
                                               =========      =========         =======             ========        =========

 EARNINGS PER SHARE:                                                                                               PRO FORMA
  Net Income (Loss)                            $   108.4      $(1,383.0)                                            $   165.5
  Less: preferred stock dividends                   (0.4)           ---                                                 (29.7)
                                               ---------      ---------                                             ---------
  Net Income (Loss) applicable to common
      Stockholders                             $   108.0      $(1,383.0)                                            $   135.8
                                               =========      =========                                             =========
 Basic Earnings (Loss) Per Share               $    0.71      $  (19.30)                                            $    0.94
                                               =========      =========                                             =========
 Diluted Earnings Per Share                    $    0.66       $  n/a                                               $    0.92
                                               =========     ==========                                             =========
 Basic Shares Outstanding                          151.6           71.7                                                 144.8
                                               =========      =========                                             =========
 Diluted Shares Outstanding                        164.6           71.7                                                 147.3
                                               =========      =========                                             =========

(a) To reflect the purchase price allocation to goodwill. The adjustments include the step-up applied to Illinova's common stock, estimated merger costs incurred and capitalized by Dynegy and reserves related to valuing certain contractual obligations to current market value and recognition of certain other obligations. The significant adjustments comprising the purchase price allocated to goodwill are as follows (in millions, except share prices):

         Share price                                               $  23.913
         Illinova common stock outstanding at March 31, 1999          69.919
                                                                   ---------
         Fair value of stock issued                                  1,672.0
         Less: Illinova's net equity at March 31, 1999               1,165.3
                                                                   ---------
         Consideration in excess of Illinova's net book value          506.7
         Reserves for contractual and other obligations                162.5
         Merger costs                                                   28.9
                                                                   ---------
         Allocable purchase price                                      698.1
         Less: set-up allocated to fossil assets (see note (m))        289.3
                                                                   ---------
         Goodwill value                                            $   408.8
                                                                   =========

         Concurrent with its decision to exit the Clinton nuclear facility, Illinova effected a quasi-reorganization initially reflected in its December 31, 1998 historical financial statements. In a quasi-reorganization, a company restates its assets and liabilities to their fair value, adopts accounting pronouncements issued but not yet adopted and eliminates any remaining deficit in retained earnings by a transfer from other paid-in-capital. As a result, we have assumed that the fair values assigned to Illinova's assets and liabilities as part of the quasi-reorganization (as adjusted by pro forma entries (f) and (m)) remain materially correct and therefore the entire purchase price in excess of Illinova's historical net book value was allocated to goodwill. Energy Convergence continues to review the carrying value of Illinova's assets and liabilities. The ultimate purchase price allocated to Illinova's regulated and unregulated assets and liabilities by Energy Convergence may vary from the Illinova assigned values as a result of various factors, including market movements, differences in long-term business plans and varying conclusions resulting from assessment of factors impacting valuation decisions. Further, management is continuing its assessment of financial exposures related to contractual, environmental, legal, human resource and other contingencies. As a result, the determination and allocation of purchase price contained herein is considered preliminary.

(b) To recognize the estimated $200 million cash infusion by Chevron, the exchange of Chevron's 7,815,363 shares of Dynegy Series A preferred stock and the conversion of Chevron's 38,789,876 Dynegy common stock shares into Class B common stock of Energy Convergence. The value of the Class B common stock is calculated as follows (in millions, except share numbers)

         Historical cost basis of 7,815,363 shares of
          Series A Preferred Stock                                      $  75.4
         Par value of 38,789,876 shares of Dynegy common stock              0.4
         Historical paid-in capital cost basis of 38,789,876 shares of
         Dynegy common stock                                              372.3
         Assumed Chevron cash infusion (reduction of long-term debt)      200.0
                                                                        -------
         Class B common stock value                                     $ 648.1
                                                                        =======

(c) To recognize the re-purchase of an aggregate 64.3 million shares of common stock (consisting of 31.6 million shares each from BG Holdings and NOVA and 1.1 million shares from public shareholders) at $16.50 per share. The pro ration assumed five percent of the identified public shareholders exercised their right to a cash payment of $16.50 per share of Dynegy common stock. The value deducted from the par value common stock and paid-in capital of Dynegy is calculated as follows (in millions, except share prices):

         Share price                                                    $  16.50
         Aggregate BG Holdings, NOVA and public shares
          assumed exchanged for cash                                       64.28
                                                                        --------
         Cash distribution (increase in long-term debt)                  1,060.6
         Less: par value of aggregate shares assumed exchanged for cash      0.6
                                                                        --------
         Value deducted from paid-in capital                            $1,060.0
                                                                        ========

(d) To recognize the exchange of the remaining Dynegy common shares owned by BG Holdings and NOVA, aggregating 14.4 million Dynegy common shares, for shares of Energy Convergence Series A preferred stock shares pursuant to the terms of the merger agreement, accompanied by the estimated cost to register such shares (in millions, except share prices).

         Aggregate average cost basis of remaining BG Holdings
          and Nova common shares                                        $  5.11
         Assumed remaining common stock shares held by BG Holdings
         and NOVA                                                         14.35
                                                                        -------
         Value classified as Series A preferred stock                      73.3
         Value deducted from par value common stock                         0.1
                                                                        -------
         Value deducted from paid-in capital                            $  73.2
                                                                        =======

(e) To reflect the reclassification of the net remaining common stock, paid-in-capital and treasury stock values to Class A common stock due to Energy Convergence's common stock being without a par value.

(f) To recognize the impact of the proposed sale of the Clinton nuclear facility to AmerGen. The year-end and interim Illinova historical financial statements were prepared based on the expectation of plant closure as of August 31, 1999. The pro forma adjustment reflects the impact on the merged company's financial position resulting from the Purchase and Sale Agreement executed by Illinova and AmerGen dated June 30, 1999. In addition, the pro forma adjustments eliminate items of income and expense (principally operation and maintenance expense) related to the facility and incurred by Illinova during 1998 and 1999 based on the assumption that the facility was sold on January 1, 1998.

(g) To recognize the expected sale of certain Qualified Facilities pursuant to requirements mandated by the Public Utility Regulatory Policies Act of 1978.

(h) To eliminate the effect of Illinova's adoption of Statement of Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" to standardize accounting policies of the merged company.

(i) To recognize the elimination of compensation expense related to the vesting of certain stock options held by Dynegy employees pursuant to the acceleration of vesting terms contained in the merger agreement.

(j) To adjust historical interest expense to reflect the cost of the increased indebtedness resulting from consummation of the merger. The pro forma statements assume a 7 percent per annum interest rate on the indebtedness incurred to consummate the merger under the terms contemplated herein. A one-eighth percent variance from the assumed rate would alter pre-tax interest expense by approximately $1.2 million per annum. The pro forma statements do not include an estimate of costs associated with the merger financing as such costs are not considered material to Energy Convergence's pro forma financial position or pro forma results of operations.

(k) To adjust historical depreciation and amortization expense for the preliminary purchase price allocation reflected herein. Additionally, depreciation expense for the year ended December 31, 1998, was increased to reflect the additional amortization that would have been incurred on the fossil fuel facilities had the quasi-reorganization occurred effective January 1, 1998.

(l) To recognize the estimated pro forma merger expenses incurred (and expensed) by Illinova.

(m) To write-up the fossil assets to estimated fair value based on the value assigned such assets by Illinova in the quasi-reorganization as presented on a decommissioning basis. Energy Convergence continues to review the carrying value of Illinova's assets and liabilities. The ultimate purchase price allocated to Illinova's regulated and unregulated assets and liabilities by Energy Convergence may vary from the Illinova assigned values as a result of various factors, including market movements, differences in long-term business plans and varying conclusions resulting from assessment of factors impacting valuation decisions. As a result, the determination and allocation of purchase price contained herein is considered preliminary.

(n) To recognize the estimated pro forma tax provision on the combined pro forma adjustments.

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

                                   THE MERGER

GENERAL

  We are furnishing this document to the shareholders of Illinova and Dynegy in connection with the solicitation of proxies by the Illinova board and the Dynegy board for use at their respective special meetings. At the special meetings, which will be held on __________, 1999, shareholders of Illinova and Dynegy will be asked, among other things, to approve and adopt the merger agreement.

  The merger agreement provides for a business combination of Illinova and Dynegy that involves the creation of a new holding company, currently named Energy Convergence, and two separate but concurrent mergers. In one merger, a wholly-owned subsidiary of Energy Convergence will merge with and into Illinova. Illinova will be the surviving company in the Illinova merger. In the other merger, a second wholly-owned subsidiary of Energy Convergence will merge with and into Dynegy. Dynegy will be the surviving company in the Dynegy merger. As a result of these two mergers, Illinova and Dynegy will continue to exist, retaining their respective historical assets and liabilities, but rather than being independent, publicly traded companies will instead be wholly-owned subsidiaries of Energy Convergence. Throughout this document we generally refer to the Illinova merger and the Dynegy merger together as "the merger." Prior to the merger, Energy Convergence will be renamed Dynegy Inc.

  In the merger, Dynegy shareholders, other than Chevron, NOVA and BG Holdings, will be given the option to receive, in exchange for each share of Dynegy common stock held, either (1) .69 shares of Energy Convergence Class A common stock or
(2) cash in an amount of $16.50. Each Dynegy shareholder will receive cash for any fractional share regardless of the shareholder's election. Approximately 40% of Dynegy's outstanding stock will be converted to cash in the merger. This will result in conversion of a maximum of approximately 66.7 million shares of Dynegy common stock into cash. If you are a public shareholder of Dynegy, for each 100 shares of Dynegy common stock for which you elect to receive cash, you will receive cash consideration with respect to no less than 64 shares of Dynegy common stock and no more than 83 shares of Dynegy common stock.

  In lieu of receiving Class A common stock and cash in the merger, NOVA and the parent of BG Holdings will receive shares of Energy Convergence Series A preferred stock and cash. Furthermore, in lieu of any Class A common stock it would otherwise be entitled to receive in the merger, Chevron will receive shares of Energy Convergence Class B common stock. Additionally, Chevron will purchase between $200 million and $240 million of Class B common stock of Energy Convergence.

  In the merger, Illinova shareholders will receive one share of Energy Convergence Class A common stock for each share of Illinova common stock that they own.

  We have attached a copy of the merger agreement as Appendix I to this document.

BACKGROUND OF THE MERGER

  Over the past decade, through a series of acquisitions as well as internal growth, Dynegy has evolved from a natural gas marketing company to become a leading provider of a broad range of energy products and services. Most recently, in 1997, Dynegy acquired Destec Energy, Inc., an independent power producer. Dynegy planned to invest significant amounts of additional capital in power generation facilities to pursue opportunities presented by deregulation. Dynegy's management recognized that another large acquisition or business combination could be desirable to accelerate the rate of increased ownership of power generation facilities, but that this would require the active support of Dynegy's three industrial shareholders, BG Holdings, Chevron and NOVA.

  These shareholders currently own an aggregate of approximately 76% of Dynegy's outstanding common stock and they have an agreement governing their actions as shareholders. Under the agreement, these shareholders determine the composition of Dynegy's board of directors. Each industrial shareholder can also block a merger submitted to Dynegy's shareholders, because each is bound not to vote in favor of a merger unless the other two also support the transaction. Thus, Dynegy management believed that the support of BG Holdings, Chevron and NOVA was vital to the success of any major business combination and that the relative influence and ownership position each would have upon completion of the transaction would be an important factor affecting the structure of a successful transaction.

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

  In February 1997, BG plc spun-off its businesses that were complementary to Dynegy's business to Centrica plc, while in 1998 NOVA transferred portions of its business that were complementary to Dynegy's business to TransCanada PipeLines. As a result, the strategic underpinnings of BG Holdings' and NOVA's investments in Dynegy no longer existed. In August 1998, NOVA announced its intention to sell its interest in Dynegy. Under its agreement with BG Holdings and Chevron, NOVA could not sell its shares in Dynegy without offering them to the other two industrial shareholders, and informal discussions occurred involving the three industrial shareholders. Based on these discussions, Dynegy management believed that BG Holdings might also be interested in selling its Dynegy stake under the right circumstances, while Chevron was interested in retaining or increasing its ownership position. However, by November 1998, the three shareholders had not reached any agreement among themselves, nor had NOVA concluded a transaction with a third party. Dynegy management became concerned that continuing uncertainty about Dynegy's ownership situation could interfere with its business plans and concluded that a significant business transaction could be a means of removing that uncertainty.

  In November 1998, Dynegy's management sent a letter to each member of the Dynegy board of directors relating to the NOVA divestiture effort, which summarized discussions that had taken place and sought to provide a framework to address the stock ownership issues. The letter expressed management's desire to achieve a transaction that would permit any Dynegy shareholder to sell its interest in Dynegy.

  Shortly thereafter, Dynegy's board of directors formed a process committee to manage this effort. The process committee consisted of Otis Winters (as Chairman) and Dan Dienstbier, Dynegy's two independent directors, Peter Robertson, one of Chevron's board designees, Jeffrey Lipton, one of NOVA's board designees, and Kenneth E. Randolph, Dynegy's Senior Vice President and General Counsel. In addition, Stephen Brandon, one of BG Holdings' board designees, also attended the process committee meetings. In December 1998, the process committee approved the selection of Lehman Brothers, Inc. as Dynegy's financial advisor and Akin, Gump, Strauss, Hauer & Feld, L.L.P. as Dynegy's counsel. Subsequently Richards, Layton & Finger was retained as special Delaware counsel to advise in connection with the responsibilities of the Dynegy board of directors. In addition, Richards, Layton provided advice as to the relationship between Dynegy and BG Holdings, NOVA and Chevron. Weil, Gotshal & Manges LLP was retained as counsel to Dynegy's independent directors, Messrs. Winters and Dienstbier.

  In the meantime, Illinova had been exploring acquisition and merger candidates, including other utilities and energy service firms, because of its perception that the utility industry was rapidly consolidating and changing in other fundamental ways and that it had limited growth opportunities in its traditional utility business, Illinois Power. During this period, Illinova's management and board of directors considered a number of potential transactions. Illinova also received inquiries from a number of companies as to its interest in being acquired, but none of these inquiries resulted in a formal offer.

  Beginning in December 1998, Lehman Brothers began exploring options for a strategic transaction consistent with Dynegy's ongoing goals. Lehman Brothers and the process committee developed a list of companies that might have an interest in entering into a transaction with Dynegy. From December 1998 through February 1999, Dynegy entered into confidentiality agreements with a number of parties and furnished those parties with copies of information concerning Dynegy. After reviewing those materials, several parties held due diligence meetings with Dynegy personnel and reviewed preliminary due diligence materials. Preliminary indications of interest were received from various parties, including Illinova.

  Concurrently with the process committee initiatives, Dynegy had been conducting separate discussions with Illinova concerning ways in which Dynegy might provide consulting services to Illinova in relation to its power purchase and sale needs for the summer cooling season. During these conversations, Dynegy and Illinova discussed the possibility of a more expansive relationship. Illinova then became an early participant in the process committee initiative and indicated that it would make a definitive offer at the appropriate time. As part of this process Illinova retained financial advisers (Berenson, Minella & Company and Chase Securities Inc.), legal counsel (Troutman Sanders LLP) and other advisors to assist it in assessing whether a transaction would be advisable.

  During February and March 1999, Lehman Brothers and Dynegy management held discussions with each bidder regarding various transaction structures and issues. Pursuant to a request of these bidders to submit final proposals, on April 9, 1999, Lehman Brothers received two definitive bid proposals. The first was from Illinova, which proposed a merger of equals, with shareholders of Dynegy receiving a combination of cash and stock. The other proposal was an all cash proposal to acquire 100% of the outstanding capital stock of Dynegy. The all-cash offeror indicated that while it might consider purchasing less than 100% of Dynegy, it would be at a lower price per share. At that time, Lehman Brothers reported that among the reasons for other companies not submitting bids was uncertainty over their ability to complete an acquisition because of the restrictions imposed by the Dynegy stockholders agreement and the perception that the bidders could not acquire 100% of the equity of Dynegy.

  Lehman Brothers prepared an analysis of the two competing offers which was presented to a Dynegy board of directors meeting on April 16, 1999. At that meeting, C.L. Watson, Dynegy's Chairman and Chief Executive Officer, reported on his conversation with the chief executive officer of the all-cash offeror. He confirmed that the offeror was seeking to acquire control of Dynegy and would discount the offer for any continuing minority interest. In addition, if there were any continuing minority interest, the minority, including any public shareholders, could not expect greater rights or protection as shareholders than they would be afforded under applicable law. The Dynegy board of directors requested that Otis Winters, the Chairman of the process committee, have a further discussion with the chief executive officer of the all-cash offeror. On April 17, 1999, Otis Winters and Dynegy's advisors spoke by telephone with the offeror and its counsel. The offeror reiterated that it would not be interested in any of BG, NOVA or Chevron retaining its position with rights similar to those contained in the existing stockholders agreement. At this time, Chevron informed Dynegy, BG and NOVA that it would not support the cash offer. Chevron stated that it did not wish to sell out at the price offered and would not accept being left without rights similar to those afforded in the existing Dynegy stockholders agreement for its substantial and strategic ongoing investment in Dynegy.

  On Monday, April 19, 1999, the Dynegy board reconvened and concluded that the all-cash transaction was not feasible without Chevron's support. The Board authorized Dynegy's officers to proceed with discussions with Illinova. On April 26, 1999, Lehman Brothers reported to the Dynegy board concerning the Illinova proposal. The board of directors evaluated the benefits of a possible strategic combination with Illinova. The board again discussed the other, all-cash offer, but concluded, again, that it was not a viable alternative. As a result of the deliberations, the Dynegy board authorized Dynegy to execute a mutual exclusivity agreement with Illinova. This agreement was executed on May 3, 1999.

  Illinova's board of directors considered a possible transaction with Dynegy on various occasions between January and June 1999, at both its regularly scheduled meetings and at several special meetings. In addition, it formed an informal committee of three independent directors to provide management timely feedback as the structuring and negotiating process proceeded. Representatives of the board of director's compensation committee held discussions directly with Dynegy and its compensation committee regarding management makeup and compensation issues. Finally, members of management had individual discussions with each of the directors to keep them apprised of the process and to answer questions. As part of this process, Illinova's management, financial and legal advisers and strategic consultants made various presentations to the directors regarding the benefits, detriments and financial fairness of the merger.

  Beginning April 20, 1999 and continuing through the end of May 1999, Illinova and Dynegy conducted extensive due diligence reviews of each other. While the two reviews were different due to the differences between the two businesses and the needs of their respective managements and boards of directors, both generally included reviews of trading practices and risk management; environmental risks; employee benefits, employment agreements and labor relations; regulatory structure; pending litigation and known claims; legal and financial aspects of generating facilities; and accounting, tax and financial reporting practices. Of particular concern to Dynegy as a result of this process was Illinois Power's ownership interest in its Clinton nuclear facility and the related management agreement with PECO. Dynegy retained a nuclear energy consultant to assist it with this due diligence and, as discussed elsewhere, the merger ultimately was conditioned upon the sale of the Clinton facility.

  Simultaneously with the due diligence process the parties (including Dynegy's major shareholders) negotiated the definitive documentation for the merger. Although the negotiations included issues typical of all large transactions, other key issues were (1) Chevron's and Dynegy's requirement that Illinois Power's Clinton facility be sold prior to the closing of the merger with a clear limit on any residual liability, (2) NOVA's and BG's desire to obtain the maximum amount of cash possible in the merger, (3) BG's desire to transfer its interest by selling the stock of BG Holdings, (4) Chevron's desire to have significant influence over the management of Energy Convergence in order to protect its investment in Energy Convergence and Illinova's countervailing desire to limit Chevron's influence to ensure that a board of directors substantially independent of major shareholders would control Energy Convergence, and (5) Chevron's concern regarding the availability of an exemption from registration under PUHCA and its ability to acquire and operate "foreign utility companies."

  On May 20 and 21, 1999, at a regularly scheduled meeting, Dynegy's board of directors considered the proposed transaction with Illinova. At that meeting, Lehman Brothers presented its analysis of the proposed transaction with Illinova, and, in particular, discussed the varying consideration to be provided to BG Holdings, NOVA, Chevron and Dynegy's other shareholders. Similarly, on May 23, 1999, Illinova's board of directors met and considered the transaction. At that meeting Chase Securities and Berenson Minella presented their analyses of the transaction. At the meeting, Illinova's

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

board of directors also considered other strategic options. In particular, with the assistance of its financial advisors, it estimated the price that its shareholders would be likely to receive if Illinova were sold. This analysis suggested a price that, although initially higher than a merger with Dynegy, would be lower than the value that was ultimately expected to be realized from a merger with Dynegy (i.e., after revenue enhancements and cost reductions were fully implemented and some of the longer-term synergies realized). In addition, because the most likely buyers were expected to be utilities, the Illinova board considered that substantially greater regulatory delay would likely result from any sale transaction.

  On June 11, 1999, the Dynegy board of directors met to consider the merger and related transactions. In that meeting, Lehman Brothers provided an oral opinion to Dynegy's board that the consideration to be received by Dynegy's public shareholders in the merger was fair from a financial point of view to such public shareholders. In addition, the opinion stated that the fair market value of the shares of Class B common stock Chevron will receive per Dynegy share in connection with the merger and related transactions, and the fair market value of the shares of Series A preferred stock NOVA and the parent of BG Holdings will receive per Dynegy share in the merger and related transactions is not greater than the fair market value of the shares of the Class A common stock issuable to Dynegy's public shareholders per Dynegy share. On June 14, 1999, Lehman Brothers delivered its written opinion that was in conformity with the oral opinions rendered at the Dynegy board meeting on June 11. After discussions concerning the proposed merger and asking various questions of representatives of Akin Gump and Lehman Brothers, the entire board of directors of Dynegy unanimously voted to approve the merger.

  On June 13, 1999, the Illinova board of directors met to consider the planned merger. At this meeting Illinova's management and legal advisers updated the board of directors with respect to events subsequent to the prior meeting, particularly the negotiations that had taken place with Chevron regarding corporate governance issues. Chase and Berenson Minella reconfirmed their earlier advice and delivered their oral opinions that the consideration to be received by Illinova shareholders, taking into account the aggregate merger consideration to be received by the Dynegy shareholders, was fair, from a financial point of view, to Illinova shareholders. Subsequently, written opinions consistent with the oral opinions were delivered. Based upon this process, and the prior consideration by the board, Illinova's board of directors unanimously approved the merger and related transactions on June 13, 1999.

  The definitive documents were signed on the morning of June 14, 1999, and we issued press releases announcing the transaction.

  Following announcement of the merger, Illinova entered into an agreement with a major investment banking firm pursuant to which the investment banking firm agreed to repurchase Illinova common stock in open market transactions on Illinova's behalf. The purpose of this arrangement was to provide market liquidity in the event that Illinova shareholders, upon hearing of the proposed merger, sold a substantial number of shares following the announcement, presumably as a result of the perception that the nature of an investment in the combined enterprise would be different from an investment in a traditional utility and because of the expected lower dividend rate of the combined enterprise. The agreement, in general, provides for settlement with respect to any purchases upon the termination of the agreement. To date no purchases have been made by the investment banking firm under this agreement.

DYNEGY REASONS FOR THE MERGER; RECOMMENDATION OF DYNEGY BOARD

Dynegy Reasons for Merger

  The last fifteen years have seen enormous change in the energy markets. Initially this change occurred in the natural gas marketing industry when various companies, including Dynegy's predecessor, began to market natural gas and related financial instruments to third parties and trade for their own account. Over the years, the retail and wholesale market for natural gas has grown to exceed 145 billion cubic feet per day in North America. Over the last five years this change in the energy markets has expanded to the electrical power marketing industry. This industry is currently changing at a dramatic pace and as a result, Dynegy's management and board of directors concluded that successful companies in the energy industry will be required to compete across the entire energy value chain for both electricity and natural gas - from generation, to delivery, to marketing and trading to retail.

  The merger of Dynegy and Illinova will result in the combination of a strong utility company with strategically located generating assets, operations, electric transmission and retail electric and gas distribution capabilities with one of the leading energy marketers and independent power producers. The merger provides Dynegy with qualitative and quantitative expansion of its electric generation capacity, dependable cash flow and an enhanced platform for further expansion. Dynegy believes that the combined company will be well positioned to be successful in the increasingly competitive energy marketplace and will be able to enhance its revenues, reduce its costs and improve its service. Dynegy expects the merger to enhance shareholder value more than either company could do on its own.

  The factors the Dynegy board of directors considered in evaluating the merger and the merger agreement included:

 . The merger will provide the liquidity needed to allow certain Dynegy shareholders to reduce the size of their investment. In addition, it is expected to provide continuing shareholders an investment in a full-service provider of energy products and services with the flexibility and resources required to respond to numerous opportunities in the energy industry.

 . The merger will add an additional 6,498 gross megawatts of electricity generating capacity to Dynegy's current capacity of 7,832 gross megawatts per year (both figures include current capacity as well as capacity under construction). This additional capacity is primarily in the Midwestern United States and is expected to allow Dynegy to sell more electricity for its own account on better terms throughout the North American market.

 . The merger is expected to provide Dynegy with a larger platform in the electricity trading market from which it can expand its trading operations. This larger platform is expected to provide the linchpin for Dynegy's strategy to be at the forefront of the restructuring of the power industry and the convergence of the gas and electricity industries.

 . The addition of Illinova's traditional utility business is expected to provide a stable base of cash flow with which the combined company will be able to implement its business strategy.

 . The merger is expected to be accretive to the earnings per share of the Dynegy shareholders.

 .  The overall fairness, from a financial point of view, of the consideration
   Dynegy's shareholders are to receive in the merger.

Recommendation of the Dynegy Board

  The Dynegy board of directors, by unanimous vote, has approved and adopted the merger agreement, believes the merger is fair and in the best interests of Dynegy and Dynegy shareholders and is advisable, and recommends that Dynegy shareholders vote FOR the approval and adoption of the merger agreement.

  In considering the recommendation of the Dynegy board of directors with respect to the merger agreement, Dynegy shareholders should be aware that Dynegy's large shareholders and certain members of the Dynegy board of directors and Dynegy employees have interests in the merger that are different than, or in addition to, the interests of shareholders of Dynegy generally. The Dynegy board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement. See "Interest of Certain Persons in the Merger."

  In engaging in the process of screening and evaluating potential strategic transactions and in reaching its determination to approve and recommend the merger agreement, the Dynegy board of directors was motivated by its desire to position Dynegy to meet the challenges of the changing energy industry environment. In addition, the Dynegy board believed this would assist the holders of Dynegy common stock to realize the benefits of the opportunities and to reduce the risks, presented by such changing environment.

  In its deliberations with respect to the merger and the merger agreement, the Dynegy board of directors consulted with Dynegy management and the financial and legal advisors to Dynegy and Dynegy's independent directors consulted with their counsel. The factors considered by the Dynegy board of directors include those enumerated below. While the Dynegy board of directors considered all of those factors, it did not make determinations with respect to each such factor. Rather, the Dynegy board of directors made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

  The factors the Dynegy board of directors considered in evaluating the merger and the merger agreement included the following:

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

 . its knowledge of the business, operations, assets, properties, operating results and financial condition of Dynegy;

 .  Dynegy's strategic alternatives, including the prospects of positioning
   Dynegy for the future and enhancing long-term shareholder value by remaining an independent company or by effecting a strategic business combination with another party;

 .  information concerning Dynegy's prospects as an independent company;

 . information concerning the financial position, results of operations, businesses, competitive position and prospects of a business combination with Illinova;

 . the prospects of regulatory approval, at each level of regulation, of a combination with Illinova;

 . the opportunities for revenue enhancements and cost savings as a result of a business combination with Illinova;

 . the comparative market capitalization, debt-to-equity ratio and financial strength of Dynegy as an independent company and a combination of Dynegy with Illinova;

 . the effects of the changing regulatory environment and increased competition in the energy industry;

 . the recent trend in the utility industry toward consolidation and strategic partnerships that create larger, stronger companies in an increasingly competitive environment;

 .  specifically, with respect to a business combination with Illinova:

       (a) the exchange ratio and recent trading prices for Dynegy common stock and Illinova common stock;

       (b) the terms of the merger agreement, which provide for reciprocal representations and warranties, conditions to closing and rights to termination, balanced rights and obligations and protection for employees of Dynegy (as discussed under "The Merger Agreement");

       (c)  the tax and accounting treatment for the merger; and

       (d) the presentations made by Lehman Brothers Inc. to the Dynegy board of directors during the screening process, including information regarding Dynegy as an independent entity and Dynegy in combination with Illinova (as well as others) and the opinion of Lehman Brothers rendered to the Dynegy board of directors on June 14, 1999 that, as of such date, the exchange ratio was fair, from a financial point of view, to Dynegy's public shareholders. See "Opinion of Dynegy's Financial Advisors."

  During its deliberations regarding the merger and the merger agreement, the Dynegy board of directors also analyzed certain risks associated with the merger. The Dynegy board of directors was advised regarding the risks of obtaining regulatory approval for the merger at all levels of regulation, the potential for a negative effect on its credit rating following the merger and the factors outlined under "Risk Factors -- Factors Relating to the Merger." After reviewing these matters thoroughly, the Dynegy board of directors determined that the benefits of the merger outweighed any risks entailed in these matters.

  Dynegy believes that the merger will provide strategic and operational opportunities that would be unavailable to Dynegy as an independent company and will enable Dynegy and its shareholders to participate in a significantly larger and more diverse company. Dynegy believes the combined capital, management, human resources and technical expertise and facilities of Dynegy and Illinova will be better able to meet the competitive environment for the delivery of energy and services than would Dynegy as a stand-alone enterprise. Dynegy believes that the combined entity will be better able, in the long term, to achieve benefits of increased financial stability and strength, improved and unified management and efficiencies of operations than would Dynegy as an independent company.

  In addition, Dynegy's Board of Directors considered the risks entailed in not completing the transaction including the continuing uncertainty regarding Dynegy's share ownership structure and potential adverse consequences to employee relations.

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

ILLINOVA REASONS FOR THE MERGER; RECOMMENDATION OF ILLINOVA BOARD

Illinova Reasons for Merger

  Although Illinova has diversified its business significantly since being formed as the holding company for Illinois Power, approximately 85% of its revenues and virtually all of its earnings continue to be produced by the traditional electric and gas generation, transmission and electric and gas
distribution activities of Illinois Power.   These activities are focused in
Illinois Power's primary service territory, central and southern Illinois. This territory currently provides only modest opportunities for the growth of Illinova's business. In addition, because of the ongoing deregulation of electric utilities in Illinois, Illinois Power is facing increased competition from providers of electricity, including other utilities and merchant generators. Similarly, Illinois Power's gas business is increasingly facing competition as a result of deregulation and the ability of its traditional customers to purchase gas from other sources.

  Consolidation is actively taking place in the electric and gas industries. Traditional electric utilities are regularly combining with other electric utilities, as well as with non-regulated energy companies, and, as a result, are expected to have a more competitive position in the energy marketplace. Also, natural gas and electricity are more often in direct competition as energy sources and several mergers recently have been announced that create entities that can more effectively compete in both industries.

  Against this backdrop, Illinova's management and board of directors concluded that to compete effectively in the electricity and gas industries, and to enhance shareholder value, Illinova needed to either make one or more significant acquisitions or combine with a large complementary business. The merger of Dynegy and Illinova is expected to fulfill this objective and to produce a more competitive entity that is better able to be a low-cost provider of energy. In particular:

 . Dynegy's energy marketing operations and expertise are expected to facilitate more profitable sales of Illinova's available generation capacity and less expensive purchases when Illinova's capacity is insufficient to meet customer needs.

 . Dynegy's natural gas purchasing operations and expertise are expected to enable Illinova to fulfill its gas needs at a lower cost than Illinova can on a stand-alone basis.

 . Dynegy's merchant generating facilities will help diversify Illinova's non-regulated generating operations and, together with those operations, are expected to provide a larger and more competitive platform for future growth.

 . Illinova expects to be able to apply its retail marketing expertise profitability to Dynegy's predominantly wholesale business.

  In addition, many of the reasons for the merger from Dynegy's perspective -- see "Dynegy Reasons for the Merger; Recommendation of the Board" -- are equally applicable from Illinova's perspective as well, although the board of directors did not view them as being as significant as the reasons described above.

Recommendations of the Illinova Board

  The Illinova Board of Directors, by unanimous vote, has approved and adopted the merger agreement, believes the merger is fair and in the best interests of Illinova and its shareholders, and recommends that Illinova shareholders vote FOR approval and adoption of the merger agreement.

  This recommendation is based primarily on the board of directors' conclusions that the merger (1) will fulfill the strategic objectives described above under "Reasons for the Merger," and (2) will be favorable financially to Illinova and its shareholders. This second conclusion, in turn, is the product of substantial financial analysis by Illinova and its financial and other advisors. In general this analysis suggests that the merger will be accretive to earnings commencing in 2000. This accretion is primarily the product of the efficiencies described above and cost savings estimated to result from the elimination of duplicate administrative and other functions following the merger. In arriving at its recommendations, Illinova's board of directors relied significantly upon the advice and opinions of its financial advisors which are described more fully under "Opinions of Financial Advisors--Opinions of Illinova Financial Advisors."

  In deciding to recommend the merger to its shareholders, the Illinova board of directors also considered several potentially unfavorable factors. The most significant of these were:

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

 .  The size of Chevron's ownership interest and its ability to influence Energy
   Convergence's management and operations. However, Chevron's influence will be constrained by a limitation on its board representation, the establishment of procedures should it elect to increase (beyond 40%) or decrease the size of its ownership position, and various federal and state statutes that generally will discourage Chevron from attempting to assert control over Illinova's transmission and distribution assets.

 . The regulatory approvals necessary for closing. As discussed elsewhere, the merger and Chevron's proposed ownership of Energy Convergence involve facts not present in transactions previously approved by the SEC. Should the merger close prior to obtaining the SEC's approval under PUHCA - which is permitted -and the SEC subsequently deny that approval (or provide the approval on unacceptable terms), Chevron can require Energy Convergence to take various actions including divesting its transmission and distribution assets.

 . The requirement that Illinois Power's Clinton nuclear facility be sold prior to closing. Although at the time the merger agreement was executed negotiations to sell the Clinton facility were in process, no definitive agreement had been executed. Subsequently, however, a definitive agreement was executed.

 . The shift of senior management control from Illinova's senior management to Dynegy's senior management. Although Illinova's board of directors has the highest confidence in Dynegy's management, it is significantly more familiar with its own management. However, Illinova's board concluded that the proposed combined management team would be fully capable of executing the business strategy of Energy Convergence.

 . An agreement to sell Illinova might provide a larger immediate boost in stock prices. The board of directors concluded, however, that the long-term value received by shareholders was likely to be greater with the Dynegy merger.

  Overall, Illinova's board of directors concluded that these factors were substantially outweighed by the benefits expected to result from the merger.

  It is important to note that no one factor was the reason for any individual director's decision and that each director attached his or her own weight to the many factors considered. However, based on the total mix of information available to them, all directors determined to approve and recommend the merger to Illinova shareholders. They concluded that the strategic, operational and financial opportunities the transaction presents will enhance Illinova shareholder value and that shareholders should stand to benefit in the future by holding ownership interests in the combined entity.

ACCOUNTING TREATMENT

  We will account for the merger as a purchase of Illinova by Dynegy. This accounting treatment is based on various factors present in the merger, including the majority ownership (and voting control) of Dynegy's shareholders following the merger, the role of Dynegy's management following the merger (including the service of C.L. Watson as Chairman and Chief Executive Officer) and the influence of Chevron because of the size of its ownership interest and its rights under the shareholder agreement, articles of incorporation and bylaws. As a result, the consolidated financial statements of Energy Convergence after the merger will reflect the assets and liabilities of Dynegy at book value and the assets and liabilities of Illinova at fair values. For presentation of certain anticipated effects of the accounting treatment on the consolidated financial position and results of operations of Energy Convergence, we have included pro forma combined financial statements in this document.

REGULATORY MATTERS

  A summary of the material regulatory requirements affecting the merger is set forth below. Additional consents from or notifications to governmental agencies may be necessary or appropriate in connection with the merger, such as Chevron's application for exemption under PUHCA as more fully described in "Other Agreements - Shareholder Agreement."

  Consummation of the merger is conditioned upon receipt of final orders from the various government entities described below that do not impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the combined company. While we believe that we will receive the requisite regulatory approvals and clearances for the merger that are summarized below, there can be no assurance that any such approvals will be obtained or timely granted, not be appealed by intervenors to the appropriate courts or contain terms, conditions or qualifications that fail to satisfy the conditions to the consummation of the merger.

Federal Power Act

  The merger is subject to review and approval by the FERC under the Federal Power Act. On July 23, 1999, we filed a joint application with the FERC requesting that the FERC approve the merger under Section 203 of the Federal Power Act. Under Section 203, the FERC will approve a merger if it finds that merger is "consistent with the public interest." In reviewing a merger, the FERC generally evaluates whether the merger will (1) adversely affect competition, (2) adversely affect rates to captive wholesale customers or (3) impair the effectiveness of regulation. The FERC has, in some cases, imposed conditions on its approval of a merger. Even after it approves the merger, the FERC will have continuing jurisdiction over Energy Convergence's power marketing business and Illinois Power with respect to rates, terms and conditions for wholesale sales and transmission and with respect to its dealings with affiliates.

Illinois Commerce Commission

  Illinois Power is currently subject to the jurisdiction of the ICC. Illinois Power will file notice of the merger with the ICC, and will voluntarily file an application to the ICC for approval of the merger with respect to Illinois Power's gas utility. Following the merger, the ICC will retain applicable authority over the rates, services provided by, and dividends of Illinois Power, Illinois Power's transactions with affiliates, and, to varying degrees, business activities of Illinois Power's affiliates.

Antitrust Considerations

  Under the HSR Act, we cannot consummate the merger until we have given notification and furnished information relating to the operations of Illinova and Dynegy to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a specified waiting period has expired or is terminated. Both Illinova and Dynegy filed notification and report forms under the HSR Act on August 5, 1999. Even after the waiting period expires or terminates, the Antitrust Division of the Department of Justice and the Federal Trade Commission will have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  Tax Opinions. The obligation of Dynegy to consummate the Dynegy merger is conditioned upon the receipt of a tax opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Dynegy. The obligation of Illinova to consummate the Illinova merger is conditioned upon the receipt of a tax opinion from Troutman Sanders LLP, counsel to Illinova. Each of these opinions is described below.
No ruling from the Internal Revenue Service ("IRS") with respect to the merger has been or will be sought, however, and the tax opinions do not prevent the IRS from adopting a contrary position. The tax opinions described below assume the absence of changes in existing facts and rely on customary assumptions, representations and covenants, including those contained in certificates of officers of Dynegy, Illinova and others.

  Tax Implications to Dynegy Shareholders. Akin, Gump, Strauss, Hauer & Feld, L.L.P. has provided an opinion to Dynegy that, except as limited by the matters discussed below under "Assumption and Limitations" and assuming the merger is completed in the manner contemplated in this document and in accordance with the merger agreement:

 . The Dynegy merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or, taken together with the Illinova merger, as a transfer of property to Energy Convergence by holders of Dynegy common stock described in Section 351 of the Code.

 . Holders of Dynegy common stock who exchange their Dynegy common stock solely for Energy Convergence Class A common stock in the Dynegy merger will not recognize gain or loss for federal income tax purposes with respect to the exchange, except with respect to cash received in lieu of fractional shares.

 . The aggregate tax basis of Energy Convergence Class A common stock received by a Dynegy shareholder as a result of the Dynegy merger will be the same as the shareholder's aggregate tax basis in the Dynegy common stock surrendered in the exchange, increased by any gain recognized on the exchange and reduced by any tax basis allocable to shares for which such Dynegy shareholder receives cash, including fractional shares.

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

 . The holding period of the Energy Convergence Class A common stock received by Dynegy shareholders as a result of the exchange will include the period during which the shareholder held the Dynegy common stock exchanged.

 . A holder of Dynegy common stock who receives cash in lieu of a fractional share interest in Energy Convergence Class A common stock will be treated as having received the fractional shares in the Dynegy merger and then as having exchanged such fractional shares for cash in a redemption by Energy Convergence. The cash payment will be treated as a distribution in payment for the fractional interest redeemed under Section 302 of the Code, with the result that the holder should generally recognize gain or loss for federal income tax purposes on the deemed redemption in an amount equal to the difference between the amount of cash received and the portion of the tax basis of the share of Dynegy common stock allocable to the fractional share interest. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the share of Dynegy common stock exchanged has been held for more than one year at the closing of the merger.

 . A holder of Dynegy common stock who exchanges all or a portion of his Dynegy common stock for cash will recognize gain or loss realized on the exchange but only to the extent of the cash received. The amount of gain or loss realized will be the difference between the fair market value of the Energy Convergence Class A common stock and cash received compared to the holder's tax basis in his Dynegy common stock. Only those holders of Dynegy stock receiving solely cash in exchange for their Dynegy common stock will be able to recognize a loss for federal income tax purposes. The gain or loss generally will be capital gain or loss and will be long term capital gain or loss if the shares of the Dynegy stock exchanged have been held for more than one year at the closing of the merger.

  Tax Implications to Illinova Shareholders. Troutman Sanders LLP has provided an opinion to Illinova that, except as limited by the matters discussed below under "Assumption and Limitations" and assuming the merger is completed in the manner contemplated in this document and in accordance with the merger agreement:

 . The Illinova merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and/or, taken together with the Dynegy merger, as a transfer of property to Energy Convergence by holders of Illinova common stock described in Section 351 of the Code.

 . Holders of Illinova common stock who exchange their Illinova common stock solely for Energy Convergence Class A common stock in the Illinova merger will not recognize gain or loss for federal income tax purposes with respect to the exchange.

 . The aggregate tax basis of Energy Convergence Class A common stock received by an Illinova shareholder as a result of the Illinova merger will be the same as the shareholder's aggregate tax basis in the Illinova common stock surrendered in the exchange.

 . The holding period of the Energy Convergence Class A common stock received by Illinova shareholders as a result of the exchange will include the period during which the shareholder held the Illinova common stock exchanged.

 . An Illinova shareholder who exercises dissenters' rights of appraisal with respect to Illinova common stock and who receives payment for that stock in cash should generally recognize capital gain or loss measured by the difference between the amount of cash received and the shareholder's tax basis in such stock.

  Tax Implications to Dynegy and Illinova. Neither Dynegy nor Illinova will recognize any gain or loss for federal income tax purposes on the merger.

  Reporting Requirements and Backup Withholding. Each shareholder receiving Energy Convergence Class A common stock as a result of the merger will be required to retain records and file with the shareholder's federal income tax return a statement containing facts relating to the merger.

  Backup withholding at the rate of 31% may apply with respect to payments unless the recipient (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A shareholder who does not provide Energy Convergence with its

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

correct taxpayer identification number may have to pay penalties imposed by the IRS. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the shareholder's federal income tax liability provided that any required information is furnished to the IRS. Energy Convergence will report to shareholders of Energy Convergence and to the IRS the amount of "reportable payments" and any amount withheld with respect to Energy Convergence Class A common stock during each calendar year.

  Assumptions and Limitations. The above discussion and the tax opinions of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Troutman Sanders LLP assume that you hold your shares of Dynegy or Illinova stock as capital assets and do not address all aspects of federal income taxation that may be important to you in light of your particular circumstances. Additionally, the above discussions and tax opinions are based on laws, regulations, rulings and decisions in effect on the date of this document, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Further, the discussion and the tax opinions do not address all aspects of federal income taxation that may be applicable to holders covered by special rules, such as:

 .  holders who are not United States persons;

 .  financial institutions;

 .  tax-exempt organizations;

 .  insurance companies;

 .  dealers or brokers in securities;

 . holders who held their stock as part of a hedge, appreciated financial position, straddle or conversion transaction; or

 . holders who acquired their Dynegy or Illinova shares upon the exercise of employee stock options or otherwise as compensation.

  Further, the discussion and the tax opinions address neither the federal income tax consequences of the merger to holders of Dynegy common stock that also hold a contractual right to require Dynegy to repurchase their stock, nor the tax consequences on Chevron, NOVA and BG Holdings of the transactions contemplated by the merger agreement.

  THE DISCUSSION ABOVE AND THE TAX OPINIONS ADDRESS THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO HOLDERS NOT COVERED BY SPECIAL RULES, BUT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE DISCUSSION ABOVE AND THE TAX OPINIONS DO NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THIS DISCUSSION AND THE TAX OPINIONS DO NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. THIS DISCUSSION AND THE TAX OPINIONS DO NOT ADDRESS THE TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. WE STRONGLY URGE YOU TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCE OF THE MERGER TO YOU.

ILLINOVA SHAREHOLDERS' RIGHTS TO DISSENT'

  The following discussion is directed to the shareholders of Illinova. If you do not vote for the merger agreement, you have the right to dissent and obtain cash payment for your shares instead of receiving shares of Energy Convergence Class A common stock if the merger occurs. The following is a summary of the provisions of Section 11.70 of the Illinois Business Corporation Act ("IBCA"), which specifies the procedures that you must follow to receive such payment.
Section 11.70 is set forth in its entirety in Appendix II attached to this document, and this summary is qualified by reference to that Section. Should you wish to exercise your dissenters' rights, you should carefully review
Section 11.70.  Your rights will be lost if you do not satisfy each step.

  Illinova has attempted to furnish to you in this document the material information necessary to enable you to evaluate the merger and to determine whether to exercise your dissenter's rights. To exercise your dissenter's rights, you must (1) deliver a written demand for payment for your shares to Illinova before the vote on the merger agreement at the Illinova special meeting, and (2) not vote in favor of the merger. If you vote for the merger agreement, you will not be entitled to dissent and demand payment for your shares. A vote against the merger agreement will not satisfy the above requirement

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

that a written demand for payment be delivered to Illinova. Please note that a proxy card that is returned without indicating a vote with respect to the merger agreement will be deemed a vote for the merger agreement.

  If you choose to dissent, within the later of (a) 10 days after the effective date of the merger or (b) 30 days after you deliver a written demand for payment to Illinova, Illinova will send to you Illinova's opinion as to the estimated fair value of your shares, Illinova's balance sheet as of the end of its fiscal year ended December 31, 1998, its income statement for its fiscal year ended December 31, 1998, and its latest interim financial statements. You will also receive either a commitment to pay for your shares at their estimated fair value, plus accrued interest, or, if there is a public market for the shares where they can be readily sold, instructions to sell your shares within ten days after delivery of Illinova's opinion. Illinova shall pay to each dissenter who transmits to Illinova the certificate or other evidence of ownership the amount Illinova estimates to be the fair value of such dissenter's shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

  If you do not sell your shares within the ten-day period after being so instructed by Illinova, you will be deemed to have sold your shares at their average closing price on the NYSE during that ten-day period. If you do not agree with Illinova's opinion regarding the estimated fair value of the shares or the amount of interest due, you can preserve your appraisal rights by notifying Illinova in writing, within 30 days from Illinova's delivery of its opinion, of your estimate of fair value and accrued interest. You then may demand payment for the difference between your estimate of fair value and either the amount of the payment by Illinova or, if you sold the shares, the proceeds of sale.

  If you and Illinova are unable to agree on the fair value of the shares and accrued interest within 60 days from delivery to Illinova of your estimate of fair value, Illinova will either pay the difference in value that you demanded with interest or file a petition in the Circuit Court of Decatur County, State of Illinois, requesting the court to determine the fair value of the shares and the interest due. Illinova will make all dissenters, whether or not residents of Illinois, whose demands remain unsettled, parties to the proceeding and will serve all parties with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as required by law. The court may appoint one or more persons as appraisers to receive evidence and to determine the fair value.

  If the fair value exceeds the amount offered by Illinova or the proceeds that the shareholder received in a sale, each dissenting shareholder made a party to the proceeding is entitled to judgment for the difference, plus interest.

  The court will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers. Fees and expenses of counsel and experts for any party are excluded. If the fair value of the shares as determined by the court materially exceeds the amount of Illinova's estimate, or if no estimate was made, then all or any part of such expenses may be assessed against Illinova. If your estimated fair value materially exceeds the fair value that the court determined, then all or any part of such expenses may be assessed against you. Under certain circumstances, the court may also assess the fees and expenses of counsel and experts to you or Illinova.

FINANCING THE TRANSACTION

  We estimate that the total amount of cash required to complete the merger is approximately $1.06 billion. We anticipate that this cash consideration plus any cash merger costs will be funded initially through borrowings under a debt facility, the possible issuance of public debt and the issuance of between $200 million to $240 million of Energy Convergence Class B common stock to Chevron as described in "Other Agreements - Chevron Subscription Agreement." After the merger, Energy Convergence anticipates repaying or refinancing all or a substantial amount of the debt portion of the transaction financing with proceeds from an offering of equity securities, proceeds from additional issuances of public debt, proceeds from potential asset sales and cash flow from operations. There can be no assurance that any such offering, issuance or sale of assets can be concluded or that the offering, issuance or sale will be on favorable terms.


                         OPINIONS OF FINANCIAL ADVISORS

OPINION OF DYNEGY'S FINANCIAL ADVISOR

  The Dynegy board of directors engaged Lehman Brothers to act as Dynegy's
financial advisor in connection with the merger.   The Dynegy board instructed
Lehman Brothers, in its role as a financial advisor, to evaluate the fairness, from a financial point of view, of the merger consideration to be received by the public shareholders of Dynegy. In addition, the

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

Dynegy board instructed Lehman Brothers to address the relative fair market value of the Series A preferred stock to be issued to British Gas Atlantic and NOVA and the Class B common stock of Energy Convergence to be issued to Chevron in comparison to the fair market value of the stock consideration being offered to the public shareholders.

  On June 11, 1999, Lehman Brothers delivered its oral opinion to the Dynegy board (subsequently confirmed in writing on June 14, 1999) to the effect that as of such dates and based upon and subject to certain matters stated therein, from a financial point of view, the merger consideration to be offered to the public shareholders of Dynegy in the merger is fair to the public shareholders.

  In addition, on June 11, 1999, Lehman Brothers delivered its oral opinion to the Dynegy board (subsequently confirmed in writing on June 14, 1999) to the effect that as of such dates and based upon and subject to certain matters stated therein, including specifically Lehman Brothers' analysis of (i) the fair market value of the Series A preferred stock based on assumptions Lehman Brothers believed were reasonable and the effect on such value of the terms pursuant to which the Series A preferred stock will be issued, which include, among other things, certain restrictions on the transfer of such shares, and
(ii) the fair market value of the Class B common stock and the effect on such value of the terms pursuant to which the Class B common stock will be issued, which include, among other things, certain restrictions on the transfer of such shares, from a financial point of view, (a) the fair market value of the shares of Series A preferred stock to be issued to British Gas Atlantic and NOVA for each share of Dynegy common stock is not greater than the fair market value of the stock consideration to be offered to the public shareholders of Dynegy for each share of Dynegy common stock in the merger and (b) the fair market value of the shares of Class B common stock to be issued to Chevron for each share of Dynegy common stock is not greater than the fair market value of the stock consideration to be offered to the public shareholders for each share of Dynegy common stock in the merger.

  THE FULL TEXT OF THE WRITTEN OPINION OF LEHMAN BROTHERS, WHICH SETS FORTH THE ASSUMPTIONS MADE, FACTORS CONSIDERED AND LIMITATIONS UPON THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN RENDERING ITS OPINION, IS INCLUDED AS APPENDIX III TO THIS DOCUMENT, AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING IS A SUMMARY OF LEHMAN BROTHERS' OPINION AND THE METHODOLOGY LEHMAN BROTHERS USED TO RENDER ITS FAIRNESS OPINION.

  No limitations were imposed by Dynegy on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. Lehman Brothers was not requested to and did not make any recommendation to the Dynegy board as to the form or amount of the consideration to be received by Dynegy's shareholders in the merger, which was determined through arm's-length negotiations between the parties. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of values to Dynegy or Illinova but made its determination as to the fairness of the merger consideration and the relative fair market value of both the Series A preferred stock to be issued to British Gas Atlantic and NOVA and the Class B common stock to be issued to Chevron in comparison to the fair market value of the stock consideration to be offered to the public shareholders on the basis of the financial and comparative analyses described below. Lehman Brothers' opinion is for the use and benefit of the Dynegy board and was rendered to the Dynegy board in connection with its consideration of the merger. Lehman Brothers' opinion does not constitute a recommendation to any shareholder of Dynegy as to how such shareholder should vote with respect to the merger or whether to elect to receive the cash consideration and/or the stock consideration.

   Lehman Brothers was not requested to opine as to, and its opinion does not address, Dynegy's underlying business decision to proceed with or effect the merger.

  In arriving at its opinion, Lehman Brothers reviewed and analyzed:

 . the merger agreement, the terms of the Series A preferred stock, the terms of the Class B common stock, the amended and restated articles of incorporation of Energy Convergence, the statement of resolution establishing the Series A preferred stock, the bylaws of Energy Convergence, various other agreements to be entered into by one or more of the three large shareholders of Dynegy with each other or with one or both of Dynegy and Illinova in connection with the merger, and the specific terms of the merger, including corporate governance provisions set forth therein;

 . such publicly available information concerning Dynegy and Illinova that Lehman Brothers believed to be relevant to its analysis, including, without limitation, each of the periodic reports and proxy statements filed by Dynegy and Illinova since January 1, 1998 (including the audited and unaudited financial statements included in such reports and statements);

 . internal non-public financial and operating information with respect to the respective businesses, operations and prospects of Dynegy and Illinova as furnished to Lehman Brothers by Dynegy and Illinova, respectively, including financial projections based on the respective business plans of Dynegy and Illinova and the amounts and timing of the cost savings and operating synergies expected to result from a combination of the businesses of Dynegy and Illinova;

 . a trading history of Dynegy's common stock from June 11, 1998 to June 10, 1999 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, including Illinova;

 . a trading history of Illinova's common stock from June 11, 1998 to June 10, 1999 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant, including Dynegy;

 . a comparison of the historical financial results and present financial condition of Dynegy with those of other companies that Lehman Brothers deemed relevant;

 . a comparison of the historical financial results and present financial condition of Illinova with those of other companies that Lehman Brothers deemed relevant;

 . the potential pro forma impact of the merger on Dynegy (including the cost savings and operating synergies expected by management of Dynegy to result from a combination of the businesses of Dynegy and Illinova);

 . the potential pro forma impact of the merger on Illinova (including the cost savings and operating synergies expected by management of Illinova to result from a combination of the businesses of Dynegy and Illinova);

 . the relative contribution of Dynegy and Illinova to the historical and pro forma financial condition and operating results of Energy Convergence following consummation of the merger;

 . a comparison of the financial terms of the merger with the financial terms of certain other transactions that Lehman Brothers deemed relevant;

 . the fair market value of the Class B common stock and the effect on such value of the terms pursuant to which the Class B common stock will be issued, which included, among other things, certain restrictions on the transfer of such shares; and

 .  the fair market value of the Series A preferred stock based on assumptions
   Lehman Brothers believed were reasonable and the effect on such value of the terms pursuant to which the Series A preferred stock will be issued, which include, among other things, certain restrictions on the transfer of such shares.

  In addition, Lehman Brothers:

 . had discussions with the managements of Dynegy and Illinova concerning their respective businesses, operations, financial conditions, assets and prospects and the cost savings and operating synergies and strategic benefits expected by the managements of Dynegy and Illinova to result from a combination of the businesses of Dynegy and Illinova; and

 . undertook such other studies, analyses and investigations as Lehman Brothers deemed appropriate.

  In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of the managements of Dynegy and Illinova that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Dynegy, Illinova and the combined company following the consummation of the merger and the cost savings and operating synergies expected to result from a combination of the businesses of Dynegy and Illinova, upon advice of the managements of Dynegy and Illinova, Lehman Brothers assumed that such projections and cost savings estimates had been reasonably prepared on a basis reflecting the then best currently available estimates and judgments of the managements of Dynegy and Illinova, as the case may be, as to the future financial performance of Dynegy, Illinova and the combined company, and that each of Dynegy and Illinova would perform, and the combined company, will perform, substantially in accordance with such projections and cost savings estimates. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Dynegy or Illinova and did not make or obtain from third parties any evaluations or appraisals of the assets or liabilities of Dynegy or Illinova. Upon advice of Dynegy and its legal and accounting advisors, Lehman Brothers assumed that (i) the merger will qualify for accounting purposes as an acquisition of Illinova by Dynegy under generally accepted accounting principles and (ii) the merger will qualify as a contribution of assets within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and therefore as a tax free transaction to the shareholders of Dynegy who receive only stock consideration. Lehman Brothers' opinion necessarily is based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion letter.

  In addition, Lehman Brothers did not express any opinion as to the prices at which shares of Class A common stock of Energy Convergence actually will trade following consummation of the merger and the opinion of Lehman Brothers should not be viewed as providing any assurance that the market value of the shares of Class A common stock of Energy Convergence to be held by shareholders of Dynegy after the merger will be in excess of the market value of the shares of common stock of Dynegy owned by such shareholders at any time prior to announcement or consummation of the merger.

  In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  In connection with rendering its opinion, Lehman Brothers also considered the fact that the public shareholders of Dynegy will each have the opportunity to receive the stock consideration for all of their equity in Dynegy in lieu of receiving any cash consideration given that British Gas Atlantic and NOVA would have agreed to accept the cash consideration for their equity in Dynegy, to the extent cash is available.

  Valuation Analysis Used to Derive Equity Value Ranges and Implied Exchange Ratios. Lehman Brothers prepared valuations of both Dynegy and Illinova. The valuations of the separate businesses were analyzed before the consideration of any cost savings or operating synergies resulting from the merger. In determining valuation, Lehman Brothers used various methodologies, including discounted cash flow analysis, comparable transactions analysis, comparable company trading analysis and segment valuation analysis. Each of these methodologies was used to generate a reference enterprise value range for both Dynegy and Illinova. The enterprise value range for each company was adjusted for appropriate on and off balance sheet assets and liabilities to arrive at a common equity value range (in aggregate dollars and dollars per common share) for each company. The per share equity value ranges were then used to evaluate the exchange ratio in the merger. In addition, the implied equity value ranges for Dynegy were used to evaluate the cash consideration in the merger. The various valuation analyses are summarized below.

  The methodologies noted above and the implied equity value ranges and exchange ratios derived therefrom are included in the following table. THIS TABLE SHOULD BE READ TOGETHER WITH THE MORE DETAILED DESCRIPTIONS SET FORTH BELOW. In particular, in applying these methodologies to the particular businesses, operations and prospects of Dynegy and Illinova, and the particular circumstances of the merger, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Dynegy or Illinova. Accordingly, the methodologies and the implied equity value ranges and exchange ratios derived therefrom set forth in the table must be considered as a whole and in the context of the narrative description of the financial analyses, including the assumptions underlying these analyses. Considering the implied equity value ranges and exchange ratios set forth in the table without considering the full narrative description of all the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by Lehman Brothers' opinion.


                                                                              CASH CONSIDERATION/
                                     SUMMARY DESCRIPTION OF                      DYNEGY EQUITY             IMPLIED EXCHANGE
 VALUATION METHODOLOGY                VALUATION METHODOLOGY                       VALUE RANGE                RATIO RANGE
 ---------------------               ----------------------                   -------------------          -----------------
Discounted Cash Flow       Net present valuation of management                    $14.80 - $20.82              0.503 - 1.374
 Analysis                  projections of after-tax cash flows

Comparable Transactions    Market valuation benchmark based on                    $14.32 - $19.14              0.487 - 0.858
 Analysis                  consideration paid in selected comparable
                           transactions

Comparable Company         Market valuation benchmark based on common             $14.32 - $20.26              0.512 - 1.222
 Trading Analysis          stock trading multiples of selected
                           comparable companies

Segment Valuation          Build up of total enterprise value based               $13.81 - $20.03   N.A.
 Analysis                  on the valuation of each business segment
                           of a company determined by reference to
                           the discounted cash flow analysis,
                           comparable transactions analysis and
                           comparable company trading analysis
                           performed with respect to each segment

Historical Common Stock    Analysis of the relative daily historical              $13.42 - $19.06              0.620 - 0.668
 Trading Analysis          closing prices of each company over
                           selected time periods

  Discounted Cash Flow Analysis. Lehman Brothers prepared an after-tax cash flow model for the period from January 1, 1999 to December 31, 2003 for both Dynegy and Illinova utilizing information and projections provided by both companies. With respect to the Dynegy discounted cash flow analysis, Lehman Brothers used discount rates of 12% to 15% and terminal value earnings before interest, taxes, depreciation and amortization (EBITDA) multiples of 8.0x to 10.0x. The discount rates were based on Lehman Brothers' review of the financial terms of similar transactions in the sector of wholesale gas and power companies focused on the marketing and trading of natural gas, power, and coal, and the generation of electricity, and in the sector of midstream companies with a focus on the gathering and processing of natural gas and the transportation, fractionation and storage of natural gas liquids. The terminal value multiples were selected based on the trading multiples of similar publicly traded companies and the multiples of recent completed or proposed acquisitions of similar assets and companies. With respect to the Illinova discounted cash flow analysis, Lehman Brothers used discount rates of 6% to 8% and terminal EBITDA multiples of 8.0x to 9.5x. The discount rates used were based on Lehman Brothers' review of the financial terms of similar transactions in the sector of public utility companies focused on the generation, transmission, distribution and sale of electric energy and the distribution, transportation and sale of natural gas. The terminal value multiples were selected based on current trading multiples of similar publicly traded companies and the multiples from recent completed or proposed acquisitions of similar assets and companies.

  This methodology resulted in an implied valuation of $14.80 to $20.82 per share of Dynegy common stock and valuations for Dynegy and Illinova that imply a range of exchange ratios of 0.503 to 1.374 shares of Illinova common stock per share of Dynegy common stock.

  Comparable Transactions Analysis. With respect to Dynegy, Lehman Brothers reviewed certain publicly available information on selected midstream transactions which were announced or took place from March of 1995 to June of 1999 including, but not limited to:

 . Equitable Resources Inc./American Electric Power Company Inc., . Union Pacific Fuels Inc./Duke Energy Corp.,
 .  Continental Natural Gas Inc./CMS Energy Corp.,
 .  Pacificorp/El Paso Energy Corp.,
 .  Tejas Gas Corp./Shell Oil Company,
 .  USX-Delhi Corp./Koch Industries, Inc.,

 .  Valero Energy Corp./PG&E Corporation,
 .  TPC Corporation/Pacificorp,
 .  Teco Pipeline Company/PG&E Corporation,
 .  Chevron U.S.A. Production Company/NGC Corporation,
 .  Mobil Corporation/PanEnergy Corp.,
 .  Transok Inc./Tejas Gas Corp.,
 .  Cornerstone Natural Gas, Inc./El Paso Energy Corp.,
 .  Hadson Corporation/LG&E Energy Corp., and
 .  Trident NGL, Inc./Natural Gas Clearinghouse.

  Lehman Brothers also reviewed certain publicly available information on selected electric-natural gas convergence transactions which were announced or took place from August of 1996 to June of 1999 including, but not limited to:

 .  Sonat Inc./El Paso Energy Corp.,
 .  Consolidated Natural Gas Co./Dominion Resources, Inc.,
 .  KN Energy, Inc./Sempra Energy,
 .  Duke Energy Corp./CMS Energy Corp.,
 .  Enserch Corporation/Texas Utilities Company,
 .  PanEnergy Corp./Duke Power Company, and
 .  NorAm Energy Corp./Houston Industries Incorporated.

  For each transaction, relevant transaction multiples were analyzed including the total purchase price (equity purchase price plus assumed obligations) divided by (i) latest twelve month (LTM) and forward EBITDA; and (ii) LTM and forward earnings before interest and taxes (EBIT). The appropriate LTM and forward EBITDA multiple ranges were determined to be 11.0x to 13.0x and 9.0x to 11.0x, respectively. The appropriate LTM and forward EBIT multiple ranges were determined to be 17.0x to 20.0x and 13.0x to 16.0x, respectively.

  With respect to Illinova, Lehman Brothers reviewed certain publicly available information on selected public utility transactions which were announced or took place from April of 1996 to November of 1998 including, but not limited to:

 .  MidAmerican Energy Company/CalEnergy Company, Inc.,
 .  Orange and Rockland Utilities, Inc./Consolidated Edison Company,
 .  KU Energy Corporation/LG&E Energy Corp.,
 .  Kansas City Power & Light Company/Western Resources, Inc.,
 . Potomac Electric Power Company/Baltimore Gas & Electric Company, and . CILCORP Inc./The AES Corporation.

  For each transaction, relevant transaction multiples were analyzed including the total purchase price (equity purchase price plus assumed obligations) divided by (i) LTM and forward EBITDA; (ii) LTM and forward EBIT; and (iii) net property, plant and equipment (PP&E). In addition, relevant transaction multiples were analyzed for the equity purchase price by dividing the equity purchase price by (i) LTM and forward net income and (ii) net book value. The appropriate LTM and forward EBITDA multiple ranges were determined to be 8.5x to 10.0x and 8.0x to 9.0x, respectively. The appropriate EBIT multiple ranges were determined to be 12.0x to 13.5x and 11.0x to 13.0x, respectively. The appropriate PP&E multiple ranges were determined to be 1.3x to 1.4x. The appropriate net income multiple ranges were determined to be 17.0x to 19.0x and 16.0x to 18.0x, respectively. The appropriate net book value multiple ranges were determined to be 1.8x to 2.2x.

  This methodology resulted in an implied valuation of $14.32 to $19.14 per share of Dynegy common stock and valuations for Dynegy and Illinova that imply a range of exchange ratios of 0.487 to 0.858 shares of Illinova common stock per share of Dynegy common stock.

  Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Dynegy and Illinova and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the acquisition values of Dynegy and Illinova and such acquired companies.

  Comparable Company Trading Analysis. With respect to Dynegy, Lehman Brothers reviewed the public stock market trading multiples for selected independent power producing companies including The AES Corporation and Calpine Corporation; selected electric-natural gas convergence companies including Duke Energy Corp. and Enron Corp.; and selected midstream companies including Aquila Gas Pipeline Corp., Mitchell Energy and Development Corp. and Western Gas Resources Inc. Using publicly available information, Lehman Brothers calculated and analyzed the adjusted capitalization multiples of historical and projected EBITDA and EBIT and the common equity market value multiples of historical and projected cash flow from operations and net income. The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash balance. The appropriate LTM, projected 1999 and projected 2000 EBITDA multiple ranges were determined to be 10.0x to 12.0x, 8.5x to 10.0x and 7.0x to 9.0x, respectively. The appropriate LTM, projected 1999 and projected 2000 EBIT multiple ranges were determined to be 15.0x to 18.0x, 13.0x to 15.0x and 11.5x to 13.5x, respectively. The appropriate LTM, projected 1999 and projected 2000 cash flow from operations multiple ranges were determined to be 9.0x to 11.0x, 8.5x to 10.5x and 8.5x to 10.5x, respectively. The appropriate LTM, projected 1999 and projected 2000 net income multiple ranges were determined to be 25.0x to 30.0x, 19.0x to 25.0x and 15.0x to 20.0x, respectively.

  With respect to Illinova, Lehman Brothers reviewed the public stock market trading multiples for selected public utility companies including DPL Inc., Interstate Energy Co., IPALCO Enterprises, Inc., NiSource, Inc., Unicom Corp. and Wisconsin Energy Corp. Using publicly available information, Lehman Brothers calculated and analyzed the adjusted capitalization multiples of historical and projected EBITDA and EBIT and the common equity market value multiples of historical and projected cash flow from operations and net income. The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of its common equity, the value of its preferred stock (market value if publicly traded, liquidation value if not) and the book value of any minority interest minus its cash balance. The appropriate LTM, projected 1999 and projected 2000 EBITDA multiple ranges were determined to be 8.5x to 10.5x, 7.0x to 8.5x and 6.5x to 8.5x, respectively. The appropriate LTM, projected 1999 and projected 2000 EBIT multiple ranges were determined to be 13.0x to 15.0x, 11.0x to 13.0x and 10.0x to 12.0x, respectively. The appropriate LTM, projected 1999 and projected 2000 cash flow from operations multiple ranges were determined to be 5.0x to 7.0x, 3.0x to 5.0x and 3.0x to 5.0x, respectively. The appropriate LTM, projected 1999 and projected 2000 net income multiple ranges were determined to be 13.0x to 17.0x, 12.0x to 16.0x and 10.0x to 14.0x, respectively.

  This methodology resulted in an implied valuation of $14.32 to $20.26 per share of Dynegy common stock and valuations for Dynegy and Illinova that imply a range of exchange ratios of 0.512 to 1.222 shares of Illinova common stock per share of Dynegy common stock.

  Because of the inherent differences between the businesses, operations and prospects of Dynegy and Illinova and the businesses, operations and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Dynegy and Illinova and companies in the comparable company groups that would affect the public trading values of Dynegy and Illinova and such comparable companies.

  Segment Valuation Analysis. Lehman Brothers performed a discounted cash flow analysis, comparable transactions analysis and comparable company trading analysis of the segmented operations of Dynegy utilizing information and projections provided by Dynegy. With respect to Dynegy, Lehman Brothers segmented Dynegy's operations into electric-natural gas convergence and midstream services. The segment valuation analysis yielded a valuation of $13.81 to $20.03 per share of Dynegy common stock. No segment valuation analysis was performed for Illinova due to the nature of its operations.

  Historical Common Stock Trading Analysis. Lehman Brothers reviewed the daily historical closing prices of Dynegy common stock and Illinova common stock for the period from June 11, 1998 to June 10, 1999. Lehman Brothers analyzed the ratio of the June 10, 1999 closing share price for Dynegy to the corresponding closing share price of Illinova. In addition, Lehman Brothers reviewed the ratio of the closing share prices for Dynegy and Illinova based on 5-day, 10-day, 20-day, 30-day, 60-day and one-year averages, respectively, as of June 10, 1999. This analysis implied exchange ratios ranging from 0.620 to 0.668 shares of Illinova common stock per share of Dynegy common stock.

  Contribution Analysis. Lehman Brothers analyzed the relative income statement contribution of Dynegy and Illinova to Energy Convergence based on 1998 through 2000 historical and projected financial data and assuming no cost savings or operating synergies. This analysis indicated that Dynegy will contribute approximately 47% to 54% of Energy Convergence's net income, 43% to 49% of Energy Convergence's cash flow from operations and 48% to 55% of Energy

Convergence's EBITDA for the years 1998 through 2000. Dynegy shareholders will receive approximately 51% of Energy Convergence's combined equity in connection with the merger.

  Pro Forma Merger Consequences Analysis. Lehman Brothers also prepared a pro forma merger model which incorporated Dynegy's and Illinova's financial projections for the years 1999 through 2003 as well as the companies' estimates of future cost savings and operating synergies expected to result from the merger. Lehman Brothers then compared the earnings per share of Dynegy and Illinova on a standalone basis to the earnings per share attributable to Dynegy's and Illinova's interest in pro forma Energy Convergence. The merger is accretive to both Dynegy's and Illinova's pro forma earnings in each of the years 1999 through 2003.

  Series A Preferred Stock. To evaluate the fair market value of the Series A preferred stock to be issued to British Gas Atlantic and NOVA in comparison to the fair market value of the stock consideration being offered to the public shareholders of Dynegy, Lehman Brothers reviewed the terms of the Series A preferred stock. In its analyses, Lehman Brothers assumed: Energy Convergence's senior debt rating would range from BBB- to BBB; Energy Convergence's dividend yield would be approximately 3%; the yield on a 30-Year Treasury Bond would be equal to 5.99%; any new issue of perpetual preferred stock by Energy Convergence would yield a spread to the 30-Year Treasury Bond of 200 to 300 basis points; and Energy Convergence's common stock would have a standard deviation of 25% to 35%. All of these assumptions were discussed with and reviewed by the managements of Dynegy and Illinova. Lehman Brothers calculated a theoretical value of the Series A preferred stock based on the terms and the above outlined assumptions. The resulting theoretical value of the Series A preferred stock ranged from 96% to 105% of par value. In evaluating the fair market value of the Series A preferred stock, Lehman Brothers also considered the effect on such value of the terms pursuant to which the Series A preferred stock will be issued, which include, among other things, certain restrictions on the transfer of such shares.

  Class B Common Stock. To evaluate the fair market value of the Class B common stock to be issued to Chevron in comparison to the fair market value of the stock consideration being offered to the public shareholders of Dynegy, Lehman Brothers reviewed the terms of the Class B common stock. Lehman Brothers considered, among other matters, the following:

  The Class A common stock and the Class B common stock have equivalent economic rights under Energy Convergence's charter; these equivalent rights include equal sharing of dividends and distributions and equal sharing in the assets of Energy Convergence upon liquidation;

 . the Class A common stock and the Class B common stock will vote together as a single class on all matters coming before Energy Convergence's board except for the election of directors;

 . in the matter of the election of directors, holders of Class B common stock are entitled to elect three members (or 21%) of the 14 member Energy Convergence board while holders of Class A common stock are entitled to elect the balance of the Energy Convergence board (currently an additional 11 directors, or 79%); Lehman Brothers noted that initially the Class B common stock will represent approximately 28% of the common equity in Energy Convergence;

 . all holders of Class A common stock of Energy Convergence are entitled to cumulative voting in the election of directors and since holders of Class B common stock will own approximately 28% of Energy Convergence's equity, absent the separate class vote in the election of directors, holders of Class B common stock would be entitled to elect four of Energy Convergence's fourteen directors;

 . the Class B common stock shares are subject to substantial restrictions on transfer under both Energy Convergence's charter and a shareholder agreement between Energy Convergence and Chevron;

 . should directors designated by holders of the Class B common stock take certain actions to block transactions Energy Convergence's board otherwise desires to pursue, Energy Convergence has specified buy-out rights to eliminate the Class B common stock; and

 . shares of Class B common stock will automatically convert into shares of Class A common stock upon the occurrence of certain events, including transfers by Chevron outside the Chevron-affiliated group or if Chevron reduces its ownership in Energy Convergence below 15%.

  Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Dynegy board selected Lehman Brothers because of its expertise, reputation and familiarity with Dynegy and because its investment banking professionals have substantial experience in transactions comparable to the merger.

  Lehman Brothers has previously rendered certain financial advisory and investment banking services to Dynegy, for which it has received customary compensation. Pursuant to the terms of an engagement letter agreement dated December 8, 1998 between Lehman Brothers and Dynegy, Dynegy has agreed to pay Lehman Brothers a transaction fee upon successful completion of the merger equal to a percentage of Dynegy's implied enterprise value on the closing date of the merger. The weighted average of this percentage based on Illinova's common share price on June 11, 1999 was 0.38%. During the course of this engagement, Dynegy paid Lehman Brothers $100,000 every three months, and, upon delivery of Lehman Brothers' fairness opinion, Dynegy paid Lehman Brothers a fee of $500,000; these amounts will be credited against the transaction fee. In addition, Dynegy has agreed to reimburse Lehman Brothers for its reasonable expenses incurred in connection with its engagement, and to indemnify Lehman Brothers and certain related persons against certain liabilities in connection with its engagement, including certain liabilities which may arise under federal securities laws.

  Lehman Brothers was engaged by Illinova to provide certain services to Illinova following the announcement of the merger, for customary compensation, relating to the potential repurchase of Illinova shares in the market. Lehman Brothers also has performed various investment banking services for Illinova in the past and has received customary fees for such services.

  In the ordinary course of its business, Lehman Brothers actively trades in the debt and equity securities of Dynegy and Illinova for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

OPINIONS OF ILLINOVA'S FINANCIAL ADVISORS'

Opinion of Berenson Minella & Company

  Illinova retained Berenson Minella & Company as a financial advisor in connection with the merger. In connection with such engagement, Illinova requested Berenson Minella to render an opinion to its board of directors as to whether or not the consideration to be received by the Illinova shareholders (taking into account the aggregate merger consideration, as defined in the Berenson Minella opinion) is fair, from a financial point of view, to the holders of Illinova common stock.

  In connection with the Illinova board's consideration of the merger agreement and the merger, Berenson Minella delivered its opinion on June 13, 1999, to the effect that, based upon its review and subject to the various assumptions, qualifications, and limitations set forth therein, as of the date thereof, the consideration to be received by the Illinova shareholders (taking into account the aggregate merger consideration) is fair, from a financial point of view, to the holders of Illinova common stock.

  A copy of the Berenson Minella opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Berenson Minella, is attached as Appendix IV to this document. Illinova shareholders are urged to read the opinion in its entirety.

  The Berenson Minella opinion is directed only to the fairness of the consideration to be received by the Illinova shareholders (taking into account the aggregate merger consideration) from a financial point of view. The Berenson Minella opinion was prepared at the request and for the information of the Illinova board of directors and does not constitute a recommendation to Illinova to enter into the merger agreement or a recommendation to any shareholder of Illinova to vote in favor of the merger. The Berenson Minella opinion does not address Illinova's underlying business decision to effect the merger or the relative merit of the merger as compared to other alternative transactions or business strategies thereto. The Berenson Minella opinion does not constitute an opinion as to the prices at which the Illinova common stock or the Dynegy common stock will trade following the announcement of the merger or an opinion as to at what price the Energy Convergence Class A common stock will trade following the consummation of the merger. The Berenson Minella opinion is not and should not be construed in any way as a legal, accounting, or tax opinion.

  The consideration to be received by the Illinova shareholders and the aggregate merger consideration were determined in arms-length negotiations between Illinova and Dynegy, BG Holdings, Chevron, and NOVA. Illinova did not place any limitations upon Berenson Minella with respect to the procedures followed or factors considered in rendering the Berenson Minella opinion.

  In preparing its opinion, Berenson Minella, among other things: (i) reviewed drafts of the merger agreement and certain other voting, subscription, registration rights, stock purchase, and shareholder agreements to be entered into simultaneously therewith, as well as drafts of the amended and restated articles of incorporation, bylaws, and statement of resolution establishing series of Series A convertible preferred stock of Energy Convergence, each draft received and reviewed by Berenson Minella on June 12, 1999; (ii) reviewed, and discussed with members of management of Illinova and Dynegy, certain publicly available business and financial information relating to Illinova and Dynegy that Berenson Minella deemed relevant; (iii) reviewed, and discussed with members of management of Illinova and Dynegy, certain information, including expected operational and financial performance data; (iv) reviewed, and discussed with members of management of Illinova and Dynegy, forecasts with respect to Dynegy, as revised by management of Illinova taking into account the Purvin & Gertz Inc. (P&G) commodity price forecasts for natural gas, natural gas liquids, and crude oil; (v) reviewed the historical stock prices and trading volumes of Illinova common stock and Dynegy common stock; (vi) reviewed certain publicly available information regarding publicly traded companies Berenson Minella deemed reasonably comparable to Illinova and Dynegy, respectively; (vii) reviewed certain publicly available information regarding merger and acquisition transactions Berenson Minella deemed relevant; (viii) performed discounted cash flow analyses based on the financial forecasts and the P&G forecasts, for both Illinova and Dynegy, as applicable, and for the combined company giving effect to the merger; (ix) reviewed the terms of certain publicly traded convertible preferred securities Berenson Minella deemed relevant; (x) participated, to a limited extent, in certain discussions and negotiations among representatives of Illinova and Dynegy and their respective financial and legal advisors; (xi) reviewed the potential pro forma impact of the merger; and (xii) reviewed such other information, performed such other analyses, and took into account such other factors as Berenson Minella deemed relevant.

  In preparing its opinion, Berenson Minella assumed and relied upon the accuracy and completeness of all information provided to Berenson Minella by and on behalf of Illinova and Dynegy and did not assume any responsibility for independent verification of such information or for any independent valuation or appraisal of any assets of Illinova or Dynegy, nor was Berenson Minella furnished with any such valuations or appraisals. Berenson Minella did not assume any obligation to, and accordingly did not, conduct any physical inspection of the properties or facilities of Illinova or Dynegy. Berenson Minella assumed, without independent investigation, the accuracy of all representations and statements made by officers and management of Illinova and Dynegy. With respect to the forecasts and the cost savings and related expenses and synergies expected to result from the merger furnished to or discussed with Berenson Minella by Illinova or Dynegy, Berenson Minella assumed and relied upon the fact that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of Illinova's and Dynegy's management as to the expected future financial performance of Illinova and Dynegy, respectively. Berenson Minella assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Based on discussions with Illinova and Dynegy and the accountants to Illinova and Dynegy, Berenson Minella assumed that the transaction will be accounted for as an acquisition of Illinova by Dynegy for financial reporting purposes. Berenson Minella assumed that the terms of any future agreements between Energy Convergence and BG Holdings, Chevron, or NOVA will be commercially reasonable and the product of arms-length negotiations. In addition, Berenson Minella assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger.

  The Berenson Minella opinion is necessarily based upon economic, market, and other conditions as they existed on and could be evaluated, and on the information made available to Berenson Minella, as of the date of the Berenson Minella opinion.

  The following is a summary of the material financial and comparative analyses performed by Berenson Minella in arriving at the Berenson Minella opinion delivered to the Illinova board of directors on June 13, 1999.

  In its analysis, Berenson Minella calculated the implied valuation of Dynegy in the merger based upon the aggregate merger consideration assuming, among other things, the closing price of Illinova common stock on June 11, 1999 ($25.31). Berenson Minella noted that, using these assumptions, (i) the weighted average value of Dynegy, per share of Dynegy common stock, on a fully-diluted basis, was calculated to be $17.10 (the "Dynegy merger valuation"), and
(ii) the implied value per share of Dynegy common stock of the common stock component of the aggregate merger consideration was calculated to be $17.47.

  Discounted Cash Flow Analysis. Berenson Minella derived estimated valuation ranges for Dynegy and Illinova by performing DCF analyses.

  In the case of Dynegy, Berenson Minella performed a DCF analysis separately considering each of Dynegy's four business segments: power marketing, power generation, gas marketing, and mid-stream services, based on the P&G forecasts. The DCF was calculated assuming discount rate ranges of 14%-15%, 7.0%-8.0%, 10%- 11%, and 8.0%-9.0% for power marketing, power generation, gas marketing, and mid-stream services, respectively. The DCF was comprised of the sum of the net present values of (i) the projected unlevered free cash flows for the years 1999-2003 for each Dynegy business segment, and (ii) the year 2003 terminal value assuming (a) a range of multiples of EBITDA of 8.0x-10.0x and 5.5x-6.5x for power generation and mid-stream services, respectively, and (b) free cash flow perpetuity growth rate ranges of 3.5%-4.5% and 6.0%-7.0% for gas marketing and power marketing, respectively. This analysis resulted in an implied equity value range per share of Dynegy common stock of $20.90-$23.65.

  In the case of Illinova, Berenson Minella performed a DCF analysis considering Illinova's regulated businesses, Illinois Power, and separately considering Illinova's unregulated businesses, which unregulated businesses are relatively small with respect to earnings contribution in comparison to Illinois Power.
The DCF was calculated assuming a discount rate range of 6.5%-7.5% for Illinois Power and discount rates ranging from 6.5%-20.0% for the components of Illinova's unregulated businesses, as Berenson Minella deemed appropriate. The DCF was comprised of the sum of the net present values of (i) the projected unlevered free cash flows for the years 1999-2003 for Illinois Power and the unregulated businesses, as provided by Illinova, and (ii) the year 2003 terminal value assuming (a) a range of multiples of EBITDA of 7.5x-8.5x for Illinois Power, and (b) free cash flow perpetuity growth rates ranging from 0.0%-8.5% for the components of the unregulated businesses, as Berenson Minella deemed appropriate. This analysis resulted in an implied equity value range per share of Illinova common stock of $24.15-$32.25.

  Based on the estimated valuation ranges of Dynegy and Illinova set forth above, Berenson Minella noted that the implied common stock exchange ratio ranges from 0.65 to 0.98 (as compared to the exchange ratio of 0.69 for Dynegy common stock in the merger).

  Berenson Minella performed a pro forma DCF analysis on Energy Convergence based on the following: (i) the implied DCF value of Dynegy as indicated above,
(ii) the implied DCF value of Illinova as indicated above, (iii) the implied DCF value of the cost savings and related expenses and synergies projected by Illinova and Dynegy to result from the merger from 1999-2003, calculated using
(a) discount rates ranging from 10.5% to 11.5%, and (b) a 2003 terminal value assuming free cash flow perpetuity growth rates ranging from 2.0%-4.0%, and (iv) the pro forma impact of the merger and the other transactions contemplated in the merger agreement and the ancillary agreements thereto. This analysis resulted in an implied equity value range per share of Energy Convergence common stock of $36.35-$43.60. Berenson Minella noted that, not including any of the cost savings and related expenses and synergies projected by Illinova and Dynegy to result from the merger, the implied equity value range per share of Energy Convergence common stock was $29.20-$36.00.

  Comparable Publicly Traded Company Analysis. Using publicly available information, Berenson Minella compared certain financial and operating information and ratios (described below) for Dynegy and Illinova, respectively, with the corresponding financial and operating information and ratios for separate groups of publicly traded companies that Berenson Minella deemed to be reasonably comparable to Dynegy and Illinova, respectively.

  The companies included in the Dynegy comparable company analysis were:

 .  The AES Corporation,
 .  Calpine Corporation,
 .  The Coastal Corporation,
 .  Enron Corp.,
 .  Midcoast Energy Resources, Inc.,
 .  PG&E Corporation,
 .  Reliant Energy, Inc.,
 .  Tosco Corporation,
 .  Valero Energy Corporation, and
 .  Western Gas Resources, Inc.

  The companies included in the Illinova comparable company analysis were:

 .  Alliant Energy Corporation,
 .  Ameren Corporation,

 .  Conectiv, Inc.,
 .  Pinnacle West Capital Corporation,
 .  Public Service Company of New Mexico, and
 .  Puget Sound Energy, Inc.

  Berenson Minella derived an estimated valuation range for Dynegy by comparing:
(i) current market price to projected 1999 earnings per share for the Dynegy public comparables, which ranged from 10.7x-34.5x (as compared to 22.8x for Dynegy assuming the Dynegy merger valuation and the P&G forecasts), (ii) current market price to projected 2000 earnings per share for the Dynegy public comparables, which ranged from 9.1x-29.7x (as compared to 17.8x for Dynegy),
(iii) enterprise value to projected 1999 EBITDA for the Dynegy public comparables, which ranged from 5.4x-14.2x (as compared to 10.6x for Dynegy),
(iv) enterprise value to projected 2000 EBITDA for the Dynegy public comparables, which ranged from 4.6x-12.4x (as compared to 8.9x for Dynegy), and
(v) current market value to book value for the Dynegy public comparables, which ranged from 1.0x-9.2x (as compared to 2.5x for Dynegy). All 1999 and 2000 earnings projections for the Dynegy public comparables were obtained from publicly available sources. Using the above analyses and other factors Berenson Minella deemed appropriate, Berenson Minella estimated an equity value range per share of Dynegy common stock of $14.00-$20.00 based on the Dynegy public comparables.

  Berenson Minella derived an estimated valuation range for Illinova by comparing: (i) current market price to projected 1999 earnings per share for the Illinova public comparables, which ranged from 10.1x-13.6x (as compared to 15.8x for Illinova assuming the closing price of Illinova common stock on June 11, 1999 and the Illinova forecasts), (ii) current market price to projected 2000 earnings per share for the Illinova public comparables, which ranged from 9.9x-12.8x (as compared to 12.6x for Illinova), (iii) enterprise value to projected 1999 EBITDA for the Illinova public comparables, which ranged from 5.8x-7.6x (as compared to 8.0x for Illinova), (iv) enterprise value to projected 2000 EBITDA for the Illinova public comparables, which ranged from 5.6x-7.6x (as compared to 7.1x for Illinova), and (v) current market value to book value for the Illinova public comparables, which ranged from 0.9x-1.8x (as compared to 1.5x for Illinova). All 1999 and 2000 earnings projections for the Illinova public comparables were obtained from publicly available sources. Using the above analyses and other factors Berenson Minella deemed appropriate, Berenson Minella estimated an equity value range per share of Illinova common stock of $20.50- $25.50 based on the Illinova public comparables.

  Based on the estimated valuation ranges of Dynegy and Illinova set forth above, Berenson Minella noted that the implied common stock exchange ratio ranges from 0.55 to 0.98 (as compared to the exchange ratio of 0.69 for Dynegy common stock in the merger).

  No public company utilized as a comparison in the analyses described above is identical to Dynegy or Illinova. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or the company to which they are being compared.

  Selected Precedent Merger and Acquisition Transactions Analysis. Using publicly available information, Berenson Minella compared certain financial and operating information and ratios (described below) for Dynegy and Illinova, respectively, with the corresponding financial and operating information and ratios for separate groups of selected announced merger and acquisition transactions involving companies that Berenson Minella deemed to be reasonably comparable to Dynegy and Illinova, respectively.

  The transactions considered in the Dynegy precedent transactions analysis included:

 .  NiSource/Columbia Energy,
 .  El Paso Energy/Sonat,
 .  Sempra/KN Energy,
 .  ONEOK-Southern Union (contested bid)/Southwest Gas,
 .  BEC Energy/Commonwealth Energy,
 .  National Power/Avon Energy (Midlands Electricity),
 .  Duke Energy/UPFuels (Union Pacific Resources),
 .  AES/CILCORP,
 .  UtiliCorp/Aquila Gas Pipeline,
 .  TEPPCO Partners/DETTCO (Duke Energy),
 .  CalEnergy/MidAmerican Energy,
 .  Shell/Tejas Gas,

 .  PacifiCorp/TPC Corp.,
 .  NGC/Destec Energy (Dow Chemical), and
 .  PG&E/Valero Natural Gas

  The transactions considered in the Illinova precedent transactions analysis included:

 .  UtiliCorp/Empire District,
 .  Northern States Power/New Century Energies,
 .  UtiliCorp/St. Joseph Light & Power,
 .  BEC Energy/Commonwealth Energy,
 .  Scottish Power/PacifiCorp,
 .  AES/CILCORP,
 .  CalEnergy/MidAmerican Energy,
 .  Nevada Power/Sierra Pacific Resources,
 .  American Electric Power/ Central & South West,
 .  LG&E Energy/KU Energy,
 .  Ohio Edison/Centerior Energy,
 .  Delmarva Power & Light/Atlantic Energy, and
 .  WPL Holdings/Interstate Power

  Berenson Minella derived an estimated valuation range for Dynegy by comparing:
(i) enterprise value to latest twelve months EBITDA for the acquired companies in the Dynegy transaction comparables, which ranged from 6.9x-23.4x (as compared to 12.6x for Dynegy assuming the Dynegy merger valuation), and (ii) enterprise value to latest twelve months EBIT for the acquired companies in the Dynegy transaction comparables, which ranged from 9.2x-30.9x (as compared to 19.1x for Dynegy). Using the above analyses and other factors Berenson Minella deemed appropriate, Berenson Minella estimated an equity value range per share of Dynegy common stock of $16.00-$24.00 based on the Dynegy transaction comparables.

   Berenson Minella derived an estimated valuation range for Illinova by comparing: (i) enterprise value to latest twelve months EBITDA for the acquired companies in the Illinova transaction comparables, which ranged from 5.7x-9.7x (as compared to 8.0x for Illinova assuming the closing price of Illinova common stock on June 11, 1999 and the Illinova forecasts for 1999; comparison was made with the Illinova forecasts for 1999 due to the large number of significant, unusual items affecting Illinova's latest twelve month earnings), (ii) enterprise value to latest twelve months EBIT for the acquired companies in the Illinova transaction comparables, which ranged from 8.6x-15.4x (as compared to 13.2x for Illinova), and (iii) common equity value per share to latest twelve months earnings per share for the acquired companies in the Illinova transaction comparables, which ranged from 9.4x-19.3x (as compared to 15.8x for Illinova). Using the above analyses and other factors Berenson Minella deemed appropriate, Berenson Minella estimated an equity value range per share of Illinova common stock of $30.00-$35.00 based on the Illinova transaction comparables.

  Based on the estimated valuation ranges of Dynegy and Illinova set forth above, Berenson Minella noted that the implied common stock exchange ratio ranges from 0.46 to 0.80 (as compared to the exchange ratio of 0.69 for Dynegy common stock in the merger).

  None of the comparable merger and acquisition transactions or other business combinations utilized for comparison purposes is identical to the merger. Accordingly, an analysis of comparable precedent transactions is not mathematical; rather, it involves complex considerations and judgments concerning companies and other factors that could affect the public trading value of the companies selected for the precedent transactions analysis or the company to which they are being compared.

  Pro Forma Merger Analysis. Berenson Minella analyzed the pro forma impact of the merger and the other transactions contemplated in the merger agreement and the ancillary agreements thereto, on the earnings per share of Illinova common stock for the years 2000-2003. Berenson Minella made a number of assumptions at the direction of Illinova management, including, among other things: (i) an assumed closing date of December 31, 1999, (ii) that Energy Convergence will complete a $400 million equity offering of primary shares on the first day of 2001, and (iii) that Energy Convergence will pay a common dividend of $0.60 per share of common stock per year through the 2000-2003 period. Berenson Minella assumed, at the direction of Illinova management, the Illinova forecasts, the P&G forecasts, and the cost savings and related expenses and synergies projected by Illinova and Dynegy to result from the merger. This analysis indicated that the merger would result in accretion to Illinova's fully-diluted earnings per share of 11.0% in 2000, 27.0% in 2001, 37.3% in 2002, and 53.7% in 2003.
Berenson Minella noted that, not including any of the cost savings and related expenses and synergies projected by Illinova and Dynegy to result from the merger, the merger would be 24.1% dilutive to Illinova's fully-diluted earnings per share in 2000, 2.0% dilutive in 2001, 9.9% accretive in 2002, and 26.8% accretive in 2003.

  The summary set forth above does not purport to be a complete description of the analyses performed by Berenson Minella in arriving at the Berenson Minella opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Berenson Minella did not place particular reliance or weight on any individual analysis. Accordingly, Berenson Minella believes that its analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the Berenson Minella opinion. In its analyses Berenson Minella made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Illinova and Dynegy. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

  The Illinova board of directors selected Berenson Minella to act as a financial advisor because of its experience and expertise. Berenson Minella has a nationally recognized merger and acquisition advisory business. As part of its investment banking business, Berenson Minella is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, and private placements.

  Pursuant to a letter agreement dated December 15, 1998, Illinova agreed to pay Berenson Minella (i) a $250,000 retainer fee, and (ii) a transaction fee of $5,000,000, against which the amount referred to in clause (i) will be credited. The transaction fee is payable in three installments as follows: (a) 25% upon the execution of the merger agreement, (b) 25% upon the public announcement of the merger, and (c) any remaining unpaid portion upon the closing of the merger. In addition, pursuant to a letter agreement dated May 23, 1999, Illinova agreed to pay Berenson Minella a fee of $500,000 upon the delivery of its fairness opinion to the Illinova board of directors. Illinova also agreed to reimburse Berenson Minella for its reasonable out-of-pocket expenses (including the reasonable fees and disbursements of counsel) and to indemnify Berenson Minella and certain related parties from and against certain liabilities that may arise out of its engagement and the rendering of its opinion.

  Berenson Minella has, in the past, provided financial advisory services to Illinova and has received fees for the rendering of such services.

Opinion of Chase Securities, Inc.

  Illinova retained Chase to act as a financial advisor in connection with the merger and to render its written opinion as to the fairness, from a financial point of view, to the holders of Illinova common stock of the consideration to be paid to the holders of Illinova common stock, taking into account the aggregate merger consideration to be paid to the holders of Dynegy common stock. On June 13, 1999, Chase rendered its opinion to the Illinova board to the effect that, as of such date, the consideration to be paid to the holders of Illinova common stock, taking into account the aggregate merger consideration to be paid to the holders of Dynegy common stock was fair, from a financial point of view, to the holders of Illinova common stock.

  A copy of the Chase opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Chase, is attached as Appendix V to this document. Illinova shareholders are urged to read the opinion in its entirety.

  In conducting its investigation and analysis and in arriving at its opinion, Chase reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. Among other things Chase:

 . reviewed a draft of the merger agreement in the form provided to Chase and assumed that the final form of the merger agreement did not vary in any regard that was material to Chase's analysis;

 . reviewed certain publicly available business and financial information that Chase deemed relevant relating to Illinova and Dynegy and the respective industries in which they operate;

 . reviewed certain internal non-public financial and operating data provided to Chase relating to such businesses;

 . discussed with members of Illinova's and Dynegy's senior management, Illinova's and Dynegy's operations, historical financial statements and future prospects, before and after giving effect to the merger, as well as their views of the business, operational and strategic benefits and other implications of the merger, including, solely with respect to the members of Illinova's management, their views of the expected synergies, and such other matters as Chase deemed necessary or appropriate;

 . compared the financial and operating performance of Illinova and Dynegy with publicly available information concerning certain other companies Chase deemed comparable and reviewed the relevant historical stock prices and trading volumes of Illinova common stock, Dynegy common stock and certain publicly traded securities of such other companies;

 . reviewed the financial terms of certain recent business combinations and acquisition transactions Chase deemed reasonably comparable to the merger and otherwise relevant to Chase's inquiry; and

 . made such other analyses and examinations as Chase deemed necessary or appropriate.

  Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for Chase, or publicly available, for purposes of Chase's opinion. Chase neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Illinova or Dynegy and did not conduct a physical inspection of the properties and facilities of Illinova or Dynegy. Chase assumed that the information and the expected synergies provided to or discussed with Chase by or on behalf of Illinova and Dynegy were reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Illinova and Dynegy as to the future financial performance of Illinova or Dynegy, as the case may be, and the expected synergies.

For purposes of rendering its opinion, Chase assumed, in all respects material to its analysis:

 . that the representations and warranties of each party contained in the merger agreement were true and correct;

 . that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement; and

 . that all conditions to the consummation of the merger would be satisfied without waiver thereof.

  Chase also assumed:

 . that all material governmental, regulatory or other consents and approvals would be obtained; and

 . that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Illinova or Dynegy are party, as contemplated by the merger agreement, no restrictions would be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Illinova of the merger.

  Chase's opinion necessarily was based on market, economic and other conditions as they existed and could be evaluated on the date of its opinion. Chase's opinion was limited to the fairness, from a financial point of view, to the holders of Illinova common stock of the consideration to be paid to the holders of Illinova common stock, taking into account the aggregate merger consideration to be paid to the holders of Dynegy common stock. Chase expressed no opinion as to the merits of the underlying decision by Illinova to engage in the merger. Chase also expressed no opinion as to the potential trading range of Energy Convergence Class A common stock after the effectiveness of the merger.

  The following is a summary of certain analyses performed by Chase in connection with rendering its opinion.

  Historical Common Stock Performance. Chase's analysis of Dynegy's and Illinova's common stock performance consisted of a historical analysis of closing prices and trading volumes over the period of June 12, 1998 to June 11, 1999. During that period, based on closing prices of the New York Stock Exchange, Dynegy common stock achieved a high closing price of $20.19 and a low of $9.38 and Illinova common stock achieved a high closing price of $31.00 and a low of $20.75.

  Relative Stock Price Performance. Chase performed a historical analysis of closing prices from June 12, 1998 to June 11, 1999 of Dynegy common stock, the S&P Natural Gas Index and the S&P 500. In addition, Chase performed a historical analysis of closing prices of Illinova common stock, the S&P Electric Index and the S&P 500 for the same time period.

  The following table presents the change in performance from the beginning to the end of the period for these groups.

                                                  PERCENTAGE CHANGE FROM
                                              JUNE 12, 1998 TO JUNE 11, 1999
                                              ------------------------------
Illinova Common Stock.......................             -16.15%
Dynegy Common Stock.........................             +31.14%
S&P Natural Gas Index.......................             +28.59%
S&P Electric Companies Index................             + 0.31%
S&P 500.....................................             +17.73%

  Comparative Company Analysis. Chase reviewed certain publicly available financial information as of the most recently reported period and stock market information as of June 11, 1999 for Dynegy and selected publicly traded companies. Chase reviewed financial information including the price per share to LTM earnings per share and forecasted 1999 earnings per share multiples, the enterprise value to LTM EBITDA multiple and price per share to book value per share for the Dynegy comparable companies. The financial information was based on a compilation of earnings projections by I/B/E/S mean earnings estimates, the book value as of the period ending March 31, 1999 and the LTM EBITDA for the period ending March 31, 1999. Chase reviewed these Dynegy comparable company multiples and other factors it deemed appropriate and determined that the price per share to 1998 earnings per share and forecasted 1999 earnings per share multiples were the appropriate multiples to value shares of Dynegy. Chase also determined which range of multiples from within the broader set of Dynegy comparable company multiples were appropriate to use to value shares of Dynegy. The tables below summarize these determinations and the relevant statistics for Dynegy as of June 11, 1999.

                          DYNEGY COMPARABLE COMPANIES


                               INDEPENDENT POWER                                                 GAS GATHERERS
   INTEGRATED PIPELINE              PRODUCER                 INTEGRATED ENERGY                  AND PROCESSORS
   -------------------         -----------------             -----------------                  --------------
Columbia Energy Group       AES Corp                   Dominion Resources Inc.          MidCoast Energy Resources
El Paso Energy Corp         Calpine Corp               Duke Energy                      Western Gas Resources
Enron Corp                  Trigen Energy Corp         Enron Corp
KN Energy Inc.                                         Reliant Energy Inc.
Oneok Inc.                                             NiSource Inc.
Sonat Inc.                                             Northern States Power Co.
Williams Cos, Inc.                                     PG&E Corp
                                                       Southern Co.
                                                       Williams Cos, Inc.

                                                  APPROPRIATE MULTIPLES
                                                       FROM DYNEGY
                                                  COMPARABLE COMPANIES          DYNEGY
                                                 -----------------------        ------
Price per share to 1998 EPS                             19x - 26x                28.3x
Price per share to forecasted 1999 EPS                  18x - 25x                23.1x

  The equity values per share were calculated by multiplying these ranges by the Dynegy 1998 EPS and forecasted 1999 EPS. Based on this analysis, Chase calculated the per share equity values for Dynegy from $12.50 to $17.00 based on 1998 EPS and $14.40 to $20.00 (rounded to the nearest 0.10) based on 1999 forecasted EPS.

  In addition, Chase reviewed certain publicly available financial information as of the most recently reported period and stock market information as of June 11, 1999 for Illinova and selected publicly traded companies. Chase reviewed financial information including the price per share to LTM earnings per share and forecasted 1999 earnings per share multiples, the enterprise value to LTM EBITDA and forecasted 1999 EBITDA multiples for the Illinova comparable companies. The financial information was based on earnings projections in analyst research reports for comparable companies and management projections for Illinova and the LTM EBITDA for the period ending March 31, 1999. Chase reviewed these Illinova comparable company multiples and other factors it deemed appropriate and determined that the price per share to forecasted 1999 earnings per share and forecasted 1999 EBITDA multiples were the appropriate multiples to value shares of Illinova. Chase also determined which range of multiples from within the broader set of Illinova comparable company multiples were appropriate to use to value shares of Illinova. The tables below summarize these determinations and the relevant statistics for Illinova as of June 11, 1999.

                         Illinova Comparable Companies

                             Alliant
                             Ameren Corporation
                             DPL Inc.
                             DTE Energy Co.
                             IPALCO
                             Wisconsin Energy Corp.

                                                APPROPRIATE MULTIPLES
                                                    FROM ILLINOVA
                                                COMPARABLE COMPANIES         ILLINOVA
                                                ---------------------        --------
Price per share to forecasted 1999 EPS                12x - 14x                 15.8x
Transaction value to forecasted 1999 EBITDA          7.5x - 8.0x                 8.0x


  The equity values per share were calculated by multiplying these ranges by the Illinova forecasted 1999 EPS and forecasted 1999 EBITDA, the product of which was reduced by the amount of total debt and preferred stock minus cash on hand and then divided by the number of Illinova diluted shares outstanding. Projections for 1999 were provided by Illinova management. Based on this analysis, Chase calculated per share equity values for Illinova from $19.30 to $22.50 based on 1999 forecasted earnings and $21.00 to $25.00 for 1999 forecasted EBITDA.

  Precedent Transaction Analysis. Chase analyzed publicly available information for 16 transactions involving acquisitions of businesses and/or assets in the utilities industry that had been completed or were pending since April 15, 1996. Chase used these 16 transactions in its valuation analysis of Dynegy. The precedent transactions were chosen based on a review of acquired companies and/or assets that were representative of convergence transactions (the combining of electric and natural gas companies), the type of transaction the combination of Dynegy and Illinova represents.

  The precedent transactions were (acquiror/target):

 .  Energy East Corporation/Connecticut Energy Corporation;
 .  El Paso Energy Corp/Sonat Inc.;
 .  Dominion Resources/Consolidated Natural Gas Co.;
 .  Sempra Energy/KN Energy;
 .  Scana Corp/PSC of North Carolina;
 .  Carolina Power & Light/North Carolina Natural Gas;
 .  CMS Energy Corp/Panhandle Eastern Pipeline Co.;
 .  NIPSCO/Bay State Gas Co.;
 .  LG&E Energy Corp/KU Energy Corp.;
 .  PacifiCorp Holdings Inc./TPC Corp.;
 .  NGC Group (Dynegy)/Destec Energy Inc.;
 .  Brooklyn Union Gas Co./Long Island Lighting Co. (LILCO);
 .  Duke Power Co./PanEnergy Corp.;
 .  Enova Corp/Pacific Enterprises;
 .  Houston Industries/NORAM Energy Corp.; and
 .  Texas Utilities/Enserch Corp.

  Chase reviewed financial information including the purchase price to net income multiple and the transaction value to EBITDA multiple for the Dynegy precedent transactions. Chase reviewed these Dynegy precedent transaction multiples

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and other factors it deemed appropriate and determined which range of multiples from within the broader set of Dynegy precedent transaction multiples to use to value shares of Dynegy. The table below summarizes this analyses.

                                                 APPROPRIATE MULTIPLES
                                                      FROM DYNEGY
                                                PRECEDENT TRANSACTIONS
                                               -------------------------
Price per share to forecasted 1999 EPS                 23x - 27x
Transaction value to forecasted 1999 EBITDA            10x - 12x

  Chase applied these multiples from the Dynegy precedent transactions to Dynegy's corresponding and financial and market statistics. Based on this analysis, Chase calculated per share equity values for Dynegy from $18.40 to $22.00 based on forecasted 1999 EPS and $17.00 to $22.00 (rounded to the nearest 0.10) based on forecasted 1999 EBITDA.

  In addition, Chase analyzed publicly available information for 17 transactions involving acquisitions of businesses and/or assets in the utilities industry that had been completed or were pending since August 14, 1995. Chase used these 17 transactions in its valuation analysis of Illinova. The precedent transactions were chosen based on a review of acquired companies and/or assets that had general business, operating and financial characteristics representative of companies in the industry in which Illinova operates.

  The precedent transactions were (acquiror/target):

 .  Northern States Power Co./New Century Energies Inc.;
 .  UtiliCorp United Inc./St. Joseph Light & Power Co.;
 .  New England Electric System/Eastern Utilities Associates;
 .  National Grid/New England Electric;
 .  Scottish Power PLC/PacifiCorp.;
 .  BEC Energy/Commonwealth Energy System;
 .  AES Corp/CILCORP Inc.;
 .  CalEnergy Co. Inc./MidAmerican Energy Holdings Co.;
 .  Consolidated Edison Inc./Orange and Rockland Utilities;
 .  Sierra Pacific Resources Corp/Nevada Power Co.;
 .  Central & South West Corp/American Electric Power Co.;
 .  Ohio Edison Co./Centerior Energy Corp.;
 .  Delmarva Power & Light/Atlantic Energy Inc.;
 .  Western Resources Inc./Kansas City Power & Light Co.;
 .  WPL Holdings Inc./IES Industries Inc.;
 . Public Service Co. of Colorado/Southwestern Public Service Co.; and . Union Electric Co./CIPSCO Inc.

Chase reviewed financial information including the purchase price to net income multiple and the transaction value to EBITDA multiple for the Illinova precedent transactions. Chase reviewed these Illinova precedent transaction multiples and other factors it deemed appropriate and determined which range of multiples from within the broader set of Illinova precedent transaction multiples to use to value shares of Illinova. Chase also determined that it would be appropriate to use Illinova's forecasted 1999 EPS and forecasted 1999 EBITDA to value shares of Illinova. Projections for 1999 were provided by Illinova management. The table below summarizes this analyses.

                                                   APPROPRIATE MULTIPLES
                                                       FROM ILLINOVA
                                                  PRECEDENT TRANSACTIONS
                                                ----------------------------
Price per share to forecasted 1999 EPS                   16x - 19x
Price per share to forecasted 1999 EBITDA                8x  -  9x

  Chase applied these multiples from the Illinova precedent transactions to Illinova's corresponding and financial and market statistics. Based on this analysis, Chase calculated per share equity value for Illinova from $25.70 to $30.50 based on forecasted 1999 EPS and $25.00 to $33.00 (rounded to the nearest 0.10) based on forecasted 1999 EBITDA.

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

  Chase noted that none of the precedent transactions reviewed was identical to the merger and that, accordingly, the analysis of the precedent transactions necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the target companies and/or assets and other factors (including the general market conditions prevailing in the equity capital markets at the time of the transaction) that would affect the acquisition values of the precedent transactions.

  Discounted Cash Flow Analysis. Chase performed a discounted cash flow analysis of Dynegy and Illinova, each on a stand-alone basis. Illinova supplied a 10 year projection through 2010 and Dynegy supplied a 5 year projection through 2003. In connection with this analysis, Chase assumed a range of terminal EBITDA multiples of 9.0x to 11.0x and discount rates of 9% to 12% for Dynegy and a range of terminal EBITDA multiples of 8.0x to 10.0x and discount rates of 5% to 6.5% for Illinova. From these calculations and various sensitivities, Chase compiled a range it determined was appropriate to value Dynegy and Illinova. Based on this analysis, Chase calculated the per share equity values for Dynegy from $20.00 to $25.00 and for Illinova from $27.00 to $34.50 (rounded to the nearest 0.10).

  Pro Forma Analysis of the Merger. Chase reviewed the pro forma impact of the merger on Illinova's earnings per share for the fiscal years 2000 through 2002. The analysis was performed based on the following assumptions:

 . Purvin & Gertz commodity price forecast for Dynegy's natural gas liquids business;

 .  Chevron contributing $200 million of new equity at closing;

 . all convertible preferred stock held by British Gas Atlantic Holdings and NOVA converts to Energy Convergence Class A common stock at the end of 2000;

 .  Energy Convergence issues $400 million of new equity at the end of 2000; and

 . Dynegy stock options convert into Energy Convergence options at transaction value.

  Based on this analysis on an EPS basis, the merger would be accretive by at least 12.7%, 24.4% and 36.0% to Illinova's earnings for the fiscal years 2000 through 2002.

  Convertible Preferred Analysis. Chase conducted an analysis of comparable convertible preferred stock public and private issuances of both private and public companies. Chase's review showed that the terms of the Series A preferred stock to be issued by Energy Convergence in the merger was fairly priced and had favorable terms compared to the terms of comparable private and public convertible share issuances.

  The foregoing summary does not purport to be a complete description of the analyses performed by Chase. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description.
Chase believes that its analyses must be considered as a whole, and that selecting portions of such analyses without considering all analyses and factors would create an incomplete view of the processes underlying its opinion. Chase did not attempt to assign specific weights to particular analyses. Analyses based upon forecasts of future results are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses and do not necessarily reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
None of the comparative companies is identical to Dynegy or Illinova, and none of the precedent transactions is identical to the proposed merger. Accordingly, an analysis of the comparative companies and precedent transactions is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors.

  Pursuant to an engagement letter dated April 2, 1999 between Illinova and Chase, Illinova agreed to pay Chase a success fee of $5,000,000, $2,500,000 of which has already been paid, and the other $2,500,000 will be paid upon consummation of the merger. Illinova also agreed to pay to Chase a financial advisory fee of $3,000,000, $1,500,000 of which has already been paid, and the other $1,500,000 will be paid upon consummation of the merger. These fees are payable regardless of the conclusions reached by Chase in its fairness opinion.

  Illinova has also agreed to indemnify Chase, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, The Chase Manhattan Corporation and its affiliates, including Chase, have provided commercial and investment banking services to Illinova and Dynegy, for which they have received customary

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

compensation. Chase, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Illinova retained Chase because of Chase's experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Chase and its affiliates may from time to time trade securities of Illinova and Dynegy for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short positions in such securities.

      DIRECTORS AND MANAGEMENT OF ENERGY CONVERGENCE FOLLOWING THE MERGER

DIRECTORS AND EXECUTIVE OFFICERS

  As of the effective time of the merger, the Energy Convergence board will have fourteen members, with seven members designated by the Dynegy board and seven members designated by the Illinova board. Dynegy and Illinova will select their designees from the members of their respective boards. Chevron will select three of Dynegy's designees. Mr. Watson will be one of Dynegy's designees and Mr. Bayless will be one of Illinova's designees. All of the directors will serve until Energy Convergence's next annual meeting of shareholders following the effective time. Additionally, after the merger Mr. Watson will serve as Chairman of the Board, President and Chief Executive Officer of Energy Convergence. The Energy Convergence board will elect the remaining officers of Energy Convergence based on the recommendation of the President and Chief Executive Officer.

COMMITTEES OF THE BOARD OF DIRECTORS

  The composition of the committees of the Energy Convergence board as of the effective time will be as designated prior to the effective time in a manner consistent with Energy Convergence's bylaws and reasonably acceptable to Illinova and Dynegy, with the objective being, except as noted below, that the committees have approximately equal representation from among the Dynegy director designees and the Illinova director designees. The composition of the compensation/nomination committee as of the effective time of the merger will be two non-employee directors designated by Dynegy and one non-employee director designated by Illinova. Except for the compensation/nomination committee, Chevron is entitled to designate one member of each committee.

              INTERESTS OF DYNEGY AND ILLINOVA EXECUTIVE OFFICERS
              AND DIRECTORS AND DYNEGY SHAREHOLDERS IN THE MERGER

  In considering the respective recommendations of the Dynegy board and the Illinova board with respect to the merger, you should be aware that officers of Dynegy and Illinova, including some officers who are also directors, and the directors of Dynegy have interests in the merger that are different from, or in addition to yours. The Illinova and Dynegy boards of directors were aware of these interests and considered them, among other matters, in approving the merger.

INTERESTS OF DYNEGY DIRECTORS, EXECUTIVE OFFICERS AND SHAREHOLDERS

  Dynegy's three large shareholders each designated three of the thirteen current directors of Dynegy. Stephen J. Brandon, Paul Nicholas Woollacott and Stanley I. Rubenfeld were designated by BG Holdings; Jeffrey M. Lipton, Jack S. Mustoe and A. Terrence Poole were designated by NOVA; and Darald W. Callahan, Peter J. Robertson and Patricia A. Woertz were designated by Chevron.

  In connection with executing the merger agreement, Chevron and Energy Convergence entered into a subscription agreement by which Chevron agreed to purchase between $200 million and $240 million of Energy Convergence Class B common stock immediately after the merger. The Chevron subscription agreement provides that immediately after the merger Chevron will purchase a minimum of $200 million worth of Class B common stock for a price equal to the lesser of
(a) the market price of Dynegy common stock divided by 0.69 and (b) $23.91. In addition, to the extent that BG Holdings and NOVA would not receive cash consideration for at least 75% of their Dynegy shares, Chevron has agreed to purchase up to an additional $40 million worth of Class B common stock at the same purchase price. For a further description of the Chevron subscription agreement, see "Other Agreements - Chevron Subscription Agreement."

  In connection with the Chevron subscription agreement, Chevron and Energy Convergence entered into a shareholder agreement by which the relationship between Chevron and Energy Convergence both before and after the merger will be governed. The Chevron shareholder agreement grants Chevron certain rights in connection with ensuring that Chevron will

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

be exempt from the requirements of PUHCA and will not be deemed, either as a result of the merger or afterwards, to be a public utility holding company under PUHCA. The shareholder agreement also provides that several conditions to the merger, to the extent that they involve determinations by Dynegy, will not be deemed satisfied until they have been approved by Chevron. In addition, the shareholder agreement governs Chevron's rights with respect to the amount of Energy Convergence stock it can own, the ramifications of it making objections to certain proposed actions by Energy Convergence under its bylaws, and certain other transactions. For a further description of the Chevron shareholder agreement, see "Other Agreements -Shareholder Agreement."

  As part of the transactions contemplated by the Chevron subscription agreement, Dynegy and Chevron agreed that all shares of Energy Convergence issued to Chevron in the merger would be Class B common stock. The Energy Convergence Class B common stock to be issued in the merger will have the following characteristics among others:

 . each share of Energy Convergence Class B common stock held by any entity other than Chevron or an affiliate of Chevron will immediately convert into one share of Energy Convergence Class A common stock;

 . the holders of the Class B common stock have the right to elect three directors to serve on Energy Convergence's board of directors;

 . if the directors elected by the holders of the Class B common stock present at the meeting vote against the following transactions, then, subject to the Chevron shareholder agreement, Energy Convergence will not be able to effect such transactions:

 . adoption of amendments to Energy Convergence's articles of incorporation or bylaws that would substantially and adversely affect the rights of the holders of the Class B common stock;

 . issuance of any new shares of Energy Convergence where the consideration would exceed the greater of $1.0 billion or one-quarter of the aggregate market value of Energy Convergence's common stock;

 . any disposition (other than to a venture in which Energy Convergence has a majority interest) of all or substantially all of Energy Convergence's liquids business or gas marketing business so long as there are any substantial agreements in effect between Chevron and Energy Convergence relating to such businesses;

 . any merger or consolidation of Energy Convergence or any subsidiary, any joint venture, liquidation or dissolution or bankruptcy proceeding, or any purchase of assets or issuance of stock, any of which would have a fair market value of the greater of $1.0 billion or one-quarter of the aggregate market value of Energy Convergence's common stock; or

 . any material transaction the subject of which has a fair market value of the greater of $1.0 billion or one-quarter of the market value of the Energy Convergence's common stock.

  The Class B shares will automatically convert into shares of Class A common stock on the date Chevron and its affiliates cease to own at least 15% of the outstanding voting power of Energy Convergence.

  Under Energy Convergence's articles of incorporation and the shareholder agreement with Chevron, Energy Convergence may not sell petroleum products (other than natural gas) intended for consumption or resale in certain parts of Africa, most of Asia, Australia and other areas of the Pacific west of the International Date Line, without the consent of 85% of the outstanding shares of Class A and Class B common stock of Energy Convergence, voting together as a single class. However, Energy Convergence will be permitted to conduct such activities without shareholder approval as permitted by a scope of business agreement between Dynegy and Chevron. In addition, this restriction on business activity will terminate when the scope of business agreement terminates.

  In connection with the merger, British Gas Atlantic Holdings BV entered into an agreement by which it would participate in the merger indirectly by selling 100% of the capital stock of BG Holdings, which holds all of the Dynegy stock beneficially owned by British Gas Atlantic, to Energy Convergence immediately prior to the effective time of the merger. The consideration to be paid to British Gas Atlantic will be a combination of Energy Convergence Series A preferred stock and cash. The cash to be paid to British Gas Atlantic will be prorated as if British Gas Atlantic had retained BG Holdings and BG Holdings had elected to receive 100% cash consideration in the merger. Pursuant to this agreement,

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

British Gas Atlantic and Energy Convergence agreed to indemnify each other for certain losses they may incur in connection with their respective ownership of BG Holdings.

  In the merger NOVA will receive a combination of Series A preferred stock and cash instead of a combination of Class A common stock and cash. The aggregate liquidation preference of the Series A preferred stock to be issued to NOVA and British Gas Atlantic will equal the value (based on the market price of Illinova common stock for the 20 trading days prior to the election date in the merger) of the number of shares of Energy Convergence Class A common stock which would have been issued to NOVA and BG Holdings under the merger agreement had they both elected to receive only cash in the merger. Each share of Series A preferred stock will have the following characteristics among others:

 . It will have a liquidation preference over the Class A and Class B common stock of $50 per share plus accrued and unpaid dividends.

 . It will be entitled to receive a preferential cash dividend of $3.00 per year.

 . It will be convertible into the number of shares of Class A common stock equal to the quotient of (a) the liquidation preference, plus any accrued but unpaid dividends, and (b) the product of the value of a share of Illinova common stock (based on the market price of such common stock for the 5 trading days prior to the election date in the merger) and a conversion premium. The conversion premium will be 1.22, but if Energy Convergence's unsecured senior debt is rated less than investment grade, then the parties will agree on what the conversion premium will be, except that it will be no greater than 1.18.

 . It will be entitled to the number of votes equal to the number of shares of Class A common stock into which it is convertible multiplied by the conversion premium.

  In connection with their agreement to enter into the voting agreements and receive Series A preferred stock or Class B common stock, as applicable, British Gas Atlantic, NOVA and Chevron entered into registration rights agreements with Energy Convergence.

  In considering the recommendation of the Dynegy board of directors regarding the merger, Dynegy shareholders should be aware that in addition to those interests discussed above, certain Dynegy officers and directors have employment agreements, interests under benefit plans and other arrangements that provide them with interests in the merger and related transactions that are different from, and in addition to, the interests of Dynegy's shareholders generally. Options issued under Dynegy's Employee Equity Option Plan and held by employees who enter into new employment agreements after June 14, 1999, will become immediately exercisable upon the closing of the merger. In addition, options issued under Dynegy's 1991 Stock Option Plan will become immediately exercisable if the compensation committees of the Dynegy and Illinova boards so determine.

  Prior to the merger, Energy Convergence will enter into a three-year employment agreement with Mr. C.L. Watson to serve as the President and Chief Executive Officer of Energy Convergence. This agreement will be effective upon the effective time of the merger and will supersede previous employment agreements with Dynegy. The agreement will provide for an annual base salary of $[________] and a target bonus of 100% of base salary and a maximum cash award of 200% of base salary. In addition, Mr. Watson will receive an initial grant of options with a value equal to [________]. Otherwise, the material terms of the agreement are expected to be generally consistent with the terms of his current employment agreement.

INTERESTS OF ILLINOVA DIRECTORS AND EXECUTIVE OFFICERS

  Illinova Stock Options. Illinova has issued stock options to its officers pursuant to its 1992 Long-Term Incentive Compensation Plan. The plan provides the Illinova board of directors with the discretion to accelerate the vesting of options granted under this plan. In light of the merger and as permitted by the merger agreement, the Illinova board of directors accelerated the vesting of options issued under this plan. In addition, the Illinova board extended the exercise period so that the options remain exercisable for a period of one year for employees (1) who have an employment retention agreement and (2) whose employment is terminated without good cause, as that term is used in the employee retention agreement, following a change in control or who voluntarily terminates his or her employment for good reason, as that term is used in the employee retention agreement, following a change in control. The number of vested Illinova stock options beneficially owned by the five most highly compensated executive officers of Illinova for the year

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

ended December 31, 1998 increased as a result of the accelerated vesting from 97,750 stock options to 327,750 stock options.

  Illinova Deferred Compensation Plan. Under the Illinova Executive Deferred Compensation Plan, immediately upon a change in control of Illinova, each participant of the plan will receive a lump sum payment equal to 110% of the officer's account balance as of the date of the change in control. For purposes of this plan, a change in control of Illinova will occur upon completion of the merger.

  Illinova Non-Employee Director Compensation. Illinova maintains a Comprehensive Deferred Stock Plan for Outside Directors pursuant to which eligible non-employee directors are paid retirement income based on the then market value of the Illinova common stock, plus dividend equivalents, when their service as an Illinova board member terminates. Each non-employee director of Illinova who no longer serve as a director following completion of the merger is eligible to receive these benefits under the plan. Illinova outside directors also receive an annual award of stock units, the balance of which is paid to the director in cash, either in a lump sum or in installments as the director elects, when his or her position as a director terminates. The amount of this payment is based on the then market value of Illinova common stock, plus dividend equivalents. Illinova also maintains a Deferred Compensation Plan for Certain Directors. Under this plan, outside directors may elect to defer all or any portion of their fees and stock grants until termination of their services as directors. Following termination, directors will be paid their deferred fees and stock grants in cash, either in a lump sum or in installments, in an amount based upon the Illinova common stock share price on the last business day of the month before termination.

  Change in Control Employee Retention Agreements. Illinova has in place existing change in control retention agreements with 21 executive officers of Illinova. If the officer's employment is terminated in a "termination event" following a change in control of Illinova, the officer will be entitled to the following payments and benefits:

 .  three times the officer's base salary;

 .  three times the officer's annual incentive bonus; and

 . continued participation in all benefit plans which provide health, life or disability insurance or similar coverage, for a period of 36 months following termination, or, if earlier, until the officer reaches age 65 or becomes employed by another employer; provided that, if the officer was 50 years of age or older at the time of termination, then coverage under the benefit plans will continue until the officer becomes 55, at which time, he or she will be eligible to receive the benefits extended to Illinova employees who elect early retirement.

  In addition, under their respective change in control agreements, Charles E. Bayless, President and Chief Executive Officer, George W. Miraben, Senior Vice President and Chief Administrative Officer, and William B. Conway, Jr., Senior Vice President and Chief Legal Officer, are entitled to the vesting of options held by them if their employment is continued by Illinova following a change in control, and entitled to the following benefits if their employment is terminated in a "termination event" following a change in control:

 . forgiveness of all principal and interest payments due on promissory notes with Illinova; and

 .  vesting of all benefits under the Supplemental Pension Plan.

  All payments to officers under the employee retention agreements are subject to reduction in order to avoid triggering any excise tax under Section 4999 of the Internal Revenue Code, with the exception of any forgiveness of interest payments in connection with the promissory notes between Illinova and each of Mr. Bayless, Mr. Miraben and Mr. Conway.

  A change in control of Illinova for purposes of Illinova's employee retention agreements will occur upon completion of the merger. A "termination event" means:

 . termination of the officer by Illinova without good cause, as that term is used in Illinova's employee retention agreements, within two years following a change in control;

 . termination by the officer with good reason, as that term is used in Illinova's employee retention agreements, within two years following a change in control; or

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 .  termination of the officer at the request of a potential acquiror of Illinova prior to a change in control.

  It is presently estimated, based upon certain assumptions and information available as of a recent date, that if the employment of the five most highly compensated executive officers of Illinova was terminated immediately following the merger under circumstances entitling those persons to severance benefits under Illinova's severance agreements, those persons would be entitled to cash severance benefits of approximately $6.9 million. It is also presently estimated that the cash severance benefits payable to all other Illinova officers under Illinova's severance agreements because of termination following the merger would be approximately $12.1 million.

INDEMNIFICATION AND INSURANCE

  The merger agreement requires Energy Convergence to provide indemnification and liability insurance arrangements for officers and directors of Dynegy and Illinova.

                              THE MERGER AGREEMENT

  The following summarizes the material terms of the merger agreement, a copy of which we have attached as Appendix I to this document and is incorporated into this document by reference. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

THE MERGER

  In the merger, shareholders of Dynegy and Illinova will receive varying consideration for their shares, and in particular, different holders of Dynegy stock will receive varying consideration for their shares. As a result, through the transactions contemplated in the merger agreement, British Gas Atlantic and NOVA will receive a combination of cash and Energy Convergence Series A convertible preferred stock, and Chevron will receive shares of Energy Convergence Class B common stock. All other Dynegy shareholders will receive cash or Energy Convergence Class A common stock, or a combination of the two. All Illinova shareholders will receive shares of Energy Convergence Class A common stock.

CONVERSION OF SHARES

The Illinova Shares

 . Each share of Illinova common stock will be converted into one share of Energy Convergence Class A common stock.

 .  Under Illinois law, Illinova shareholders are entitled to dissenter's rights.
   See "The Merger -- Dissenters' Rights."

The Dynegy Shares

 .  Conversion by Shareholders other than BG, Chevron and NOVA. Each share of
   Dynegy common stock not held by BG Holdings, NOVA and Chevron will, at the shareholder's option, be converted into .69 shares of Energy Convergence Class A common stock or $16.50 in cash. Approximately 40% of the total number of Dynegy outstanding shares will be converted into cash. This will result in conversion of a maximum of approximately 66.7 million shares of Dynegy common stock into cash. If you are a public shareholder of Dynegy, for each 100 shares of Dynegy common stock for which you elect to receive cash, you will receive cash consideration with respect to no less than 64 shares of Dynegy common stock and no more than 83 shares of Dynegy common stock. All remaining shares of Dynegy common stock held by shareholders other than the three large shareholders will be converted into .69 shares of Energy Convergence Class A common stock.

 . Fractional Shares. Any fractional shares of Dynegy common stock will be converted into cash at a rate of $16.50 per share regardless of the shareholder's election. See "-- Fractional Shares."

 . Chevron. Each outstanding share of Dynegy preferred stock, all of which Chevron owns, and each share of Dynegy common stock that Chevron owns will be converted into .69 shares of Energy Convergence Class B common stock.

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 .  NOVA. NOVA will receive a combination of cash and shares of Energy
   Convergence Series A convertible preferred stock, instead of Energy Convergence Class A common stock, in exchange for the shares of Dynegy common stock that NOVA holds. The proportion of Series A convertible preferred stock and cash received will be determined through the same proration process discussed above.

 . BG Holdings. Through the BG stock purchase agreement, British Gas Atlantic will receive a combination of cash and shares of Energy Convergence Series A convertible preferred stock, instead of Energy Convergence Class A common stock, in exchange for the sale of all of the outstanding stock of BG Holdings to Energy Convergence. The proportion of Series A convertible preferred stock and cash received will be determined through the same proration process discussed above.

ELECTION OF CONSIDERATION BY DYNEGY SHAREHOLDERS

  Shortly before the closing of the merger, Dynegy shareholders will be sent an election form pursuant to which they can elect to receive either stock or, subject to pro ration, cash in the merger. These election forms will be due two business days before the closing - Dynegy will publicly announce this date once it is established - and until that time the elections may be changed. Dynegy shareholders will be required to send completed and signed election forms to Dynegy's exchange agent, Chase Mellon Shareholder Services LLC. If a Dynegy shareholder does not submit an election form he will be deemed to have elected to receive stock.

EXCHANGE OF STOCK CERTIFICATES

  Within five business days after the effective date of the merger, an exchange agent will mail you a letter of transmittal and instructions for exchanging your Dynegy or Illinova stock certificates for shares of Energy Convergence Class A common stock. Dynegy shareholders will also receive cash instead of any fractional shares, in addition to the shareholder's cash election, if any.
After surrendering the stock certificate to the exchange agent, together with the executed letter of transmittal, you will be entitled to receive shares of Energy Convergence Class A common stock and any cash payable for fractional shares, in addition to the cash election (subject to proration), if any. The exchange agent for Dynegy shareholders is Chase Mellon Shareholder Services, LLC and the exchange agent for Illinova shareholders is Illinova Corporation Shareholder Services.

  Chevron will surrender certificates of Dynegy preferred stock and common stock, and will receive Energy Convergence Class B common stock. NOVA will surrender certificates of Dynegy common stock and will receive a combination of cash and Energy Convergence Series A convertible preferred stock. British Gas Atlantic will transfer all outstanding shares of BG Holdings stock to Energy Convergence and will receive from Energy Convergence a combination of cash and Energy Convergence Series A convertible preferred stock.

  No Further Ownership Rights in Dynegy Stock or Illinova Stock. All shares of Energy Convergence stock and cash paid in exchange for certificates of Dynegy stock or Illinova stock will be considered to have been exchanged in full payment for your shares. After the closing of the merger, Dynegy's and Illinova's transfer agents will not register transfers of shares that were outstanding before the closing. If shares of Dynegy stock or Illinova stock are presented to Dynegy, Illinova or Energy Convergence for one year after the merger for any reason, the certificates will be canceled and converted according to the terms of the merger agreement.

  Fractional Shares. Energy Convergence will not issue fractional shares of common stock to Dynegy shareholders in the merger. Instead of fractional shares, Energy Convergence will pay cash without interest to holders of Dynegy common stock at a rate of $16.50 per share of Dynegy common stock who would otherwise have received a fraction of a share of Energy Convergence Class A common stock, Class B common stock or Series A convertible preferred stock.

  Failure to Exchange. If you have not exchanged your Dynegy or Illinova stock certificates within one year after the effective date of the merger, you will have to contact Energy Convergence to exchange your Dynegy or Illinova stock for Energy Convergence stock and cash and you may only look to Energy Convergence as a general creditor to exchange such certificates. If you have not exchanged your Dynegy or Illinova stock certificates within six years after the effective date of the merger, any consideration to which you are entitled will become the property of Energy Convergence to the extent permitted by applicable law.

  Dividends and Distributions. Energy Convergence will not pay to a shareholder any dividends it declared or any cash payable at the election of the shareholder or in lieu of fractional shares until the shareholder has exchanged the Dynegy or

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Illinova share certificates for shares of Energy Convergence. Following surrender of any Dynegy or Illinova certificates you may hold, Energy Convergence will pay you, without interest, the amount of any dividends declared by Energy Convergence to which you are entitled and any cash payable in lieu of issuing fractional shares of Energy Convergence stock.

  Lost Certificates. If your stock certificates of Dynegy or Illinova are lost, stolen, or destroyed before the closing of the merger, you must submit an affidavit of that fact and, if required by Energy Convergence, you must post a bond in a reasonable amount as determined by Energy Convergence as indemnity against any potential claim regarding the lost certificates. In exchange for lost, stolen or destroyed stock certificates, after you have made the affidavit and posted the bond, the exchange agent will issue to you shares of Energy Convergence stock and any cash payable for fractional shares. The exchange agent will also pay any unpaid dividends and distributions on shares of Energy Convergence stock that are deliverable upon the Energy Convergence stock.

REPRESENTATIONS AND WARRANTIES

  The merger agreement contains customary representations and warranties of Dynegy and Illinova relating to various aspects of the respective businesses and financial statements of the parties and other matters, including, among other things, corporate organization, SEC filings and authorization of the merger. The representations and warranties expire at the effective time of the merger.

MATERIAL COVENANTS

  Conduct of Business

  From the date of the merger agreement until the closing, Illinova and Dynegy have agreed to continue to operate their respective businesses according to their customary course of business, subject to exceptions included in the merger agreement and disclosure schedules to the merger agreement.

  Additional Covenants

  The merger agreement also provides that, from the date of the merger agreement until the closing, Illinova and Dynegy and their respective subsidiaries will not, without the consent of the other:

 .  amend their charters or bylaws;

 . declare, set aside or pay dividends on or make other distributions on any of its stock, except for dividends consistent with past practice, or intercompany dividends from subsidiaries;

 . repurchase, redeem or otherwise acquire any shares of their stock or other securities other than intercompany acquisitions of stock;

 . merge or consolidate with any other entity or make any new material acquisitions of assets in excess of $20,000,000 individually or $75,000,000 in the aggregate, or enter into a new line of business;

 . dispose of material assets outside the ordinary course of business with an aggregate fair market value exceeding $20,000,000 singularly or $75,000,000 in the aggregate other than sales of petroleum liquids, electricity, gas and coal in the ordinary course of business;

 . settle any material tax audit, make or change any material tax election or file any material amended tax return;

 . issue any stock or securities convertible into shares of stock, with some exceptions;

 . incur indebtedness outside the ordinary course of business or pursuant to existing credit arrangements;

 . fail to make any required contribution to any employee benefit plan, increase the compensation or other benefits of, or modify employment or severance agreements with, any officer or former employee, with some exceptions;

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 .  settle litigation outside the ordinary course of business;

 . make any material change in their accounting policies except as required by GAAP;

 .  take any action that would give rise to a claim under the WARN Act;

 . change the terms of current agreements with brokerage firms unless more favorable terms will result;

 .  engage in certain hedging activities outside the ordinary course of business;

 .  materially change employee benefit plans;

 . elect cash payments in exchange for terminating awards under employee stock option plans; or

 . engage in activities that would change their status under PUHCA, or impair the exemption status of Illinova, Energy Convergence or any of their subsidiaries under PUHCA.

  No Solicitation

  Pursuant to the merger agreement each of Dynegy and Illinova has agreed that it will not solicit, initiate or encourage any proposal for a merger or similar transaction. This includes engaging in negotiations with or giving any nonpublic information to any person that has made or may be considering making such a proposal.

  However, if required by their fiduciary duties under law, the merger agreement permits Dynegy and Illinova to furnish information to, and enter into negotiations with, any party that has indicated its willingness to make an unsolicited offer relating to a proposal for a merger or similar transaction if the board of either Dynegy or Illinova has determined that the third party has the good faith intent to proceed with negotiations and the financial capability to consummate such a proposal.

  Each company has agreed to inform the other of any merger or similar proposal or any discussions or negotiations regarding such a proposal. Each company has also agreed to use all reasonable efforts to keep the other party informed of the status and terms of any developments with respect to such discussions or negotiations.

  Stock Plans

  After the closing of the merger, each outstanding option to purchase Illinova common stock or Dynegy common stock will become an option to acquire Energy Convergence Class A common stock. The terms and conditions of the replacement Energy Convergence option will be the same as the pre-existing Dynegy or Illinova option it replaces. The option will be for the number of shares of Energy Convergence Class A common stock the option holder would have been entitled to receive in the merger if the holder had exercised the option immediately before the merger and had elected to receive all stock.

  With respect to Energy Convergence options which replace Dynegy options, the exercise price per share after the merger will be equal to the exercise price immediately before the merger divided by 0.69.

  The exercise price per share of each Energy Convergence option that replaces an Illinova option will be equal to the exercise price per share prior to the merger.

  For both Dynegy and Illinova stock options, for any option to which Section 421 of the tax code applies because of the qualifications under Section 422 or 423 of the tax code, the exercise price, the number of shares purchasable pursuant to the Illinova stock option and the terms and conditions of exercise of the Dynegy and/or Illinova stock options will comply with Section 424(a) of the tax code.

  As of the record dates for the shareholders' meetings, options to acquire [___________] shares of Illinova common stock and [___________] shares of Dynegy common stock were outstanding.

  Energy Convergence will reserve for issuance a sufficient number of shares of Energy Convergence Class A common stock for delivery under the Illinova stock plans and the Dynegy stock plans. As soon as practicable after the closing of the

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merger, Energy Convergence will file or amend one or more statements on Form S-8 for the shares of Energy Convergence Class A common stock subject to the options and will use reasonable efforts to maintain the effectiveness of that registration statement for as long as the options remain outstanding.

  Director and Officer Indemnification

  Energy Convergence will indemnify the present and former directors and officers of Dynegy, Illinova and their respective subsidiaries and fiduciaries under their benefit plans against all losses, damages, costs or expenses (including attorneys' fees), liabilities or amounts paid in settlement arising out of actual or alleged actions or omissions existing at or before the effective date of the merger. The indemnification will be to the fullest extent permitted under Illinois law or Energy Convergence's articles of incorporation and bylaws in effect on the date of such indemnification and Dynegy's and Illinova's indemnification obligations in effect as of the date of the merger agreement. Energy Convergence will also be obligated to advance expenses as incurred to the fullest extent permitted by law. The determination of compliance with the indemnification requirements will be made by independent counsel mutually acceptable to Energy Convergence and the indemnified person.

  For six years after the effective date of the merger, Energy Convergence will maintain Illinova's and Dynegy's existing directors' and officers' liability insurance policies covering the existing directors and officers to the extent related to liabilities prior to the merger. The coverage will be at least as favorable as the existing coverages. However, Energy Convergence will not be required to spend over 150% of the higher of the annual premium paid by Dynegy or Illinova for its existing coverage.

  Employee Matters; Benefit Plans

  Dynegy and Illinova will evaluate their personnel needs and consider continuing the employment of certain employees (including employees of their respective subsidiaries) on a case-by-case basis. Dynegy, Illinova, and their respective subsidiaries will not, with respect to any executive officers who receive more than $200,000 aggregate salary and bonus, amend any existing employment contracts, grant any options, restricted stock or similar benefits or otherwise materially modify the financial aspects of employment arrangements, except to the extent contractually obligated to.

  Energy Convergence will assume the obligations of Illinova and Dynegy under their benefit plans. Energy Convergence initially will provide the employees of Dynegy and Illinova who are retained by Energy Convergence after the merger with the same base salary as before the merger, and will permit employees to continue to participate in the same employee benefit plans after the merger, except to the extent those plans are terminated in which event Energy Convergence will take the actions necessary to enable the employees to participate in comparable plans.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

  The obligations of Illinova and Dynegy to effect the merger is subject to fulfillment or waiver of the following conditions:

 . approval of the Illinova merger by the Illinova shareholders and the Dynegy merger by the Dynegy shareholders;

 . the absence of any statute, judgment, injunction, order or other legal restraint prohibiting, restraining, enjoining or restricting the consummation of the merger;

 . the absence of any statute, judgment, injunction, order or other legal restraint restricting or awarding any monetary recovery with respect to Chevron's ownership or voting of its shares of Energy Convergence Class B common stock;

 . receipt of approvals and completion of filings with government entities or regulatory bodies, including any exemption under PUHCA;

 . approval for listing on the NYSE of the shares of Energy Convergence Class A common stock to be issued in the merger and upon exercise of Illinova options;

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 .  the purchase of the stock of BG Holdings by Energy Convergence contemplated by the stock purchase agreement will have closed; and

 . the ancillary agreements, including the voting agreements, registration rights agreements, BG Holdings stock purchase agreement and the related guaranty of British Gas Overseas Holdings, Chevron subscription agreement, and the shareholder agreement, shall have been executed and delivered by the other parties and shall be in full effect.

  In addition to the above, the obligation of Illinova to complete the merger is subject to the satisfaction or waiver of the following conditions:

 . Dynegy has materially performed all obligations required to be performed by it under the merger agreement;

 . the representations and warranties of Dynegy in the merger agreement are true and correct both as of the date of the merger agreement and the effective date of the merger, except inaccuracies resulting solely from conditions generally existing in the natural gas or electricity marketing industry, the petroleum liquids industry or the electric power generation industry after the date of the merger agreement;

 . all actions to be taken by Dynegy and all documents, instruments and certificates to be delivered by Dynegy in connection with the merger are satisfactory to Illinova;

 . from the date of the merger agreement through the closing of the merger, there has not occurred a material adverse effect on the business of Dynegy; and

 .  Dynegy has taken appropriate action so that the ownership interest of Energy
   Convergence in Dynegy "qualifying cogeneration facilities" or "qualifying small power production facilities" as those terms are defined in Public Utility Regulatory Policies Act of 1978, will not result in a material adverse effect on the business of Dynegy.

  Similarly, the obligation of Dynegy to complete the merger is subject to the satisfaction or waiver of the following conditions:

 . Illinova has materially performed all obligations required to be performed by it under the merger agreement;

 . the representations and warranties of Illinova in the merger agreement are true and correct both as of the date of the merger agreement and the effective date of the merger, except inaccuracies resulting solely from conditions generally existing in the electric utility or gas distribution industries after the date of the merger agreement;

 . from the date of the merger agreement through the closing of the merger, there has not occurred a material adverse effect on the business of Illinova;

 . all actions to be taken by Illinova and all documents, instruments and certificates to be delivered by Illinova in connection with the merger are satisfactory to Dynegy;

 . Illinova has sold the Clinton nuclear facility on terms contemplated by the merger agreement or otherwise on terms satisfactory to Dynegy and Chevron;

 . after filing an application for exemption from registration under PUHCA, Chevron shall either have received an exemption order from the SEC or have not received an adverse ruling or objection from the SEC with respect to Chevron's proposed exemption. If an objection is received, Chevron has agreed to file a revised application, provided that the parties to the shareholder agreement among Energy Convergence, Dynegy, Illinova and Chevron agree upon any appropriate modifications to the shareholder agreement within 90 days after the receipt of an objection from the SEC; and

 .  the ICC has issued a certification under Section 33 of PUHCA allowing
   Chevron, its parent, or any subsidiary company of such parent to acquire and maintain an interest in the business of one or more "foreign utility companies" as defined in PUHCA, or Illinova has provided evidence reasonably satisfactory to Dynegy and Chevron that such certification is unnecessary.

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TERMINATION

  The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval by the shareholders of Dynegy or
Illinova:

a)  by mutual written consent of Dynegy and Illinova; or

b)  by either Dynegy or Illinova if:

 .  the merger has not occurred by May 31, 2000;

 . the other party is in material breach of the merger agreement and this breach is not cured in all material respects within 20 business days after notice of the breach;

 . any law, rule or regulation makes completion of the merger illegal or if any final and nonappealable judgment, injunction, order or decree of a court or other governmental authority of competent jurisdiction restrains or prohibits the completion of the merger;

 . the Dynegy or Illinova shareholders fail to approve the merger at a duly held meeting of shareholders;

 . the board of the other party withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to the other party or the board recommends any merger or similar proposal to its shareholders or resolves to do any of the foregoing;

 . a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the other party entitled to vote for directors is begun, and the board of the other party does not recommend that its shareholders not tender their shares into the tender or exchange offer; or

 . if the other party accepts a superior proposal and pays the applicable termination fee to the other party as described below.

  The term "superior proposal" means an unsolicited bona fide proposal made by a third party relating to a merger or similar proposal on terms that the applicable board determines it cannot reject in favor of the merger, based on applicable fiduciary duties and the advice of its outside counsel.

TERMINATION FEES AND EXPENSES

  The merger agreement provides that, except as provided below, all expenses incurred by the parties will be borne by the party that has incurred such expenses. If the merger agreement is terminated for any reason, Illinova and Dynegy will share equally the expenses relating to this document and all regulatory filing fees.

  If Dynegy or Illinova terminates the merger agreement because the approval of Dynegy's or Illinova's respective shareholders is not obtained, then the party whose shareholders have not approved the merger will pay the other party's reasonably documented expenses up to $7.5 million.

  The merger agreement provides for the payment by either party to the other of a termination fee of $85 million, plus expenses up to $7.5 million, if the merger agreement is terminated in the following circumstances:

  Payment of a Termination Fee by Dynegy. If the merger agreement is terminated, Illinova will be entitled to a termination fee:

 .  immediately upon termination by Illinova if the Dynegy board:

a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Illinova and there is currently outstanding or there has been outstanding a Dynegy acquisition proposal that a nationally recognized investment bank believes is reasonably capable of being consummated,

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b)  does not recommend that the Dynegy shareholders not tender or exchange their shares pursuant to a tender offer or exchange offer for 50% or more of the outstanding Dynegy common stock, and the merger fails to occur, or

c)  accepts a superior proposal;

 .  upon satisfaction of the conditions described below, if the Dynegy board:

a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Illinova,

b)  recommends any  acquisition proposal to the Dynegy shareholders, or

c) does not recommend that the Dynegy shareholders not tender or exchange their shares pursuant to a tender offer or exchange offer for 50% or more of the outstanding Dynegy common stock; or

 . upon satisfaction of the conditions described below, in the event of a material breach of the merger agreement by Dynegy.

  If the merger agreement is terminated under any of the circumstances set forth in the second or third bullet points above Dynegy will only be obligated to pay Illinova the termination fee if within 18 months after such termination:

 . Dynegy consummates a transaction that would constitute an acquisition proposal,

 . Dynegy enters into a definitive agreement providing for an acquisition proposal that has been approved by the Dynegy board, or

 . any person or "group" acquires beneficial ownership or the right to acquire beneficial ownership of 50% or more of the Dynegy voting stock and Dynegy has taken any action for the benefit of such person facilitating the acquisition by such person or group of such beneficial ownership.

  Dynegy will not be obligated to pay Illinova a termination fee under any circumstance if the Illinova board withdraws, modifies or changes its recommendation of the merger agreement or the merger or if the Illinova shareholders fail to approve the merger agreement and the merger.

  Payment of a Termination Fee by Illinova. If the merger agreement is terminated, Dynegy will be entitled to a termination fee:

 .  immediately upon termination by Dynegy if the Illinova board:

a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Illinova and there is currently outstanding or there has been outstanding an Illinova acquisition proposal that a nationally recognized investment bank believes is reasonably capable of being consummated,

b) does not recommend that the Illinova shareholders not tender or exchange their shares pursuant to a tender offer or exchange offer for 50% or more of the outstanding Illinova common stock, and the merger fails to occur, or

c)  accepts a superior proposal;

 .  upon satisfaction of the conditions described below, if the Illinova board:

a) withdraws, modifies or changes its recommendation of the merger agreement or the merger in a manner adverse to Dynegy,

b)  recommends any other acquisition proposal to the Illinova shareholders, or

c) does not recommend that the Illinova shareholders not tender or exchange their shares pursuant to a tender offer or exchange offer for 50% or more of the outstanding Illinova common stock; or

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 .  upon satisfaction of the conditions described below, in the event of a material breach of the merger agreement by Illinova.

  If the merger agreement is terminated under any of the circumstances set forth in the second and third bullet points above Illinova will only be obligated to pay Dynegy the termination fee if within 18 months after such termination:

 . Illinova consummates a transaction that would constitute an acquisition proposal,

 . Illinova enters into a definitive agreement providing for an acquisition proposal that has been approved by the Illinova board, or

 . any person or "group" acquires beneficial ownership or the right to acquire beneficial ownership of 50% or more of the Illinova voting stock and Illinova has taken any action for the benefit of such person facilitating the acquisition by such person or group of such beneficial ownership.

  Illinova will not be obligated to pay Dynegy a termination fee under any circumstance if the Dynegy board withdraws, modifies or changes its recommendation of the merger agreement or the merger or if the Dynegy shareholders fail to approve the merger agreement and the merger.

  The term "acquisition proposal" means any offer or proposal for, or any indication of interest in (1) a merger or business combination involving Dynegy or Illinova or (2) any at their subsidiaries, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, either Dynegy or Illinova (other than the merger). With respect to Dynegy, any offer, proposal or indication of interest with respect to Dynegy's business related to the fractionation and processing of natural gas to produce natural gas liquids, and the transporting and marketing of natural gas liquids is not an "acquisition proposal."

AMENDMENT AND WAIVER

  The merger agreement may be amended or supplemented in writing before the effective date of the merger by Dynegy and Illinova except as otherwise provided by law.

  However, after the Illinova shareholders approve the merger agreement, there may not be any change to the conversion ratio of Energy Convergence stock to either Dynegy stock or Illinova stock or the termination date of the merger agreement, or any other change that is materially adverse to the Illinova shareholders, without further approval of the Illinova shareholders. Likewise, after the Dynegy shareholders approve the merger agreement, there may not be any change to the conversion ratio, the amount or nature of consideration payable in the merger per share of Dynegy stock or the termination date of the merger agreement, or any other change that is materially adverse to the Dynegy shareholders, without further approval of the Dynegy shareholders.

                                OTHER AGREEMENTS

  The following summarizes the material terms of the voting agreements between Illinova and each of Chevron, BG Holdings and NOVA, the BG Holdings stock purchase agreement, the British Gas Atlantic/NOVA registration rights agreement, the Chevron subscription agreement, the shareholder agreement and the Chevron registration rights agreement.

VOTING AGREEMENTS

  Each of Chevron, BG Holdings and NOVA entered into voting agreements with Illinova relating to voting of its Dynegy stock. Chevron, BG Holdings and NOVA hold collectively approximately 76% of the voting power of the outstanding capital stock of Dynegy. Therefore, acting together they are able to control the vote of the Dynegy shareholders on the merger proposal.

  The voting agreements provide that, unless the board of directors of Dynegy withdraws its recommendation for the merger, each of Chevron, BG Holdings and
NOVA:

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 .  will attend in person or by proxy the Dynegy special meeting or any other
   Dynegy shareholders' meeting held for the purpose of acting on the merger agreement and vote all shares of Dynegy common stock for approval and adoption of the merger agreement, the merger, and any related actions;

 . will timely execute and deliver any written consent in favor of the approval and adoption of the merger agreement, the merger, and any related actions; and

 . will vote against any offer or proposal for a merger or other business combination involving Dynegy or its subsidiaries other than the merger and any offer or proposal relating to the acquisition of Dynegy's fractionation and processing of natural gas and the transporting and marketing of such natural gas liquids.

  Additionally, under their respective voting agreements each of BG Holdings and NOVA granted Illinova an irrevocable proxy to vote shares of Dynegy common stock at any meeting of Dynegy shareholders relating to the merger.

  Chevron, BG Holdings and NOVA also agreed not to sell, pledge, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of, any Dynegy shares.

  The voting agreements will terminate upon

 .  the termination of the merger agreement, or

 .  any amendment or change to the merger agreement that

 .  changes the exchange ratio in the merger,

 . changes the amount and nature of the merger consideration payable per share of Dynegy stock,

 .  changes the termination date of the merger agreement, or

 .  materially adversely affects a party to the voting agreement.

BG HOLDINGS STOCK PURCHASE AGREEMENT

  Energy Convergence and British Gas Atlantic Holdings BV entered into a stock purchase agreement under which Energy Convergence will acquire all of the outstanding stock of BG Holdings immediately before the closing of the merger. BG Holdings will become a subsidiary of Energy Convergence and will continue to hold shares of Dynegy common stock after the merger. In exchange for the stock of BG Holdings, Energy Convergence will pay to British Gas Atlantic the amount of cash and stock that BG Holdings would have received in the merger if BG Holdings had elected to receive cash in the merger, except that Energy Convergence will issue shares of Series A preferred stock to British Gas Atlantic instead of the shares of Class A common stock that would be otherwise issued in the merger.

  To insulate Energy Convergence from any potential liabilities arising from the operations of BG Holdings prior to the merger, the stock purchase agreement provides for British Gas Atlantic to indemnify Energy Convergence with respect to certain unreserved liabilities of BG Holdings immediately prior to the closing of the merger, including tax liabilities. Similarly, the stock purchase agreement provides that Energy Convergence will indemnify British Gas Atlantic with respect to certain liabilities of BG Holdings arising as a result of the merger, including tax liabilities.

BRITISH GAS ATLANTIC/NOVA REGISTRATION RIGHTS AGREEMENT

  Energy Convergence has granted British Gas Atlantic and NOVA registration rights for shares of Series A preferred stock and shares of Class A common stock issued or issuable upon conversion of the Series A preferred stock held by each of them following the merger. Starting nine months after the merger, British Gas Atlantic and NOVA have the right on four occasions to require Energy Convergence to initiate a registered public offering for all the shares requested to be sold by each of British Gas Atlantic or NOVA. British Gas Atlantic and NOVA may collectively exercise their rights to request a registration once during each 180 day period. Additionally, British Gas Atlantic and NOVA have the right, collectively, to participate in and sell shares of stock held by them during any public offering of Energy Convergence stock whether offered by Energy Convergence or any other shareholder. For a period of three years after the merger, Energy Convergence is prohibited from granting to other shareholders registration rights superior to those granted to British Gas

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Atlantic and NOVA without also offering such superior registration rights to
British Gas Atlantic and NOVA. Additionally, British Gas Atlantic and NOVA are entitled to priority over Chevron with respect to certain of their registration rights.

CHEVRON SUBSCRIPTION AGREEMENT

  Chevron entered into a subscription agreement with Energy Convergence in which Chevron agreed to purchase additional shares of Class B common stock for an aggregate purchase price of between $200 million to $240 million. The aggregate amount of Chevron's purchase will depend on the amount of cash available in the merger to pay to British Gas Atlantic under the BG Holdings stock purchase agreement and to NOVA under the merger agreement. To the extent British Gas Atlantic and NOVA would receive less than 75 percent cash in exchange for shares of BG Holdings and Dynegy common stock in the merger, Chevron will increase its investment from $200 million up to a maximum of $240 million. Chevron will purchase the additional shares of Class B common stock for a per share purchase price equal to the lesser of (a) $23.91 or (b) the 20-day average closing price of the Dynegy common stock for the period ending two business days prior to the closing of the merger divided by 0.69.

SHAREHOLDER AGREEMENT

  Chevron has entered into a shareholder agreement with Energy Convergence, Illinova and Dynegy governing certain aspects of the relationship of Chevron and Energy Convergence both before and after the merger.

  The shareholder agreement requires Chevron to file with the SEC an application seeking an exemption or exclusion from the registration requirements under PUHCA that would otherwise apply to Chevron by virtue of its ownership interest in Energy Convergence. The shareholder agreement addresses what happens if the SEC staff denies or objects to the application or supports the application subject to certain modifications. If, prior to the closing of the merger, the SEC denies or objects to the application, the parties will explore modifications to their agreements to address the bases for the SEC objections. If the parties cannot agree on a modification of their agreements, any party may terminate the shareholder agreement, which will automatically terminate the merger agreement. Additionally, if the PUHCA exemption application is denied or conditionally granted after the closing of the merger, Energy Convergence is obligated to take all necessary actions to ensure that Chevron will qualify for an exemption under PUHCA. These actions may include a divestiture of Energy Convergence's public utility assets.

  The shareholder agreement also provides that the merger will not occur unless the Clinton nuclear facility has been sold upon the terms set forth in the merger agreement or otherwise on terms acceptable by Chevron. Additionally, under the shareholder agreement the merger will not occur unless the ICC has issued a certification allowing Chevron and its affiliates to own or acquire interests in one or more "foreign utility companies" as defined in PUHCA or Illinova has provided evidence reasonably satisfactory to Chevron that such certification is unnecessary.

  The shareholder agreement contains rights relating to and limitations on acquisitions of common stock by Chevron. Chevron is entitled to preemptive rights to acquire shares of common stock in proportion to its existing ownership of Energy Convergence stock, whenever Energy Convergence issues shares of stock or securities convertible into stock. In addition, Chevron may freely acquire up to 40 percent of the outstanding voting securities of Energy Convergence. However, should any acquisition by Chevron require Chevron to register under PUHCA, Energy Convergence has no obligation to take any action to avoid that registration. If Energy Convergence subsequently redeems or repurchases any shares, Chevron is not required to reduce its ownership interest, even if Chevron's resulting ownership interest is in excess of 40%. Any shares of Class A common stock acquired by Chevron will automatically convert into Class B common stock.

  If Chevron acquires more than 40 percent of the voting securities, it must make an offer to acquire all of the outstanding stock of Energy Convergence. For the first year after the merger closes, Chevron may not make any such offer unless a third person seeks to acquire a 15% voting interest in Energy Convergence. Thereafter, Chevron may make such an offer at any time. Any offer by Chevron for all of the outstanding stock is subject to an auction process. The shareholder agreement contains detailed provisions governing the auction but, in general, Chevron at its election may either (1) participate in the auction without any special priority or other rights vis-a-vis other bidders, or
(2) not participate in the auction and instead have the right to purchase all of the outstanding stock of Energy Convergence at 105% of the bid selected by Energy Convergence's board of directors. If Chevron agrees to purchase Energy Convergence at 105% of the selected bid, the purchase agreement will contain customary termination provisions including a 5% termination fee. If Chevron is not the successful bidder under either process, it is obligated to vote in favor of the bid or tender its Energy

Convergence shares, as the case may be. However, if Chevron is the successful bidder, but Energy Convergence subsequently terminates the agreement (and pays Chevron the 5% termination fee), Chevron is free to tender for any and all stock of Energy Convergence and to pursue any rights and remedies available to it, and Chevron would not be required to support any alternative transaction which Energy convergence might then wish to pursue. Except in conjunction with a permitted offer, Chevron may not become a participant in the solicitation of proxies concerning any acquisition of voting securities of Energy Convergence.

  The shareholder agreement generally prohibits Chevron from selling or transferring any shares of Class B common stock for a period of one year following the closing of the merger, except a transfer to an affiliate of Chevron or if Chevron is required to sell or transfer any shares by any governmental regulatory authority. After the one year restriction, Chevron may sell or transfer shares of Class B common stock in the following transactions:

 .  in a widely-dispersed public offering, or

 . a sale to an unaffiliated third party, provided that Energy Convergence is given the opportunity to purchase, or to find a different buyer to purchase, the shares proposed to be sold by Chevron.

Upon the sale or transfer to any person other than an affiliate of Chevron, the shares of Class B common stock are automatically converted into shares of Class A common stock.

  The shareholder agreement provides that Energy Convergence may require Chevron and its affiliates to sell all of the shares of Class B common stock under certain circumstances. These rights are triggered if Chevron or its board designees block any of the following transactions two times in any 24 month period or three times over any period of time:

 . the issuance of new shares of stock where the aggregate consideration to be received exceeds the greater of $1 billion or one-quarter of Energy Convergence's total market capitalization,

 . any disposition of substantially all of the gas marketing or liquids lines of business as conducted by Dynegy prior to the closing of the merger,

 . any merger, consolidation, joint venture, liquidation, dissolution, bankruptcy, acquisition of stock or assets, or issuance of common or preferred stock, any of which would result in payment or receipt of consideration having a fair market value exceeding the greater of $1 billion or one-quarter of Energy Convergence's total market capitalization, or

 . any other transaction or series of related transactions having a fair market value exceeding the greater of $1 billion or one-quarter of Energy Convergence's total market capitalization.

  A block consists of a vote against a proposed transaction by either (a) all of Chevron's representatives on the board of directors present at the meeting where the vote is taken (if the transaction would otherwise be approved by the board of directors) or (b) any of the Class B common stock held by Chevron and its affiliates if the transaction otherwise would be approved by at least two-thirds of all other shares entitled to vote on the transaction, excluding shares held by management, directors or subsidiaries of Energy Convergence.

  In general, if Energy Convergence exercises its rights to cause Chevron to sell its shares, the process Chevron must follow to sell the shares - and Illinova's rights to purchase the shares - are similar to those applicable to other sales by Chevron.

  The shareholder agreement also prohibits Energy Convergence from taking the following actions:

 . issuing any shares of Class B common stock to any person other than Chevron and its affiliates,

 . amending any provisions in the articles of incorporation or bylaws which, in each case, contain or implement the special rights of holders of Class B common stock, without the consent of the holders of the shares to Class B common stock or the three directors elected by such holders,

 . adopting a shareholder rights plan, "poison pill" or similar device that prevents Chevron from exercising its rights to acquire shares of common stock or from disposing of its shares when required by Energy Convergence, and

 . acquiring, owning or operating a nuclear power facility, other than being a passive investor in a publicly-traded company that owns a nuclear facility.

   The provisions of the shareholder agreement terminate as follows:

 . The limitations on acquisitions and transfers by Chevron, the buyout rights, the restrictions on certain actions of Energy Convergence and Chevron's preemptive rights all terminate on the date Chevron and its affiliates cease to own shares representing at least 15 percent of the outstanding voting power of Energy Convergence. At such time all of the shares of Class B common stock held by Chevron would convert to shares of Class A common stock, and

 .  The remaining provisions (primarily relating to PUHCA) terminate on the date
   Chevron and its affiliates cease to own shares representing at least 10 percent of the outstanding voting power of Energy Convergence.

CHEVRON REGISTRATION RIGHTS AGREEMENT

  Energy Convergence has granted Chevron registration rights for the Class A common stock underlying the Class B common stock to be held by Chevron following the merger. Starting one year after the merger, Chevron has the right on eight occasions to require Energy Convergence to initiate a public offering for all the shares requested to be sold by Chevron. Chevron may exercise its rights to request a registration once during any 180 day period. Additionally, Chevron has the right to participate in and sell shares of stock held by it during any public offering of Energy Convergence stock whether offered by Energy Convergence or any other shareholder. In the Chevron registration rights agreement, Chevron has made certain agreements with British Gas Atlantic and NOVA by which British Gas Atlantic and NOVA will have preferential rights with respect to registrations in which Chevron may participate for two years after the effective time of the merger. For a period of three years after the merger, Energy Convergence may not grant registration rights to other shareholders superior to those granted to Chevron without also offering such superior registration rights to Chevron.

AFFILIATE AGREEMENTS

  In connection with the merger, all shareholders who are also affiliates of each of Dynegy and Illinova entered into affiliate agreements. Those parties agreed:

 . not to transfer their shares of stock unless the transferee agrees to be bound by the terms of the voting agreement,

 .  not to grant a proxy with respect to their shares, and

 .  not to solicit or vote in favor of any transaction competing with the merger.

  In addition, in each of their affiliate agreements, Mr. C.L. Watson and Mr. Stephen Bergstrom agreed to elect to receive stock consideration in the merger in exchange for their shares of Dynegy common stock.

              OWNERSHIP OF DYNEGY, ILLINOVA AND ENERGY CONVERGENCE

  The following tables contain information about the beneficial ownership of Energy Convergence capital stock, on a pro forma basis as if the merger has been completed, by the persons listed based on their ownership of Dynegy capital stock or Illinova common stock as of March 31, 1999. With respect to the persons listed in the Dynegy table, the pro forma beneficial ownership of Energy Convergence capital stock listed for each person includes only shares of capital stock of Energy Convergence issued in exchange for the shares of Dynegy capital stock held by that person. With respect to the persons listed in the Illinova table, the pro forma beneficial ownership of Energy Convergence capital stock listed for each person includes only shares of Class A common stock of Energy Convergence issued in exchange for the shares of Illinova common stock held by such person. Unless otherwise indicated, to our knowledge, each person listed below has sole voting and investment power over their shares of capital stock, unless each person shares ownership with his spouse.

  The following tables assume that 5% of the public shareholders of Dynegy elect to receive cash consideration in the merger in exchange for their shares of Dynegy common stock, resulting in approximately 143.0 million shares of capital stock being outstanding. The tables also assume that Chevron and the officers and directors of Dynegy will elect to receive stock in the merger and that BG Holdings and NOVA will, in effect, elect to receive cash. The following tables also assume a conversion premium of 1.22 for the shares of Series A preferred stock. The actual number of shares of Energy Convergence Class A common stock that will be outstanding after the merger, calculated on a fully-diluted basis, will range from approximately 141.3 million to approximately 143.1 million, depending on the number of shares of Dynegy common stock electing to receive cash in the merger. Throughout this document various percentages assume these factors.

  The following tables contain information about the beneficial ownership of Dynegy common stock and Illinova common stock of:

 . Each person known to us to own beneficially more than 5% of the outstanding shares of Dynegy or Illinova common stock;

 . The chief executive officer and four other most highly compensated executive officers of Dynegy and Illinova;

 .  Each director of Dynegy and Illinova; and

 .  All directors and executive officers of Dynegy and Illinova as groups.

                                     DYNEGY

                                                  Dynegy                               Pro forma Beneficial Ownership
                                           Beneficial  Ownership                           of Energy Convergence
                                       ---------------------------         -----------------------------------------------------
                                                                           Class A
                                         Common and                        common         Class B            Series A
      Name of Beneficial Owner         Preferred Stock     Percent         stock        common stock     preferred stock  Percent
      ------------------------         ----------------    -------        --------      ------------     ---------------  -------
BG plc (1) (2)                          38,789,876          25.4                 -                  -        4,971,338        2.8
British Gas Atlantic Holdings BV
BG Holdings, Inc.
  100 Thames Valley Park Drive
  Reading, Berkshire RG6 1PT

Chevron Corporation (1)                 46,605,239(3)       29.0                 -         40,521,250(4)             -       28.0
Chevron U.S.A. Inc.
  575 Market Street
  San Francisco, CA 94105

NOVA Chemicals Corporation (1) (5)      38,789,876          25.4                 -                  -        4,971,338        2.8
NOVA Gas Services (U.S.) Inc.
  645 Seventh Avenue, SW, 23rd Floor
  Calgary, Alberta T2P 5C6

C. L. Watson (6)                         9,009,700           5.9         6,216,693                  -                -        4.3

Stephen W. Bergstrom (7)                 2,236,330           1.5         1,543,067                  -                -          *

John U. Clarke (8)                          15,864             *            10,946                  -                -          *

Kenneth E. Randolph (9)                  1,211,316             *           838,808                  -                -          *

Dan W. Ryser (10)                           25,625             *            17,681                  -                -          *

Stephen J. Brandon                               -             -                 -                  -                -          -

Stanley I. Rubenfeld                             -             -                 -                  -                -          -

Paul Nicholas Wollacott                          -             -                 -                  -                -          -

                                                  Dynegy                               Pro forma Beneficial Ownership
                                           Beneficial  Ownership                           of Energy Convergence
                                       ---------------------------         -----------------------------------------------------
                                                                           Class A
                                         Common and                        common         Class B            Series A
      Name of Beneficial Owner         Preferred Stock     Percent         stock        common stock     preferred stock  Percent
      ------------------------         ----------------    -------        --------      ------------     ---------------  -------

Jeffrey M. Lipton (11)                      10,251             *             7,073                  -                -          *

Jack S. Mustoe                               2,757             *             1,402                  -                -          *

A. Terrence Poole                            6,189             *             4,215                  -                -          *

Darald W. Callahan                               -             -                 -                  -                -          -

Peter J. Robertson                               -             -                 -                  -                -          -

Patricia A. Woertz                               -             -                 -                  -                -          -

Daniel L. Dienstbier                        11,984             *             8,226                  -                -          *

J. Otis Winters (12)                        16,416             *            11,327                  -                -          *

Executive officers and directors of
 Dynegy as a group (17 persons)         12,666,975           8.2         8,740,169                  -                -        6.1

-------------------------
*Less than 1%.

(1) BG Holdings, NOVA Gas and Chevron U.S.A. are parties to a stockholders agreement, which provides that, among other things, the parties thereto will vote their Dynegy common stock, subject to certain conditions, to elect certain designees as directors of Dynegy and against certain corporate transactions - such as the merger - unless all three shareholders approve it. Approximately 76% or 116,369,628 shares of Dynegy common stock are subject to the stockholders agreement. This agreement will terminate upon the merger.
(2) These shares are owned of record by BG Holdings, Inc. BG plc, through subsidiaries, indirectly owns 100% of the capital stock of British Gas Atlantic Holdings BV, which, in turn, directly owns 100% of the capital stock of BG Holdings. Consequently, each of these parties may be deemed to beneficially own all of the shares of Dynegy common stock owned of record by BG Holdings.
(3) These shares are owned of record by Chevron U.S.A. Inc. Chevron Corporation beneficially owns 100% of the capital stock of Chevron U.S.A. Consequently, both of these parties may be deemed to beneficially own all of the shares of Dynegy common stock and preferred stock owned of record by Chevron U.S.A. Includes 7,815,363 shares of Dynegy Series A participating preferred stock held of record by Chevron U.S.A. Each share of preferred stock may be converted into one share of Dynegy common stock at the option of Chevron U.S.A. upon the occurrence of certain events or automatically upon the sale by Chevron U.S.A. to a non-affiliate.
(4) Assumes the purchase by Chevron under the subscription agreement with Energy Convergence of $200 million of Class B common shares at $23.91 per share.
(5) These shares are owned of record by NOVA Gas Services (U.S.) Inc. NOVA Chemicals Corporation, through subsidiaries, indirectly owns 100% of the capital stock of NOVA Gas. Consequently, both of these parties may be deemed to beneficially own all of the shares of Dynegy common stock owned of record by NOVA Gas.
(6) Includes 7,163,531 shares of Dynegy Common Stock held of record by Wincrest Ventures L.P., a limited partnership, of which Mr. Watson and his wife are the sole shareholders of the corporate general partner and of which his wife and certain trusts established by Mr. Watson for the benefit of his three children, of which Mr. Watson or his wife are the sole trustees, and a corporation, of which Mr. Watson and the trusts are the sole shareholders, are the sole limited partners. Mr. Watson may be deemed to beneficially own all of the shares of Dynegy common stock held by Wincrest. Includes 85,326 shares of Dynegy common stock owned by certain trusts established by Mr. Watson for the benefit of his wife, his three children and himself. Includes 1,850,843 shares of

     Dynegy common stock issuable upon the exercise of employee stock options held by Mr. Watson that are exercisable within 60 days of March 25, 1999. Excludes approximately 2,646 shares of Dynegy common stock held by the Trustee of the Dynegy Inc. Profit Sharing/401(k) Savings Plan (the "401(k) Plan") as of December 31, 1998, for the account of Mr. Watson.
(7) Includes 580,563 shares of Dynegy common stock that are owned by trusts established by Mr. Bergstrom for the benefit of his two minor children. Mr. Bergstrom's father is the sole trustee of such trusts. Mr. Bergstrom disclaims beneficial ownership of all of the shares of Dynegy common stock held by such trusts. Includes 56,099 shares of Dynegy common stock issuable upon the exercise of employee stock options held by Mr. Bergstrom that are exercisable within 60 days of March 25, 1999. Excludes approximately 2,891 shares of Dynegy common stock held by the Trustee of Dynegy's 401(k) Plan as of December 31, 1998 for the account of Mr. Bergstrom.
(8) Includes 12,864 shares of Dynegy common stock issuable upon the exercise of employee stock options that are exercisable within 60 days of March 25, 1999. Excludes approximately 993 shares of Dynegy common stock held by the Trustee of Dynegy's 401(k) Plan as of December 31, 1998, for the account of Mr. Clarke.
(9) Includes 54,089 shares of Dynegy common stock issuable upon the exercise of employee stock options held by Mr. Randolph that are exercisable within 60 days of March 25, 1999. Excludes approximately 2,771 shares of Dynegy common stock held by the Trustee of Dynegy's 401(k) Plan as of December 31, 1998 for the account of Mr. Randolph.
(10) Includes 15,625 shares of Dynegy common stock issuable upon the exercise of employee stock options held by Mr. Ryser that are exercisable within 60 days of March 25, 1999. Excludes approximately 2,407 shares of Dynegy common stock held by the Trustee of Dynegy's 401(k) Plan as of December 31, 1998 for the account of Mr. Ryser.
(11) Includes 800 shares of Dynegy common stock owned by Mr. Lipton's wife.
(12) Includes 9,611 shares of Dynegy common stock held by Mr. Winters and 6,228 shares issuable to Mr. Winters upon the exercise of an immediately exercisable warrant.

                                    ILLINOVA

                                                    Illinova
                                                   Beneficial                        Pro forma Beneficial Ownership
                                                  Ownership (1)                        of Energy Convergence (1)
                                        --------------------------------      -------------------------------------------------
                                                                          Class A      Class B      Series A
                                            Common                        common       common       preferred
      Name of Beneficial Owner               Stock       Percent           stock        stock         stock         Percent
      ------------------------          ------------   ----------      ------------    ---------    ------------    -------
 Princeton Services, Inc. (1)           6,321,253           9.0           6,321,253            -              -       4.4
  800 Scudders Mill Road
  Plainsboro, NJ 08536

 Merrill Lynch Asset
  Management, L.P. (2)                  5,765,450           8.0           5,765,450            -               -      4.0
  800 Scudders Mill Road
  Plainsboro, NJ 08536

 Franklin Resources, Inc. (3)           5,030,560           7.0           5,030,560            -               -      3.5
   777 Mariners Island Blvd.
   San Maleo, CA 94403

 The Prudential Insurance Company of
  America (4)                           3,620,611           5.0           3,620,611            -               -      2.5
   75 Board Street
   Newark, N.J. 07102

 Charles E. Bayless (5)                     4,501             *               4,501            -               -        *

 Larry F. Altenbaumer (6)                  32,249             *              32,249            -               -        *

 David W. Butts (7)                        15,686             *              15,686            -               -        *

                                                    Illinova
                                                   Beneficial                        Pro forma Beneficial Ownership
                                                  Ownership (1)                        of Energy Convergence (1)
                                        --------------------------------      -------------------------------------------------
                                                                          Class A      Class B      Series A
                                            Common                        common       common       preferred
      Name of Beneficial Owner               Stock       Percent           stock        stock         stock         Percent
      ------------------------          ------------   ----------      ------------    ---------    ------------    -------
 Alec G. Dreyer (8)                        16,708             *              16,708            -               -        *

 Paul L. Lang (9)                          30,393             *              30,393            -               -        *

 J. Joe Adorjan (10)                        1,855             *               1,855            -               -        *

 Larry D. Haab (11)                        94,242             *              94,242            -               -        *

 C. Steven McMillan (12)                    2,727             *               2,727            -               -        *

 Robert M. Powers (13)                     14,137             *              14,137            -               -        *

 Sheli Z. Rosenberg (14)                    4,704             *               4,704            -               -        *

 Walter D. Scott (15)                       9,789             *               9,789            -               -        *

 Joe J. Stewart (16)                        2,351             *               2,531            -               -        *

 Ronald L. Thompson (17)                    9,897             *               9,897            -               -        *

 Marilou von Ferstel (18)                   9,199             *               9,199            -               -        *

 John D. Zeglis (19)                        5,884             *               5,884            -               -        *

 Executive officers and directors of
  Illinova as a group (15 persons)        244,324             *             244,324            -               -        *

-------------
*Less than 1%.

(1) With shared voting and dispositive power, per its January 27, 1999 Schedule 13G.
(2) With shared voting and dispositive power, per its January 27, 1999 Schedule 13G.
(3) Per its January 27, 1999 Schedule 13G. Adviser subsidiaries of Franklin Resources, Inc. have sole voting and dispositive power.
(4) Sole voting and dispositive power for 9,300 shares and shared voting and dispositive power for 3,611,311 shares, per its February 1, 1999 Schedule 13G.
(5) Includes 2,000 shares of Illinova common stock issuable upon exercise of stock options.
(6) Includes 26,457 shares of Illinova common stock issuable upon exercise of other stock options.
(7) Includes 14,642 shares of Illinova common stock issuable upon exercise of stock options. Also includes 135 shares of Illinova common stock owned by family members.
(8) Includes 14,285 shares of Illinova common stock issuable upon exercise of other stock options.
(9) Includes 26,702 shares of Illinova common stock issuable upon exercise of other stock options and 910 shares of Illinova common stock owned by Mr. Lang's wife.

(10) Includes 205 shares of Illinova common stock issuable upon exercise of stock options.
(11) Includes 82,320 shares of Illinova common stock issuable upon exercise of other stock options.
(12) Includes 777 shares of Illinova common stock issuable upon exercise of stock options.
(13) Includes 4,937 shares of Illinova common stock issuable upon exercise of stock options.
(14) Includes 3,704 shares of Illinova common stock issuable upon exercise of stock options.
(15) Includes 3,664 shares of Illinova common stock issuable upon exercise of stock options.
(16) Includes 851 shares of Illinova common stock issuable upon exercise of stock options.
(17) Includes 6,091 shares of Illinova common stock issuable upon exercise of stock options.
(18) Includes 4,620 shares of Illinova common stock issuable upon exercise of stock options.
(19) Includes 3,170 shares of Illinova common stock issuable upon exercise of stock options.

      DESCRIPTION OF ENERGY CONVERGENCE CAPITAL STOCK FOLLOWING THE MERGER

  The following summarizes the terms of the capital stock of Energy Convergence immediately following the merger.

AUTHORIZED CAPITAL STOCK

The authorized capital stock of Energy Convergence consists of

 .  300,000,000 shares of Class A common stock, no par value,

 .  120,000,000 shares of Class B common stock, no par value, and

 .  70,000,000 shares of preferred stock, no par value.

COMMON STOCK

  Following the merger, approximately 94 million shares of Class A common stock will be outstanding and approximately 41 million shares of Class B common stock will be outstanding. Issuances of shares of Class B common stock are limited to issuances to Chevron and its affiliates. Prior to the merger, Energy Convergence will apply to the New York Stock Exchange to have the Class A common stock listed on the NYSE when issued in and after the merger.

Voting

  Generally, holders of Class B common stock vote together with holders of Class A common stock as a single class on every matter acted upon by the shareholders except the following matters:

 . the holders of Class B common stock vote as a separate class for the election of three directors of Energy Convergence;

 . any amendment to the special corporate governance rights of Class B common stock, must be approved by a majority of the directors elected by holders of Class B common stock and a majority of the remaining directors or by 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class; and

 . any amendment to the provision of the articles of incorporation addressing the voting rights of holders of Class A and Class B common stock requires the approval of 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class.

  Holders of Class A and Class B common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally. Holders of Class A common stock may cumulate votes in connection with the election of directors. The election of directors and all other matters will be by a majority of votes represented and entitled to vote, except as otherwise provided by law.

Dividends; Liquidation

  Subject to the preferences of the preferred stock, holders of Class A and Class B common stock have equal ratable rights to dividends out of funds legally available for that purpose, when and if dividends are declared by the board of
directors.   Holders of Class A common stock and Class B common stock are entitled to share ratably, as a single class, in all of the assets of Energy Convergence available for distribution to holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of Energy Convergence, after payment of Energy Convergence's liabilities and any amounts to holders of preferred stock.

Conversion

  A share of Class B common stock automatically converts into a share of Class A common stock upon the transfer to any person other than Chevron or an affiliate of Chevron. Additionally, each share of Class B common stock automatically converts into a share of Class A common stock if the holders of all Class B common stock cease to own collectively 15 percent of the outstanding common stock of Energy Convergence. Additionally, any shares of Class A common stock acquired by Chevron or one of its affiliates automatically convert into Class B common stock.

Additional Rights

  Holders of Class A and Class B common stock generally are not entitled to preemptive rights, subscription rights, or redemption rights, except that, Chevron, who will hold shares of Class B common stock after the merger, is entitled to preemptive rights under the shareholder agreement. Any shares of Class A common stock acquired by Chevron or its affiliates will automatically convert into shares of Class B common stock, so long as Chevron and its affiliates continue to own 15 percent or more of the outstanding voting power of Energy Convergence. The rights and preferences of holders of Class A common stock are subject to the rights of any series of preferred stock Energy Convergence may issue.

PREFERRED STOCK

  By resolution of the board, Energy Convergence may, without any further vote by its shareholders, authorize and issue an aggregate of 70,000,000 shares of preferred stock. The preferred stock may be issued in one or more classes or series. With respect to each class or series, the board may determine the designation and the number of shares, voting rights, preferences, limitations and special rights, including any dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay or prevent a change of control.

SERIES A CONVERTIBLE PREFERRED STOCK

  Prior to the closing of the merger, Energy Convergence will establish a series of preferred stock to be designated Series A convertible preferred stock.
Shares of the Series A preferred stock will be issued upon the closing of the merger to British Gas Atlantic and NOVA in lieu of the Class A common stock that BG Holdings and NOVA would otherwise receive in the merger. The number of authorized shares of Series A preferred stock will be determined based on the number of shares necessary to be issued to British Gas Atlantic and NOVA in the merger.

  Priority. The Series A preferred stock will rank, with respect to dividend rights and rights on liquidation, senior to all classes of common stock of Energy Convergence and each other class of capital stock or preferred stock of Energy Convergence unless the terms of any class of stock expressly provide that the class of stock ranks on parity with the Series A preferred stock as to dividend rights and rights on liquidation. Energy Convergence will not be permitted to issue any class of stock ranking senior to the Series A preferred stock with respect to dividend rights and rights upon liquidation without the consent of a majority of the outstanding shares of Series A preferred stock.

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  Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution, or winding up of Energy Convergence, the holders of Series A preferred stock are entitled to receive, prior to any distribution of any assets to holders of any other class or series of stock, $50 per share plus an amount equal to all accrued but unpaid dividends on each share. If the amount of assets remaining for such distribution is insufficient to permit the payment in full or the preferential amount to the holders of Series A preferred stock, then the entire amount of remaining assets will be distributed ratably among the holders of the Series A preferred stock.

  Dividends. Holders of the Series A preferred stock are entitled to receive cash dividends at the rate of $3.00 per year per share. Dividends on the Series A preferred stock will be cumulative from the date of issuance and will be payable quarterly on the last day of March, June, September and December in each year. Energy Convergence will pay its first dividend on the Series A preferred stock on the first payment date after the Series A preferred stock is issued. The holders of the Series A preferred stock will be entitled to cumulative cash dividends when and if declared by the board of directors of Energy Convergence and out of funds legally available for that purpose.

  Redemption. Energy Convergence may redeem the shares of Series A preferred stock in whole or in part at any time after the third anniversary of the issue date of the shares. If less than all of the shares of Series A preferred stock are to be redeemed, the shares will be redeemed pro rata from the holders of Series A preferred stock.

  Conversion. Each share of Series A preferred stock is convertible by the holder of such share at any time into a number of shares of Class A common stock equal to the quotient of $50.00, plus accrued and unpaid dividends, divided by the conversion price in effect on the date of conversion. The initial conversion price will be equal to the average closing price of Illinova's common stock for the five days ending on the election date of the merger multiplied by a premium. The premium will be 1.22 if Energy Convergence's unsecured senior debt is investment grade. If Energy Convergence's unsecured senior debt is not investment grade the premium will be some lower number, not to exceed 1.18, which will be determined by Illinova, Dynegy and the other parties. The conversion price will be subject to adjustment for certain events such as dividends, subdivisions, combinations, consolidation, merger or other similar events affecting the Class A common stock.

  Voting. If the holders of Series A preferred stock are entitled to vote separately as a class pursuant to applicable law, such holders will be entitled to one vote for each share. In all other cases, the holders of Series A preferred stock will be entitled to vote upon all matters upon which holders of the Class A Common Stock have the right to vote, and will be entitled to the number of votes equal to 1.22, or if the premium described in "Conversion" above is different, then such premium, times the number of whole shares of Class A Common Stock into which such shares of Series A preferred stock could be converted at the record date for such vote, such votes to be counted together with all other stock as a single class.

  Whenever accrued but unpaid dividends exceed $2.25 per share of Series A preferred stock, the holders of the Series A preferred stock will have the option, voting separately as a class, to elect two directors to the board of directors of Energy Convergence at the next annual meeting of shareholders and at each subsequent meeting. The right of the holders of Series A preferred stock to elect directors to Energy Convergence's board of directors, and the term of those directors so elected, will continue until there are no longer any accrued but unpaid dividends on the Series A preferred stock.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar with respect to the Energy Convergence Class A common stock will be ______________________.

NEW YORK STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF DYNEGY AND ILLINOVA COMMON STOCK

  It is a condition to the merger that the shares of Energy Convergence Class A common stock issuable in connection with the merger be approved for listing on the New York Stock Exchange. If we close the merger, the Dynegy common stock and the Illinova common stock will each cease to be listed on the New York Stock Exchange.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

  Unless you are an affiliate, the shares of Energy Convergence Class A common stock you receive in the merger will be freely transferable. Generally, an affiliate is someone who is controlled by or controls Dynegy or Illinova. Affiliates generally include certain officers, directors and principal shareholders of Dynegy or Illinova. The Securities Act of 1933, as amended and Rules 144 and 145 thereunder restrict the ability of affiliates to resell their shares of Energy Convergence

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Class A common stock. The merger agreement requires us to use reasonable efforts to obtain written agreements with our affiliates to the effect that they will not sell or otherwise dispose their shares in violation of the Securities Act or the rules.

                      COMPARISON OF SHAREHOLDERS' RIGHTS

  The rights of Dynegy shareholders are currently governed by Delaware law and Dynegy's certificate of incorporation and bylaws. The rights of Illinova shareholders currently are governed by Illinois law and the articles of incorporation and bylaws of Illinova. The merger agreement provides that, at the closing of the merger, the shareholders of Dynegy and the shareholders of Illinova will become shareholders of Energy Convergence. Accordingly, after the merger, your rights will be governed by Illinois law and the articles of incorporation and bylaws of Energy Convergence. The following are summaries of material differences between current rights of Dynegy and Illinova shareholders and those of Energy Convergence shareholders following the merger.

  Illinova and Energy Convergence are both organized under the laws of Illinois and are subject to Illinois law. Any differences in the rights of the holders of Energy Convergence Class A common stock and Illinova common stock arise solely from the differences in their respective articles of incorporation and bylaws. These differences are described below.

  The following discussions are summary only. They do not give you a complete description of the differences that may affect you. You should also refer to the Illinois Business Corporation Act and the articles of incorporation and bylaws of Energy Convergence. Copies of Energy Convergence's amended and restated articles of incorporation and bylaws, Dynegy's certificate of incorporation and bylaws and Illinova's articles of incorporation and bylaws will be sent to Dynegy's shareholders and Illinova's shareholders, respectively, upon request. See "Where You Can Find More Information." You should also see "Description of Energy Convergence Capital Stock Following the Merger" for a more detailed discussion of your rights as shareholders of Energy Convergence.

Number of Directors

  Delaware law permits the board of directors to change the authorized number of directors by resolution if the bylaws permit or by amendment to the bylaws if the number of directors is fixed in the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation.

  Under Illinois law, the number of directors is fixed by the bylaws, or absent such provision, by the articles of incorporation or by resolution of the incorporator in the organizational minutes, and may provide for a range by prescribing a minimum and maximum (which may not exceed the minimum by more than five). The articles of incorporation provide that the board of directors of Energy Convergence will be granted the authority to set the exact number of directors within the range of 12 to 15 members. So long as any shares of Class B common stock are outstanding, the holders of those shares will be entitled to vote as a separate class for the election of three directors. The holders of Class A common stock will vote together with the holders of Series A preferred stock for the remaining directors.

Election, Removal, and Vacancies of Directors

  Under Delaware law, cumulative voting in the election of directors is only permitted if expressly authorized in a corporation's certificate of incorporation. The Dynegy certificate of incorporation does not provide for cumulative voting. Dynegy's bylaws do not require voting by ballot. Under Delaware law and the Dynegy bylaws, any director or the entire board of directors may be removed, with or without cause, by the approval of a majority of the outstanding shares.

  Illinois law provides that in all elections for directors, every shareholder has the right to vote cumulatively, unless the articles of incorporation otherwise specify. Illinova's articles of incorporation do not so provide. Illinova and Dynegy shareholders who receive Class A common stock and Series A preferred stock of Energy Convergence will also be entitled to cumulative voting. The Energy Convergence articles do not allow the holders of Class B common stock to cumulate their vote. Unlike the Illinova bylaws, the Energy Convergence bylaws do not require the election of directors to be by ballot. Under Illinois law, a director may be removed, with or without cause, by the approval of a majority of the outstanding shares. Removal may only occur at a meeting of shareholders pursuant to a notice that states that the purpose of the meeting is to vote upon the removal of the specific director and only the named director may be removed at the meeting. Because Energy Convergence provides for cumulative voting, if less than the entire board is to be removed, no director may be removed, with or without cause, if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors. If a director is elected by a class or series of shares, he may be removed only by shareholders of that class or series.

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  Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office unless otherwise provided in the certificate of incorporation or bylaws and unless the certificate of incorporation directs that a particular class is to elect such director, in which case any other directors elected by such class, or a sole remaining director, shall fill such vacancy. The Dynegy bylaws allow any vacancy on the board that is created by death, resignation, disqualification, or removal to be filled by a vote of at least 11 directors then in office or by the holders of a majority of the outstanding stock at a meeting called for such purpose. Under Illinois law, any vacancy on the board of directors may be filled by the shareholders at an annual meeting or a special meeting called for that purpose or by the remaining directors. The Energy Convergence articles of incorporation provide that the remaining directors may fill any vacancy, unless the vacancy was caused by the removal of the director, in which case, it may only be filled by the affirmative vote of the holders of the outstanding shares of the applicable class or classes of stock.

Directors' Duties

  The fiduciary duties of directors under Illinois case law are generally similar to the duties prescribed under Delaware case law. Unlike Delaware law, however, Illinois statutory law includes a provision specifically permitting directors, in discharging their duties, to consider the effects of any action (including, without limitation, actions that may involve or relate to a change or potential change in control of the corporation) upon employees, suppliers, and customers of the corporation or its subsidiaries, and upon communities in which offices or other establishments of the corporation or its subsidiaries are located.

Indemnification and Limitation of Liability

  Illinois and Delaware have similar laws relating to indemnification by a corporation of its officers, directors, employees, and other agents. The laws of both states permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care.

  Delaware and Illinois corporations are not permitted to eliminate monetary liability where such liability is based on:

  (1) any breach of the director's duty of loyalty to the corporation or its shareholders;

  (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  (3) liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions; or

  (4) any transaction from which the director derived an improper personal benefit.

  The Dynegy certificate of incorporation provides mandatory indemnification to any party who is or was a director or officer of Dynegy to the fullest extent permitted by Delaware law. In the event of any amendment to the Delaware law, the Dynegy certificate of incorporation includes a provision providing that Dynegy shall limit or eliminate its directors' liability for monetary damages to the fullest extent permissible under Delaware law.

  The Energy Convergence articles of incorporation also provide for broad mandatory indemnification, generally extending to any person who is or was a director or officer who acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the corporation. Such articles also eliminate the liability of directors to the fullest extent permissible under Illinois law, as such law exists currently or as it may be amended in the future. The Energy Convergence bylaws provide that Energy Convergence may indemnify an employee or agent of the corporation in a proceeding, including those by or in the right of the corporation, to the fullest extent permitted by Illinois law.

Dividend Rights

  Under Delaware law, dividends are declared and paid as determined by the board of directors, however, the payment of dividends is limited by certain restrictions. A corporation may pay dividends out of surplus or, if no such surplus exists, out of net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year. The distribution of dividends is not permitted, however, if the capital of such corporation is less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

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  After the merger, your right to receive dividends will be governed by Illinois law. Under Illinois law, a corporation may make distributions to its shareholders, unless, after giving effect to the distribution, the corporation would be insolvent or the net assets of the corporation would be less than zero or less than the maximum amount then payable to shareholders having preferential rights in liquidation if the corporation were then liquidated. For a more detailed discussion regarding your rights to dividends following the merger see "Description of Energy Convergence Capital Stock Following the Merger."

Shareholder Meetings

  Under Delaware law, a special meeting of shareholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or bylaws. The Dynegy bylaws state that special meetings may be called by the board of directors, the chairman of the board, the president, or the holders of at least 10% of the outstanding shares entitled to vote on the matter for which the special meeting is called.

  Special meetings of shareholders of an Illinois corporation may be called by the president, the board of directors, the holders of not less than one-fifth of all outstanding shares entitled to vote on the matter for which the meeting is called, or by other persons as provided in the articles of incorporation or bylaws. The Energy Convergence bylaws also allow the chairman of the board and the chief executive officer to call a special shareholders' meeting. Energy Convergence will be required to give not less than 20 nor more than 60 days notice of any meeting relating to a merger, consolidation, share exchange, dissolution, or sale of assets, which is greater notice than is now currently required to be given by Illinova and Dynegy.

Action by Written Consent of Shareholders

  Both Delaware and Illinois allow shareholders to take action by unanimous written consent or by consent of the holders of shares having not less than the minimum number of votes necessary to take action at a meeting in which all shares entitled to vote on the matter were present and voting, unless such right is denied by the articles of incorporation. The articles of Dynegy, Illinova, and Energy Convergence do not deny such right. Both Delaware and Illinois provide for prompt notice to non-consenting shareholder's of the action taken, but Illinois also requires five days prior notice to all shareholders entitled to consent before such consent may be executed.

Shareholder Proposals

  Unlike both the Dynegy and Illinova bylaws, Energy Convergence's bylaws require advance notice of shareholder nominations of directors or other proposals. Shareholders may nominate persons for election to the board of directors and propose other business to be considered at a meeting only if the nomination or proposal is received not less than 90 days and not more than 120 days before the meeting or within 10 days following the public announcement of the meeting.

Charter Amendments

  Other than for enumerated matters which can be amended by majority director vote alone (removing the names and addresses of initial directors and the registered agent, altering par value, splitting shares, minor corporate name changes, reducing authorized shares, and restating articles as amended), under Illinois law, amendments to the articles of incorporation require the recommendation of the board of directors and the approval of shareholders holding two-thirds of the voting power of the corporation, except in cases where class voting is required, in which case, approval of two-thirds of the voting power of each such class is required. The articles of incorporation may provide for a lower vote (but not less than a majority of the outstanding shares entitled to vote on the matter) or higher vote.

  To amend the certificate of incorporation, Delaware law generally requires board approval and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote and, in some circumstances, a similar vote of each affected class.

  Energy Convergence's articles of incorporation provide that any amendment affecting the voting rights of the Class A and Class B common stock must be approved by two-thirds of the outstanding shares of Class B common stock voting as a separate class, and a majority of the shares of Class A and Class B common stock voting together as a single class. This is a higher requirement than under Delaware law, which requires board recommendation and approval of a majority of the shares entitled to vote.

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Amendments to Bylaws

  Under Delaware law, bylaws may be adopted, amended, or repealed by holders of a majority of the voting power of the outstanding capital stock. A corporation may, in its certificate of incorporation, confer this power upon the directors, but it may not eliminate or limit the shareholders' power. The Dynegy certificate of incorporation gives the board of directors authority so long as the amendment is approved by at least 11 directors.

  Illinois law provides that both the board of directors and the shareholders have the power to alter or amend the corporation's bylaws, unless the power is reserved to the shareholders by the corporation's articles of incorporation. If adopted by shareholders, a specific bylaw may provide that the board of directors may not alter, amend, or repeal such bylaw. The Illinova bylaws allow the board to amend the bylaws at a meeting, provided that notice of the meeting sets forth the substance of the proposed change. Energy Convergence's bylaws may be altered, amended, or repealed by either shareholders or the board of directors. Certain provisions that affect the holders of Class B common stock, however, may not be amended except upon the approval of a majority of Class B directors and a majority of the entire board. See "Description of Energy Convergence Capital Stock Following the Merger."

Mergers and Major Transactions

  Delaware law generally requires the holders of a majority of the outstanding voting shares of the acquiring and target corporations to approve statutory mergers. Illinois law generally requires two-thirds of the outstanding voting shares to approve most major transactions, unless the approval is reduced to as low as a simple majority or increased as provided in the articles of incorporation. Both Illinois and Delaware do not require a shareholder vote of the surviving corporation in a merger (unless the corporation's charter provides otherwise) if:

 . the merger agreement does not amend in any respect the charter of such surviving corporation;

 . each share of stock of such surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and

 . the number of shares of common stock to be issued by the surviving corporation does not exceed 20% of the number of shares outstanding immediately before the merger.

  The Dynegy certificate of incorporation and bylaws do not require any special vote of the shareholders to approve the proposed merger and the Illinova articles do not reduce or increase the two-thirds vote requirement. The approval of the shareholders of Illinova and Dynegy, other than the holders of Dynegy preferred stock, is necessary to effect the proposed merger and you are entitled to one vote per share. See "The Special Meetings - Voting Rights; Votes Required for Approval." Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares. With certain exceptions, Illinois law may require that mergers, reorganizations, certain sales of assets, and similar transactions be approved by two-thirds vote of each class of shares outstanding if the articles of incorporation provide for class voting or if the proposed transaction contains a provision that, if contained in a proposed amendment to the articles of incorporation of such corporation, would entitle a class to vote.

Interested Director Transactions

  Under both Delaware and Illinois law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under Delaware law, either:

 . the shareholders or the disinterested members of the board of directors must approve any such contract or transaction after full disclosure of the material facts; or

 . the contract or transaction must have been "fair" as to the corporation at the time it was approved.

  Under Illinois law, if a transaction is "fair" when authorized, approved, or ratified, then the fact that a director has an interest in the transaction is not grounds for invalidating the transaction or the interested director's vote regarding such

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transaction. In any proceeding relating to such a transaction, the person asserting its validity will have the burden of proof unless, after full disclosure of such director's interest:

 .  a majority of disinterested directors approved the transaction; or

 . such transaction was approved by the shareholders without counting the votes of any shareholder who is an interested director. Dissenters' Rights of Appraisal

  Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment of the fair value of his shares instead of the consideration he would otherwise receive in the transaction. Under Delaware law, such appraisal rights are not available:

 . with respect to the sale, lease, or exchange of all or substantially all of the assets of a corporation;

 . with respect to a merger or consolidation by a corporation, the shares of which are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or are held of record by more than 2,000 holders, if the shareholders receive only shares of the surviving corporation or shares of any other corporation that are listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by more than 2,000 holders, plus cash instead of fractional shares; or

 . to shareholders of a corporation surviving a merger if the vote of the shareholders of the surviving corporation is not required to approve the merger.

  Because Energy Convergence shares will be listed on the New York Stock Exchange and holders of Dynegy shares are not required to accept cash as the consideration to be received in the merger, the Dynegy shareholders are not entitled to appraisal rights under Delaware law.

  In contrast, shareholders of an Illinois corporation have dissenters' rights entitling a shareholder to dissent from a merger, sale of assets, or other specified corporate act, to obtain the corporation's assessment of the "fair value" of such shareholder's shares, and to proceed with an action to demand the difference between the shareholder's estimate of fair value and interest due and the amount of the "fair value" payment by the corporation. Under Illinois law, dissenter's rights are available only in the event of any of the following corporate transactions:

 . consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if shareholder authorization is required for such merger, consolidation, or share exchange or the corporation is a 90% or more owned subsidiary that is merged with its parent or another subsidiary;

 . consummation of a sale, lease, or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

 . an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares; or

 . any other corporate action taken pursuant to a shareholder vote if the articles of incorporation, bylaws or a resolution of the board of directors of the corporation provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures of the Illinois Business Corporation Act.

  The Energy Convergence articles of incorporation and bylaws do not grant any additional dissenters' rights. To exercise dissenter's rights, among other procedural requirements, a shareholder must submit a written demand to the corporation prior to the taking of the vote on the matter giving rise to dissenters' rights. In the merger, holders of Illinova shares will be entitled to dissenters' rights. See "The Merger - Illinova Shareholders' Right to Dissent."

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Anti-Takeover Provisions

  A number of states have adopted special laws designed to make certain kinds of "unfriendly" corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Section 203 of the Delaware General Corporation Law and Section 11.75 of the Illinois Business Corporation Act prohibit corporations from engaging in a "business combination" with an "interested shareholder" for three years following the date that such person becomes an interested shareholder.

  With certain exceptions, an interested shareholder is a person or group who or which owns 15% or more of the corporation's outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

  For purposes of Section 203 and Section 11.75, the term "business combination" is defined broadly to include mergers with or caused by the interested shareholder, sales or other dispositions to the interested shareholder (except proportionately with the corporation's other shareholders) of assets of the corporation or a subsidiary equal to ten percent or more of the aggregate market value of the corporation's consolidated assets or its outstanding stock, the issuance or transfer by the corporation or a subsidiary of stock of the corporation or such subsidiary to the interested shareholder (with certain exceptions), or receipt by the interested shareholder (except proportionately as a shareholder), directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or a subsidiary.

  The three-year prohibition imposed on business combinations by Section 203 or
Section 11.75 does not apply if:

 . before the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder;

 .  the interested shareholder owns 85% of the corporation's voting stock
   (excluding certain shares) upon consummation of the transaction that made him an interested shareholder; or

 . on or after the date such person becomes an interested shareholder, the board approves the business combination and it is also approved at a shareholder meeting by 66 2/3% of the voting stock not owned by the interested shareholder.

  Delaware corporations may elect not to be governed by Section 203, however, Dynegy did not make this election.

  Illinois law provides extra protection to corporations subject to the reporting requirements of the Exchange Act, for "interested shareholder" transactions. Section 7.85 requires the approval of holders of at least 80% of the combined voting power of the then outstanding shares of all classes of the corporation's capital stock entitled to vote in the election of directors and the approval of a majority of the voting shares held by disinterested shareholders.

  The higher voting requirements are not required if the business combination is approved by at least two-thirds of the directors who are not associated with the interested shareholder or if certain procedural and price requirements of
Section 7.85 are met. An Illinois corporation may elect not to be governed by Sections 7.85 and 11.75 in its articles of incorporation or bylaws. Illinova and Energy Convergence did not make this election.

Dissolution

     Under Delaware law, unless the board of directors approves a proposal to dissolve the corporation, the dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's shareholders. Delaware law allows a corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The Dynegy certificate of incorporation does not contain a supermajority voting requirement.

     Under Illinois law, shareholders holding at least two-thirds of the total voting power (or such lesser percentage not less than a simple majority or such greater number as may be provided in the articles of incorporation) may authorize a

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corporation's dissolution. The Illinova articles and the Energy Convergence articles do not provide for any greater or lesser percentage.

Shareholder Derivative Suits

     Under Delaware law, a shareholder may only bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question or he was granted such stock thereafter by operation of law. Illinois law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that such shareholder can prove that he acquired the shares prior to disclosure of the wrongdoing complained of by the shareholder.


                             DESCRIPTION OF DYNEGY

  Dynegy is a leading provider of energy products and services in North America and the United Kingdom. Products marketed by Dynegy's wholesale marketing operations include natural gas, electricity, coal, natural gas liquids, crude oil, liquid petroleum gas and related services. Dynegy's wholesale marketing operations are supported by ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation assets. The critical mass achieved through the combination of a large scale energy marketing operation with strategically located assets which augment the marketing efforts affords Dynegy the ability to offer innovative, value-creating energy solutions to its customers.

BUSINESS

  Dynegy reports operations under two primary business segments: (1) Wholesale Gas and Power and (2) Liquids.

Wholesale Gas and Power Segment

  This segment markets and trades natural gas, power and coal and the generation of electricity principally under the name Dynegy Marketing and Trade. Dynegy views its gas and power marketing and power generation businesses as an integrated unit. Ownership or control of merchant generation, or "Btu Conversion" capacity, when coupled with Dynegy's national wholesale gas and power marketing franchise, creates a wide range of value creation opportunities benefiting both Dynegy and its customers. Concurrent with the restructuring of the U.S. wholesale electricity markets, Dynegy is continuing its focus on building a portfolio of merchant generation capacity in select markets across the country. Dynegy believes that merchant generation capacity, which is designed principally to supply power to markets during periods of peak demand, offers the greatest flexibility in executing its strategy of an integrated gas and power marketing and power generation business. For the foreseeable future, Dynegy intends to continue to expand its ownership or commercial control over strategic generation assets/capacity in selected markets through acquisitions, greenfield development and asset management agreements.

  Dynegy conducts its wholesale natural gas marketing activities throughout North America and in the United Kingdom. These activities consist of contracting to purchase specific volumes of natural gas from suppliers at various points of receipt to be supplied over a specific period of time; aggregating natural gas supplies and arranging for the transportation of these gas supplies through proprietary and third-party transmission systems; negotiating the sale of specific volumes of natural gas over a specific period of time to local distribution companies (LDCs), utilities, power plants and other end-users; matching natural gas receipts and deliveries based on volumes required by customers; and storing natural gas. In 1998, sales were made to approximately 900 customers located throughout the contiguous United States and parts of Canada. For the year ended December 31, 1998, Dynegy's North American operations sold an aggregate average of 8.2 billion cubic feet per day of natural gas, while its U.K operations purchased product from 42 suppliers and marketed sales to 35 customers. For the year ended December 31, 1998, Dynegy's U.K.-based operations sold an aggregate average of 0.7 billion cubic feet per day of natural gas.

  Dynegy markets electricity and power products and services through Electric Clearinghouse Inc. ("ECI"), an indirect wholly-owned subsidiary, providing a 24-hour-a-day resource for the sale and purchase of power through access to wholesale markets throughout North America. Dynegy helps generation customers manage and optimize their fuel supplies, optimize generation assets and capacity utilization and maximize energy conversion and tolling opportunities. In addition, Dynegy provides market aggregation and sales assistance and risk-management services and strategies. Dynegy

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will at times contract for transmission capacity over regulated transmission lines to facilitate regional movements of power. In 1998, Dynegy made sales to approximately 180 customers and sold 121 million-megawatt hours of electricity.

  As of December 31, 1998, Dynegy had interests in thirty-one power projects in operation, under construction, in late stage development or pending acquisition having combined gross capacity of 6,832 megawatts of electricity. The majority of these facilities are gas-fired and are principally owned through interests in joint ventures formed to operate the plants. In addition to ownership and operation of generating capacity, Dynegy provides services to the joint ventures in which it owns an interest in the areas of project development, engineering, environmental affairs, operating services, management and fuel supply services.

Liquids Segment

  This segment principally operates under the name Dynegy Mid-Stream Services and consists of the North American mid-stream liquids operations, as well as the global liquefied petroleum gas transportation and natural gas liquids marketing operations located in Houston and London, and certain other businesses. The North American mid-stream liquids operations gather and process natural gas and transport, fractionate and store NGLs.

  Dynegy is a recognized industry leader in substantially all mid-stream component businesses, ranging from natural gas processing to marketing NGLs to end users. Dynegy is the second largest processor of natural gas in the United States; it owns substantial fractionation capacity that exceeds 300,000 barrels per day and Dynegy markets over 450,000 barrels of NGLs daily. These activities are supported by an extensive storage and transportation system, which includes in excess of 14,000 miles of natural gas pipelines, 2,000 miles of crude oil pipelines, 500 miles of NGL pipelines and 60 million barrels of NGL storage capacity. To further assist its operations, Dynegy has access to substantial barge, rail, trucking and terminalling assets as well as large-hull ships having long-haul capabilities, which enhance international trading opportunities.

  Dynegy's liquids segment can be divided into six integrated lines of business:

 . Natural Gas Gathering and Processing: The natural gas processing industry is a major segment of the oil and gas industry, providing the necessary service of refining raw natural gas into marketable pipeline quality natural gas and natural gas liquids. Dynegy owns interests in 42 gas processing plants, including 35 plants that it operates, as well as associated and stand-alone natural gas gathering pipeline systems. During 1998, Dynegy processed an average of 2.3 billion cubic feet per day of natural gas and produced an average of 110,000 barrels per day of NGLs. Dynegy has the right to process substantially all of Chevron's processable natural gas in those geographic areas where it is economically feasible for Dynegy to provide such service.

 . Fractionation: Natural gas liquids removed from the natural gas stream at gas processing plants are generally in the form of a commingled stream of liquid hydrocarbons (raw product). The commingled natural gas liquids are separated at fractionation facilities into the component products of ethane, propane, normal butane, isobutane and natural gasoline. Dynegy has ownership interests in three fractionation facilities which, during 1998, fractionated an average of 285 thousand gross barrels per day.

 . NGL Marketing: Dynegy markets its own NGL production and also purchases NGLs from third parties for resale. During 1998, Dynegy sold approximately 410,000 barrels per day of natural gas liquids to over 900 customers.

 . Transportation Operations: Dynegy's transportation assets are inter-connected with the nation's gas liquids and natural gas pipeline systems. Through this network of pipeline connections, terminals, rail cars, trucks, barges and storage facilities, and ships Dynegy leases, Dynegy moves natural gas liquids from producing regions in the Gulf Coast, West and Midwest to most major domestic and international markets. Dynegy operates large-scale marine terminals in Texas, Florida and Louisiana, which offer importers a variety of methods for transporting products to the marketplace. In addition, Dynegy has access to over 60 million barrels of underground liquids storage providing customers with the ability to store, trade, buy and sell products.

 . Crude Oil Marketing: Dynegy provides a full range of crude oil marketing services to producers, and serves the North American refining community as a regionally diversified supplier of crude oil. Through its participation in major trading centers in Canada and the Mid-Continent, Rocky Mountain and Gulf Coast areas, during 1998, Dynegy sold approximately 240,000 barrels per day of crude oil to over 100 customers.

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 .  International LPG Marketing: Dynegy markets and trades LPG to markets throughout the world through use of chartered large-hull ships. Product marketed and traded by this business is acquired from producing areas in the North Sea, West Africa, Algeria and the Arabian Gulf as well as from the U.S. Gulf Coast region. Currently, this business markets approximately 75,000 barrels per day of LPG.

COMPETITION

  All phases of the businesses in which Dynegy is engaged are highly competitive. In connection with both domestic and foreign operations, Dynegy encounters strong competition from companies of all sizes, having varying levels of financial and personnel resources. Dynegy competes in its gas marketing business with other natural gas merchants, producers and pipelines for sales based on its ability to aggregate competitively priced supplies from a variety of sources and locations and to use transportation efficiently through third-party pipelines. Dynegy's power marketing business is similar to its gas marketing business in that it provides contract services to electric utilities, markets and supplies electricity and invests in power-related assets and joint ventures.

  The independent power generation industry has grown rapidly over the past twenty years. The demand for power may be met by generation capacity based on several competing technologies, such as gas-fired or coal-fired cogeneration and power generating facilities fueled by alternative energy sources including hydroelectric power, synthetic fuels, solar, wind, wood, geothermal, waste heat, solid waste and nuclear sources. Dynegy's power generation business competes with other non-utility generators, regulated utilities, unregulated subsidiaries of regulated utilities and other energy service companies in the development and operation of energy-producing projects.

  Dynegy's natural gas liquids, crude oil marketing and gas transmission businesses face significant competition from a variety of competitors including major integrated oil companies, major pipeline companies and their marketing affiliates and national and local gas gatherers, processors, brokers, marketers and distributors of varying sizes and experience.

RISK MANAGEMENT ACTIVITIES

  Dynegy routinely enters into contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas, coal, electricity, natural gas liquids, crude oil and other commodities in order to minimize the risk of market fluctuations on its various operations. However, as a result of marketplace illiquidity and other factors, Dynegy may, at times, have an open position in the market, within established guidelines. Dynegy monitors its exposure to fluctuations in interest rates and foreign currency exchange rates and may execute swaps, forward-exchange contracts or other financial instruments to hedge and manage these exposures.

  In addition to the risk associated with price or interest rate movements, credit risk is also inherent in Dynegy's risk management activities. Credit risk relates to the risk of loss resulting from the nonperformance of contractual obligations by a counterparty. Dynegy maintains credit policies with regard to its counterparties, which management believes minimize its overall credit risk.

  The commercial groups of Dynegy manage, on a portfolio basis, market risks inherent in transactions, subject to parameters established by the Dynegy board of directors. Market risks are monitored by a risk control group that operates independently from the commercial units that create or actively manage these risk exposures to ensure compliance with Dynegy's risk management policies.
Risk measurement is also practiced against the Dynegy portfolios at risk, stress testing and scenario analysis.

REGULATION

  Dynegy is subject to the laws, rules and regulations of the jurisdictions and countries in which it conducts its operations. The principal energy-related regulatory schemes under which Dynegy operates are those administered by the FERC, the Canadian National Energy Board, the Alberta Energy and Utilities Board, and the British Columbia Ministry of Employment and Investment, Oil and Gas Section. In addition, Dynegy's operations are subject to extensive federal, state and local statutes, rules and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection.

  The regulatory burden on the energy industry increases its cost of doing business and, consequently, affects its profitability. Inasmuch as these rules and regulations are frequently amended or reinterpreted, Dynegy is unable to predict

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the future cost or impact of complying with such regulations. These rules and regulations affect the industry as a whole; therefore, Dynegy does not believe that it is affected in a significantly different manner from its competitors.

                            DESCRIPTION OF ILLINOVA

  Illinova is a public-utility holding company which, through its utility subsidiaries, is principally engaged in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transportation, distribution and sale of natural gas. Illinova's principal subsidiary is Illinois Power Company, a regulated public utility engaged in the generation, transmission and sale of electricity at wholesale and retail. Illinois Power also owns facilities for the storage, transportation and distribution of natural gas and is engaged in the sale of natural gas at retail. Illinois Power's primary service area is in central Illinois. Illinova's other principal subsidiaries are:

 . Illinova Generating Company, which invests in energy supply projects throughout the world and competes in the independent power market,

 . Illinova Energy Partners, Inc. which engages in the brokering and marketing of electricity and natural gas and the development and sale of energy-related services to the unregulated energy market throughout the United States and Canada,

 . Illinova Insurance Company, which is licensed by the State of Vermont as a captive insurance company, and

 . Illinova Business Enterprises, Inc., which is an intermediate holding company for miscellaneous business activities not regulated by the ICC or the FERC.

  As of June 30, 1999, Illinova and its subsidiaries had approximately 4,043 full-time employees.

Illinois Power Company

  Illinois Power is an electric and natural gas public utility operating company which owns generation, transmission and distribution facilities located in the State of Illinois. Illinois Power Company was incorporated in 1923 under the laws of the State of Illinois.

  Electric Business. Illinois Power provides retail electric service to approximately 650,000 customers located throughout portions of northern, central, and southern Illinois. Illinois Power's retail operations are subject to the jurisdiction of the ICC. Illinois Power also transmits and sells electric energy and capacity at wholesale.

  All of Illinois Power's utility assets are located in the State of Illinois. Currently, Illinois Power owns eight fossil-fired generating facilities with an
aggregate capacity of approximately 3,812 MW.   Coal was used to generate
approximately 97% of the electricity generated by Illinois Power during 1998.

  In 1999 Illinois Power announced its intention to transfer all of its fossil-fired generation assets to a newly-formed subsidiary of Illinova. In order to ensure an adequate power supply for Illinois Power's customers, the new subsidiary will enter into a power sales contract with Illinois Power for a pricing term lasting through 2004 (and subject to extension from year-to-year thereafter). Otherwise, the new subsidiary will be free to pursue opportunities to market power in the growing unregulated power market. On July 7, 1999, the ICC gave its approval for the proposed transfer. Illinova anticipates that remaining regulatory approvals will be received from the FERC in time for the fossil generating assets to be transferred to the new subsidiary by October 1, 1999.

  Clinton Nuclear Power Plant. Illinois Power owns a 930 MW nuclear generating facility located near Clinton, Illinois. In order to make Illinova more competitive in the restructured electric utility industry, in late 1998, the Illinova and Illinois Power Boards of Directors voted to exit nuclear operations at the Clinton nuclear facility. As a result of its strategy to exit nuclear operations, Illinois Power recorded a substantial impairment loss through a write-down of the Clinton nuclear plant's original and depreciated cost. The impairment charge resulted in a deficit of approximately $1.4 billion in Illinois Power's 1998 retained earnings. Illinois Power concurrently implemented a quasi-reorganization pursuant to which this deficit in retained earnings was eliminated through the restatement of Illinois Power's existing assets and liabilities to their December 31, 1998 fair market value.

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  On July 1, 1999, Illinois Power announced that it had entered into a definitive agreement for the sale of Clinton nuclear facility to AmerGen Energy Company, L.L.C., a Delaware limited liability company whose members are PECO Energy Company and a wholly-owned subsidiary of British Energy plc. The sale of the plant is expected to close in the fourth quarter of 1999 or the first quarter of 2000. Sale of the Clinton nuclear plant to AmerGen or another third party is a condition to the closing of the merger.

  Transmission and Distribution. In addition to its generating assets, Illinois Power owns approximately 2,829 miles of transmission facilities with ratings from 69 to 345 kilovolts. These facilities are interconnected with the following entities: Central Illinois Light Company, City of Springfield, Illinois, Commonwealth Edison Company, Electric Energy, Inc., Indiana-Michigan Power Company, Louisville Gas & Electric Company, MidAmerican Energy Company, Southern Illinois Power Cooperative, Soyland Power Cooperative, Inc. and Tennessee Valley Authority. Illinois Power is a member of the Mid-America Interconnected Network, Inc., is a participant in the Illinois-Missouri Power Pool, and is a participant in the Midwest Independent Transmission System Operator, Inc.

  Gas Business. Illinois Power also supplies retail natural gas service to an estimated aggregate population of 962,000 in 266 incorporated municipalities, suburban areas and other unincorporated communities in Illinois. Illinois Power has eight underground gas storage fields and contracts with various natural gas suppliers and producers to insure deliverability to its customers during peak load periods. Illinois Power also owns one active liquefied petroleum gas plant and approximately 8,000 miles of gas mains.

Illinova Generating Company

  Illinova Generating Company is a direct wholly-owned subsidiary of Illinova which indirectly owns equity interests in a number of generation facilities and marketing companies located in the United States, England, Latin America and Asia. Illinova Generating's net ownership interests include 600 MW for the domestic and English plants, 290 MW for the Latin American plants and 130 MW for the Asian plants.

  Illinova Generating also owns North American Energy Services Company, which supplies a broad range of operations, maintenance and support services to the independent power generation industry. North American Energy is the operator of certain generation facilities jointly owned by Illinova Generating and Tenaska, Inc.

Illinova Energy Partners, Inc.

  Illinova Energy Partners, Inc. is engaged in the brokering and marketing of electric energy and power, natural gas, and other energy commodities at wholesale and retail throughout North America. Illinova Energy Partners owns interests in various natural gas marketers, including a 100-percent interest in Energy Dynamics, Inc., a natural gas marketer serving large-volume commercial and industrial natural gas users located in the Chicago area, and a 50-percent interest in Tenaska Marketing Ventures, which focuses on natural gas marketing in the Midwestern United States. Illinova Energy Partners also owns a 51-percent interest in EMC Gas Transmission Company, a retail gas marketer operating in the State of Michigan.

Regulation

  Illinova is an exempt holding company under PUHCA. Accordingly, Illinova and Illinois Power are exempt from all the provisions of PUHCA except for provisions requiring approval of the SEC prior to certain acquisitions of any securities of other public utility companies or public utility holding companies.

  Illinois Power is subject to the jurisdiction of the ICC with respect to its rates and charges, provision of service, issuance of securities and various other matters.

  Illinois Power is subject to regulation under the Federal Power Act by the FERC as to rates and charges in connection with the transmission of electric energy and the sale of such energy at wholesale, the issuance of debt securities maturing in not more than 12 months, accounting and depreciation policies, interaction with affiliates, and certain other matters. The FERC has declared Illinois Power exempt from the Natural Gas Act and related FERC orders, rules and regulations.

  Illinois Power is subject to the jurisdiction of the NRC and the Illinois Department of Nuclear Safety with respect to the Clinton nuclear facility.

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           ADOPTION OF THE DYNEGY INC. 2000 LONG TERM INCENTIVE PLAN

RECOMMENDATION

  The Dynegy and Illinova boards of directors propose and recommend that you approve the Dynegy Inc. 2000 Long Term Incentive Plan.

PURPOSES AND EFFECTS

  The plan is designed to enable Energy Convergence and its affiliates to provide a means to attract able employees and to provide a means whereby those employees, upon whom the responsibilities of the successful administration and management of the company and its affiliates rest, and whose present and potential contributions to the welfare of the company and its affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of Energy Convergence and its affiliates and their desire to remain in its employ. A further purpose of the plan is to provide such employees with additional incentive and reward opportunities designed to enhance the profitable growth of Energy Convergence and its affiliates. Accordingly, the plan provides for granting: (1) "incentive stock options" as defined in Section 422 of the Internal Revenue Code; (2) stock options that do not constitute incentive stock options by statute; (3) shares of Energy Convergence common stock, which generally will be subject to forfeiture under the circumstances specified by the administrative committee of the Plan at the time of award of such shares; (4) "performance awards" and (5) "phantom stock awards."

  Following is a summary of the terms of the plan, a copy of which we have attached as Appendix VI to this document. We urge you to read the plan in its entirety for a more complete description of the terms and conditions of the plan.

Number of Shares Subject to the Plan

  The aggregate maximum number of shares authorized to be issued under the Plan pursuant to grants of awards is 5,000,000 shares of Energy Convergence Class A common stock. The aggregate maximum number of shares of Class A common stock which may be the subject of stock options or restricted stock awards (subject to performance forfeiture restrictions) or performance awards denominated in shares of common stock granted to any one individual during any calendar year may not exceed 1,000,000 shares. In each case, these numbers may be adjusted upon a reorganization, stock split, recapitalization or other change in Energy Convergence's capital structure. Further, the maximum value of any performance award denominated in cash (including the fair market value of any shares of Class A common stock paid in satisfaction of such performance award) granted to any one individual during any calendar year may not exceed $5,000,000. If an award lapses or the rights of an employee in an award terminate, any shares of Class A common stock subject to the award will again be available for grant under the plan. Further, any shares of Class A common stock that remain unissued and are not subject to the outstanding awards at the termination of the plan will cease to be subject to the plan.

Administration

  The plan will be administered by a committee appointed by the board of Energy Convergence, constituted so as to comply with Rule 16b-3 under the Securities Exchange Act of 1934, and comprised of two more "outside directors" (within the meaning of Section 162(m) of the Code).

  The committee will have full authority, subject to the terms of the plan, to establish rules and regulations for the proper administration of the plan and to interpret the plan and agreements under the plan, to select the persons to whom awards are granted and to set the date of grant and the other terms of the awards. When granting awards, the committee will consider such factors as an employee's duties and present and potential contributions to the company's success.

Eligibility

  All employees of the company and its affiliates, and non-employee directors of the company will be eligible to participate in the plan. The selection of employees and directors who will receive awards will be within the discretion of the committee.

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Term of the Plan

  Provided it is approved, the plan will be effective as of the closing of the merger. No further awards may be granted under the plan after ten years from the closing of the merger, and the plan will terminate thereafter once all awards have been satisfied or expired. The board may, however, terminate the plan at any time without prejudice to the holders of any then outstanding awards.

Stock Options

a) Term of Option. The term of each option will be as specified by the committee at the date of grant (but not more than ten years in the case of incentive stock options). The effect of an employee's termination of employment because of death, retirement, disability or otherwise will be specified in the option contract which evidences each option grant.

b) Option Price. The option price will be determined by the committee, but in the case of incentive stock options only, subject to adjustment upon a reorganization, stock split, recapitalization, or other change in the company's capital structure, will be no less than the fair market value of the shares on the date that the option is granted.

c) Special Rules for Certain Shareholders. If an incentive stock option is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of stock of the company or a subsidiary, the term of the option will not exceed five years, and the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

d) Size of Grant. The number of shares for which an option is granted to an employee will be determined by the committee.

e) Status of Options. The status of each grant of an option as an incentive stock option or non-statutory stock option will be designated by the committee at the time of grant. An incentive stock option may only be granted to an individual who is an employee of the company or any parent or subsidiary corporation (within the meaning of Section 424 of the Code). Further, if the aggregate fair market value (determined as of the date of grant) of shares with respect to which incentive stock options become exercisable for the first time by an employee exceeds $100,000 in any calendar year, the options with respect to the excess shares will be non-statutory stock options.

f) Payment. The option price upon exercise may, at the discretion of the committee, be paid by an employee in cash, other shares of Class A common stock owned by the employee, or by a combination of cash and Class A common stock. The plan also allows the committee, in its discretion, to establish procedures for the "cashless exercise" of options.

g) Option Contract. All options will be evidenced by a written contract containing provisions consistent with the plan and such other provisions as the committee deems appropriate.

h) Transferability. An incentive stock option is not transferable other than by will or the laws of descent and distribution and during the employee's lifetime may only be exercised by the employee or his/her guardian or legal representative. A non-statutory stock option is not transferable other than by will or the laws of descent and distribution, pursuant to a qualified domestic relations order or with the consent of the committee.

i) Grants to Non-Employee Directors. Upon election or appointment as a director, each non-employee director will receive an option to purchase 3,000 shares of Class A common stock priced at fair market value, which will vest and become exercisable one year from the date of grant, and will expire ten years from the date of grant or three years from the date such Director's service on the Board terminates.

Stock Appreciation Rights

  The plan permits stock appreciation rights to be granted to eligible employees in conjunction with the grant of either an incentive stock option or a non-statutory stock option. A stock appreciation right permits the holder thereof to receive an amount (in cash, Class A common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Class A common stock on the exercise date over the stock appreciation rights' exercise price. A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the committee.

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Restricted Stock

     a) Forfeiture. Pursuant to a restricted stock award, shares of common stock will be issued or delivered to the employee at the time the award is made without any payment to Energy Convergence (other than for any payment amount determined by the committee in its discretion), but such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the company as may be determined in the discretion of the committee. The committee will establish the period during which the restrictions on disposition will be applicable to a restricted stock award and the circumstances under which such restrictions may lapse based on

 . Energy Convergence's attainment of targets established by the committee that are based on, for instance:

1)  the price of a share of Class A common stock,

2)  its earnings per share,

3)  its market share,

4)  the market share of one of its business units designated by the committee,

5)  its sales,

6)  the sales of one of its business units designated by the committee,

7) its net income (before or after taxes) or the net income of any of its business units designated by the committee,

8) its cash flow return on investment or of any of its business units designated by the committee,

9) its earnings before or after interest, taxes, depreciation and/or amortization or of any of its business units designated by the committee,

10) the economic value added,

11) its return on shareholders' equity, or

12) its total shareholders' return;

 .  the employee's tenure with the company;

 . the occurrence of any event or the satisfaction of any other condition specified by the committee in its sole discretion; or

 .  a combination of any of these factors.

The performance targets may be made subject to adjustment for significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices. Upon the issuance to an employee of shares of Class A common stock pursuant to a restricted stock award, except for the foregoing restrictions, such employee will have all the rights of a shareholder of the company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares. The committee will determine the effect of the termination of employment of a recipient of restricted stock (by reason of retirement, disability, death or otherwise) prior to the lapse of any applicable restrictions.

     b) Transferability. If restricted stock is voluntarily or involuntarily transferred by the employee at any time before it becomes non-forfeitable, such restricted stock is immediately forfeited and canceled unless the committee consents to the transfer.

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     c) Accelerated Vesting. The committee, in its discretion, may fully vest any outstanding restricted stock award as of a date determined by the committee, but the committee may not take any action to vest a restricted stock award that has been granted to a covered employee (within the meaning of Section 162(m) of the Code) if such award has been designed to meet the exception for performance-based compensation under Section 162(m) of the Code.

     d) Other Terms and Conditions. The committee may establish other terms and conditions for the issuance of restricted stock under the plan.

  Performance Awards

     a) Performance Period. The committee in its sole discretion may grant performance awards under the plan that may be paid in cash, Class A common stock, or a combination thereof as determined by the committee. At the time of the grant, the committee will establish the maximum number of shares of Class A common stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured. A performance award will terminate if the employee's employment with the company terminates during the applicable performance period, except as otherwise provided by the committee at the time of grant.

     b) Performance Measures. An employee's receipt of cash or Class A common stock pursuant to a performance award will be contingent upon satisfaction by Energy Convergence, or any affiliate, division or department thereof, of performance targets established by the committee either:

        .  prior to the beginning of the performance period, or

        . within ninety days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time the targets are established, but not later than the date that 25% of the performance period has elapsed.

        The performance targets may be made subject to adjustment for significant extraordinary items or events and may be absolute, relative to one or more other companies, or relative to one or more indices. The performance targets may be based upon, for example:

        .  the price of a share of Class A common stock;

        .  its earnings per share;

        .  its market share;

        . the market share of any of its business units designated by the committee;

        .  its sales;

        .  the sales of any of its business units designated by the committee;

        . its net income (before or after taxes) or any of its business units designated by the committee;

        . its cash flow return on investment or any of its business units designated by the committee;

        . its earnings before or after interest, taxes, depreciation and/or amortization or any of its business units designated by the committee;

        .  the economic value added;

        .  its return on shareholders' equity;

        .  its total shareholders' return; or

        .  a combination of any of the foregoing.

       The committee in its sole discretion may provide for a reduction in the value of an employee's performance award during the performance period.

  c) Payment. Following the end of the performance period, the committee will determine the amount payable to the employee, not to exceed the maximum value of the incentive award, based on the achievement of the performance targets for such performance period. Such payment may be made in a lump-sum or in installments as prescribed by the committee. Any payment made in cash will be based upon the fair market value of the Class A common stock on the payment date.

  d) Other Terms and Conditions. The committee may establish other terms and conditions for performance awards under the plan.

Phantom Stock Awards

  a) Forfeiture. Phantom stock awards granted under the plan are rights to receive shares of Class A common stock or rights to receive amounts equal to share appreciation over a specific period of time. Such awards vest over a period of time or upon the occurrence of a specific event(s) (including, without limitation, a change of control) established by the committee, without payment of any amounts by the holder thereof (except to the extent required by law) or satisfaction of any performance criteria or objectives. A phantom stock award will terminate if the employee's employment with the company or its affiliates terminates during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the committee at the time of grant.

  b) Payment. Payment of a phantom stock award may be made in a lump-sum or in installments as prescribed by the committee. Any payment made in cash will be based upon the fair market value of the Class A common stock on the payment date.

  c) Other Terms and Conditions. The committee may establish other terms and conditions for phantom stock awards under the plan.

Corporate Change

  The plan provides that, upon a corporate change, the committee may accelerate the vesting of options, cancel options and make payments in respect thereof in cash, adjust the outstanding options as appropriate to reflect such transaction, or provide that each option shall thereafter be exercisable for the number and class of securities or property that the optionee would have been entitled to had the option already been exercised. Upon the occurrence of a corporate change, the committee may adjust the outstanding restricted stock awards as appropriate to reflect such a transaction or fully vest such outstanding restricted stock awards and, upon such vesting, all restrictions applicable to such restricted stock will terminate. Further, upon the occurrence of such a transaction, the committee may adjust the outstanding performance awards or phantom stock awards as appropriate to reflect such corporate change or cancel any of such outstanding performance awards or phantom stock awards and make payments in respect thereof in cash, which payments shall be prorated in the event that the applicable performance or vesting period with respect to such awards has not been completed. The plan provides that a "corporate change" occurs if (a) Energy Convergence is dissolved and liquidated, (b) Energy Convergence is not the surviving entity in any merger or consolidation, (c) Energy Convergence sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets, (d) any person, entity or group acquires or gains ownership or control of more than 50% of the outstanding shares of Energy Convergence's voting stock, or (e) after a contested election of directors, the persons who were directors before such election cease to constitute a majority of the board or directors of Energy Convergence.

Amendments

  The board may from time to time amend the plan; however, no amendment which modifies the class of eligible employees or increases the number of shares of common stock authorized or available under the plan may be adopted without the prior approval of the shareholders of Energy Convergence.

Federal Income Tax Aspects of the Plan

  Non-Statutory Stock Options and Stock Appreciation Rights. As a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option such as those under the plan (whether or not including a stock appreciation right) and Energy Convergence is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares on the date of exercise over the option price paid for such shares. In the case of the exercise of a stock appreciation right, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the cash received plus the fair market value of the shares distributed to the optionee. Upon the exercise of a non-statutory stock option or a stock appreciation right, and subject to the application of Section 162(m) of the Code as discussed below, Energy Convergence may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the optionee, assuming any federal income tax reporting requirements are satisfied. Upon a subsequent disposition of the shares received upon exercise of a non-statutory stock option or a stock appreciation right, any appreciation after the date of exercise should qualify as capital gain. If the shares received upon the exercise of an option or a stock appreciation right are transferred to the optionee subject to certain restrictions, then the taxable income realized by the optionee, unless the optionee elects otherwise, and the company's tax deduction (assuming any federal income tax reporting requirements are satisfied) should be deferred and should be measured at the fair market value of the shares at the time the restrictions lapse.

  Incentive Stock Options. The incentive stock options under the plan are intended to constitute "incentive stock options" within the meaning of Section 422 of the Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or the exercise of an incentive stock option if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised. In such event, Energy Convergence would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the shares so acquired. With respect to an incentive stock option, the amount by which the fair market value of the stock on the date of exercise exceeds the exercise price generally will constitute an item of adjustment for alternative minimum tax purposes. However, if the optionee exercises an incentive stock option and disposes of the shares received in the same year, the maximum that will be included as alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the shares.

  Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, any appreciation of the shares above the exercise price should constitute capital gain. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. The company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price; any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

  Restricted Stock. An employee who has been granted restricted stock under the plan will not realize taxable income at the time of grant, and Energy Convergence will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. Upon expiration of the forfeiture restrictions (i.e., as shares become vested), the holder will realize ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and, subject to the application of Section 162(m) of the Code as discussed below, the company will be entitled to a corresponding deduction. Dividends paid to the holder during the period that the forfeiture restrictions apply will also be compensation to the employee and deductible as such by the company. Notwithstanding the foregoing, the recipient of restricted stock may elect to be taxed at the time of grant of the restricted stock based upon the fair market value of the shares on the date of the award, in which case
(a) subject to Section 162(m) of the Code, Energy Convergence will be entitled to a deduction at the same time and in the same amount, (b) dividends paid to the recipient during the period the forfeiture restrictions apply will be taxable as dividends and will not be deductible by Energy Convergence, and (c) there will be no further federal income tax consequences when the forfeiture restrictions lapse.

  Performance Awards and Phantom Stock Awards. An employee who has been granted a performance award or a phantom stock award generally will not realize taxable income at the time of grant, and Energy Convergence will not be entitled to a deduction at that time. Whether a performance award or phantom stock award is paid in cash or shares of Class A common stock, the employee will have taxable compensation and, subject to the application of Section 162(m) of the Code as discussed below, Energy Convergence will have a corresponding deduction. The measure of such income and deduction will be the amount of any cash paid and the fair market value of any shares of Class A common stock, either at the time the performance award or the phantom stock award is paid, or at the time any restrictions on the shares (including restrictions under Section 16(b) of the Exchange Act) subsequently lapse, depending on the nature, if any, of the restrictions imposed and whether the employee elects to be taxed without regard to any such restrictions. Any dividend equivalents paid with respect to a performance award or a phantom stock award prior to the actual issuance of shares under the award will be compensation income to the employee and, subject to the application of Section 162(m) of the Code as discussed below, deductible as such by Energy Convergence.

  Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1,000,000 paid to its Chief Executive Officer or any of its four other highest paid officers. However, compensation that qualifies under Section 162(m) of the Code as "performance-based" is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, Energy Convergence's ability to deduct compensation income generated in connection with the exercise of stock options granted under the plan generally should not be limited by Section 162(m) of the Code. Further, Energy Convergence believes that compensation income generated in connection with performance awards granted under the plan should not be limited by Section 162(m) of the Code. The plan has been designed to provide flexibility with respect to whether restricted stock awards will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a restricted stock award are based solely upon the satisfaction of one of the performance criteria set forth in the plan, then Energy Convergence believes that the compensation expense relating to such an award will be deductible by the company if the restricted stock becomes vested. However, compensation expense deductions relating to restricted stock awards will be subject to the Section 162(m) deduction limitation if the restricted stock becomes vested based upon any other criteria set forth in such award (such as the occurrence of a merger or similar transaction or vesting based upon continued employment with the company).

  The plan is not qualified under Section 401(a) of the Code.

  The comments set forth in the above paragraphs are only a summary of certain of the federal income tax consequences relating to the plan. No consideration has been given to the effects of state, local, or other tax laws on the plan or award recipients.

Inapplicability of ERISA

  Based upon current law and published interpretations, Energy Convergence does not believe the plan is subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Acquisitions

  Options may be granted in substitution for options held by officers and employees of other corporations who are about to, or who have, become employees of Energy Convergence or an affiliate as a result of a merger, consolidation, acquisition of assets, or similar transaction by the company or an affiliate. The terms, including the option price, of the substitute options so granted may vary from the terms set forth in the plan to such extent as the committee may deem appropriate to conform, in whole or in part, to the provisions of the options in substitution for which they are granted.

VOTE REQUIRED FOR APPROVAL

  Approval of the plan requires the affirmative vote of the majority of the votes cast by Dynegy shareholders and the affirmative vote of the majority of the shares entitled to vote and present in person or represented by proxy at the Illinova special meeting.

  The Dynegy and Illinova boards of directors recommend a vote for approval of the plan proposal.

                                 LEGAL MATTERS

  The validity of the Energy Convergence Class A common stock to be issued in connection with the merger will be passed upon by Troutman Sanders LLP.

                                    EXPERTS

  The audited consolidated financial statements and schedule of Dynegy incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated financial statements of Illinova incorporated in this document by reference to Illinova's Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          FUTURE SHAREHOLDER PROPOSALS

  Any Energy Convergence shareholder who intends to submit a proposal for inclusion in the proxy materials for the 2000 annual meeting of Energy Convergence must submit such proposal to the Secretary of Energy Convergence by [_________]. SEC rules set forth standards as to what shareholder proposals are required to be included. In addition, the Energy Convergence bylaws provide that any shareholder wishing to make a nomination for director, or wishing to introduce a proposal or other business, at the 2000 annual meeting of Energy Convergence must give at least sixty days advance notice, subject to exceptions, and that notice must meet other requirements set forth in the Energy Convergence bylaws. The bylaws of Energy Convergence provide that the annual meeting of shareholders is to be held on May 1st of each year.

  If the merger is not completed by the first quarter of 2000, Dynegy expects to hold an annual meeting of shareholders in the second quarter of 2000. SEC rules set forth standards as to what shareholder proposals are required to be included in a proxy statement. The Dynegy bylaws provide that any Dynegy shareholder wishing to make a nomination for director, or wishing to introduce a proposal on other business, at the 2000 annual meeting of Dynegy must notify the Secretary of Dynegy sixty days prior to the meeting, of the shareholder's intentions and provide certain other information in advance of such meeting, in accordance with the procedures detailed in the Dynegy bylaws.

  If the merger is not consummated, the 2000 annual meeting of shareholders of Illinova is expected to be held on or about April 30, 2000, and the only shareholder proposals eligible to be considered for inclusion in the proxy materials for the 2000 annual meeting of Illinova will be those which were duly submitted to the Secretary of Illinova, by December 17, 1999, as provided in the 1999 Annual Meeting Proxy Statements of Illinova.

                      WHERE YOU CAN FIND MORE INFORMATION

  Dynegy and Illinova file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov."

  Energy Convergence filed a Registration Statement on Form S-4 to register with the SEC the Energy Convergence Class A common stock and Series A preferred stock to be issued to certain Dynegy and Illinova shareholders in the merger and this joint proxy statement/prospectus constitutes a prospectus of Energy Convergence in addition to being a joint proxy statement of Dynegy and Illinova. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

  The SEC permits us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents previously filed with the SEC by Illinova (Commission File Number 1-11327) are incorporated by reference into this document:

  1. Illinova's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

  2. Illinova's Current Report on Form 8-K filed with the SEC on February 12, 1999 relating to Illinova's quasi-reorganization and strategy to sell the Clinton nuclear facility;

  3. Illinova's Current Report on Form 8-K filed with the SEC on March 3, 1999 relating to Illinova's quasi-reorganization;.

  4. Illinova's proxy statement relating to the Annual Meeting of Shareholders of Illinova held on May 5, 1999 (other than the compensation committee report and the stock performance chart) (filed as Exhibit 13.1 to Illinova's Annual Report on Form 10-K for the fiscal year ended December 31, 1998);

  5. Illinova's Current Report on Form 8-K filed with the SEC on April 19, 1999 relating to Illinova's first quarter earnings;

  6. Illinova's Quarterly report on Form 10-Q for the quarterly period ended March 31, 1999;

  7. Illinova's Current report on Form 8-K filed with the SEC on June 14, 1999 relating to the execution of the merger agreement;

  8. Illinova's Current Report on Form 8-K filed with the SEC on June 18, 1999 relating to the transfer of assets to Illinova Power Marketing, Inc.;

  9. Illinova's Current Report on Form 8-K filed with the SEC on July 12, 1999 relating to the execution of a definitive agreement to sell the Clinton nuclear facility; and

 10. Illinova's Current Report on For 8-K filed with the SEC on July 16, 1999 relating to Illinova's second quarter earnings.

  The following documents previously filed with the SEC by Dynegy (Commission File Number 1-11156) are incorporated by reference into this document:

  1. Dynegy's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

  2. Dynegy's Quarterly report on form 10-Q for the quarterly period ended March 31, 1999;

  3. Dynegy's Proxy Statement relating to the Annual Meeting of Shareholders of Dynegy held on May 21, 1999 (other than the compensation committee report and stock performance chart);

  4. Dynegy's Current Report on Form 8-K filed with the SEC on June 14, 1999 relating to the execution of the merger agreement; and

  5. Dynegy's Current Report on Form 8-K filed with the SEC on August 4, 1999 relating to Dynegy's second quarter earnings.

  We also are incorporating by reference any additional documents that we file with the SEC between the date of this document and the date election forms are required to be submitted by Dynegy shareholders.

  If you are a shareholder, we may have sent you some of the documents referenced above, but you can obtain any of them through us or the SEC. You may obtain documents incorporated by reference without charge by writing or calling the appropriate party at the following addresses:

   Dynegy, Inc.                                Illinova Inc.
   Investor Relations                          Investor Relations
   1000 Louisiana Street, Suite 5800           500 South 27th Street
   Houston, Texas 77002                        Decatur, IL  62525
   (713) 507-6400                              (217) 424-6600

  If you would like to request documents from us, please do so by [_________], 1999 to receive them before the special meetings.

  You should rely only on the information contained in this joint proxy statement/prospectus to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated [____________], 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of the joint proxy statement/prospectus to shareholders nor the issuance of Energy Convergence Class A common stock in the merger shall create any implication to the contrary.

                                   APPENDICES


APPENDIX I          AGREEMENT AND PLAN OF MERGER
APPENDIX II         ILLINOIS BUSINESS CORPORATION ACT-DISSENTERS' RIGHTS
APPENDIX III        OPINION OF LEHMAN BROTHERS, INC.
APPENDIX IV         OPINION OF BERENSON MINELLA & COMPANY
APPENDIX V          OPINION OF CHASE SECURITIES INC.
APPENDIX VI         DYNEGY INC. 2000 LONG  TERM INCENTIVE PLAN

                                  APPENDIX I

                          AGREEMENT AND PLAN OF MERGER

                                       BY
                                      AND
                                     AMONG


                             ILLINOVA CORPORATION,

                      ENERGY CONVERGENCE HOLDING COMPANY,

                  ENERGY CONVERGENCE ACQUISITION CORPORATION,

                         DYNEGY ACQUISITION CORPORATION

                                      AND

                                  DYNEGY INC.



                           Dated as of June 14, 1999

                               TABLE OF CONTENTS

ARTICLE I DEFINITIONS.......................................................   2

ARTICLE II THE MERGERS......................................................  10
  Section 2.1   The Mergers.................................................  10
  Section 2.2   Effective Time of the Mergers...............................  11
  Section 2.3   Tax and Accounting Treatment................................  11

ARTICLE III THE SURVIVING CORPORATION.......................................  11
  Section 3.1   Certificate/Articles of Incorporation.......................  11
  Section 3.2   Bylaws......................................................  12
  Section 3.3   Directors and Officers......................................  12

ARTICLE IV CONVERSION OF SHARES.............................................  13
  Section 4.1   Conversion of Dynegy Capital Stock..........................  13
  Section 4.2   Conversion of Illinova Common Stock.........................  16
  Section 4.3   Conversion of Newco Capital Stock...........................  18
  Section 4.4   Dynegy Common Stock Procedures..............................  18
  Section 4.5   Surrender and Payment.......................................  19
  Section 4.6   Stock Options...............................................  21
  Section 4.7   Closing.....................................................  22

ARTICLE V REPRESENTATIONS AND WARRANTIES OF DYNEGY..........................  22
  Section 5.1   Organization and Qualification..............................  22
  Section 5.2   Capitalization..............................................  23
  Section 5.3   Authority...................................................  24
  Section 5.4   Consents and Approvals; No Violation........................  24
  Section 5.5   Dynegy SEC Reports..........................................  25
  Section 5.6   Dynegy Financial Statements.................................  26
  Section 5.7   Absence of Undisclosed Liabilities..........................  26
  Section 5.8   Absence of Certain Changes..................................  26
  Section 5.9   Taxes.......................................................  27
  Section 5.10  Litigation..................................................  28
  Section 5.11  Employee Benefit Plans; ERISA...............................  28
  Section 5.12  Environmental Liability.....................................  30
  Section 5.13  Compliance with Applicable Laws.............................  31
  Section 5.14  Labor Matters; Employees....................................  32
  Section 5.15  Material Contracts..........................................  33
  Section 5.16  Required Stockholder Vote or Consent........................  33
  Section 5.17  Proxy Statement/Prospectus; Registration Statement..........  33
  Section 5.18  Intellectual Property.......................................  34
  Section 5.19  Brokers.....................................................  34
  Section 5.20  Tax-Free Reorganization.....................................  34
  Section 5.21  Fairness Opinion............................................  34
  Section 5.22  Year 2000 Issues............................................  35
  Section 5.23  Takeover Laws...............................................  35
  Section 5.24  Dynegy Unregulated Facilities...............................  35

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF ILLINOVA.......................  35
  Section 6.1   Organization and Qualification..............................  36
  Section 6.2   Capitalization..............................................  36
  Section 6.3   Authority...................................................  37
  Section 6.4   Consents and Approvals; No Violation........................  37
  Section 6.5   Illinova Reports............................................  38
  Section 6.6   Illinova Financial Statements...............................  39
  Section 6.7   Absence of Undisclosed Liabilities..........................  39
  Section 6.8   Absence of Certain Changes..................................  40
  Section 6.9   Taxes.......................................................  40
  Section 6.10  Litigation..................................................  41
  Section 6.11  Employee Benefit Plans; ERISA...............................  42
  Section 6.12  Environmental Liability.....................................  43
  Section 6.13  Compliance with Applicable Laws.............................  45
  Section 6.14  Labor Matters; Employees....................................  45
  Section 6.15  Material Contracts..........................................  46
  Section 6.16  Required Stockholder Vote or Consent........................  46
  Section 6.17  Proxy Statement/Prospectus; Registration Statement..........  46
  Section 6.18  Intellectual Property.......................................  47
  Section 6.19  Brokers.....................................................  47
  Section 6.20  Tax Free Reorganization.....................................  47
  Section 6.21  Fairness Opinion............................................  47
  Section 6.22  Year 2000 Issues............................................  47
  Section 6.23  Takeover Laws...............................................  48
  Section 6.24  Illinova Unregulated Facilities.............................  48
  Section 6.25  Status of Nuclear Facility..................................  48
  Section 6.26  Regulation as a Utility.....................................  49
  Section 6.27  Hedging.....................................................  49
  Section 6.28  Activities of Newco, DAC and IAC............................  49

ARTICLE VII CONDUCT OF BUSINESS PENDING THE MERGERS.........................  50
  Section 7.1   Conduct of Business by Dynegy Pending the PAC Merger........  50
  Section 7.2   Conduct of Business by Illinova Companies Pending the IAC
                Merger......................................................  52
  Section 7.3   Certain Operating Issues....................................  56

ARTICLE VIII ADDITIONAL AGREEMENTS..........................................  58
  Section 8.1   Access and Information......................................  58
  Section 8.2   Acquisition Proposals.......................................  58
  Section 8.3   Directors' and Officers' Indemnification and Insurance......  60
  Section 8.4   Further Assurances..........................................  61
  Section 8.5   Expenses....................................................  61
  Section 8.6   Cooperation.................................................  63
  Section 8.7   Publicity...................................................  64
  Section 8.8   Additional Actions..........................................  64
  Section 8.9   Filings.....................................................  64
  Section 8.10  Consents, Waivers and Approvals.............................  64
  Section 8.11  Employee Matters; Benefit Plans.............................  64

  Section 8.12  Stockholders Meetings.......................................  65
  Section 8.13  Preparation of the Proxy Statement/Prospectus and
                Registration Statement......................................  66
  Section 8.14  Stock Exchange Listing......................................  67
  Section 8.15  Notice of Certain Events....................................  67
  Section 8.16  Site Inspections............................................  68
  Section 8.17  Affiliate Agreements; Tax Treatment.........................  68
  Section 8.18  Stockholder Litigation......................................  69
  Section 8.19  Indenture Matters...........................................  69
  Section 8.20  Credit Facility.............................................  69
  Section 8.21  Employment Agreements and Severance Agreements..............  69
  Section 8.22  Nuclear Facility Sale.......................................  69

ARTICLE IX CONDITIONS TO CONSUMMATION OF THE MERGER.........................  70
  Section 9.1   Conditions to the Obligation of Each Party..................  70
  Section 9.2   Conditions to Illinova's Obligations........................  71
  Section 9.3   Conditions to Dynegy's Obligations..........................  72

ARTICLE X SURVIVAL..........................................................  74
  Section 10.1  Survival of Representations and Warranties..................  74
  Section 10.2  Survival of Covenants and Agreements........................  74

ARTICLE XI TERMINATION, AMENDMENT AND WAIVER................................  74
  Section 11.1  Termination.................................................  74
  Section 11.2  Effect of Termination.......................................  76

ARTICLE XII MISCELLANEOUS...................................................  76
  Section 12.1  Notices.....................................................  76
  Section 12.2  Separability................................................  77
  Section 12.3  Assignment..................................................  78
  Section 12.4  Construction................................................  78
  Section 12.5  Counterparts................................................  78
  Section 12.6  Entire Agreement............................................  78
  Section 12.7  Governing Law...............................................  78
  Section 12.8  Attorneys' Fees.............................................  79
  Section 12.9  No Third Party Beneficiaries................................  79
  Section 12.10 Disclosure Schedules........................................  79
  Section 12.11 Amendments and Supplements..................................  79
  Section 12.12 Consent to Jurisdiction.....................................  80
  Section 12.13 Extensions, Waivers, Etc. ..................................  80

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "AGREEMENT") dated as of June 14, 1999, is by and among Illinova Corporation, an Illinois corporation ("ILLINOVA"), Energy Convergence Holding Company, an Illinois corporation ("NEWCO"), Dynegy Acquisition Corporation, a Delaware corporation ("DAC"), Energy Convergence Acquisition Corporation, an Illinois corporation, ("IAC" and, together with DAC, Illinova and Newco, the "ILLINOVA COMPANIES"), and Dynegy Inc., a Delaware corporation ("DYNEGY").

     WHEREAS, the respective Boards of Directors of Illinova, Dynegy and DAC deem it advisable and in the best interests of their respective stockholders that DAC merge with and into Dynegy (the "DAC MERGER") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the respective Boards of Directors of Illinova, Dynegy and IAC deem it advisable and in the best interests of their respective stockholders that IAC merge with and into Illinova (the "IAC MERGER" and, together with the DAC Merger, the "MERGERS") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Board of Directors of Illinova deems it advisable and in the best interests of its stockholders that Illinova enter into the Voting Agreements (herein defined) and such Board has approved the delivery and performance of the Voting Agreements;

     WHEREAS, the Board of Directors of Dynegy deems it advisable and in the best interests of its stockholders that certain of Dynegy's stockholders enter into the Voting Agreements;

     WHEREAS, simultaneously with the execution of this Agreement, Chevron U.S.A. Inc., a Pennsylvania corporation ("CHEVRON"), has entered into a Subscription Agreement (the "SUBSCRIPTION AGREEMENT") with Newco, by which Chevron will purchase shares of Newco Common Stock (as defined) for an aggregate consideration of at least $200 million and up to $240 million at the price per share set forth therein immediately after the closing of the Mergers;

     WHEREAS, simultaneously with the execution of this Agreement, Newco and British Gas Atlantic Holdings BV, a Netherlands corporation ("BGAH"), have entered into a Stock Purchase Agreement (the "BG STOCK PURCHASE AGREEMENT"), by which Newco has agreed to purchase all of the issued and outstanding capital stock of BG Holdings, Inc., a Delaware corporation ("BG HOLDINGS"), from BGAH immediately prior to the closing of the Mergers, in return for a combination of cash and Series A Convertible Preferred Stock (as defined herein) such that BGAH will receive the same combination of cash and Series A Convertible Preferred Stock as consideration for the Dynegy Common Stock it owns through BG Holdings as it would have had it been a holder of Dynegy Common Stock in the DAC Merger;

     WHEREAS, such Boards of Directors have approved the Mergers;

     WHEREAS, for federal income tax purposes, the parties intend that the Mergers will qualify as contributions of stock of Illinova, Dynegy and other assets to Newco under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended, and any regulations thereunder or any successor statutes thereto (the "CODE"); and

     WHEREAS, for financial accounting purposes, it is intended that the Mergers will be accounted for as a purchase of Illinova by Dynegy.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     As used in this Agreement, including the exhibits, each of the following capitalized terms is defined as follows:

     "ACTION" means a suit, claim, action, proceeding or investigation.

     "AGGREGATE COMMON STOCK CONSIDERATION" is defined in Section 4.1(c).

     "AGGREGATE MERGER CONSIDERATION" is defined in Section 4.5(a).

     "AGGREGATE MERGER STOCK CONSIDERATION" is defined in Section 4.1(i).

     "AGREEMENT" is defined in the preamble to this Agreement.

     "AMENDED AND RESTATED NEWCO ARTICLES" means the amended and restated articles of incorporation of Newco, in the form of Exhibit A.

     "AMERGEN" means AmerGen Energy Company, L.L.C., a Delaware limited liability company.

     "ANCILLARY AGREEMENTS" means any other agreement executed and delivered in connection herewith, including the Voting Agreements, Registration Rights Agreements, BG Stock Purchase Agreement, Guaranty of British Gas Overseas Holdings dated the date hereof, Subscription Agreement and the Shareholder Agreement.

     "APPROVALS" is defined in Section 9.1(d).

     "ASSESSMENT" is defined in Section 8.16.

     "ATOMIC ENERGY ACT" means the Atomic Energy Act of 1954, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     "AUDIT" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes.

     "AWARDS" is defined in Section 4.6(c).

     "BG AND NOVA SHORTFALL AMOUNT" is defined in the Subscription Agreement.

     "BG HOLDINGS" is defined in the recitals to this Agreement.

     "BG STOCK PURCHASE AGREEMENT" is defined in the recitals to this Agreement.

     "BGAH" is defined in the recitals to this Agreement.

     "CASH CONSIDERATION" is defined in Section 4.1(c).

     "CASH ELECTION SHARES" is defined in Section 4.1(d).

     "CERTIFICATE OF MERGER" is defined in Section 2.2.

     "CHEVRON" is defined in the recitals to this Agreement.

     "CLOSING" is defined in Section 4.7.

     "CLOSING DATE" is defined in Section 4.7.

     "CODE" is defined in the recitals to this Agreement.

     "COMMON STOCK CONSIDERATION" is defined in Section 4.1(c).

     "CONFIDENTIALITY AGREEMENTS" means the Confidentiality Agreements, dated May 13, 1998, and December 29, 1998, between Illinova and Dynegy.

     "CUSTOMARY POST-CLOSING CONSENTS" is defined in Section 5.4(b)(i).

     "DAC" is defined in the preamble to this Agreement.

     "DAC MERGER" is defined in the recitals to this Agreement.

     "DAC SURVIVING CORPORATION" is defined in Section 2.1(a).

     "DGCL" means the General Corporation Law of the State of Delaware, as amended.

     "DISCLOSURE SCHEDULES" is defined in Section 12.10(a).

     "DYNEGY" is defined in the preamble to this Agreement.

     "DYNEGY ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Dynegy or any Dynegy Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than (i) the Transactions and (ii) any such offer, proposal or indication of interest with respect to Dynegy's business related to the fractionation and processing of natural gas to produce natural gas liquids, and the transporting and marketing of such natural gas liquids.

     "DYNEGY BALANCE SHEET" is defined in Section 5.7.

     "DYNEGY BALANCE SHEET DATE" is defined in Section 5.7.

     "DYNEGY BENEFIT PLANS" is defined in Section 5.11(a).

     "DYNEGY BREACH" is defined in Section 11.1(d).

     "DYNEGY CASH NUMBER" means the sum of (i) the product of the number of shares of Dynegy Stock outstanding as of the Election Date and 0.4 and (ii) the quotient of the BG and Nova Shortfall Amount pursuant to the Subscription Agreement and $16.50.

     "DYNEGY COMMON STOCK" means the common stock, par value $.01, of Dynegy.

     "DYNEGY COMMON STOCK CERTIFICATE" is defined in Section 4.1(j).

     "DYNEGY DE MINIMIS SHARES" is defined in Section 4.1(d).

     "DYNEGY DIRECTOR NOMINEES" is defined in Section 3.3(c)(i).

     "DYNEGY DISCLOSURE SCHEDULE" is defined in the introductory paragraph to
Article V.

     "DYNEGY ENGAGEMENT LETTERS" is defined in Section 5.19.

     "DYNEGY ERISA AFFILIATE" is defined in Section 5.11(a).

     "DYNEGY MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, or results of operations of Dynegy and its Subsidiaries, taken as a whole.

     "DYNEGY POWER GENERATION FACILITIES" means Dynegy's power generation facilities listed in Item 2 in the Annual Report on Form 10-K of the Dynegy SEC Reports for the year ended December 31, 1998.

     "DYNEGY PREFERRED STOCK" is defined in Section 5.2(a).

     "DYNEGY PREFERRED STOCK CERTIFICATE" is defined in Section 4.1(j).

     "DYNEGY PUBLIC STOCKHOLDERS" is defined in Section 5.21.

     "DYNEGY QUALIFYING FACILITIES" means power generation facilities in which Dynegy owns an interest that are Qualifying Facilities.

     "DYNEGY SEC REPORTS" is defined in Section 5.5.

     "DYNEGY SPECIAL MEETING" is defined in Section 8.12(a).

     "DYNEGY STOCK" means the Dynegy Common Stock and Dynegy Preferred Stock.

     "DYNEGY STOCK CERTIFICATES" is defined in Section 4.1(j).

     "DYNEGY STOCK OPTIONS" is defined in Section 4.6(a).

     "DYNEGY STOCKHOLDERS' APPROVAL" is defined in Section 5.16.

     "DYNEGY SUPERIOR PROPOSAL" is defined in Section 11.1(h).

     "DYNEGY UNREGULATED FACILITIES" means the power generation facilities in which Dynegy owns an interest that are either (i) Qualifying Facilities or (ii) owned by "exempt wholesale generators" or "foreign utility companies" as defined in PUHCA.

     "EFFECTIVE TIME" is defined in Section 2.2.

     "ELECTION" is defined in Section 4.1(c).

     "ELECTION DATE" is defined in Section 4.4(d).

     "ENFORCEABLE" an agreement is "enforceable" if it is the legal, valid and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights of creditors and general principals of equity.

     "ENVIRONMENTAL LAWS" means federal, state, local and foreign environmental protection, health and safety or similar laws, statutes, ordinances, restrictions, licenses, rules, regulations, permit conditions and legal requirements imposing liability or establishing standards of conduct for protection of the environment, including the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation and Recovery Act, Clean Air Act, Toxic Substances Control Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, each as amended and currently in effect.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "EXCESS PARACHUTE PAYMENTS" is defined in Section 5.9(b).

     "EXCHANGE ACT" means the Securities and Exchange Act of 1934, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     "EXCHANGE AGENT" is defined in Section 4.4(a).

     "EXCHANGE FUND" is defined in Section 4.5(a).

     "EXCHANGE RATIO" is defined in Section 4.1(c).

     "EXPENSES" means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of stockholder approvals, requisite filings under the HSR Act and all other matters related to the consummation of the Transactions.

     "FERC" means the Federal Energy Regulation Commission.

     "FORM OF ELECTION" is defined in Section 4.4(b).

     "GAAP" means United States generally accepted accounting principles in effect on the date hereof.

     "GOVERNMENTAL AUTHORITY" means any governmental or regulatory authority or agency.

     "HAZARDOUS SUBSTANCES" means any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, mixed hazardous waste substances, petroleum, petroleum products or any substance regulated under any Environmental Law.

     "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     "IBCA" means the Illinois Business Corporation Act of 1983, as amended.

     "ICC" means the Illinois Commerce Commission.

     "IAC" is defined in the preamble to this Agreement.

     "IAC COMMON STOCK" means the common stock, no par value, of IAC.

     "IAC MERGER" is defined in the recitals to this Agreement.

     "IAC SURVIVING CORPORATION" is defined in Section 2.1(b).

     "ILLINOVA" is defined in the preamble to this Agreement.

     "ILLINOVA ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger or other business combination directly or indirectly involving Illinova or any Illinova Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the Transactions.

     "ILLINOVA AVERAGE PRICE" means the mean average of the closing prices on the New York Stock Exchange, Inc. of the Illinova Common Stock over 20 consecutive trading days ending on the Election Date.

     "ILLINOVA BALANCE SHEET" is defined in Section 6.7.

     "ILLINOVA BALANCE SHEET DATE" is defined in Section 6.7.

     "ILLINOVA BENEFIT PLANS" is defined in Section 6.11(a).

     "ILLINOVA BREACH" is defined in Section 11.1(c).

     "ILLINOVA COMMON STOCK" means the common stock, no par value, of Illinova.

     "ILLINOVA COMPANIES" is defined in the preamble to this Agreement.

     "ILLINOVA CONSIDERATION" is defined in Section 4.2(c).

     "ILLINOVA DIRECTOR NOMINEES" is defined in Section 3.3(c)(i).

     "ILLINOVA DISCLOSURE SCHEDULE" is defined in the introductory paragraph to
Article VI.

     "ILLINOVA DISSENTING SHARES" is defined in Section 4.2(e).

     "ILLINOVA ENGAGEMENT LETTERS" is defined in Section 6.19.

     "ILLINOVA ERISA AFFILIATE" is defined in Section 6.11(a).

     "ILLINOVA MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties, or results of operations of Illinova and its Subsidiaries, taken as a whole.

     "ILLINOVA POWER GENERATION FACILITIES" means Illinova's power generation facilities listed in Item 2 in the Annual Report on Form 10-K of the Illinova SEC Reports for the year ended December 31, 1998.

     "ILLINOVA SEC REPORTS" is defined in Section 6.5.

     "ILLINOVA SPECIAL MEETING" is defined in Section 8.12(b).

     "ILLINOVA STOCK OPTIONS" is defined in Section 4.6(b).

     "ILLINOVA STOCK CERTIFICATE" is defined in Section 4.2(d).

     "ILLINOVA STOCKHOLDERS' APPROVAL" is defined in Section 6.16.

     "ILLINOVA SUPERIOR PROPOSAL" is defined in Section 11.1(j).

     "ILLINOVA UNREGULATED FACILITIES" means the power generation facilities in which Illinova owns an interest that are either (i) Qualifying Facilities or
(ii) owned by "exempt wholesale generators" or "foreign utility companies" as defined in PUHCA.

     "INDEMNIFIED PARTY" is defined in Section 8.3(a).

     "INSPECTED PARTY" is defined in Section 8.16.

     "INSPECTING PARTY" is defined in Section 8.16.

     "INTEGRATION COMMITTEE" is defined in Section 7.3(b).

     "INTELLECTUAL PROPERTY" is defined in Section 5.18.

     "INTERIM AGREEMENT" means the Interim Agreement relative to the Clinton Nuclear Power Station, dated March 31, 1999, by and among IPC, PECO and AmerGen.

     "IPC" means Illinois Power Company, an Illinois corporation.

     "LIENS" is defined in Section 5.2(b).

     "MERGERS" is defined in the recitals to this Agreement.

     "NEWCO" is defined in the preamble to this Agreement.

     "NEWCO CLASS B COMMON STOCK" means the Class B Common Stock, no par value, of Newco, to be issued pursuant to the Amended and Restated Newco Articles.

     "NEWCO COMMON STOCK" means the Class A Common Stock, no par value, of Newco, to be issued pursuant to the Amended and Restated Newco Articles.

     "NOVA" means Nova Gas Services (U.S.) Inc., a Delaware corporation.

     "NRC" means the Nuclear Regulatory Commission.

     "NUCLEAR ADVISORY COMMITTEE" is defined in Section 7.3(a)(ii).

     "NUCLEAR FACILITY" means IPC's nuclear facility in DeWitt County, Illinois.

     "NUCLEAR FACILITY AGREEMENTS" means (i) the Management Services Agreement, dated January 15, 1998, by and between IPC and PECO, as amended to the date hereof, (ii) the Incentive Compensation Agreement to Amend the Management Services Agreement, dated May 19, 1998, by and between IPC and PECO, and (iii) the Interim Agreement.

     "NYSE" is defined in Section 8.14.

     "ORDER" means any order, judgment or decree of any court or any other Governmental Authority.

     "PBGC" is defined in Section 5.11(b).

     "PECO" means PECO Energy Company, a Pennsylvania corporation.

     "PERSON" means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

     "POWER ACT" means the Federal Power Act, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     "PREDECESSOR COMPANY STOCK OPTIONS" is defined in Section 4.6(b).

     "PREFERRED STOCK CONSIDERATION" is defined in Section 4.1(h).

     "PRINCIPAL POWER FACILITIES" means the following facilities owned by
Illinova: Baldwin Power Station, Havana Power Station, Hennepin Power Station, Vermilion Power Station, Wood River Power Station, Oglesby Gas Turbine, Stallings Gas Turbine, and Tilton Energy Center.

     "PROXY STATEMENT/PROSPECTUS" is defined in Section 5.17.

     "PUHCA" means the Public Utility Holding Company Act of 1935, as amended, including any regulations promulgated thereunder or any successor statutes thereto.

     "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended, including any regulations promulgated thereunder or any successor statutes thereto.

     "QUALIFYING FACILITIES" means a "qualifying cogeneration facility" or "qualifying small power production facility," as defined in PURPA.

     "REGISTRATION STATEMENT" is defined in Section 5.17.

     "REGISTRATION RIGHTS AGREEMENTS" means (i) the Registration Rights Agreement by and among Newco, BGAH and Nova, dated the date hereof, as amended from time to time, and (ii) the Registration Rights Agreement, by and between Newco and Chevron, dated the date hereof, as amended from time to time.

     "REPLACEMENT PLANS" is defined in Section 8.11.

     "RETAINED EMPLOYEES" is defined in Section 8.11.

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, including any regulations promulgated thereunder and any successor statutes thereto.

     "SERIES A CONVERTIBLE PREFERRED STOCK" means the Series A Convertible Preferred Stock of Newco to be authorized pursuant to the Statement of Resolution Establishing Series A Convertible Preferred Stock of Newco, in the form of Exhibit B.

     "SHAREHOLDER AGREEMENT" means the Shareholder Agreement, dated as of the date hereof, among Newco, Illinova, Dynegy and Chevron.

     "STAFF" is defined in Section 9.3(f)(iii).

     "STAFF OBJECTION" is defined in Section 9.3(f)(iii).

     "STOCK ELECTION SHARES" is defined in Section 4.1(f)(i).

     "SUBSCRIPTION AGREEMENT" is defined in the recitals to this Agreement.

     "SUBSIDIARY" means, with respect to any party, any Person of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

     "SURVIVING CORPORATIONS" is defined in Section 2.1(b).

     "TAX AUTHORITY" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes.

     "TAX RETURNS" means all originally filed or amended federal, state and local tax returns, declarations, statements, certifications, notices, reports, schedules, forms, claim for refund and information returns relating to Taxes, including any schedule or attachment thereto.

     "TAXES" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

     "TERMINATION DATE" means May 31, 2000.

     "TRANSACTIONS" means the transactions contemplated by this Agreement.

     "VOTING AGREEMENTS" means the Voting Agreements, dated as of the date hereof, between Illinova and each of Nova, BG Holdings and Chevron under which such parties have among other things agreed to support the DAC Merger upon the terms and conditions set forth therein.

     "VOTING AGREEMENT PARTIES" is defined in Section 5.21.

     "WARN ACT" means the Worker Adjustment and Retraining Notification Act of 1988 including any regulations promulgated thereunder and any successor statutes thereto.

                                  ARTICLE II
                                  THE MERGERS

     Section 2.1  The Mergers.

        (a) Upon the terms and subject to the conditions hereof, at the Effective Time, DAC shall merge with and into Dynegy and the separate corporate existence of DAC will thereupon cease and Dynegy will be the surviving corporation in the DAC Merger (sometimes referred to as the "DAC SURVIVING CORPORATION"). The DAC Merger will have the effects set forth in Section 259 of the DGCL, including the DAC Surviving Corporation's succession to and assumption of all rights and obligations of Dynegy and DAC.

        (b) Upon the terms and subject to the conditions hereof, at the Effective Time, IAC shall merge with and into Illinova and the separate corporate existence of IAC will thereupon cease and Illinova will be the surviving corporation in the IAC Merger (sometimes referred to as the "IAC SURVIVING CORPORATION" and, together with the DAC Surviving Corporation, the "SURVIVING CORPORATIONS"). The IAC Merger will have the effects set forth in
Section 11.50 of the IBCA, including the IAC Surviving Corporation's succession to and assumption of all rights and obligations of Illinova and IAC.

     Section 2.2  Effective Time of the Mergers.

     Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file articles or a certificate of merger (individually, a "CERTIFICATE OF MERGER" and collectively, the "CERTIFICATES OF MERGER") executed in accordance with the relevant provisions of the DGCL and the IBCA and shall make all other filings or recordings required under the DGCL and the IBCA, as applicable, to effect both Mergers. Each Merger shall become effective at such time as is specified in the applicable Certificate of Merger (the time at which both Mergers have become fully effective is referred to as the "EFFECTIVE TIME").

     Section 2.3  Tax and Accounting Treatment.

     The parties intend that (i) the Mergers will constitute a contribution of assets to Newco under Section 351 of the Code, (ii) the Mergers will be accounted for as a purchase of Illinova by Dynegy for financial accounting purposes, and (iii) the Mergers will be treated as a reverse acquisition of Illinova by Dynegy whereby the consolidated group of corporations of which Dynegy is the parent for purposes of Treasury Regulation Section 1.1502 is considered remaining in existence pursuant to Treasury Regulation Section 1.1502-75(d)(3)(i).

                                  ARTICLE III
                           THE SURVIVING CORPORATION

     Section 3.1  Certificate/Articles of Incorporation.

        (a) The certificate of incorporation of Dynegy in effect immediately prior to the Effective Time will be amended and restated to be substantially identical to the certificate of incorporation of DAC and such amended and restated certificate of incorporation will be the certificate of incorporation of the DAC Surviving Corporation at and after the Effective Time until thereafter amended in accordance with its terms and the DGCL.

        (b) The articles of incorporation of Illinova in effect immediately prior to the Effective Time will be amended and restated to be substantially identical to the articles of incorporation of IAC and such amended and restated articles of incorporation will be the articles of incorporation of the IAC Surviving Corporation at and after the Effective Time until thereafter amended in accordance with their terms and the IBCA.

        (c) The articles of incorporation of Newco as amended and in effect as of the date hereof (which shall continue in effect (other than amendments to the name of Newco) until the Effective Time), will continue to be the articles of incorporation of Newco at and after the Effective Time until thereafter amended in accordance with their terms and the IBCA; provided, however, each party acknowledges and agrees that the Board of Directors of Newco will prior to the Effective Time adopt a resolution pursuant to Section 6.10 of the IBCA to authorize and establish the Series A Convertible Preferred Stock.

     Section 3.2  Bylaws.

        (a) The bylaws of DAC Surviving Corporation shall be amended at the Effective Time to be identical to the bylaws of DAC as in effect immediately prior to the Effective Time will be the bylaws of the DAC Surviving Corporation until thereafter amended in accordance with their terms and as provided by the certificate of incorporation of the DAC Surviving Corporation and the DGCL.

        (b) The bylaws of IAC as in effect immediately prior to the Effective Time will be the bylaws of the IAC Surviving Corporation until thereafter amended in accordance with their terms and as provided by the articles of incorporation of the IAC Surviving Corporation and the IBCA.

        (c) The bylaws of Newco as amended and in effect as of the date hereof (which shall continue in effect until the Effective Time) will be the bylaws of Newco until thereafter amended in accordance with their terms and as provided by the articles of incorporation of the Newco and the IBCA.

        Section 3.3  Directors and Officers.

        (a) At and after the Effective Time, the directors and officers of the DAC Surviving Corporation will be the same as the directors and officers of Dynegy immediately prior thereto, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DAC Surviving Corporation's certificate of incorporation and bylaws.

        (b) At and after the Effective Time, the directors and officers of the IAC Surviving Corporation will be the same as the directors and officers of Illinova immediately prior thereto, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the IAC Surviving Corporation's articles of incorporation and bylaws.

        (c) Newco's Board, Committees, Executive Officers.

            (i) Prior to the Effective Time, (A) Illinova's Board of Directors will select from among the current members of Illinova's Board of Directors seven individuals (the "ILLINOVA DIRECTOR NOMINEES") for nomination as directors of Newco, which nominees will include Mr. Charles Bayless, and (B) Dynegy's Board of Directors will select from among the current members of Dynegy's Board of Directors seven individuals (including three nominated by Chevron) (the "DYNEGY DIRECTOR NOMINEES") for nomination as directors of Newco, which nominees will include Mr. C.L. Watson and who shall serve as Chairman of the Board of Directors if he is willing and able to do so. Prior to the Effective Time, Illinova will cause Newco and its directors to nominate and elect the Dynegy

        Director Nominees and the Illinova Director Nominees to be directors of Newco for a term expiring at Newco's next annual meeting of shareholders following the Effective Time, subject to being renominated as a director at the discretion of Newco's Board of Directors. If at any time prior to the Effective Time, any Dynegy Director Nominee or Illinova Director Nominee is unable to serve as a director at the Effective Time, the Board of Directors that designated such individual as provided herein will designate another individual to serve in such individual's place.

            (ii) The composition of the committees of Newco's Board of Directors immediately subsequent to the Effective Time (including the chairman thereof) will be as designated prior to the Effective Time in a manner consistent with the bylaws of Newco and reasonably acceptable to Illinova and Dynegy with the objective being that the committees initially have approximately equal representation from among the Dynegy Director Nominees (each of which committee's members shall include at least one nominee of Chevron) and the Illinova Director Nominees; provided that the Nominating Committee of Newco initially shall be constituted of three members of which two will be independent members of, and will be designated by, the Dynegy Board of Directors and one will be an independent member of, and will be designated by, the Illinova Board of Directors.

            (iii) Effective as of the Effective Time, Newco's Board of Directors shall elect the officers of Newco, provided (A) C.L. Watson shall be elected President and Chief Executive Officer if he is willing and able to serve, and (B) absent cause, the remaining officers shall be elected by the Board of Directors if so required by Newco's bylaws, upon the recommendation of, or, if not required to be so elected, as appointed by, the President and Chief Executive Officer in each instance to serve until the earlier of such officer's resignation or removal or until such officer's successor is duly elected.

                                  ARTICLE IV
                             CONVERSION OF SHARES

     Section 4.1  Conversion of Dynegy Capital Stock.

     As of the Effective Time, by virtue of the DAC Merger and without any action on the part of DAC, Dynegy, Newco or the holders of any of the capital stock described below:

        (a) Each outstanding share of DAC Common Stock will be converted into and become one share of common stock of the DAC Surviving Corporation with the same rights, powers and privileges as the shares so converted and, except as provided in Section 4.1(b), shall constitute the only shares of the DAC Surviving Corporation's capital stock.

        (b) All shares of Dynegy Common Stock that are held in Dynegy's treasury will be canceled and no cash, Newco capital stock or other consideration shall be delivered in exchange therefor. All shares of Dynegy Common Stock owned by Illinova, Newco or any of their Subsidiaries shall be canceled except for shares owned by BG Holdings, all of which shall be converted into an aggregate of 613 shares of DAC Surviving Corporation common stock, and continue to remain outstanding and shall not be converted into the Common Stock Consideration as contemplated by Section 4.1(c).

        (c) Subject to the provisions of Section 4.1(e), each outstanding share of Dynegy Common Stock (other than shares of Dynegy Common Stock to be treated in accordance with Section 4.1(b)) will be converted into either (x) $16.50 in cash (the "CASH CONSIDERATION") or (y) 0.69 (the "EXCHANGE RATIO") fully paid and non-assessable shares of Newco Common Stock (the "COMMON STOCK CONSIDERATION" and, together with the Cash Consideration, the "AGGREGATE COMMON STOCK CONSIDERATION"), in each case as the holder thereof shall have elected or be deemed to have elected (an "ELECTION") in accordance with Section 4.1(d).

        (d) (i) Subject to the procedures set forth in Section 4.4, each holder of record of shares of Dynegy Common Stock outstanding immediately prior to the Election Date who makes a valid election to receive Cash Consideration pursuant to Section 4.4 will be entitled to receive the Cash Consideration in respect of such shares. In addition, each holder who would, absent such an election, be entitled to receive a fractional share of Newco Common Stock (the "DYNEGY DE MINIMIS SHARES") shall be deemed to elect Cash Consideration to the extent of such fractional shares. (Collectively the shares described in the two preceding sentences shall be the "CASH ELECTION SHARES.") All other holders of record of shares of Dynegy Common Stock outstanding immediately prior to the Election Date will be deemed to elect to receive the Common Stock Consideration in respect of such shares.

            (ii) Notwithstanding the foregoing, solely for purposes of calculating the number of shares of Dynegy Common Stock to receive Cash Consideration and Common Stock Consideration under Section 4.1(e), the shares of Dynegy Common Stock held by BG Holdings will be deemed to be Cash Election Shares, even though as a result of Section 4.1(b), its shares of Dynegy Common Stock will be converted into shares of common stock of the DAC Surviving Corporation.

        (e)  Notwithstanding anything in this Agreement to the contrary:

            (i) the number of shares of Dynegy Common Stock to be converted into the right to receive the Cash Consideration will be equal to the Dynegy Cash Number, and

            (ii) the number of shares of Dynegy Common Stock to be converted into the right to receive the Common Stock Consideration will be equal to (x) the number of shares of Dynegy Common Stock outstanding immediately prior to the Effective Time (ignoring for this purpose any Dynegy Common Stock held as treasury shares) less (y) the Dynegy Cash Number.

        (f) To the extent the aggregate number of Cash Election Shares exceeds the Dynegy Cash Number, the Cash Consideration shall be prorated as follows:

            (i) all shares of Dynegy Common Stock in respect of which Elections to receive Common Stock Consideration have been made or deemed to have been made (the "STOCK ELECTION SHARES") will be converted into the right to receive the Common Stock Consideration; and

            (ii) the Cash Election Shares will be converted into the right to receive the Cash Consideration or the Common Stock Consideration in the following manner:

                 (A) the Dynegy De minimis Shares shall be converted into Cash
            Consideration;

                 (B) the number of Cash Election Shares, other than Dynegy De minimis Shares, covered by each Form of Election to be converted into Cash Consideration will be determined by multiplying the number of Cash Election Shares covered by such Form of Election by a fraction, (I) the numerator of which is the Dynegy Cash Number less the number of shares of Dynegy Common Stock converted into cash pursuant to clause (A) and (II) the denominator of which is the aggregate number of Cash Election Shares less the number of shares of Dynegy Common Stock converted into cash pursuant to clause (A); and

                 (C) all Cash Election Shares not converted into Cash
            Consideration in accordance with clause (A) or (B) will be converted into the right to receive the Common Stock Consideration.

        (g) The Exchange Agent, in consultation with Illinova and Dynegy, will make all computations to give effect to this Section 4.1.

        (h) At the Effective Time, each outstanding share of Dynegy Preferred Stock will be converted into the right to receive 0.69 shares of Newco Class B Common Stock (the "PREFERRED STOCK CONSIDERATION").

        (i) Notwithstanding the foregoing, (i) for each share of Common Stock Consideration Nova otherwise would be entitled to receive, in lieu thereof it shall receive that number of shares of Newco Series A Convertible Preferred Stock equal to the quotient of the Illinova Average Price divided by $50.00 and
(ii) to the extent Chevron is entitled to receive Common Stock Consideration, in lieu thereof it shall receive one share of Newco Class B Common Stock for each share of Newco Common Stock it was to receive (collectively, together with the Common Stock Consideration and the Preferred Stock Consideration, the "AGGREGATE MERGER STOCK CONSIDERATION").

        (j) Except as contemplated by Section 4.1(b), the Dynegy Stock which is converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Dynegy Common Stock ("DYNEGY COMMON STOCK CERTIFICATE") and Dynegy Preferred Stock ("DYNEGY PREFERRED STOCK CERTIFICATE" and, together with the Dynegy Common Stock Certificates, the "DYNEGY STOCK CERTIFICATES") will cease to have any rights with respect thereto, except the right to receive, upon the surrender of (i) a Dynegy Common Stock Certificate, the applicable Aggregate Common Stock Consideration to which such holder is entitled pursuant to this Article IV, and (ii) a Dynegy Preferred Stock Certificate, the Preferred Stock Consideration to which such holder is entitled pursuant to this Article IV. Until surrendered as contemplated by this Section 4.1, each Dynegy Stock Certificate will be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the applicable Aggregate Merger Consideration as contemplated by this Article IV. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Illinova Common Stock, Dynegy Common Stock or Dynegy Preferred Stock have been changed into a different number of shares or a different class because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Cash Consideration will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        (k) No dividends or other distributions with a record date after the Effective Time will be paid to the holder of any unsurrendered Dynegy Stock Certificate with respect to the Aggregate Merger Stock Consideration represented thereby until the holder of record of such Dynegy Stock Certificate has surrendered such Dynegy Stock Certificate in accordance with Section 4.5. Subject to applicable laws, following surrender of any such Dynegy Stock Certificates, there will be paid to the record holder of the certificate or certificates representing the Aggregate Merger Stock Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such Aggregate Merger Stock Consideration, and (ii) if the payment date for any dividend or distribution payable with respect to such Aggregate Merger Stock Consideration has not occurred prior to the surrender of such Dynegy Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to the surrender of such Dynegy Stock Certificate.

        (l) All Aggregate Merger Consideration issued upon the surrender of Dynegy Stock Certificates in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Dynegy Stock Certificates and the Dynegy Stock formerly represented thereby, and from and after the Effective Time, there will be no further registration of transfers effected on the stock transfer books of the DAC Surviving Corporation of shares of Dynegy Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Dynegy Stock Certificates are presented to the DAC Surviving Corporation for any reason, they will be canceled and converted as provided in this Article IV.

     Section 4.2  Conversion of Illinova Common Stock.

     As of the Effective Time, by virtue of the IAC Merger and without any action on the part of IAC, Illinova, or Newco, or the holders of any of the capital stock described below:

        (a) Each outstanding share of IAC Common Stock will be converted into and become one share of common stock of the IAC Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only shares of the IAC Surviving Corporation's capital stock.

        (b) All shares of Illinova Common Stock that are held in Illinova's treasury and shares of Illinova Common Stock owned by Dynegy or any of its Subsidiaries will be canceled and no cash, Newco capital stock or other consideration shall be delivered in exchange therefor.

        (c) At the Effective Time, each outstanding share of Illinova Common Stock will be converted into one share of Newco Common Stock (the "ILLINOVA CONSIDERATION").

        (d) All Illinova Common Stock, when converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Illinova Common Stock ("ILLINOVA STOCK CERTIFICATE") will cease to have any rights with respect thereto, except the right to receive, upon the surrender of an Illinova Stock Certificate, the Illinova Consideration to which such holder is entitled pursuant to this Article
IV. Until surrendered as contemplated by this Section 4.2, each Illinova Stock Certificate will be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the Illinova Consideration as contemplated by this Article IV.

        (e) Holders of shares of Illinova Common Stock who have complied with requirements for perfecting dissenters' rights under Section 11.70 of the IBCA will be entitled to exercise such rights with respect to the shares as to which such rights have been perfected ("ILLINOVA DISSENTING SHARES"), to the extent available under Section 11.70 of the IBCA. Illinova Dissenting Shares shall be entitled to receive such consideration as will be determined under Section 11.70 of the IBCA, and upon receipt of such consideration, such Illinova Dissenting Shares will cease to be issued and outstanding. Shares of Illinova Common Stock that are outstanding immediately prior to the Effective Time and with respect to which dissenters' rights under the IBCA may be, but have not yet been, perfected, will, if and when such dissenters' rights can no longer be legally perfected or exercised under the IBCA, be converted into Newco Common Stock.

        (f) No dividends or other distributions with a record date after the Effective Time will be paid to the holder of any unsurrendered Illinova Stock Certificate with respect to the Illinova Consideration represented thereby until the holder of record of such Illinova Stock Certificate has surrendered such Stock Certificate in accordance with Section 4.5. Subject to applicable laws, following surrender of any such Illinova Stock Certificates, there will be paid to the record holder of the certificate or certificates representing the Illinova Consideration issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date on or after the Effective Time theretofore paid with respect to such Illinova Consideration, and
(ii) if the payment date for any dividend or distribution payable with respect to such Illinova Consideration has not occurred prior to the surrender of such Illinova Stock Certificate, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to the surrender of such Illinova Stock Certificate.

        (g) All Newco Common Stock issued upon the surrender of Illinova Stock Certificates in accordance with the terms hereof will be deemed to have been issued in full satisfaction of all rights pertaining to such Illinova Stock Certificates and the Illinova Common Stock formerly represented thereby, and from and after the Effective Time, there will be no further registration of transfers effected on the stock transfer books of the IAC Surviving Corporation of shares of Illinova Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Illinova Stock Certificates are presented to the IAC Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article IV.

     Section 4.3  Conversion of Newco Capital Stock.

     At the Effective Time, by virtue of the Mergers and without any action on the part of IAC, DAC, or Newco, or the holders of any of the capital stock described below:

        (a) Each outstanding share of Newco Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and no cash or other consideration will be delivered in exchange therefor.

        (b) Each outstanding share of Series A Convertible Preferred Stock of Newco will remain issued and outstanding.

     Section 4.4  Dynegy Common Stock Procedures.

        (a) Newco shall authorize one or more transfer agent(s) reasonably acceptable to Dynegy to receive Elections and to act as Exchange Agent hereunder (the "EXCHANGE AGENT") with respect to each Merger.

        (b) Newco shall prepare, for use by Dynegy's Common Stockholders in surrendering Certificates, a form (the "FORM OF ELECTION") pursuant to which each Dynegy Common Stockholder may make an Election. The Form of Election shall be mailed to the Dynegy Common Stockholders as of the record date for the Dynegy Special Meeting and shall accompany the Proxy Statement/Prospectus.

        (c) Dynegy shall use all reasonable efforts to make the Form of Election available to all Persons who become Dynegy Common Stockholders of record between such record date and the Election Date.

        (d) An Election shall have been properly made only if the Exchange Agent shall have received, by 5:00 p.m., Eastern time, two business days (the "ELECTION DATE") prior to the Effective Time, or at such other time as Dynegy and Illinova agree, a Form of Election properly completed and signed and accompanied by the Dynegy Common Stock Certificate or Certificates to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificate or Certificates as set forth in such Form of Election from a member of any registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided such Certificate or Certificates are in fact delivered by the time set forth in such guarantee of delivery).

        (e) Any Dynegy Common Stockholder may at any time prior to the Election Date change such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed Form of Election. Newco shall have the right in its sole discretion to permit changes in Elections after the Election Date.

        (f) Any Dynegy Common Stockholder may at any time prior to the Election Date revoke such holder's Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of such holder's Certificates previously deposited with the Exchange Agent. Any revocation of an Election may be withdrawn by notice of such withdrawal delivered at or prior to the Election Date. Any Dynegy Common Stockholder who has deposited a Dynegy Common Stock Certificate or Certificates with the Exchange Agent shall have the right to withdraw such Certificates by written notice received by the Exchange Agent at or prior to the Election Date. Newco shall obtain from the Exchange Agent an agreement to return all Forms of Election and accompanying Dynegy Common Stock Certificate or Certificates to the Dynegy Common Stockholders submitting the same if this Agreement is terminated in accordance with its terms.

        (g) Newco, with Dynegy's consent, shall have the right to make rules, not inconsistent with this Agreement's terms, governing the validity of Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 4.1, the issuance and delivery of certificates for Newco Common Stock into which shares of Dynegy Common Stock are converted in the DAC Merger, and the payment for shares of Dynegy Common Stock converted into the right to receive the Cash Consideration in the DAC Merger.

     Section 4.5  Surrender and Payment.

        (a) At or prior to the Effective Time, Newco will deposit with the Exchange Agent for the benefit of the holders of Dynegy Stock, for exchange in accordance with this Section 4.5, the following consideration (the "AGGREGATE MERGER CONSIDERATION"): (i) certificates representing shares of Newco Common Stock representing the applicable portion of the Aggregate Common Stock Consideration, (ii) certificates representing shares of Newco Class B Common Stock representing the Preferred Stock Consideration and a portion of the Aggregate Common Stock Consideration to be paid in accordance with Section 4.1(i), (iii) certificates representing Series A Convertible Preferred Stock of Newco representing the applicable portion of the Aggregate Common Stock Consideration to be paid in accordance with Section 4.1(i) and (iv) the Cash Consideration. At or prior to the Effective Time, Newco will deposit with the Exchange Agent for the benefit of the holders of Illinova Common Stock, for exchange in accordance with this Section 4.5, certificates representing shares of Newco Common Stock representing the Illinova Consideration. The stock certificates and cash described above are referred to as the "EXCHANGE FUND." The Exchange Agent, pursuant to irrevocable instructions, will deliver the Aggregate Merger Consideration and the Illinova Consideration out of the Exchange Fund. No interest will be paid or will accrue on any cash amount payable upon the surrender of any Dynegy Stock Certificates or Illinova Stock Certificates. Except as contemplated by Section 4.5(d), the Exchange Fund shall not be used for any other purpose.

        (b) Promptly after the Effective Time, but not later than five business days thereafter, Newco will send, or will cause the Exchange Agent to send, to each holder of a Dynegy Stock Certificate or Illinova Stock Certificate a letter of transmittal and instructions for use in effecting the exchange of such Dynegy Stock Certificates or Illinova Stock Certificates for certificates representing the Aggregate Merger Consideration or the Illinova Consideration owing to such holder.

        (c) If any shares of Newco Common Stock are to be issued and/or cash to be paid to a Person other than the registered holder of the Dynegy Stock Certificate or Certificates or Illinova Stock Certificate or Certificates surrendered in exchange therefor, it will be a condition to such issuance that the Dynegy or Illinova Stock Certificate or Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such issuance will pay to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

        (d) Any Aggregate Merger Consideration or Illinova Consideration that remains unclaimed by the holders of Dynegy Stock or Illinova Common Stock one year after the Effective Time will be returned to Newco, upon demand, and any such holder who has not exchanged such holder's Dynegy or Illinova Stock Certificates in accordance with this Section 4.5 prior to that time will thereafter look only to Newco, as a general creditor thereof, to exchange such Dynegy or Illinova Stock Certificates or to pay amounts to which they are entitled pursuant to Section 4.1 and Section 4.2. If any Dynegy or Illinova Stock Certificates are not surrendered within six years after the Effective Time, the Aggregate Merger Consideration or Illinova Consideration, as the case may be, issuable in respect of such Dynegy or Illinova Stock Certificates, and the amount of dividends and other distributions, if any, which have become payable and which thereafter become payable on the Aggregate Merger Consideration or Illinova Consideration evidenced by such Dynegy or Illinova Stock Certificates as provided herein will, to the extent permitted by applicable law, become the property of Newco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Newco or either Surviving Corporation will be liable to any holder of Dynegy or Illinova Stock Certificates for any amount paid, or Aggregate Merger Stock Consideration or Illinova Consideration, cash or dividends delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e) If any Dynegy or Illinova Stock Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Dynegy or Illinova Stock Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond in such reasonable amount as Newco may direct as indemnity against any claim that may be made against it with respect to such Dynegy or Illinova Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Dynegy or Illinova Stock Certificate the Aggregate Merger Consideration or Illinova Consideration, as the case may be, and, if applicable, cash and unpaid dividends and other distributions on any Aggregate

Merger Consideration or Illinova Consideration, as the case may be, deliverable in respect thereof pursuant to this Agreement.

    Section 4.6  Stock Options.

        (a) At the Effective Time, automatically and without any action on the part of either Surviving Corporation, Newco or any holder of outstanding employee or director stock options of Dynegy outstanding at the Effective Time (the "DYNEGY STOCK OPTIONS"), Newco will assume each Dynegy Stock Option and it will become an option to purchase that number of shares of Newco Common Stock obtained by multiplying the number of shares of Dynegy Common Stock issuable upon the exercise of such option by the Exchange Ratio at an exercise price per share equal to the per share exercise price of such Dynegy Stock Option divided by the Exchange Ratio and otherwise upon the same terms and conditions as such outstanding options to purchase Dynegy Common Stock; provided, however, in the case of any Dynegy Stock Option to which Section 421 of the Code applies because of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares of Newco Common Stock purchasable pursuant to such Dynegy Stock Option and the terms and conditions of exercise of such Dynegy Stock Option will comply with Section 424(a) of the Code.

        (b) At the Effective Time, automatically and without any action on the part of either Surviving Corporation, Newco or any holder of employee or director stock options of Illinova outstanding at the Effective Time (the "ILLINOVA STOCK OPTIONS" and, together with the Dynegy Stock Options, the "PREDECESSOR COMPANY STOCK OPTIONS"), Newco will assume each Illinova Stock Option and it will become an option to purchase one share of Newco Common Stock for each share of Illinova Common Stock issuable upon the exercise of such Illinova Stock Option and otherwise upon the same terms and conditions as such outstanding options to purchase Illinova Common Stock; provided, however, in the case of any option to which Section 421 of the Code applies because of the qualifications under Section 422 or 423 of the Code, the exercise price, the number of shares purchasable pursuant to such Illinova Stock Option and the terms and conditions of exercise of such Illinova Stock Option will comply with
Section 424(a) of the Code.

        (c) At the Effective Time, the Dynegy Stock Options and Illinova Stock Options will vest and become immediately exercisable to the extent set forth in
Schedule 4.6(c). At the Effective Time, each outstanding award (including restricted stock, phantom stock, stock equivalents and stock units) ("AWARDS") under any employee incentive or benefit plans, programs or arrangements and non-employee director plans currently maintained by Dynegy or Illinova which provide for grants of equity-based awards shall be amended or converted into a similar instrument of Newco, in each case with such adjustments to the terms of such Awards, such that the Awards become non-forfeitable to the extent as determined by Illinova's Board of Directors or Dynegy's Board of Directors, as the case may be, as of the Effective Time, and otherwise as are appropriate to preserve the value inherent in such Awards with no material detrimental effects on the holders thereof. The other terms of each Award, and the plans or agreements under which they were issued, will continue to apply in accordance with their terms.

        (d) Newco will take all corporate actions necessary to reserve for issuance a sufficient number of shares of Newco Common Stock for delivery upon exercise of Predecessor Company Stock Options assumed by Newco pursuant to
Section 4.6(a) and Section 4.6(b).

        (e) As promptly as practicable after the Effective Time, Newco will file a Registration Statement on Form S-8 (or any successor or other appropriate forms) with respect to the shares of Newco Common Stock subject to Predecessor Company Stock Options and will use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        (f) As of the Effective Time, Newco will assume each Dynegy and Illinova stock option plan providing for the issuance or grant of options with such amendments thereto as may be required to reflect the Mergers, including the substitution of Newco Common Stock for Dynegy Common Stock and Illinova Common Stock, as applicable, thereunder; provided that after the Effective Time, no more options or other awards will be issued under any such plans.

    Section 4.7  Closing.

     The closing (the "CLOSING") of the Transactions will take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 711 Louisiana Street, Suite 1900, Houston, Texas, on the second business day (the "CLOSING DATE") after which all of the conditions listed in Article IX are satisfied or waived, or at such other date, place and time as Illinova and Dynegy otherwise agree.

                                   ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF DYNEGY

     Except as listed in the disclosure schedule delivered to Newco contemporaneously with the execution hereof (the "DYNEGY DISCLOSURE SCHEDULE"), Dynegy represents and warrants to Illinova and Newco as follows:

Section 5.1  Organization and Qualification.

        (a) Dynegy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Dynegy's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Dynegy Material Adverse Effect. Dynegy has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Dynegy has made available to Illinova a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date, and Dynegy's certificate of incorporation and bylaws as so made available are in full force and effect. Dynegy is not in default in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws.

        (b) Each of Dynegy's Subsidiaries is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Dynegy Material Adverse Effect. Except as disclosed in Section 5.1(b) of the Dynegy Disclosure Schedule, none of Dynegy or such Persons is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company or holding company within the meaning of Sections 2(a)(5), 2(a)(7), 2(a)(8), or 2(a)(11) of PUHCA. Each of Dynegy's Subsidiaries has the requisite corporate or other similar power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Dynegy has made available to Illinova a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Dynegy's Subsidiaries, each as amended to date, and each certificate of incorporation and bylaws (or similar organizational documents) as so delivered is in full force and effect. No Subsidiary of Dynegy is in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws (or similar organizational documents). Except as listed on Section 5.1(b) of the Dynegy Disclosure Schedule, other than Dynegy's Subsidiaries, Dynegy does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

    Section 5.2  Capitalization.

        (a) The authorized capital stock of Dynegy consists of 400,000,000 shares of Dynegy Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share, of which 8,000,000 shares have been designated and issued as the Series A Participating Preferred Stock (the "DYNEGY PREFERRED STOCK"). At May 12, 1999, 152,864,662 shares of Dynegy Common Stock were issued and outstanding. As of March 31, 1999, (i) 154,086,298 shares of Dynegy Common Stock were issued and outstanding, (ii) 7,815,363 shares of Dynegy Preferred Stock were issued and outstanding, (iii) options to acquire 18,175,186.25 shares of Dynegy Common Stock were outstanding under all stock option plans and agreements of Dynegy or its Subsidiaries, and (iv) warrants to purchase 6,228 shares of Dynegy Common Stock were outstanding. All such shares are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and except for this Agreement, as set forth on
Section 5.2(a) of the Dynegy Disclosure Schedule, and pursuant to the terms of the Dynegy Preferred Stock, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Dynegy to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.


        (b) Except as listed in Section 5.2(b) of the Dynegy Disclosure Schedule, Dynegy is the record or beneficial owner of all of the outstanding equity interests of each Dynegy Subsidiary, there are no irrevocable proxies with respect to any such equity interests, and no equity interests of any Dynegy Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of any Dynegy Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Dynegy or any Dynegy Subsidiary is or may be bound to issue additional equity interests of any Dynegy Subsidiary or securities convertible into or exchangeable or exercisable for any such equity interests. Except as listed in Section 5.2(b) of the Dynegy Disclosure Schedule or with respect to equity interests in Subsidiaries of Dynegy the sole assets of which are Dynegy Unregulated Facilities and whose equity has been pledged or otherwise encumbered as a condition of non-recourse financing of Dynegy Unregulated Facilities, all of such equity interests are duly authorized, validly issued, fully paid and nonassessable and Dynegy owns them free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, the "LIENS").

Section 5.3  Authority.

     Dynegy has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Dynegy Stockholders' Approval under Section 8.12, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Dynegy is or will be a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Dynegy's Board of Directors, and no other corporate proceedings on Dynegy's part are necessary to authorize this Agreement and the Ancillary Agreements to which Dynegy is or will be a party or to consummate the transactions contemplated hereby or thereby, other than the Dynegy Stockholders' Approval as contemplated by Section 8.12. This Agreement has been, and the Ancillary Agreements to which Dynegy is or will be a party are, or upon execution will be, duly and validly executed and delivered by Dynegy and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, is, or upon execution will be Enforceable against Dynegy.

Section 5.4  Consents and Approvals; No Violation.

     The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Dynegy of its obligations hereunder will not:

        (a) subject to obtaining the Dynegy Stockholders' Approval as contemplated by Section 8.12, conflict with any provision of Dynegy's certificate of incorporation or bylaws or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

        (b) subject to obtaining the Dynegy Stockholders' Approval as contemplated by Section 8.12, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to:

            (i) any Governmental Authority, except for (x) required regulatory approvals listed in Section 5.4(b) of the Dynegy Disclosure Schedule and
        (y) approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("CUSTOMARY POST-CLOSING CONSENTS"), or

            (ii) except as listed in Section 5.4(b) of the Dynegy Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (x) result in a Dynegy Material Adverse Effect, (y) impair the ability of Dynegy or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated hereby and thereby;

        (c) result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Dynegy or any of its Subsidiaries is a party or by which Dynegy or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in a Dynegy Material Adverse Effect, (ii) materially impair the ability of Dynegy or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated hereby and thereby. Solely for this
Section 5.4(c), an obligation by Dynegy to dispose of (and resulting disposal of) any of its ownership interests in any or all of the Dynegy Qualifying Facilities will not be deemed to be a Dynegy Material Adverse Effect;

        (d) violate the provisions of any material order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Dynegy or any Subsidiary of Dynegy;

        (e) result in the creation of any Lien upon material properties or assets or on any shares of capital stock of Dynegy or its Subsidiaries under any agreement or instrument to which Dynegy or any of its Subsidiaries is a party or by which Dynegy or any of its Subsidiaries or any of their properties or assets is bound; or

        (f) result in any holder of any securities of Dynegy being entitled to appraisal, dissenters' or similar rights.

Section 5.5  Dynegy SEC Reports.

    Dynegy has filed with the SEC, and has made available to Illinova, true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Stockholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1995 under the Securities Act or the Exchange Act (collectively, the "DYNEGY SEC REPORTS"). As of the respective dates that such Dynegy SEC Reports were filed, each Dynegy SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred between the date of the most recent Dynegy SEC Report filed and the date hereof that would require the filing of a Current Report on Form 8-K.

Section 5.6  Dynegy Financial Statements.

    Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Dynegy (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1996, 1997 and 1998, and any subsequent Dynegy SEC Report, have been prepared from, and are in accordance with, the books and records of Dynegy and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the SEC's published rules and regulations, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Dynegy and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Dynegy and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

Section 5.7  Absence of Undisclosed Liabilities.

    Except for such liabilities or obligations as (i) were accrued or fully reserved against in the consolidated balance sheet of Dynegy at March 31, 1999 (the "DYNEGY BALANCE SHEET"), (ii) are of a normally recurring nature and were incurred after March 31, 1999 (the "DYNEGY BALANCE SHEET DATE") in the ordinary course of business consistent with past practice or (iii) as described in the Dynegy Disclosure Schedule or in the Dynegy SEC Reports, neither Dynegy nor any of its Subsidiaries has any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a balance sheet prepared in accordance with GAAP and are material to the business of Dynegy and its Subsidiaries, taken as a whole. As of the Dynegy Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Dynegy Balance Sheet as required by said Statement No. 5.

Section 5.8  Absence of Certain Changes.

    Except as contemplated by this Agreement, as listed in Section 5.8 of the Dynegy Disclosure Schedule or as disclosed in the Dynegy SEC Reports, since the Dynegy Balance Sheet Date, (a) Dynegy and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Dynegy Material Adverse Effect, (c) other than as would be permitted by
Section 7.1(b), there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Dynegy, or any repurchase, redemption or other acquisition by Dynegy or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Dynegy or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Dynegy or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Dynegy or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Dynegy.

Section 5.9  Taxes.

        (a) Except as listed in Section 5.9(a) of the Dynegy Disclosure Schedule and for matters that would not have a Dynegy Material Adverse Effect:

            (i) Dynegy and each of its Subsidiaries have timely filed or will file or cause to be timely filed, all material Tax Returns required by applicable law prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects;

            (ii) Dynegy and each of its Subsidiaries have paid whether or not shown on any Tax Return, or where payment is not yet due, have established, an adequate accrual for the payment of all material Taxes and no claim has been made by any Tax Authority in a jurisdiction where Dynegy or any of its Subsidiaries do not file tax returns that it is or may be subject to taxation in that jurisdiction;

            (iii) No Audit is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Dynegy or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Dynegy or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Dynegy or any of its Subsidiaries. There are no liens for Taxes upon the assets of Dynegy or any of its Subsidiaries, except liens for current Taxes not yet delinquent;

            (iv) Neither Dynegy nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date; and

            (v) Section 5.9(a) of the Dynegy Disclosure Schedule lists all material Tax sharing, Tax indemnity, or similar agreements to which Dynegy or any of its Subsidiaries is party, is bound by, or have any obligation or liability for Taxes.

        (b) Section 5.9(b) of the Dynegy Disclosure Schedule lists (1) the name of each employee, former employee or other person who is or was providing services to Dynegy or any Dynegy Subsidiaries and who, in connection with the Transactions, will receive, or will or may become entitled to receive in the future or upon termination of such person's employment, any payments (including accelerated vesting of Dynegy Options or other equity-based awards) which could reasonably be expected to constitute "excess parachute payments" with respect to such person within the meaning of Section 280G of the Code ("EXCESS PARACHUTE PAYMENTS"), (2) with respect to each such person, the maximum amount of Excess Parachute Payments which could reasonably be expected to be so received (determined in accordance with proposed regulations of the IRS promulgated under Section 280G of the Code), and (3) with respect to each person who is entitled to receive a "gross-up payment" in respect of excise taxes imposed on such Excess Parachute Payments under Section 4999 of the Code, a reasonable estimate of the amount of such gross-up payment.

        (c) The Code Section 338(h)(10) election made in connection with the purchase of Destec Energy, Inc. is effective for both Federal and State income tax purposes to cause the tax basis of the assets acquired to reflect allocated purchase price. Dynegy and each of its Subsidiaries including Destec Energy, Inc. have timely filed or caused to be filed all elections and forms required to be filed to make such election valid, such acquisition qualified for elective treatment under Code Section 338(h)(10), and to its knowledge the allocation of purchase price among the assets was proper.

Section 5.10  Litigation.

    Except as disclosed in the Dynegy SEC Reports or Section 5.10 of the Dynegy Disclosure Schedule, (i) as of the date hereof, there is no Action (or group of related Actions) pending or, to Dynegy's knowledge, threatened against or directly affecting Dynegy, any Subsidiaries of Dynegy or any of the directors or officers of Dynegy or any of its Subsidiaries in their capacity as such, that could reasonably be expected to result in an adverse judgment in excess of $1,000,000; and (ii) there is no Action (or group of related Actions) pending or, to Dynegy's knowledge, threatened against or directly affecting Dynegy, any Subsidiaries of Dynegy or any of the directors or officers of Dynegy or any of its Subsidiaries in their capacity as such, that could reasonably be expected to have a Dynegy Material Adverse Effect, if adversely determined. Neither Dynegy nor any of its Subsidiaries, nor any officer, director or employee of Dynegy or any of its Subsidiaries, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Dynegy or such Subsidiary, nor, to the knowledge of Dynegy, is Dynegy, any Subsidiary or any officer, director or employee of Dynegy or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Dynegy SEC Reports or in Section 5.10 of the Dynegy Disclosure Schedule, there is no Order or order of any arbitrator or mediator enjoining or requiring Dynegy or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this
Section 5.10 is made with respect to Environmental Laws, which are covered in
Section 5.12.

Section 5.11  Employee Benefit Plans; ERISA.

        (a) Section 5.11(a) of the Dynegy Disclosure Schedule lists all employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA and all bonus plans, stock option, stock purchase, restricted stock, incentive, deferred compensation, and all employment, termination, severance or other arrangements), sponsored, maintained or contributed to by Dynegy or any trade or business, whether or not incorporated, which together with Dynegy would be deemed a "single employer" under Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (a "DYNEGY ERISA AFFILIATE") within six years prior to the Effective Time ("DYNEGY BENEFIT PLANS").

        (b) With respect to each Dynegy Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to Dynegy's knowledge, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in a Dynegy Material Adverse Effect; (iii) (x) as of the date hereof, neither Dynegy nor any Dynegy ERISA Affiliate has engaged in, and Dynegy and each Dynegy ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Dynegy or any Dynegy ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA in excess of $1,000,000; and (y) neither Dynegy nor any Dynegy ERISA Affiliate has engaged in, and Dynegy and each Dynegy ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Dynegy or any Dynegy ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in a Dynegy Material Adverse Effect; (iv) no disputes or Actions are pending, or, to the knowledge of Dynegy or any Dynegy ERISA Affiliate, threatened that could reasonably be expected to result in a material liability that would have a Dynegy Material Adverse Effect; (v) neither Dynegy nor any Dynegy ERISA Affiliate has engaged in, and Dynegy and each Dynegy ERISA Affiliate does not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in a Dynegy Material Adverse Effect; (vi) there have been no "reportable events" under Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC"); (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code
Section 412); (viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no Action has been instituted under Section 4042 of ERISA to terminate such plan; (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination; and (x) neither Dynegy nor any Dynegy ERISA Affiliate has incurred any liability under Title IV of ERISA other than liabilities that would not cause a Dynegy Material Adverse Effect. All contributions made or required to be made under any Dynegy Benefit Plan have been made on or before their required due date and all such contributions meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Dynegy or a Dynegy ERISA Affiliate.

        (c) No Dynegy Benefit Plan is a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Dynegy or a Dynegy ERISA Affiliate which could subject Dynegy to any liability or Lien with respect to any Dynegy Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Dynegy ERISA Affiliate under ERISA or the Code.

        (d) Except as listed in Section 5.11(d) of the Dynegy Disclosure Schedule, no employee of Dynegy or any of its Subsidiaries is covered by any severance plan or similar arrangement.

        (e) Except as listed in Section 5.11(e) of the Dynegy Disclosure Schedule, none of the Dynegy Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits payable to or on behalf of any employee or director after termination of employment or service, as the case may be, other than elective continuation required pursuant to Code
Section 4980B or coverage which expires at the end of the calendar month following such event. Each such plan that is a "group health plan" (as defined in Code Section 4980B(g)) has been operated in compliance with Code Section 4980B at all times, except for any non-compliance that would not, or insofar as reasonably can be determined could not, give rise to a Dynegy Material Adverse Effect.

Section 5.12  Environmental Liability.

    Except as listed in Section 5.12 of the Dynegy Disclosure Schedule:

        (a) The businesses of Dynegy and its Subsidiaries have been and are operated in material compliance with all Environmental Laws, except for any violations which could not reasonably be expected to result in a Dynegy Material Adverse Effect.

        (b) Neither Dynegy nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities, except for any such action which could not reasonably be expected to have a Dynegy Material Adverse Effect and, to Dynegy's knowledge, no such action has occurred at any property or facility owned, leased or operated by Dynegy or any of its Subsidiaries, except for any such action that could not reasonably be expected to have a Dynegy Material Adverse Effect.

        (c) Neither Dynegy nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Dynegy, any other written communication alleging or concerning any material violation by Dynegy or any of its Subsidiaries of, or responsibility or liability of Dynegy or any of its Subsidiaries under, any Environmental Law which could reasonably be expected to have a Dynegy Material Adverse Effect. There are no pending, or to Dynegy's knowledge, threatened Actions with respect to the businesses or operations of Dynegy or any of its Subsidiaries alleging or concerning any violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have a Dynegy Material Adverse Effect, nor does Dynegy have any knowledge of any fact or condition that could give rise to such an Action.

        (d) Dynegy and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Dynegy and its Subsidiaries; there are no pending or, to Dynegy's knowledge, threatened Actions seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Dynegy does not have knowledge of any fact or condition that is reasonably likely to give rise to any Action to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

        (e) Without in any way limiting the generality of the foregoing, except as would not cause a Dynegy Material Adverse Effect, (i) to Dynegy's knowledge, all off-site locations where Dynegy or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed disposal sites as required by law, (ii) to Dynegy's knowledge, all underground and above ground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Dynegy or any of its Subsidiaries are listed in Section 5.12(e) of the Dynegy Disclosure Schedule and (iii) to Dynegy's knowledge, no PCB-Contaminated Electrical Equipment, as defined in 40 C.F.R. Section 761.3, is used or stored at any property owned, leased or operated by Dynegy or any of its Subsidiaries.

        (f) To Dynegy's knowledge, no claims have been asserted or threatened against Dynegy or its Subsidiaries as a result of any release or disposal at any of the properties currently or previously owned or operated by Dynegy, its Subsidiaries, or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Substances generated by Dynegy, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in a Dynegy Material Adverse Effect.

        (g) To Dynegy's knowledge, no claims have been asserted or threatened against Dynegy or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Dynegy or its Subsidiaries at property currently or previously owned or operated by Dynegy or its Subsidiaries, except as could not reasonably be expected to result in a Dynegy Material Adverse Effect.

        (h) To Dynegy's knowledge, Dynegy has made available to Illinova all material non-privileged internal and external environmental audits, evaluations, assessments and studies in the possession of Dynegy (i) pertaining to Hazardous Substances used, handled, generated, transported or disposed by Dynegy or its Subsidiaries at property owned or operated by Dynegy or its Subsidiaries, or
(ii) concerning compliance by Dynegy or its Subsidiaries with Environmental
Laws.

Section 5.13  Compliance with Applicable Laws.

    Except as would not individually or in the aggregate result in a Dynegy Material Adverse Effect, Dynegy and each of its Subsidiaries hold all approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Dynegy nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or

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

regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Dynegy Material Adverse Effect; provided, however, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

Section 5.14  Labor Matters; Employees.

        (a) Except as listed in Section 5.14(a) of the Dynegy Disclosure Schedule, (i) (A) none of Dynegy or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Dynegy or any of its Subsidiaries and (B) none of the employees of Dynegy or any of its Subsidiaries are represented by any labor organization and none of Dynegy or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Dynegy or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and (ii) except as would not cause a Dynegy Material Adverse Effect (A) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to Dynegy's knowledge threatened against or affecting Dynegy or any of its Subsidiaries and, during the past five years, there has not been any such action, (B) Dynegy and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation,
(C) there is no unfair labor practice charge or complaint against any of Dynegy or any of its Subsidiaries pending or, to the knowledge of Dynegy, threatened before the National Labor Relations Board or any similar state or foreign agency, (D) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Dynegy or any of its Subsidiaries, (E) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Dynegy or any of its Subsidiaries, and (F) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

        (b) Except as listed in Section 5.14(b) of the Dynegy Disclosure Schedule, since the enactment of the WARN Act, none of Dynegy or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Dynegy or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Dynegy or any of its Subsidiaries, nor has Dynegy or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Dynegy Material Adverse Effect.

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

Section 5.15  Material Contracts.

        (a) Except as set forth in the Dynegy SEC Reports or as permitted pursuant to Section 7.1, neither Dynegy nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurrence of debt (including sale and leaseback and capitalized lease transactions and other similar financing transactions) or its guaranty providing for payment or repayment in excess of $10,000,000, but excluding open option, future and forward positions with respect to the purchase, sale or delivery of commodities and securities;
(ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any portion of the business of Dynegy and/or its Subsidiaries is or would be conducted or through which Dynegy and/or its Subsidiaries can restrict the conduct of business by any other Person.

        (b) Except as listed in Section 5.15(b) of the Dynegy Disclosure Schedule or disclosed in the Dynegy SEC Reports, to Dynegy's knowledge, no event of default (or an event which, with notice or lapse of time or both notice and lapse of time, would constitute an event of default) exists under any material note, lease, mortgage, deed of trust, license, agreement or other instrument or obligation to which any Person which owns or leases any of the Dynegy Power Generation Facilities is a party or by which any of the Dynegy Power Generation Facilities is subject or bound.

Section 5.16  Required Stockholder Vote or Consent.

    The only vote of the holders of any class or series of Dynegy's capital stock necessary to consummate the Transactions is the approval and adoption of this Agreement by the holders of a majority of the votes entitled to be cast by holders of the Dynegy Common Stock and the Dynegy Preferred Stock, voting together as a single class, with each share of Dynegy Common Stock being entitled to one vote per share and each share of Dynegy Preferred Stock being entitled to a number of votes per share equal to the number of shares of Dynegy Common Stock into which such share of Dynegy Preferred Stock is then convertible (the "DYNEGY STOCKHOLDERS' APPROVAL").

Section 5.17  Proxy Statement/Prospectus; Registration Statement.

    None of the information to be supplied by Dynegy for inclusion in (a) the joint proxy statement relating to the Dynegy Special Meeting and the Illinova Special Meeting (also constituting the prospectus in respect of Newco Common Stock into which shares of Dynegy Stock will be converted) (the "PROXY STATEMENT/PROSPECTUS") Newco, Dynegy and Illinova are to file with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") that Newco is to file with the SEC in connection with the Mergers, and any amendments or supplements thereto, will, at the respective times such documents are filed and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Dynegy and Illinova, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.18  Intellectual Property.

    Dynegy or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("INTELLECTUAL PROPERTY") currently used in the conduct of the business of Dynegy and its Subsidiaries, except where the failure to do so would not, individually or in the aggregate, have a Dynegy Material Adverse Effect. No Person has notified either Dynegy or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Dynegy and its Subsidiaries that could have a Dynegy Material Adverse Effect, and, to Dynegy's knowledge, no Person is infringing on any right of Dynegy or any of its Subsidiaries with respect to any such Intellectual Property. No Actions are pending or, to Dynegy's knowledge, threatened that Dynegy or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to such other Person's Intellectual Property.

Section 5.19  Brokers.

    No broker, finder or investment banker (other than Lehman Brothers Inc., the fees and expenses of which Dynegy will pay) is entitled to any brokerage, finder's fee or other fee or commission payable by Dynegy or any of its Subsidiaries in connection with the Transactions. True and correct copies of all agreements and engagement letters currently in effect with Lehman Brothers Inc. (the "DYNEGY ENGAGEMENT LETTERS") have been provided to Illinova.

Section 5.20  Tax-Free Reorganization.

    Neither Dynegy nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the DAC Merger and the other Transactions from constituting a contribution of assets under Section 351 of the Code.

Section 5.21  Fairness Opinion.

    Dynegy's Board of Directors has received a written opinion of Lehman Brothers Inc. that, based upon and subject to the matters discussed therein, as of the date of such opinion, the Aggregate Common Stock Consideration to be offered to the holders (the "DYNEGY PUBLIC STOCKHOLDERS") of the Dynegy Common Stock (other than the holders of Dynegy Stock who are parties (the "VOTING AGREEMENT PARTIES") to the Voting Agreements) in the DAC Merger is fair, from a financial point of view, to the Dynegy Public Stockholders. The opinion of Lehman Brothers Inc. also provides that, based upon and subject to the matters discussed therein, including specifically their analysis of the respective fair market values of the Series A Convertible Preferred Stock and the Newco Class B Common Stock based on assumptions they believe are reasonable and the effect on such value of the terms pursuant to which the Series A Convertible Preferred Stock and the Newco Class B Common Stock will be issued, which include, among other things, certain restrictions on the transfer of such shares, Lehman Brothers Inc. also is of the opinion, as of the date of such opinion, that, from a financial point of view, (a) fair market value of the Series A Convertible Preferred Stock to be issued to BGAH and Nova for each share of Dynegy Common Stock is not greater than the fair market value of the Common Stock Consideration to be offered to the Dynegy Public Stockholders in the DAC Merger for each share of Dynegy Common Stock and (b) the fair market value of the Newco Class B Common Stock to be issued to Chevron for each share of Newco Common Stock is not greater than the fair market value of the Common Stock Consideration to be offered to the Dynegy Public Stockholders in the DAC Merger. True and correct copies of such opinions have been made available to Illinova.

Section 5.22  Year 2000 Issues.

    The disclosures set forth in the Dynegy SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects as of the respective dates of filing and the date hereof.

Section 5.23  Takeover Laws.

    Dynegy and its Board of Directors have each taken all action required to be taken by it to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state, including the State of Delaware, and including Section 203 of the DGCL.

Section 5.24  Dynegy Unregulated Facilities.

    Set forth in Section 5.24 of the Dynegy Disclosure Schedule is a true, accurate and complete list of (i) all of the Dynegy Unregulated Facilities, (ii) the direct or indirect equity interests therein of Dynegy or any of its Subsidiaries, and (iii) to Dynegy's knowledge, the direct or indirect equity interests in any Dynegy Unregulated Facility that is a Qualifying Facility of any "electric utility holding company," "electric utility," or any combination thereof. For purposes hereof, the terms "electric utility" and "electric utility holding company" shall mean a Person primarily engaged in the generation or sale of electric power within the meaning of 18 C.F.R. (S) 292.206, other than electric power solely from facilities exempt under PUHCA as "exempt wholesale generators" or "foreign utility companies."

                                  ARTICLE VI
                        REPRESENTATIONS AND WARRANTIES
                                  OF ILLINOVA

    Except as listed in the disclosure schedule delivered to Dynegy contemporaneously with the execution hereof (the "ILLINOVA DISCLOSURE SCHEDULE"), each of Illinova, Newco, DAC and IAC, jointly and severally, represent and warrant to Dynegy as follows:

Section 6.1  Organization and Qualification.

        (a) Illinova is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of Illinova's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an Illinova Material Adverse Effect. Illinova has all requisite corporate or other power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Illinova has made available to Dynegy a complete and correct copy of its and Newco's articles of incorporation and bylaws, each as amended to date, and Illinova's and Newco's articles of incorporation and bylaws as so made available are in full force and effect. Illinova is not in default in the performance, observation or fulfillment of any provision of its articles of incorporation or bylaws.

        (b) Each of Illinova's Subsidiaries is a Person duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, is duly qualified to do business as a foreign Person and is in good standing in each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in an Illinova Material Adverse Effect. Except as disclosed in Section 6.1(b) of the Illinova Disclosure Schedule, none of Illinova or such Persons is a "public utility company," a "holding company," a "subsidiary company" or an "affiliate" of any public utility company or holding company within the meaning of Sections 2(a)(5), 2(a)(7), 2(a)(8), or 2(a)(11) of PUHCA. Each of Illinova's Subsidiaries has the requisite corporate or other similar power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Illinova has made available to Dynegy a complete and correct copy of the certificate of incorporation and bylaws (or similar organizational documents) of each of Illinova's Subsidiaries, each as amended to date, and each certificate of incorporation and bylaws (or similar organizational documents) as so delivered is in full force and effect. No Subsidiary of Illinova is in default in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Except as listed on Section 6.1(b) of the Illinova Disclosure Schedule, other than Illinova's Subsidiaries, Illinova does not beneficially own or control, directly or indirectly, 5% or more of any class of equity or similar securities of any Person.

Section 6.2  Capitalization.

        (a) The authorized capital stock of Illinova consists of 200,000,000 shares of Illinova Common Stock, no par value and the authorized capital stock of Newco consists of 1,000 shares of common stock, no par value, of which 1,000 are issued and outstanding. As of March 31, 1999, (i) 69,919,287 shares of Illinova Common Stock were issued and outstanding and (ii) stock options to acquire 611,200 shares of Illinova Common Stock were outstanding under all stock option plans and agreements of Illinova. As of the date hereof, 1,000 shares of Newco Common Stock were issued and outstanding. All outstanding shares of Newco and Illinova are duly authorized, validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above, and other than this Agreement and the Ancillary Agreements, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments obligating Illinova or Newco to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class.

        (b) Except as listed in Section 6.2(b) of the Illinova Disclosure Schedule, Illinova is the record or beneficial owner of all of the outstanding equity interests of each Illinova Subsidiary, there are no irrevocable proxies with respect to any such equity interests, and no equity interests of any Illinova Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments relating to, or securities or rights convertible into or exchangeable or exercisable for, equity interests of any Illinova Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Illinova or any Illinova Subsidiary is or may be bound to issue additional equity interests of any Illinova Subsidiary or securities convertible into or exchangeable or exercisable for any such equity interests. Except as listed in Section 6.2(b) of the Illinova Disclosure Schedule or with respect to equity interests in Subsidiaries of Illinova Generating Company, the sole assets of which are Illinova Unregulated Facilities and whose equity has been pledged or otherwise encumbered as a condition of non-recourse financing of Illinova Unregulated Facilities, all of such equity interests are duly authorized, validly issued, fully paid and nonassessable and Illinova owns them free and clear of all Liens.

Section 6.3  Authority.

    Each Illinova Company has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to obtaining the Illinova Stockholders' Approval under
Section 8.12, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Illinova Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by such Illinova Company's Board of Directors, and no other corporate proceedings on such Illinova Company's part are necessary to authorize this Agreement and the Ancillary Agreements to which such Illinova Company is or will be a party or to consummate the transactions contemplated hereby or thereby, other than obtaining the Illinova Stockholders' Approval as contemplated by Section 8.12. This Agreement has been, and the Ancillary Agreements to which such Illinova Company is or will be a party are, or upon execution will be, duly and validly executed and delivered by the applicable Illinova Company and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, is, or upon execution will be Enforceable against the applicable Illinova Company.

Section 6.4  Consents and Approvals; No Violation.

    The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Illinova Company of its obligations hereunder will not:

        (a) subject to obtaining the Illinova Stockholders' Approval as contemplated by Section 8.12, conflict with any provision of the articles of incorporation or bylaws of Illinova or the certificates of incorporation or bylaws (or other similar organizational documents) of any of its Subsidiaries;

        (b) subject to obtaining the requisite Illinova Stockholders' Approval as contemplated by Section 8.12, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to:

            (i) any Governmental Authority except for (x) required regulatory approvals listed in Section 6.4(b) of the Illinova Disclosure Schedule and
    (y) Customary Post-Closing Consents, or

            (ii) except as listed in Section 6.4(b) of the Illinova Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (x) result in an Illinova Material Adverse Effect, (y) impair the ability of Illinova or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (z) prevent the consummation of any of the transactions contemplated hereby and thereby;

        (c) except as listed in Section 6.4(c) of the Illinova Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, purchase, first refusal, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Illinova or any of its Subsidiaries is a party or by which Illinova or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (i) result in an Illinova Material Adverse Effect, (ii) materially impair the ability of Illinova or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the transactions contemplated hereby and thereby;

        (d) violate the provisions of any material order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Illinova or any Subsidiary of Illinova;

        (e) result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Illinova or its Subsidiaries under any agreement or instrument to which Illinova or any of its Subsidiaries is a party or by which Illinova or any of its Subsidiaries or any of their properties or assets is bound; or

        (f) result in any holder of any securities of Illinova being entitled to appraisal, dissenters' or similar rights other than as contemplated by Section 4.2(e).

Section 6.5 Illinova Reports.

    The filings required to be made by Illinova and its Subsidiaries (including with respect to filings under PUHCA, Illinova's "subsidiary companies") since January 1, 1996, under PUHCA, the Atomic Energy Act, applicable Illinois laws and regulations, the Power Act and the Natural Gas Act have been filed with the appropriate Governmental Authority, and, as of the date of such filings, complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Copies of such filings have been made available to Dynegy. Illinova has filed with the SEC, and has made available to Dynegy, true and complete copies of each form, registration statement, report, schedule, proxy or information statement and other document (including exhibits and amendments thereto), including its Annual Reports to Shareholders incorporated by reference in certain of such reports, required to be filed with the SEC since December 31, 1995 under the Securities Act or the Exchange Act (collectively, the "ILLINOVA SEC REPORTS"). As of the respective dates that such Illinova SEC Reports were filed, each Illinova SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred between the date of the most recent Illinova SEC Report and the date hereof that would require the filing of a Current Report on Form 8-K.

Section 6.6  Illinova Financial Statements.

    Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Illinova (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three fiscal years ended December 31, 1996, 1997 and 1998 and any subsequent Illinova SEC Report, have been prepared from, and are in accordance with, the books and records of Illinova and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the SEC's published rules and regulations, have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Illinova and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Illinova and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

Section 6.7  Absence of Undisclosed Liabilities.

    Except for such liabilities or obligations as (i) were accrued or fully reserved against in the consolidated balance sheet of Illinova at March 31, 1999 (the "ILLINOVA BALANCE SHEET"), (ii) are of a normally recurring nature and were incurred after March 31, 1999 (the "ILLINOVA BALANCE SHEET DATE") in the ordinary course of business consistent with past practice or (iii) as described in the Illinova Disclosure Schedule or in the Illinova SEC Reports, neither Illinova nor any of its Subsidiaries has any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which are, individually or in the aggregate, of a nature required to be disclosed on the face of a balance sheet prepared in accordance with GAAP and are material to the business of Illinova and its Subsidiaries, taken as a whole. As of the Illinova Balance Sheet

Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Illinova Balance Sheet as required by said Statement No. 5.

Section 6.8  Absence of Certain Changes.

    Except as contemplated by this Agreement, as listed in Section 6.8 of the Illinova Disclosure Schedule or as disclosed in the Illinova SEC Reports, since the Illinova Balance Sheet Date (a) Illinova and its Subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have an Illinova Material Adverse Effect, (c) other than as would be permitted by
Section 7.2(b), there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Illinova or any repurchase, redemption or other acquisition by Illinova or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Illinova or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Illinova or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Illinova or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Illinova.

Section 6.9  Taxes.

        (a) Except as listed in Section 6.9(a) of the Illinova Disclosure Schedule and for matters that would not have an Illinova Material Adverse
Effect:

            (i) Illinova and each of its Subsidiaries have timely filed or will file or cause to be timely filed, all material Tax Returns required by applicable law prior to or as of the Closing Date. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects;

            (ii) Illinova and each of its Subsidiaries have paid whether or not shown on any Tax Return, or where payment is not yet due, have established, an adequate accrual for the payment of all material Taxes and no claim has been made by any Tax Authority in a jurisdiction where Illinova or any of Subsidiaries do not file Tax Return that it is or may be subject to taxation in that jurisdiction;

            (iii) No Audit is pending or threatened with respect to any Tax Returns filed by, or Taxes due from, Illinova or any of its Subsidiaries. No issue has been raised by any Tax Authority in any Audit of Illinova or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been threatened, proposed, asserted or assessed against Illinova or any of its Subsidiaries. There are no liens for Taxes upon the assets of Illinova or any of its Subsidiaries, except liens for current Taxes not yet delinquent;

            (iv) Neither Illinova nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters which will be outstanding as of the Closing Date; and

            (v) Section 6.9(a) of the Illinova Disclosure Schedule lists, all material Tax sharing, Tax indemnity, or similar agreements to which Illinova or any of its Subsidiaries is party, is bound by, or have any obligation or liability for Taxes.

        (b) Section 6.9(b) of the Illinova Disclosure Schedule lists (1) the name of each employee, former employee or other person who is or was providing services to Illinova or any Illinova Subsidiaries and who, in connection with the Transactions, will receive, or will or may become entitled to receive in the future or upon termination of such person's employment, any payments (including accelerated vesting of Illinova Options or other equity-based awards) which could reasonably be expected to constitute Excess Parachute Payments, (2) with respect to each such person, the maximum amount of Excess Parachute Payments which could reasonably be expected to be so received (determined in accordance with proposed regulations of the IRS promulgated under Section 280G of the
Code), and (3) with respect to each person who is entitled to receive a "gross-up payment" in respect of excise taxes imposed on such Excess Parachute Payments under Section 4999 of the Code, a reasonable estimate of the amount of such gross-up payment.

Section 6.10  Litigation.

    Except as disclosed in the Illinova SEC Reports or Section 6.10 of the Illinova Disclosure Schedule, (i) as of the date hereof there is no Action (or group of related Actions) pending or, to Illinova's knowledge, threatened against or directly affecting Illinova, any Subsidiaries of Illinova or any of the directors or officers of Illinova or any of its Subsidiaries in their capacity as such, that could reasonably be expected to result in an adverse judgment in excess of $1,000,000; and (ii) there is no Action (or group of related Actions) pending or, to Illinova's knowledge, threatened against or directly affecting Illinova, any Subsidiaries of Illinova or any of the directors or officers of Illinova or any of its Subsidiaries in their capacity as such, that could reasonably be expected to have an Illinova Material Adverse Effect, if adversely determined. Neither Illinova nor any of its Subsidiaries, nor any officer, director or employee of Illinova or any of its Subsidiaries, has been permanently or temporarily enjoined by any Order from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Illinova or such Subsidiary, nor, to the knowledge of Illinova, is Illinova, any Subsidiary or any officer, director or employee of Illinova or its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in the Illinova SEC Reports or in Section 6.10 of the Illinova Disclosure Schedule, there is no Order or order of any arbitrator or mediator enjoining or requiring Illinova or any of its Subsidiaries to take any action of any kind with respect to its business, assets or properties. Notwithstanding the foregoing, no representation or warranty in this Section 6.10 is made with respect to Environmental Laws, which are covered in Section 6.12.

     Section 6.11  Employee Benefit Plans; ERISA.

        (a) Section 6.11(a) of the Illinova Disclosure Schedule lists all employee benefit plans or arrangements of any type (including plans described in Section 3(3) of ERISA and all bonus plans, stock option, stock purchase, restricted stock, incentive, deferred compensation, and all employment, termination, severance, or other arrangements), sponsored, maintained or contributed to by Illinova or any trade or business, whether or not incorporated, which together with Illinova would be deemed a "single employer" under Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (an "ILLINOVA ERISA AFFILIATE") within six years prior to the Effective Time ("ILLINOVA BENEFIT PLANS").

        (b) With respect to each Illinova Benefit Plan: (i) if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to Illinova's knowledge, nothing has occurred since the date of such letter to adversely affect such qualification or exemption; (ii) each such plan has been administered in substantial compliance with its terms and applicable law, except for any noncompliance with respect to any such plan that could not reasonably be expected to result in an Illinova Material Adverse Effect; (iii) (x) as of the date hereof, neither Illinova nor any Illinova ERISA Affiliate has engaged in, and Illinova and each Illinova ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Illinova or any Illinova ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA in excess of $1,000,000; and (y) neither Illinova nor any Illinova ERISA Affiliate has engaged in, and Illinova and each Illinova ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Illinova or any Illinova ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that could reasonably be expected to result in an Illinova Material Adverse Effect; (iv) no disputes or Actions are pending, or, to the knowledge of Illinova or any Illinova ERISA Affiliate, threatened that could reasonably be expected to result in a material liability that would have an Illinova Material Adverse Effect; (v) neither Illinova nor any Illinova ERISA Affiliate has engaged in, and Illinova and each Illinova ERISA Affiliate does not have any knowledge of any Person that has engaged in, any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975 of the Code for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code that could reasonably be expected to result in an Illinova Material Adverse Effect; (vi) there have been no "reportable events" under Section 4043 of ERISA for which the 30 day notice requirement of ERISA has not been waived by the PBGC; (vii) all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Code Section 412);
(viii) no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no Action has been instituted under Section 4042 of ERISA to terminate such plan; (ix) except for defined benefit plans (if applicable), such plan may be terminated on a prospective basis without any continuing liability for benefits other than benefits accrued to the date of such termination; and
(x) neither Illinova nor any Illinova ERISA Affiliate has incurred any liability under Title IV of ERISA other than liabilities that would not cause an Illinova Material Adverse Effect. All contributions made or required to be made under any Illinova Benefit Plan have been made on or before their required due date and all such contributions meet the requirements for deductibility under the Code, and all contributions which are required and which have not been made have been properly recorded on the books of Illinova or an Illinova ERISA Affiliate.

        (c) No Illinova Benefit Plan is a "multiemployer plan" (as defined in
Section 4001(a)(3) of ERISA) or a "multiple employer plan" (within the meaning of Section 413(c) of the Code). No event has occurred with respect to Illinova or an Illinova ERISA Affiliate which could subject Illinova to any liability or Lien with respect to any Illinova Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by an Illinova ERISA Affiliate under ERISA or the Code.

        (d) Except as listed in Section 6.11(d) of the Illinova Disclosure Schedule, no employee of Illinova or any of its Subsidiaries is covered by any severance plan or similar arrangement.

        (e) Except as listed in Section 6.11(e) of the Illinova Disclosure Schedule, none of the Illinova Benefit Plans that are "welfare plans," within the meaning of Section 3(1) of ERISA, provides for any benefits payable to or on behalf of any employee or director after termination of employment or service, as the case may be, other than elective continuation required pursuant to Code
Section 4980B or coverage which expires at the end of the calendar month following such event. Each such plan that is a "group health plan" (as defined in Code Section 4980B(g)) has been operated in compliance with Code Section 4980B at all times, except for any non-compliance that would not, or insofar as reasonably can be determined could not give rise to an Illinova Material Adverse Effect.

     Section 6.12  Environmental Liability.

     Except as listed in Section 6.12 of the Illinova Disclosure Schedule:

        (a) The businesses of Illinova and its Subsidiaries have been and are operated in material compliance with all Environmental Laws, except for any violations which could not reasonably be expected to result in an Illinova Material Adverse Effect.

        (b) Neither Illinova nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances at any of its properties or facilities except for any such action which could not reasonably be expected to have an Illinova Material Adverse Effect and, to Illinova's knowledge, no such action has occurred at any property or facility owned, leased or operated by Illinova or any of its Subsidiaries, except for any such action that could not reasonably be expected to have an Illinova Material Adverse Effect.

        (c) Neither Illinova nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Illinova, any other written communication alleging or concerning any material violation by Illinova or any of its Subsidiaries of, or responsibility or liability of Illinova or any of its Subsidiaries under, any Environmental Law which could reasonably be expected to have an Illinova Material Adverse Effect. There are no pending, or to Illinova's knowledge, threatened Actions with respect to the businesses or operations of Illinova or any of its Subsidiaries alleging or concerning any violation of or responsibility or liability under any Environmental Law that, if adversely determined, could reasonably be expected to have an Illinova Material Adverse Effect, nor does Illinova have any knowledge of any fact or condition that could give rise to such an Action.

        (d) Illinova and its Subsidiaries are in possession of all material approvals, permits, licenses, registrations and similar type authorizations from all Governmental Authorities under all Environmental Laws with respect to the operation of the businesses of Illinova and its Subsidiaries; there are no pending or, to Illinova's knowledge, threatened Actions seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses registrations and authorizations; and Illinova does not have knowledge of any fact or condition that is reasonably likely to give rise to any Action to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

        (e) Without in any way limiting the generality of the foregoing, except as would not cause an Illinova Material Adverse Effect, (i) to Illinova's knowledge, all off-site locations where Illinova or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed disposal sites as required by law, (ii) to Illinova's knowledge, all underground and above-ground storage tanks, and the operating status, capacity and contents of such tanks, located on any property owned, leased or operated by Illinova or any of its Subsidiaries are listed in
Section 6.12 of the Illinova Disclosure Schedule and (iii) to Illinova's knowledge, no PCB-Contaminated Electrical Equipment, as defined in 40 C.F.R.
Section 761.3, is used or stored at any property owned, leased or operated by Illinova or any of its Subsidiaries.

        (f) To Illinova's knowledge, no claims have been asserted or threatened against Illinova or its Subsidiaries as a result of any release or disposal at any of the properties currently or previously owned or operated by Illinova, its Subsidiaries, or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Substances generated by Illinova, its Subsidiaries, or any predecessor in interest which could reasonably be expected to result in an Illinova Material Adverse Effect.

        (g) To Illinova's knowledge, no claims have been asserted or threatened against Illinova or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Substances used, handled, generated, transported or disposed by Illinova or its Subsidiaries at property currently or previously owned or operated by Illinova or its Subsidiaries, except as could not reasonably be expected to result in an Illinova Material Adverse Effect.

        (h) To Illinova's knowledge, Illinova has made available to Dynegy all material non-privileged internal and external environmental audits, evaluations, assessments and studies in the possession of Illinova (i) pertaining to Hazardous Substances used, handled, generated, transported or disposed by Illinova or its Subsidiaries at property owned or operated by Illinova or its Subsidiaries, or (ii) concerning compliance by Illinova or its Subsidiaries with Environmental Laws.

        (i) Except as listed in Section 6.12(i) of the Illinova Disclosure Schedule, Illinova owns sufficient NO\\x\\ and SO\\2\\ allowances and credits, to the extent required under applicable Environmental Law, to continue to operate its business as currently operated and as planned to be operated.

     Section 6.13  Compliance with Applicable Laws.

     Except as would not individually or in the aggregate result in an Illinova Material Adverse Effect, Illinova and each of its Subsidiaries hold all approvals, licenses, permits, registrations and similar type authorizations necessary for the lawful conduct of its respective businesses, as now conducted, and such businesses are not being, and neither Illinova nor any of its Subsidiaries has received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in an Illinova Material Adverse Effect; provided, however, no representation or warranty in this Section 6.13 is made with respect to Environmental Laws, which are covered exclusively in
Section 6.12.

     Section 6.14  Labor Matters; Employees.

        (a) Except as listed in Section 6.14(a) of the Illinova Disclosure Schedule, (i) (A) none of Illinova or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Illinova or any of its Subsidiaries and (B) none of the employees of Illinova or any of its Subsidiaries are represented by any labor organization and none of Illinova or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Illinova or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and (ii) except as would not cause an Illinova Material Adverse Effect (A) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to Illinova's knowledge, threatened against or affecting Illinova or any of its Subsidiaries and, during the past five years, there has not been any such action, (B) Illinova and its Subsidiaries have each at all times been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (C) there is no unfair labor practice charge or complaint against any of Illinova or any of its Subsidiaries pending or, to the knowledge of Illinova, threatened before the National Labor Relations Board or any similar state or foreign agency, (D) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to Illinova or any of its Subsidiaries, (E) neither the Occupational Safety and Health Administration nor any corresponding state agency has threatened to file any citation, and there are no pending citations, relating to Illinova or any of its Subsidiaries, and (F) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, sexual harassment complaints or demand letters or threatened claims.

        (b) Except for the disposition of the Nuclear Facility, since the enactment of the WARN Act, none of Illinova or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of Illinova or any of its Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Illinova or any of its Subsidiaries, nor has Illinova or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have an Illinova Material Adverse Effect.

     Section 6.15  Material Contracts.

        (a) Except as set forth in the Illinova SEC Reports or as permitted pursuant to Section 7.2, neither Illinova nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurrence of debt (including sale and leaseback and capitalized lease transactions and other similar financing transactions) or its guaranty providing for payment or repayment in excess of $10,000,000, but excluding open option, future and forward positions with respect to the purchase, sale or delivery of commodities or securities,
(ii) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (iii) any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, all or any portion of the business of Illinova and/or its Subsidiaries is or would be conducted or through which Illinova and/or its Subsidiaries can restrict the conduct of business by any other Person.

        (b) Except as disclosed in the Illinova SEC Reports, to Illinova's knowledge, no event of default (or an event which, with notice or lapse of time or both notice and lapse of time, would constitute an event of default) exists under any material note, lease, mortgage, deed of trust, license, agreement or other instrument or obligation to which any Person which owns or leases any of the Illinova Power Generation Facilities is a party or by which any of the Illinova Power Generation Facilities is subject or bound.

     Section 6.16  Required Stockholder Vote or Consent.

     The only vote of the holders of any class or series of Illinova's capital stock necessary to consummate the Transactions is the approval of this Agreement by the holders of two-thirds of the outstanding shares of Illinova Common Stock (the "ILLINOVA STOCKHOLDERS' APPROVAL").

     Section 6.17  Proxy Statement/Prospectus; Registration Statement.

     None of the information to be supplied by any Illinova Company for inclusion in (a) the Proxy Statement/Prospectus Dynegy, Illinova and Newco are to file with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement that Newco is to file with the SEC in connection with the Mergers, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of Dynegy and Illinova, at the time such stockholders vote on approval and adoption of this Agreement and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 6.18  Intellectual Property.

     Illinova or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Illinova and its Subsidiaries, except where the failure to do so would not, individually or in the aggregate, have an Illinova Material Adverse Effect. No Person has notified either Illinova or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Illinova and its Subsidiaries that could have an Illinova Material Adverse Effect, and, to Illinova's knowledge, no Person is infringing on any right of Illinova or any of its Subsidiaries with respect to any such Intellectual Property. No Actions are pending or, to Illinova's knowledge, threatened that Illinova or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to such other Person's Intellectual Property.

     Section 6.19  Brokers.

     No broker, finder or investment banker (other than Chase Securities Inc. and Berenson Minella & Company, the fees and expenses of which Illinova will pay) is entitled to any brokerage, finder's fee or other fee or commission payable by Illinova or any of its Subsidiaries in connection with the Transactions. True and correct copies of all agreements and engagement letters currently in effect with Chase Securities Inc. and Berenson Minella & Company (the "ILLINOVA ENGAGEMENT LETTERS") have been provided to Dynegy.

     Section 6.20  Tax Free Reorganization.

     Neither Illinova nor, to its knowledge, any of its affiliates has taken or agreed to take any action that would prevent the IAC Merger and the other Transactions from constituting a contribution of assets under Section 351 of the Code.

     Section 6.21  Fairness Opinion.

     Illinova's Board of Directors has received written opinions from Chase Securities Inc. and Berenson Minella & Company that, as of the date of such opinions, the Illinova Consideration (taking into account the Aggregate Merger Stock Consideration) is fair, from a financial point of view, to the holders of Illinova Common Stock. True and complete copies of such opinions have been made available to Dynegy.

     Section 6.22  Year 2000 Issues.

     The disclosures set forth in the Illinova SEC Reports concerning potential computer hardware and software problems associated with the Year 2000 are true and correct in all material respects as of the respective dates of filing and the date hereof.

     Section 6.23  Takeover Laws.

     Illinova and its Board of Directors have each taken all action required to be taken by it to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other anti-takeover laws and regulations of any state, including the State of Illinois, and including Sections 7.85 and 11.75 of the IBCA.

     Section 6.24  Illinova Unregulated Facilities.

     Set forth in Section 6.24 of the Illinova Disclosure Schedule is a true, accurate and complete list of (i) all of the Illinova Unregulated Facilities,
(ii) the direct or indirect equity interests therein of Illinova or any of its Subsidiaries, and (iii) to Illinova's knowledge the direct or indirect equity interests in any Illinova Unregulated Facility that is a Qualifying Facility of any other "electric utility holding company," "electric utility," or any combination thereof. For purposes hereof, the terms "electric utility" and "electric utility holding company" shall mean a Person primarily engaged in the generation or sale of electric power within the meaning of 18 C.F.R. (S) 292.206, other than electric power solely from facilities exempt under PUHCA as "exempt wholesale generators" or "foreign utility companies."

     Section 6.25  Status of Nuclear Facility.

        (a) Except as listed in Section 6.25(a) of the Illinova Disclosure Schedule, the operation of the Nuclear Facility has at all times been conducted in compliance with applicable health, safety, environmental, regulatory and other legal requirements, except where the failure to be so in compliance in the aggregate does not have, and cannot reasonably be expected to have, an Illinova Material Adverse Effect. Except as listed in Section 6.25(a) of the Illinova Disclosure Schedule, the operations of the Nuclear Facility are not the subject of any outstanding notices of violation or demands for information from the NRC or any other agency with jurisdiction over such facility. Illinova maintains, and is in compliance with, an emergency plan designed to protect the health and safety of the public in the event of an unplanned release of radioactive materials from the Nuclear Facility, and such plan has been duly filed with the NRC, and the NRC has not identified any non-compliance with its requirements. Liability insurance to the full extent required by law for operating nuclear facilities and consistent with Illinova's view of the risks inherent in the operations of the Nuclear Facility remains in full force and effect regarding such facility, and the amount of such liability insurance meets all applicable legal and regulatory requirements and is summarized in Section 6.25(a) of the Illinova Disclosure Schedule. The "minimum decommissioning fund estimate" reflected in Illinova's filing with the NRC on March 29, 1999, fully conforms with the requirements of applicable law. The total estimate for decommissioning of the Nuclear Facility contained in such study adequately reflects all costs and expenses which Illinova reasonably believes would be incurred in the decommissioning of the Nuclear Facility in compliance with all applicable law and regulations. Illinova has funded all qualified and non-qualified decommissioning trust funds to the extent required by law. Except as disclosed in Section 6.25(a) of the Illinova Disclosure Schedule, Illinova has no material commitments (written or oral) to Governmental Authorities with respect to the Nuclear Facility, other than those routine commitments made in the ordinary course of business.

        (b) The Nuclear Facility Agreements have been duly authorized and validly executed and delivered by IPC (and to Illinova's knowledge, PECO and AmerGen, as applicable) and are Enforceable against IPC (and to Illinova's knowledge, PECO and AmerGen, as applicable).

        (c) IPC, and to Illinova's knowledge PECO and AmerGen, as applicable, is not in breach or default of any Nuclear Facility Agreement, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any Nuclear Facility Agreement. Neither Illinova nor, to Illinova's knowledge, PECO or AmerGen, has repudiated any provision of any such agreement. IPC (and Illinova believes that PECO and AmerGen, as applicable) has satisfied or will be able to satisfy each covenant and condition in the Nuclear Facility Agreements.

     Section 6.26  Regulation as a Utility.

     Illinova is an electric utility holding company and is the parent of IPC. Except as listed in Section 6.26 of the Illinova Disclosure Schedule, neither Illinova nor any "subsidiary company" or "affiliate" of Illinova (each term as defined in PUHCA) is subject to regulation as a public utility, public utility holding company or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. Illinova is a holding company exempt from all provisions of PUHCA, except Section 9(a)(2) of PUHCA, pursuant to Section 3(a)(1) of PUHCA.

     Section 6.27  Hedging.

     Except as listed in Section 6.27 of the Illinova Disclosure Schedule, as of the date hereof, neither Illinova nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, currencies, securities or interest rates, except (i) interest rate swaps, interest rate exchange agreements, interest rate cap or collar protection agreements or interest rate options entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against interest rate risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed under their debt obligations, or (ii) commodity swaps or other commodity price-hedging instruments entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against commodity price risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed in the ordinary course of business, consistent with past practices.

     Section 6.28  Activities of Newco, DAC and IAC.

     Other than entering into this Agreement and performing obligations hereunder, none of Newco, DAC and IAC have entered into any agreements or conducted any other business.

                                  ARTICLE VII
                    CONDUCT OF BUSINESS PENDING THE MERGERS

     Section 7.1  Conduct of Business by Dynegy Pending the DAC Merger.

     From the date hereof until the Effective Time, unless Illinova otherwise agrees in writing, or except as listed in the Dynegy Disclosure Schedule or as otherwise contemplated by this Agreement, Dynegy will conduct, and will cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and will use, and will cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its key employees, directors and officers, subject to the terms of this Agreement. Except as listed in the Dynegy Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Illinova, which consent will not be unreasonably withheld:

        (a) Neither Dynegy nor any of its Subsidiaries will adopt or propose any change to its certificate of incorporation or bylaws (or similar organizational documents);

        (b) Neither Dynegy nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Dynegy or any of its respective Subsidiaries (except for (A) dividends on the Dynegy Stock in amounts consistent with past practices, and (B) intercompany dividends from direct or indirect wholly-owned Subsidiaries or from or in connection with facilities listed in Section 5.24 of the Dynegy Disclosure Schedule) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Dynegy or any of its Subsidiaries, other than intercompany acquisitions of stock;

        (c) Neither Dynegy nor any of its Subsidiaries will merge or consolidate with any Person other than a member of the consolidated group of corporations of which Dynegy is the parent for purposes of Treasury Regulation Section 1.1502 or acquire assets of any other Person (other than a member of such group) for consideration exceeding $20,000,000 singularly or $75,000,000 in the aggregate, or enter a new line of business or commence material business operations in any country in which Dynegy is not operating as of the date of this Agreement other than acquisitions pursuant to contractual commitments in effect on the date hereof;

        (d) Except (i) as listed in Section 7.1(d) of the Dynegy Disclosure Schedule or (ii) for the sale, exchange or other disposition of Qualifying Facilities listed in Section 5.24 of the Dynegy Disclosure Schedule, Dynegy will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Dynegy and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $20,000,000 singularly or $75,000,000 in the aggregate (other than sales of petroleum liquids, electricity, gas and coal in the ordinary course of business);

        (e) Dynegy will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

        (f) Except as otherwise permitted by this Agreement, as disclosed on
Section 7.1(f) of the Dynegy Disclosure Schedule, or in connection with the sale, exchange or other disposition of Qualifying Facilities listed in Section
5.24 of the Dynegy Disclosure Schedule, Dynegy and its Subsidiaries will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Dynegy SEC Reports or the Dynegy Disclosure Schedule), enter into any amendment of any term of any outstanding security of Dynegy or of any of its Subsidiaries, incur any debt except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements and (except as listed in Section 7.1(f) of the Dynegy Disclosure Schedule), fail to make any required contribution to any Dynegy Benefit Plan, increase compensation, bonus (except as listed in Section 7.1(f) of the Dynegy Disclosure Schedule) or other benefits payable to, or modify or amend (or waive any material provisions of) any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

        (g) Dynegy will not change any method of accounting or accounting practice by Dynegy or any of its Subsidiaries, except for any such change required by GAAP;

        (h) Dynegy will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

        (i) Dynegy will not amend or otherwise change the terms of the Dynegy Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Dynegy;

        (j) Neither Dynegy nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, currencies, securities or interest rates, except in the ordinary course of business, consistent with past practices;

        (k) Neither Dynegy nor any of its Subsidiaries will (i) take, or agree or commit to take, any action that would make any representation and warranty of Dynegy hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

        (l)  Neither Dynegy nor any of its Subsidiaries will:

             (i) adopt, amend (other than amendments that reduce the amounts payable by Dynegy or any Subsidiary, or amendments required by law to preserve the qualified status of a Dynegy Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including contracts with management of Dynegy or any

        Subsidiaries that might require that payments be made upon the consummation of the Transactions) or amend (or waive any material provision of) any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder,

             (ii) engage in any transaction (either acting alone or in conjunction with any Dynegy Benefit Plan or trust created thereunder) in connection with which Dynegy or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code,

             (iii) terminate any Dynegy Benefit Plan in a manner, or take any other action with respect to any Dynegy Benefit Plan, that could result in the liability of Dynegy or any Subsidiary to any Person,

             (iv) take any action that could adversely affect the qualification of any Dynegy Benefit Plan or its compliance with the applicable requirements of ERISA,

             (v) fail to make full payment when due of all amounts which, under the provisions of any Dynegy Benefit Plan, any agreement relating thereto or applicable law, Dynegy or any Subsidiary are required to pay as contributions thereto, or

             (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Dynegy Benefit Plan;

        (m) Dynegy will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans;

        (n) Neither Dynegy nor any of its Subsidiaries will, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of the Dynegy Subsidiaries, under PUHCA, or that would impair the ability of Illinova, Newco or any Subsidiary to claim an exemption as of right under Rule 2 of PUHCA or that would subject the DAC Surviving Corporation or any Subsidiary thereof to regulation under PUHCA (other than under Section 9(a)(2) or as an exempt holding company under Section 3 of PUHCA), following the DAC Merger; and

       (o) Neither Dynegy nor any of its Subsidiaries will agree or commit to do any of the foregoing.

     Section 7.2 Conduct of Business by Illinova Companies Pending the IAC
Merger.

     From the date hereof until the Effective Time, unless Dynegy otherwise agrees in writing, or except as listed in the Illinova Disclosure Schedule or as otherwise contemplated by this Agreement, Illinova will conduct, and will cause its Subsidiaries to conduct, its business in the ordinary course consistent with past practice and will use, and will cause each of its Subsidiaries to use, all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of its key employees, directors and officers, subject to the terms of this Agreement. Except as listed in the Illinova Disclosure Schedule or as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Dynegy, which consent will not be unreasonably withheld:

        (a) Neither Illinova nor any of its Subsidiaries will adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents);

        (b) Neither Illinova nor any of its Subsidiaries will (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Illinova or any of its respective Subsidiaries (except for (A) dividends on the Illinova Common Stock in amounts consistent with past practices, (B) dividends on IPC's preferred stock outstanding as of the date hereof pursuant to the terms of the certificates of designations with respect thereto, and (C) intercompany dividends from direct or indirect wholly-owned Subsidiaries) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Illinova or any of its Subsidiaries, other than intercompany acquisitions of stock;

        (c) Neither Illinova nor any of its Subsidiaries will merge or consolidate with any Person other than a member of the consolidated group of corporations of which Illinova is the parent for purposes of Treasury Regulation
Section 1.1502 or acquire assets of any Person (other than a member of such group) for consideration exceeding $20,000,000 singularly or $75,000,000 in the aggregate or enter a new line of business or commence business operations in any country in which Illinova is not operating as of the date of this Agreement other than acquisitions pursuant to contractual commitments in effect on the date hereof;

        (d) Except as listed in Section 7.2(d) of the Illinova Disclosure Schedule, Illinova will not and will not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than among Illinova and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $20,000,000 singularly or $75,000,000 in the aggregate (other than sales of electricity and gas in the ordinary course of business);

        (e) Illinova will not settle any material Audit, make or change any material Tax election or file any material amended Tax Return;

        (f) Except as otherwise permitted by this Agreement or as disclosed on
Section 7.2(f) of the Illinova Disclosure Schedule, Illinova and its Subsidiaries will not issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Illinova SEC Reports or the Illinova Disclosure Schedule), enter into any amendment of any term of any outstanding security of Illinova or of any of its Subsidiaries, incur any debt except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements, fail to make any required contribution to any Illinova Benefit Plan, increase compensation, bonus (except as listed in Section 7.2(f) of the Illinova Disclosure Schedule) or other benefits payable to, or modify or amend (or waive any material provisions of) any employment agreements or severance agreements with, any executive officer or former employee or enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

        (g) Illinova will not change any method of accounting or accounting practice by Illinova or any of its Subsidiaries, except for any such change required by GAAP;

        (h) Illinova will not take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

        (i) Illinova will not amend or otherwise change the terms of the Illinova Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Illinova;

        (j) Neither Illinova nor any of its Subsidiaries will enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, currencies, securities or interest rates, except (i) interest rate swaps, interest rate exchange agreements, interest rate cap or collar protection agreements or interest rate options entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against interest rate risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed under their debt obligations, or (ii) commodity swaps or other commodity price-hedging instruments entered into (and only in such amounts and pursuant to such terms and conditions as are necessary and appropriate) to hedge against commodity price risk to which Illinova and its Subsidiaries, taken as a whole, are actually exposed in the ordinary course of business, consistent with past practices;

       (k) Neither Illinova nor any of its Subsidiaries will (i) take, or agree or commit to take, any action that would make any representation and warranty of Illinova hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time;

        (l)  Neither Illinova nor any of its Subsidiaries will:

             (i) adopt, amend (other than amendments that reduce the amounts payable by Illinova or any Subsidiary, or amendments required by law to preserve the qualified status of an Illinova Benefit Plan) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including contracts with management of Illinova or any Subsidiaries that might require that payments be made upon consummation of the Transactions) or amend (or waive any material provision of) any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder,

             (ii) engage in any transaction (either acting alone or in conjunction with any Illinova Benefit Plan or trust created thereunder) in connection with which Illinova or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code,

             (iii) terminate any Illinova Benefit Plan in a manner, or take any other action with respect to any Illinova Benefit Plan, that could result in the liability of Illinova or any Subsidiary to any Person,

             (iv) take any action that could adversely affect the qualification of any Illinova Benefit Plan or its compliance with the applicable requirements or ERISA,

             (v) fail to make full payment when due of all amounts which, under the provisions of any Illinova Benefit Plan, any agreement relating thereto or applicable law, Illinova or any Subsidiary are required to pay as contributions thereto, or

             (vi) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Illinova Benefit Plan;

        (m) Illinova will not make any election under any of its stock option plans to pay cash in exchange for terminating awards under such plans;

        (n) Neither Illinova nor any of its Subsidiaries will, except as required or contemplated by this Agreement, engage in any activities which would cause a change in its status, or that of the Illinova Subsidiaries, under PUHCA, or that would impair the ability of Illinova, Newco or any Subsidiary to claim an exemption as of right under Rule 2 of PUHCA or that would subject the DAC Surviving Corporation or any Subsidiary thereof to regulation under PUHCA (other than under Section 9(a)(2) or as an exempt holding company under Section 3 of PUHCA), following the IAC Merger;

        (o) None of Newco, DAC or IAC will enter into any agreements or engage in any business other than entering into this Agreement and the Ancillary Agreements and performing the transactions contemplated hereby and thereby;

        (p) Neither Illinova nor any of its Subsidiaries will agree or commit to do any of the foregoing; and

        (q) Illinova agrees to use its commercially reasonable efforts to provide title opinions, title policies, or other evidence of title, reasonably satisfactory to Dynegy, to the Principal Power Facilities, such evidence demonstrating that Illinova has marketable title to the site of each Principal Power Facility, free and clear of all liens, easements, restrictive covenants, or other restrictions, except liens, easements, restrictive covenants, or other restrictions, (i) arising in the ordinary course of business, (ii) securing long-term debt of IPC or Illinova and reflected on the most recent balance sheet in Illinova's SEC Reports, (iii) arising from real estate Taxes or other special assessments not yet due and payable as of the Closing Date, (iv) which could not reasonably be expected to cause Illinova to lose title to any Principal Power Facility, or (v) which could not reasonably be expected to interfere with current or proposed uses of any Principal Power Facility.

     Section 7.3  Certain Operating Issues.

        (a)  Nuclear Operations.

             (i) Except as described in Section 7.3 of the Illinova Disclosure Schedule or to the extent Dynegy otherwise consents in writing, during the term of this Agreement and the effectiveness of the Nuclear Facility Agreements, Illinova shall (A) cause IPC to operate the Nuclear Facility in the ordinary course consistent with Good Utility Practice (as defined in the Nuclear Facility Agreements) and applicable environmental, health, safety, regulatory, and other legal requirements, (B) use reasonable efforts to preserve intact the Nuclear Facility, (C) maintain customary insurance coverage covering the Nuclear Facility, (D) not make any material change in the nuclear fuel inventory customarily maintained by IPC, and (E) not, except as required by law or Order and as arising under the Nuclear Facility Agreements, propose or adopt a budget for decommissioning expenses, which exceeds the "minimum decommissioning fund estimate" referenced in Section 6.25 of the Illinova Disclosure Schedule. Illinova will not permit IPC to engage in, or enter into the business of, the transportation, treatment or disposal of radioactive waste generated by third parties, and will inform Dynegy promptly of any changes in the decommissioning funding plan for the Nuclear Facility as submitted to the NRC on March 31, 1999. To the extent not prohibited by applicable laws, regulations, facility licenses, permits and agreements with third parties existing as of the date hereof, at all times prior to the Closing, Illinova will make available to Dynegy, upon its request, any existing information relevant to the operation or decommissioning of the Nuclear Facility, and will inform Dynegy promptly of any proposed changes to the decommissioning plan funding budget. If Illinova is prohibited by agreement with a third party from providing information to Dynegy, Illinova will use its best efforts (including taking into account Dynegy's willingness to execute appropriate confidentiality agreements) to obtain the consent of such third party to the release of such information. In addition, upon reasonable notice, Illinova will allow access by individuals designated by Dynegy to all portions of the Nuclear Facility, affording those persons the same degree of access to facilities and information to the same extent afforded the Chief Nuclear Officer. Access by the individuals selected by Dynegy will be pursuant to existing procedures for access to the Nuclear Facility, including any security clearance and training normally required of Illinova nuclear personnel.

             (ii) As soon as practicable following the date hereof, Dynegy and Illinova will create a Nuclear Advisory Committee (the "NUCLEAR ADVISORY COMMITTEE") consisting of three members appointed by Dynegy and three members appointed by Illinova. The Nuclear Advisory Committee will have no authority to control, manage, operate or participate in the management of the

        Nuclear Facility or the decommissioning of such facility, but will be advisory only. Each member of the Nuclear Advisory Committee will have responsibility only to the entity that appointed such member. To the extent not prohibited by applicable laws, regulations and facility licenses and permits, the Nuclear Advisory Committee and each member thereof will have access to the Nuclear Facility to the same extent granted to senior nuclear personnel employed by Illinova, and Illinova employees will cooperate with members of the Nuclear Advisory Committee in obtaining such access and in promptly responding to all inquiries concerning the Nuclear Facility. Access by the individuals selected by Dynegy will be pursuant to existing procedures for access to the Nuclear Facility, including any security clearance and training normally required of Illinova nuclear personnel. The Nuclear Advisory Committee will consult with the management of Illinova and Dynegy at regular intervals (but not less frequently than monthly) concerning the progress of operating, decommissioning or selling the Nuclear Facility.

             (iii) Illinova will use all commercially reasonable efforts to execute a definitive agreement, and close the transactions in a fashion that would satisfy Section 9.3(e).

        (b)  Integration Committee.

        As soon as practicable following the date hereof, Dynegy and Illinova will create an Integration Committee (the "INTEGRATION COMMITTEE") initially consisting of five members appointed by Dynegy and five members appointed by Illinova, the chairman of which shall initially be a senior Illinova manager, which will meet from time to time with respect to the planned integration of Illinova's and Dynegy's businesses after the Closing, including with respect to each company's power generation facilities, trading operations, petroleum liquids facilities or otherwise. The Integration Committee will have no authority to control, manage, operate or participate in the management of either Dynegy or Illinova, but will be advisory only. Each member of the Integration Committee will have responsibility only to the entity that appointed such member. To the extent not prohibited by applicable laws, regulations and licenses and permits, the Integration Committee and each member thereof will have access to the business, facilities and records of Dynegy or Illinova, as applicable, to the same extent granted to senior personnel employed by Dynegy or Illinova, as applicable. Illinova and Dynegy's employees will cooperate with members of the Integration Committee in obtaining such access and in promptly responding to all inquiries concerning such business, facilities and records. Access to a party's business, facilities and records by the individuals selected by the other party will be pursuant to existing procedures for access to such business, facilities and records. The Integration Committee will consult with the management of Illinova and Dynegy at regular intervals (but not less frequently than bi-monthly) concerning the progress of the proposed integration of the two companies' business and operations.

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

                                 ARTICLE VIII
                             ADDITIONAL AGREEMENTS

     Section 8.1  Access and Information.

     The parties will each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each will furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it under federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 8.1 will affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Mergers. Each party will hold in confidence, and will cause its representatives to hold in confidence, all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party in connection with this Agreement, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreements will survive the execution and delivery of this Agreement.

     Section 8.2  Acquisition Proposals.

        (a) From the date hereof until the Termination Date, Illinova and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Illinova Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Illinova or its Subsidiaries, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, an Illinova Acquisition Proposal.

        (b) Notwithstanding Section 8.2(a), nothing herein will prohibit Illinova and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations or discussions with, any Person that has indicated its willingness to make an unsolicited bona fide proposal to acquire Illinova pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that:

             (i) such unsolicited bona fide proposal relating to an Illinova Acquisition Proposal is made by a third party that Illinova's Board of Directors determines in good faith has the intent to proceed with negotiations, and the financial capability to consummate, such Illinova Acquisition Proposal,

             (ii) Illinova's Board of Directors, after duly considering the written advice of outside legal counsel to Illinova, determines in good faith that such action is required for Illinova's Board of Directors to comply with its fiduciary duties to shareholders imposed by applicable law,

             (iii) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such third party, Illinova provides written notice to Dynegy to the effect that it is furnishing information to, or entering into discussions or negotiations with, such third party,

             (iv) Illinova receives from the third party making such a proposal an executed confidentiality agreement with terms no less favorable to Illinova than those contained in the Confidentiality Agreements, and

             (v) Illinova uses all reasonable efforts to keep Dynegy informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the third party with whom such negotiations or discussions are being held) and provides Dynegy copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Dynegy agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Dynegy pursuant to this clause (v), which confidentiality agreement shall be subject to Dynegy's disclosure obligations arising under applicable law or securities exchange regulations.

        (c) From the date hereof until the Termination Date, Dynegy and its Subsidiaries will not, and will cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Dynegy Acquisition Proposal or (ii) engage in negotiations or discussions with, or disclose any nonpublic information relating to Dynegy or its Subsidiaries, or afford access to their respective properties, books or records to any Person that may be considering making, or has made, a Dynegy Acquisition Proposal.

        (d) Notwithstanding Section 8.2(c), nothing herein will prohibit Dynegy and its Board of Directors from (i) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, or (ii) furnishing information, including nonpublic information to, or entering into negotiations or discussions with, any Person that has indicated its willingness to make an unsolicited bona fide proposal to acquire Dynegy pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that:

             (i) such unsolicited bona fide proposal relating to a Dynegy Acquisition Proposal is made by a third party that Dynegy's Board of Directors determines in good faith has the intent to proceed with negotiations, and the financial capability to consummate, such Dynegy Acquisition Proposal,

             (ii) Dynegy's Board of Directors, after duly considering the written advice of outside legal counsel to Dynegy, determines in good faith that such action is required for Dynegy's Board of Directors to comply with its fiduciary duties to stockholders imposed by applicable law,

             (iii) contemporaneously with furnishing such information to, or entering into discussions or negotiations with, such Person, Dynegy provides written notice to Illinova to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person,

             (iv) Dynegy receives from the Person making such a proposal an executed confidentiality agreement with terms no less favorable to Dynegy than those contained in the Confidentiality Agreements, and

             (v) Dynegy uses all reasonable efforts to keep Illinova informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Illinova copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Illinova agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Illinova pursuant to this clause (v), which confidentiality agreement shall be subject to Illinova's disclosure obligations arising under applicable law or securities exchange regulations.

     Section 8.3  Directors' and Officers' Indemnification and Insurance.

        (a) Newco will indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, (i) an officer or director of Dynegy and its Subsidiaries or an employee of Dynegy or any of its Subsidiaries who acts as a fiduciary under any of the Dynegy Benefit Plans, (ii) an officer or director of Illinova and its Subsidiaries or an employee of Illinova or any Subsidiary of Illinova who acts in a fiduciary under any of the Illinova Benefit Plans (each an "INDEMNIFIED PARTY") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Newco, which will not be unreasonably withheld)) arising in whole or in part out of actual or alleged actions or omissions in their capacity as such occurring at or prior to the Effective Time to the fullest extent permitted under Illinois law or Newco's articles of incorporation and bylaws and Dynegy's and Illinova's indemnification obligations in effect at the date hereof, and shall advance expenses incurred in the defense of any Action to the fullest extent permitted by law; provided, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Illinois law, Newco's articles of incorporation or bylaws or such obligations, as the case may be, will be made by independent counsel mutually acceptable to Newco and the Indemnified Party; and provided, further, that nothing herein will impair any rights or obligations of any Indemnified Party. If any claim or claims are brought against any Indemnified Party (whether arising before or after the Effective Time), such Indemnified Party may select counsel for the defense of such claim, which counsel

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

should be reasonably acceptable to Dynegy and Illinova (if selected prior to the Effective Time) and Newco (if selected after the Effective Time).

         (b) Newco will maintain Dynegy's and Illinova's existing officers' and directors' liability insurance policies for not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided, that Newco may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further, that the aggregate annual premiums to be paid with respect to the maintenance of such insurance for such six year period will not exceed 150% of the higher of Dynegy or Illinova's current annual premium for its existing insurance.

    Section 8.4  Further Assurances.

     Each party hereto agrees to use all reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties agree to take such further action to deliver or cause to be delivered to each other at the Closing, and at such other times thereafter as is reasonably agreed, such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and agreements and transactions contemplated hereby and thereby. The parties will afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Illinova and Dynegy will duly preserve all files, records or any similar items of Illinova or Dynegy received or obtained as a result of the Mergers with the same care and for the same period of time as they would preserve their own similar assets.

     Section 8.5  Expenses.

       (a) Except as provided in Section 8.5(b) or (c) and Section 12.8, all Expenses incurred by the parties will be borne solely and entirely by the party that has incurred such Expenses; provided, however, that if this Agreement is terminated for any reason, then the allocable share of Illinova and Dynegy for all Expenses (including fees and expenses of accountants, experts, and consultants, but excluding the fees and expenses of legal counsel and investment bankers) related to preparing, printing, filing and mailing the Registration Statement, the Proxy Statement/Prospectus and all SEC and HSR filing fees incurred in connection with the Registration Statement, Proxy Statement/Prospectus and HSR, will be one-half by Illinova and one-half by Dynegy; provided further, if this Agreement is terminated because one of the Dynegy Stockholders' Approval or the Illinova Stockholders' Approval is not obtained, then the party whose stockholders' approval has not been obtained will pay the other party's reasonably documented Expenses up to $7.5 million.

        (b)  Dynegy agrees that, if:

             (i) (A) Illinova terminates this Agreement pursuant to Section 11.1(g)(i) or (ii), or (B) Dynegy or Illinova terminates this Agreement pursuant to Section 11.1(h), or

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

             (ii) (A) Illinova terminates this Agreement pursuant to Section 11.1(b) at a time that a Dynegy Breach exists, (B) Illinova terminates this Agreement pursuant to Section 11.1(d), (C) Illinova terminates this Agreement pursuant to Section 11.1(g)(iii) or (iv), or (D) Illinova or Dynegy terminates this Agreement because the Dynegy Stockholders' Approval has not been obtained, and in any case described in clauses
        (A), (B), (C) or (D) within 18 months after the termination of this
        Agreement:

                    (1) a transaction is consummated, which transaction, when
               offered or proposed, constitutes a Dynegy Acquisition Proposal,

                    (2) a definitive agreement (the execution and delivery of
               which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute a Dynegy Acquisition Proposal) for such a transaction is entered into, or

                    (3) any Person has acquired beneficial ownership or the
               right to acquire beneficial ownership of, or any "group" (as defined under Section 13(d) of the Exchange Act), has been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Dynegy representing 50% or more of the combined power to vote generally for the election of directors, and Dynegy's Board of Directors has taken any action has facilitated the acquisition by such Person or group of such beneficial ownership, then upon the first termination to occur under subparagraphs (i) or
        (ii) of this Section 8.5(b), Dynegy will pay to Illinova a Termination Fee of $85 million, plus in the case of termination pursuant to subparagraph (i) or clauses (B), (C) or (D) of subparagraph (ii), the reasonably documented Expenses of Illinova up to $7.5 million. No Termination Fee will be payable to Illinova (I) under clauses (i) or
        (ii) if Illinova's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the IAC Merger or Illinova's stockholders fail to give the Illinova Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the Illinova Special Meeting or any postponement or adjournment thereof or
        (II) if, prior to the occurrence of any event requiring payment of a Termination Fee under this Section 8.5(b), an event has occurred requiring the payment of a Termination Fee to Dynegy pursuant to
        Section 8.5(c). In the event of termination of this Agreement as provided in this Section 8.5, payment of the fees and expenses contemplated by this Section 8.5(b) shall be Illinova's sole remedy.

        (c)  Illinova agrees that, if:

             (i) (A) Dynegy terminates this Agreement pursuant to Section 11.1(i)(i) or (ii), or (B) Illinova or Dynegy terminates this Agreement pursuant to Section 11.1(j), or

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

             (ii) (A) Dynegy terminates this Agreement pursuant to Section 11.1(b) at a time that an Illinova Breach exists, (B) Dynegy terminates this Agreement pursuant to Section 11.1(c), (C) Dynegy terminates this Agreement pursuant to Section 11.1(i)(iii) or (iv), or (D) Dynegy or Illinova terminates this Agreement because the Illinova Stockholders' Approval has not been obtained, and in any case described in clauses
        (A), (B), (C) or (D) within 18 months after the termination of this
        Agreement:

                    (1) a transaction is consummated, which transaction, when
               offered or proposed, constitutes an Illinova Acquisition
               Proposal,

                    (2) a definitive agreement (the execution and delivery of
               which has been authorized by the boards of directors, or comparable bodies, that would if consummated constitute an Illinova Acquisition Proposal) for such a transaction is entered into, or

                    (3) any Person has acquired beneficial ownership or the
               right to acquire beneficial ownership of, or any "group" (as defined under Section 13(d) of the Exchange Act), has been formed that beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of Illinova representing 50% or more of the combined power to vote generally for the election of directors, and Illinova's Board of Directors has taken any action has facilitated the acquisition by such Person or group of such beneficial ownership, then upon the first termination to occur under subparagraphs (i) or (ii) of this Section 8.5(c), Illinova will pay to Dynegy a Termination Fee of $85 million, plus in the case of termination pursuant to subparagraph
        (i) or clauses (B), (C) or (D) of subparagraph (ii), the reasonably documented Expenses of Dynegy up to $7.5 million. No Termination Fee will be payable to Dynegy (I) under clauses (i) or (ii) if Dynegy's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the DAC Merger or Dynegy's stockholders fail to give the Dynegy Stockholders' Approval when the proposals contemplated thereby are properly submitted to a vote at the Dynegy Special Meeting or any postponement or adjournment thereof or (II) if, prior to the occurrence of any event requiring payment of a Termination Fee under this Section 8.5(c), an event has occurred requiring the payment of a Termination Fee to Illinova pursuant to Section 8.5(b). In the event of termination of this Agreement as provided in this Section 8.5, payment of the fees and expenses contemplated by this Section 8.5(c) shall be Dynegy's sole remedy.

     Section 8.6  Cooperation.

     Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one or more representatives of the other parties to report on material operational matters and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings

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

made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

     Section 8.7  Publicity.

     Neither Dynegy, Illinova nor any of their respective affiliates will issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and, with respect to press releases, notice to BGAH, Chevron and Nova, except as may be required by law or by any listing agreement with a national securities exchange and will use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as such other party may have, prior to such release.

     Section 8.8  Additional Actions.

     Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to fulfill the conditions to Closing contained in Article IX and to consummate and make effective the Transactions, subject, however, to the appropriate vote of stockholders of Dynegy and Illinova required so to vote.

     Section 8.9  Filings.

     Each party will make all filings required to be made by such party in connection herewith or desirable to achieve the purposes contemplated hereby, and will cooperate as needed with respect to any such filing by any other party hereto. Without by implication limiting the foregoing, prior to the Closing, Newco shall file (i) the Amended and Restated Newco Articles with the Illinois Secretary of State and (ii) a statement with the Illinois Secretary of State pursuant to Section 6.10(b) of the IBCA with respect to the Series A Convertible Preferred Stock.

     Section 8.10  Consents, Waivers and Approvals.

     Each Illinova Company and Dynegy will use all reasonable efforts to obtain all consents, waivers or approvals necessary or advisable in connection with its obligations hereunder.

     Section 8.11  Employee Matters; Benefit Plans.

        (a) Illinova and Dynegy will evaluate their personnel needs and consider continuing the employment of certain employees of Illinova, Dynegy and their respective Subsidiaries on a case-by-case basis. At the Effective Time, the Dynegy Stock Options and Illinova Stock Options shall be modified to the extent provided in Section 4.6(c). In addition, Illinova and Dynegy shall take the other employment related actions specified in Section 8.11(a) of the Dynegy Disclosure Schedule and Section 8.11(a) of the Illinova Disclosure Schedule, respectively. Otherwise, neither Illinova nor Dynegy shall, with respect to the officers having an executive function of either party or their respective material subsidiaries and with an expected aggregate annual salary and bonus of $200,000 or more, amend any existing employment

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

agreements, make any grants of options, restricted stock or similar benefits, pay any bonuses or otherwise materially modify the financial aspects of employment arrangements except to the extent contractually obligated to as of the date hereof under agreements listed in Section 5.11(a) of the Dynegy Disclosure Schedule or Section 6.11(a) of the Illinova Disclosure Schedule, respectively;

         (b) After the Effective Time, Newco will initially provide to any employees of Illinova, Dynegy and their respective Subsidiaries who are employed by Newco as of the Effective Time (the "RETAINED EMPLOYEES") the same base salary or wages provided to such employees prior to the Effective Time, subject to such changes in base salary or wages as shall be determined by Newco after the Effective Time. Newco will take all actions necessary or appropriate to permit the Retained Employees to continue to participate from and after the Effective Time in the employee benefit plans or arrangements in which such Retained Employees were participating immediately prior to the Effective Time.

     Notwithstanding the foregoing, Newco may permit any such employee benefit plan or arrangement to be terminated or discontinued on or after the Effective Time, provided that Newco will (a) take all actions necessary or appropriate to permit the Retained Employees participating in such employee benefit plan or arrangement to immediately thereafter participate in employee benefit plans or arrangements comparable to those maintained with respect to the remainder of the Retained Employees (the "REPLACEMENT PLANS"), (b) with respect to a Replacement Plan that is a group health plan (i) credit such Retained Employees, for the year during which participation in the Replacement Plan begins, with any deductibles and copayments already incurred during such year under the terminated or discontinued group health plan and (ii) waive any preexisting condition limitations applicable to the Retained Employees (and their eligible dependents) under the Replacement Plan to the extent that a Retained Employee's (or dependent's) condition would not have operated as a preexisting condition under the terminated or discontinued group health plan, and (c)(1) cause each Replacement Plan that is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to be qualified under Section 401 of the Code to be amended to provide that the Retained Employees shall receive credit for participation and vesting purposes under such plan for their period of employment with Illinova, Dynegy, their Subsidiaries and predecessors to the extent such predecessor employment was recognized by Illinova, Dynegy and their respective Subsidiaries and (2) credit the Retained Employees under each other Replacement Plan that is not described in the preceding clause for their period of employment with Illinova, Dynegy, their respective Subsidiaries and predecessors to the extent such predecessor employment was recognized by Illinova, Dynegy or their respective Subsidiaries. At the Effective Time, Newco shall assume the obligations of (i) Dynegy under the Dynegy Benefit Plans and
(ii) Illinova under the Illinova Benefit Plans. The terms of each such Dynegy Benefit Plan and Illinova Benefit Plan shall continue to apply in accordance with their terms.

     Section 8.12  Stockholders Meetings.

         (a) Dynegy will, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "DYNEGY SPECIAL MEETING") for the purpose of securing the Dynegy Stockholders' Approval, (ii) distribute to its stockholders the Proxy Statement/Prospectus in

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

accordance with applicable federal and state law and with its certificate of incorporation and bylaws, which Proxy Statement/Prospectus will contain the recommendation of the Board of Directors of Dynegy that its stockholders approve and adopt this Agreement and the Transactions, (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval and adoption of this Agreement and the Transactions and to secure the Dynegy Stockholders' Approval, and (iv) cooperate and consult with Illinova with respect to each of the foregoing matters; provided, that this Section 8.12(a) will not prohibit the Dynegy Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Dynegy stockholders hereunder if the Board of Directors of Dynegy, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

        (b) Illinova will, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "ILLINOVA SPECIAL MEETING") for the purpose of securing the Illinova Stockholders' Approval, (ii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law and its articles of incorporation and bylaws, which Proxy Statement/Prospectus will contain the recommendation of the Illinova Board of Directors that its stockholders approve and adopt this Agreement and the Transactions, and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement, and the Transactions and to secure the Illinova Stockholders' Approval, and (iv) cooperate and consult with Dynegy with respect to each of the foregoing matters; provided, that this Section 8.12(b) will not prohibit the Illinova Board of Directors from failing to make or from withdrawing or modifying its recommendation to the Illinova stockholders hereunder if the Board of Directors of Illinova, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is necessary for such Board of Directors to comply with its fiduciary duties to its stockholders under applicable law.

         (c) The Illinova Special Meeting and the Dynegy Special Meeting shall be held on the same day unless otherwise agreed by Illinova and Dynegy.

     Section 8.13 Preparation of the Proxy Statement/Prospectus and Registration Statement.

         (a) Illinova, Newco and Dynegy will promptly prepare and file with the SEC a preliminary version of the Proxy Statement/Prospectus and will cooperate with each other in responding to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy Statement/Prospectus. The date that the Registration Statement is filed with the SEC will be determined jointly by Illinova and Dynegy. Each of Illinova, Newco and Dynegy will use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Newco will also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws in connection with the issuance of Newco Common Stock, the Class B Common Stock and the Series A Convertible Preferred Stock in the

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

Mergers and (i) Dynegy will furnish all information concerning Dynegy and the holders of shares of Dynegy capital stock, and (ii) Illinova will furnish all information concerning Illinova and holders in Illinova capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement, each of Illinova and Dynegy will cause the Proxy Statement/Prospectus to be mailed to its respective stockholders, and if necessary, after the definitive Proxy Statement/Prospectus will have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, resolicit proxies. Illinova and Newco will advise Dynegy and Dynegy will advise Illinova, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement will become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         (b) Following receipt by PricewaterhouseCoopers LLP, Illinova's independent auditors, of an appropriate request from Dynegy pursuant to SAS No. 72, Illinova will use all reasonable efforts to cause to be delivered to Newco a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Newco, in form and substance reasonably satisfactory to Newco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

         (c) Following receipt by Arthur Andersen LLP, Dynegy's independent auditors, of an appropriate request from Illinova pursuant to SAS No. 72, Dynegy will use all reasonable efforts to cause to be delivered to Newco a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Newco, in form and substance satisfactory to Newco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy Statement/Prospectus.

     Section 8.14  Stock Exchange Listing.

     Newco will use all reasonable efforts to cause the Newco Common Stock to be issued in the Mergers to be approved for listing on the New York Stock Exchange (the "NYSE") prior to the Effective Time, in each case, subject to official notice of issuance.

     Section 8.15  Notice of Certain Events.

     Each party to this Agreement will promptly as reasonably practicable notify the other party hereto of:

         (a) any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

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

         (b) any notice or other communication from any Governmental Authority in connection with the Transactions;

         (c) any Actions commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.10, Section 5.12, Section 6.10 or
Section 6.12 or which relate to the consummation of the Transactions;

         (d) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement, under any material agreement; and

         (e) any Dynegy Material Adverse Effect or Illinova Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Dynegy Material Adverse Effect or an Illinova Material Adverse Effect, as the case may be.

     Section 8.16  Site Inspections.

     Subject to compliance with applicable law (including applicable Environmental Laws), from the date hereof until the Effective Time, each party may undertake (at that party's sole cost and expense) an environmental assessment or assessments (an "ASSESSMENT") of the other party's operations, business and/or properties that are the subject of this Agreement to investigate any potential, material environmental condition or compliance issues; provided, however, that the performance and scope of such Assessment shall be subject to the prior approval of the other party, such approval not to be unreasonably withheld. An Assessment may include, but not be limited to, a review of permits, files and records, as well as visual and physical inspections and testing. Before conducting an Assessment, the party intending to conduct such Assessment (the "INSPECTING PARTY") will confer with the party whose operations, business or property is the subject of such Assessment (the "INSPECTED PARTY") regarding the nature, scope and scheduling of such Assessment, and will comply with such conditions as the Inspected Party may reasonably impose to avoid interference with the Inspected Party's operations or business. The Inspected Party will cooperate in good faith with the Inspecting Party's effort to conduct an Assessment. If requested by the Inspected Party, the Inspecting Party shall provide to the Inspected Party a copy of all work plans, reports, data and other results of the Assessment. If the Mergers are not consummated, the Inspecting Party shall destroy all originals and copies of all work plans, reports, data and other results, documentation and work product of any Assessment.

     Section 8.17  Affiliate Agreements; Tax Treatment.

         (a) Dynegy and Illinova will identify in a letter to Newco all Persons who are, on the date hereof, "affiliates" of Dynegy or Illinova, as the case may be, as such term is used in Rule 145 under the Securities Act. Dynegy and Illinova will use their reasonable efforts to cause their respective affiliates to deliver to Newco not later than 10 days prior to the date of the Dynegy and Illinova Special Meetings, a written agreement substantially in the form attached as Exhibit 8.17, and will use their reasonable efforts to cause Persons who become "affiliates" after

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

such date but prior to the Closing Date to execute and deliver these agreements at least 5 days prior to the Closing Date.

         (b) Each party will use all reasonable best efforts to cause the Mergers to qualify, and will not take, and will use all reasonable best efforts to prevent any subsidiary of such party from taking, any actions which could prevent the Mergers from qualifying, as a contribution of assets to Newco under
Section 351 of the Code.

     Section 8.18  Stockholder Litigation.

     Each of Illinova and Dynegy will give the other the reasonable opportunity to participate in the defense of any Action against Illinova or Dynegy, as applicable, and its directors relating to the Transactions.

     Section 8.19  Indenture Matters.

     Illinova and Dynegy will, and will cause their respective Subsidiaries to, take all actions that are necessary or appropriate (as mutually agreed by Illinova and Dynegy) for Illinova, Dynegy and certain of their Subsidiaries, as applicable, to assume, guarantee or modify as appropriate the agreements governing the outstanding publicly held debt securities of Dynegy and Illinova referred to in the Dynegy SEC Reports and the Illinova SEC Reports and to avoid defaults thereunder.

     Section 8.20  Credit Facility.

     Illinova and Dynegy will use all reasonable efforts, and will cooperate, to obtain as promptly as practicable commitments from financing sources to refinance or amend the existing bank credit facilities of Dynegy, Illinova and their respective Subsidiaries, if necessary.

     Section 8.21  Employment Agreements and Severance Agreements.

     Newco will assume the obligations under the employment agreements and severance agreements to which Dynegy or Illinova is a party or is otherwise subject, to the extent such agreements are listed on Section 5.11(a) of the Dynegy Disclosure Schedule or Section 6.11(a) of the Illinova Disclosure Schedule.

     Section 8.22  Nuclear Facility Sale

     Illinova will use its commercially reasonable efforts to enter into a definitive agreement to sell (and to close the transactions contemplated by such agreement) the Nuclear Facility as contemplated by the Nuclear Facility Agreements on terms and conditions consistent with those set forth in the Interim Agreement or as otherwise reasonably satisfactory to Dynegy.

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                                  ARTICLE IX
                   CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 9.1  Conditions to the Obligation of Each Party.

     The respective obligations of each party to effect the Mergers will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) The Dynegy Stockholders' Approval and the Illinova Stockholders' Approval will have been obtained;

         (b) No Action instituted by any Governmental Authority will be pending and no statute, rule or regulation and no Order of any court or Governmental Authority of competent jurisdiction will be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions;

         (c) The Registration Statement will have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for such purpose will be pending before or threatened by the SEC;

         (d) Each of Dynegy and the Illinova Companies will have obtained all necessary or appropriate permits, authorizations, consents, waivers or approvals (including SEC Final Orders granting exemptions or any exemption under PUHCA resulting from a filing which obviates any otherwise applicable requirement to register under PUHCA) (collectively, "APPROVALS"). Any Approval required for Dynegy and the Illinova Companies with respect to the Transactions from the ICC, the NRC, the FERC or other Governmental Authority will (in cases other than the SEC) have been obtained on terms reasonably satisfactory to Illinova and Dynegy, and will have become final and nonappealable;

         (e) The shares of Newco Common Stock to be issued in the Mergers will have been approved for listing on the NYSE, subject to official notice of issuance;

         (f) Any applicable waiting period under the HSR Act will have expired or been terminated;

         (g) The purchase of the capital stock of BG Holdings by Newco contemplated by the BG Stock Purchase Agreement shall have closed.

         (h) There will be no Order of any court or Governmental Authority of competent jurisdiction applicable to Chevron in effect that would prohibit, restrain, enjoin or restrict, or award any significant monetary recovery with respect to, Chevron's ownership or voting of its shares of Class B Common Stock.

         (i) The Ancillary Agreements shall have been executed and delivered by the other parties thereto and shall be in full force and effect.

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

     Section 9.2  Conditions to Illinova's Obligations.

     Illinova's obligation to effect the IAC Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Dynegy will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Dynegy contained in this Agreement, will be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except (i) as expressly contemplated by the Dynegy Disclosure Schedule or this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for inaccuracies in Dynegy's representations and warranties as of the Effective Time resulting solely from conditions generally existing in the natural gas or electricity marketing industry, the petroleum liquids industry or the electric power generation industry after the date of this Agreement; and Illinova will have received a certificate of the Chief Executive Officer and Chief Financial Officer of Dynegy as to the satisfaction of this condition;

         (b) All proceedings to be taken by Dynegy in connection with the Transactions and all documents, instruments and certificates to be delivered by Dynegy in connection with the Transactions will be reasonably satisfactory in form and substance to Illinova;

         (c) From the date hereof through the Effective Time, there will not have occurred any change in the financial condition, business or operations of Dynegy and its Subsidiaries, taken as a whole, that would constitute a Dynegy Material Adverse Effect, other than any such (i) change that affects both Illinova and Dynegy in a substantially similar manner or (ii) change applicable to Dynegy primarily resulting from conditions generally existing in the natural gas or electricity marketing industry, the petroleum liquids industry or the electric power generation industry;

         (d) Illinova shall have received an opinion from Troutman Sanders LLP prior to the effectiveness of the Registration Statement to the effect that (i) the Transactions will constitute a contribution of assets under Section 351 of the Code or as a tax-free reorganization under the Code, (ii) no gain or loss will be recognized by Illinova because of the IAC Merger, and (iii) no gain or loss will be recognized by stockholders of Illinova upon receipt of shares of Newco Common Stock in exchange for shares of Illinova Common Stock pursuant to the IAC Merger;

         (e) Dynegy shall have taken appropriate action with respect to its ownership interests in the Dynegy Qualifying Facilities (whether through a sale, exchange or other disposition of all or a portion of its interest therein, conversion of such Qualifying Facilities into "exempt wholesale generators" under PUHCA or otherwise), such that the ultimate ownership by Newco of direct or indirect ownership interests in the Dynegy Qualifying Facilities, after the Effective Date, shall not result in a Dynegy Material Adverse Effect.

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

     Section 9.3  Conditions to Dynegy's Obligations.

     Dynegy's obligation to effect the DAC Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Illinova will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Illinova contained in this Agreement will be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except (i) as expressly contemplated by the Illinova Disclosure Schedule or this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date, and (iii) for inaccuracies in Illinova's representations and warranties as of the Effective Time resulting solely from conditions generally existing in the electric utility or gas distribution industries after the date of this Agreement, and Dynegy will have received a certificate of the Chief Executive Officer and Chief Financial Officer of Illinova as to the satisfaction of this condition;

         (b) All proceedings to be taken by Illinova in connection with the Transactions and all documents, instruments and certificates to be delivered by Illinova in connection with the Transactions will be reasonably satisfactory in form and substance to Dynegy;

         (c) From the date hereof through the Effective Time, there will not have occurred any change in the financial condition, business or operations of Illinova and its Subsidiaries, taken as a whole, that would constitute an Illinova Material Adverse Effect, other than any such (i) change that affects both Illinova and Dynegy in a substantially similar manner or (ii) change applicable to Illinova primarily resulting from conditions generally existing in the electric utility or gas distribution industries;

         (d) Dynegy will have received an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. prior to the effectiveness of the Registration Statement to the effect that (i) the Transactions will constitute a contribution of assets under Section 351 of the Code or is a tax-free reorganization under the Code,
(ii) no gain or loss will be recognized by Dynegy because of the DAC Merger, and
(iii) no gain or loss will be recognized by the stockholders of Dynegy upon the receipt of shares of Newco Common Stock in exchange for shares of Dynegy Stock pursuant to the DAC Merger except with respect to any Cash Consideration received;

         (e) With respect to the Nuclear Facility, (i) the NRC license and future operating and ownership responsibility for the Nuclear Facility shall have been transferred to an unrelated third party, whose financial and economic status meets or exceeds all applicable standards of the NRC for the transfer of NRC licenses, in a sales transaction on terms substantially consistent with those set forth on Schedule 9.3(e)-1 or which (A) are satisfactory to Dynegy in its reasonable judgment as not resulting in (or reasonably expected to result in) an Illinova Material Adverse Effect, and (B) are no less favorable than the recorded net impairment loss relating to disposal of the Nuclear Facility as referenced in the Illinova Balance Sheet and

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

(ii) subsequent to the transfer of the Nuclear Facility the potential liability of Newco will be covered by insurance in amounts and type consistent with the provisions of Schedule 9.3(e)-2.

             (f) (i) As of the date all other conditions to Closing are met, Chevron, having filed and maintained in effect a good faith application for exemption from the registration requirements of PUHCA as required by
        Section 2.1(a) of the Shareholder Agreement, shall either (A) have received a final order of the SEC (which order shall be in full force and effect) exempting it from the requirement to register under PUHCA on terms acceptable to Chevron, or (B) not have received an adverse ruling from the SEC or a "Staff Objection," as defined in Section 9.3(f)(iii).

             (ii) If a Staff Objection is received and if, after the parties to the Shareholder Agreement follow the procedure set forth in Section 2.1(c) of the Shareholder Agreement to explore appropriate modifications to their agreements, Chevron files a revised application for exemption from the registration requirements of PUHCA, the conditions to Closing specified in Section 9.3(f)(i) shall apply to the revised application. If, however, the parties to the Shareholder Agreement do not agree upon and implement any appropriate modifications to their agreements within ninety (90) days after the receipt of a Staff Objection and any party to the Shareholder Agreement gives notice terminating the Shareholder Agreement, this Agreement shall terminate simultaneously with the termination of the Shareholder Agreement.

             (iii) As used in this Section 9.3(f), the term "STAFF OBJECTION" shall mean informal advice received by a filing party or parties from the staff of the SEC's Division of Investment Management at a level of Assistant Director or higher (the "STAFF"), that (x) the Staff disagrees with the basis on which the exemption is being sought, or (y) the Staff is not prepared to support and recommend approval by the SEC of the exemptions sought unless Chevron agrees and undertakes to make material changes involving its ownership interest (including without limitation Chevron's continuing ability to acquire "foreign utility companies" under Section 33 of PUHCA) or its minority shareholder protection rights (including governance and voting rights) pertaining to Newco, or (z) the Staff has concluded, after conferences with Commissioners' offices informally, that it is unlikely that the SEC would grant the exemption.

         (g) The ICC shall have issued a certification (which certification shall be in full force and effect) under Section 33 of PUHCA which has the effect, in the reasonable judgment of Chevron, of allowing Chevron, any parent, or any "subsidiary company" (as defined in PUHCA) of such parent to acquire and maintain an interest in the business of one or more "foreign utility companies" as defined in Section 33 of PUHCA, or Illinova shall have provided evidence reasonably satisfactory to Dynegy and Chevron that such certification is unnecessary for acquiring or maintaining such an interest. For purposes of this subsection (g), a "PARENT" shall mean any person of which Chevron is a "subsidiary company."

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

                                   ARTICLE X
                                    SURVIVAL

     Section 10.1  Survival of Representations and Warranties.

     The representations and warranties of the parties contained in this Agreement will not survive the Effective Time.

     Section 10.2  Survival of Covenants and Agreements.

     The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement will survive the Effective Time.

                                  ARTICLE XI
                       TERMINATION, AMENDMENT AND WAIVER

     Section 11.1  Termination.

     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Dynegy or Illinova:

         (a)  by the mutual written consent of Illinova and Dynegy;

         (b) by either Illinova or Dynegy if the Effective Time has not occurred on or before the Termination Date;

         (c) by Dynegy if there has been a breach by Illinova of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Illinova of notice of such breach, which breach could reasonably be expected to cause an Illinova Material Adverse Effect (other than an Illinova Material Adverse Effect caused by conditions generally existing in the electric utility or gas distribution industries) (an "ILLINOVA BREACH");

         (d) by Illinova, if there has been a breach by Dynegy of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within 20 business days following receipt by Dynegy of notice of such breach which breach could reasonably be expected to cause a Dynegy Material Adverse Effect (other than a Dynegy Material Adverse Effect caused by conditions generally existing in the natural gas or electricity marketing industry, the petroleum liquids industry or the electric power generation industry) (a "DYNEGY BREACH");

         (e) by either Dynegy or Illinova, if there is any applicable law, rule or regulation that makes consummation of either Merger illegal or if any Order will restrain or prohibit the consummation of either Merger, and such Order has become final and nonappealable;

         (f) by either Dynegy or Illinova, if the stockholder approvals referred to in Section 8.12 have not been obtained because of the failure to obtain the requisite vote upon a

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

vote at a Dynegy Special Meeting or the Illinova Special Meeting or at any adjournment or postponement thereof;

         (g) by Illinova, if (i) following or at the time a Dynegy Acquisition Proposal is made (which in the judgment of an independent, nationally recognized investment bank retained by any party is reasonably capable of being consummated) Dynegy's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the DAC Merger in a manner adverse to Illinova or has resolved to do any of the foregoing; (ii) a tender offer or exchange offer for outstanding shares of capital stock of Dynegy then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Dynegy's Board of Directors does not, within the applicable period required by law, recommend that Dynegy's stockholders not tender their shares into such tender or exchange offer and the Mergers fail to occur; (iii) Dynegy's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the DAC Merger in a manner adverse to Illinova or has resolved to do any of the foregoing or Dynegy's Board of Directors shall have recommended to the stockholders of Dynegy any Dynegy Acquisition Proposal or resolved to do so; or (iv) a tender offer or exchange offer for outstanding shares of capital stock of Dynegy then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Dynegy's Board of Directors does not, within the applicable period required by law, recommend that Dynegy's stockholders not tender their shares into such tender or exchange offer;

         (h) by Dynegy or Illinova, if Dynegy accepts a Dynegy Superior Proposal and makes payment as required pursuant to Section 8.5 and of the Expenses for which Dynegy is responsible under Section 8.5. For this Agreement, "DYNEGY SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to a Dynegy Acquisition Proposal on terms that Dynegy's Board of Directors determines it cannot reject in favor of the DAC Merger, based on applicable fiduciary duties and the advice of Dynegy's outside counsel; provided, however, that Dynegy shall not be permitted to terminate this Agreement pursuant to this Section 11.1(h) unless it has used all reasonable efforts to provide Illinova with four business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Dynegy Acquisition Proposal; provided, further, that prior to any such termination, Dynegy shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Illinova to make such adjustments in this Agreement's terms and conditions as would enable Dynegy to proceed with the Transactions, and it is acknowledged by Illinova that such negotiations with Illinova shall be conducted in a manner consistent with the fiduciary duties of the Dynegy Board of Directors;

         (i) by Dynegy, if (i) following or at the time an Illinova Acquisition Proposal is made (which in the judgment of an independent, nationally recognized investment bank retained by any party is reasonably capable of being consummated) Illinova's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the IAC Merger in a manner adverse to Dynegy or has resolved to do any of the foregoing; (ii) a tender offer or exchange offer for outstanding shares of capital stock of Illinova then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Illinova's Board of Directors does not, within the applicable period required by law, recommend that Illinova's shareholders not tender their shares into such tender or exchange offer and the

Mergers fail to occur; (iii) Illinova's Board of Directors withdraws, modifies or changes its recommendation of this Agreement or the IAC Merger in a manner adverse to Dynegy or has resolved to do any of the foregoing or Illinova's Board of Directors shall have recommended to the stockholders of Illinova any Illinova Acquisition Proposal or resolved to do so; or (iv) a tender offer or exchange offer for outstanding shares of capital stock of Illinova then representing 50% or more of the combined power to vote generally for the election of directors is commenced, and Illinova's Board of Directors does not, within the applicable period required by law, recommend that Illinova's stockholders not tender their shares into such tender or exchange offer;

         (j) by Illinova or Dynegy, if Illinova accepts an Illinova Superior Proposal and makes payment as required pursuant to Section 8.5 and of the Expenses for which Illinova is responsible under Section 8.5. For purposes of this Agreement, "ILLINOVA SUPERIOR PROPOSAL" means an unsolicited bona fide proposal made by a third party relating to an Illinova Acquisition Proposal on terms that Illinova's Board of Directors determines it cannot reject in favor of the IAC Merger, based on applicable fiduciary duties and the advice of Illinova's outside counsel; provided, however, that Illinova shall not be permitted to terminate this Agreement pursuant to this Section 11.1(j) unless it has used all reasonable efforts to provide Dynegy with four business days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Illinova Acquisition Proposal; provided, further, that prior to any such termination, Illinova shall, and shall cause its respective financial and legal advisors to, negotiate in good faith with Dynegy to make such adjustments in this Agreement's terms and conditions as would enable Illinova to proceed with the Transactions, and it is acknowledged by Dynegy that such negotiations with Dynegy shall be conducted in a manner consistent with the fiduciary duties of the Illinova Board of Directors.

     Section 11.2  Effect of Termination.

     Upon termination of the Agreement and the abandonment of either Merger pursuant to this Article XI, all obligations of the parties shall terminate, except the obligations of the parties pursuant to this Section 11.2 and except for the provisions of Section 8.5, Section 8.7, Section 12.8 and the last two sentences of Section 8.1, provided that nothing herein shall relieve any party from liability for any breaches hereof.

                                  ARTICLE XII
                                 MISCELLANEOUS

     Section 12.1  Notices.

     All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

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

          To any Illinova Company:

               Illinova Corporation
               5008 South 27th St.
               Decatur, Illinois  62525
               Attention:  Chief Legal Officer
               Facsimile No.:  (217) 362-7417

          With a copy (which shall not constitute notice) to:

               Troutman Sanders LLP
               600 Peachtree Street NE, Suite 5200
               Atlanta, Georgia 30308
               Attention:  W. Brinkley Dickerson, Jr.
               Facsimile No.:  (404) 962-6743

          To Dynegy, Newco, IAC or DAC:

               Dynegy Inc.
               1000 Louisiana, Ste. 5800
               Houston, Texas 77002
               Attention: Senior Vice President and General Counsel Facsimile No.: (713) 507-6808

          With a copy (which shall not constitute notice) to:

               Akin, Gump, Strauss, Hauer & Feld, L.L.P.
               711 Louisiana; Suite 1900 South
               Houston, Texas   77002
               Attention:  Robert B. Allen
               Facsimile No.:  (713) 236-0822

     Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile,
(ii) one business day after being deposited with a next-day courier, postage prepaid, or (iii) three business days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

     Section 12.2  Separability.

     If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

     Section 12.3  Assignment.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

     Section 12.4  Construction.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of this Agreement's provisions. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" means "including without limitation." The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     Section 12.5  Counterparts.

     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each party.

     Section 12.6  Entire Agreement.

     This Agreement and the Confidentiality Agreements represent the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties hereto with respect to the subject matter hereof, including the letter agreement dated May 3, 1999 between Illinova and Dynegy, as amended.

     Section 12.7  Governing Law.

     This Agreement shall be construed, interpreted, and governed in accordance with the laws of Delaware, without reference to rules relating to conflicts of law other than to the extent this Agreement pertains to the internal affairs of an Illinois corporation, in which event, and only with respect to such event, the IBCA shall apply.

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

     Section 12.8  Attorneys' Fees.

     If any Action, including an Action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses (including related expert and consultant fees and expenses) from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

     Section 12.9  No Third Party Beneficiaries.

     Except as provided in Section 8.3, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

    Section 12.10  Disclosure Schedules.

         (a) The disclosures made on the Dynegy and Illinova Disclosure Schedules (collectively, the "DISCLOSURE SCHEDULES") with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is evident from the face of the disclosure schedule. The inclusion of any matter on either Disclosure Schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Dynegy Material Adverse Effect or an Illinova Material Adverse Effect, as applicable. Any inadvertent disclosure of privileged information by Dynegy or Illinova in the Disclosure Schedules or in connection with their respective diligence examination will not be deemed to be a waiver by such inadvertently disclosing party of the applicable privilege.

         (b) The Disclosure Schedules shall be deemed to constitute an integral part of this Agreement and to modify the respective representations, warranties, covenants or agreements of the parties contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the applicable Disclosure Schedule. Anything to the contrary contained herein or in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules delivered on or before the date hereof shall be deemed to have been made on and as of the date hereof. From time to time prior to the Closing, the parties shall promptly supplement or amend the Disclosure Schedules with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be listed or described in the Disclosure Schedules. No supplement or amendment shall be deemed to cure any breach or any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

    Section 12.11  Amendments and Supplements.

     At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Illinova and Dynegy and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Illinova and Dynegy with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Illinova

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

there shall be no amendment or change to the provisions hereof with respect to
(a) the number of shares of Newco Common Stock into which each share of Illinova Common Stock is convertible, (b) the Termination Date, or (c) any other change that is materially adverse to the stockholders of Illinova without further approval by the stockholders of Illinova, and provided further that following approval and adoption of this Agreement by the stockholders of Dynegy there shall be no amendment or change to the provisions hereof with respect to (i) the Exchange Ratio (ii) the amount and nature of the Aggregate Merger Consideration payable per share of Dynegy Stock, (iii) the Termination Date or (iv) any other change that is materially adverse to the stockholders of Dynegy without further approval by the affected stockholders of Dynegy.

     Section 12.12  Consent to Jurisdiction.

     Each Party (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court if any Action arises out of this Agreement or the Transactions, (b) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any Action relating to this Agreement or any of the Transactions in any court other than a federal court sitting in the State of Delaware or a Delaware state court. Illinova, IAC and Newco hereby irrevocably appoint The Corporation Trust Company located at 1209 Orange Street in Wilmington, Delaware, as its lawful agent in Delaware to receive and forward on their behalf service of all necessary processes in any Action arising under this Agreement that may be brought against Illinova, IAC or Newco in any court (including federal court) in Delaware. Such service of process or notice received thereof by the agent will have the same force and effect as if served upon Illinova, IAC or Newco.

     Section 12.13  Extensions, Waivers, Etc.

     At any time prior to the Effective Time, either party may:

         (a) extend the time for the performance of any of the obligations or acts of the other party;

         (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

         (c) subject to the proviso of Section 12.11 waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by Illinova or Dynegy in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                    [REMAINDER OF PAGE INTENTIONALLY BLANK.]

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

     IN WITNESS WHEREOF, the parties hereto have duly executed this Merger Agreement as of the day and year first above written.

                              ILLINOVA CORPORATION



                              By:
                                 -----------------------------------------
                                   President

                              DYNEGY INC.



                              By:
                                 ------------------------------------------
                                    Chairman and Chief Executive Officer

                              ENERGY CONVERGENCE
                              HOLDING COMPANY



                              By:
                                 ------------------------------------------
                                   President

                              ENERGY CONVERGENCE ACQUISITION
                              CORPORATION



                              By:
                                 -------------------------------------------
                                    President

                              DYNEGY ACQUISITION CORPORATION



                              By:
                                 -------------------------------------------
                                    President

                       ILLINOIS BUSINESS CORPORATION ACT

                      Section 11.70.  Procedure to Dissent

  (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

  (b) If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 [805 ILCS 5/11.30 or 805 ILCS 5/7.10] shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

  (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

  (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

  (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

  (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

  (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

  (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

  (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

     (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

     (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure [735 ILCS 5/1-101 et seq.].

  (j)  As used in this Section:

     (1) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

     (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                LEHMAN BROTHERS

                                 June 14, 1999

Board of Directors
Dynegy Inc.
1000 Louisiana, Suite 5800
Houston, Texas  77002

Members of the Board:

    We understand that Dynegy Inc. ("Dynegy"), Illinova Corporation ("Illinova"), Energy Convergence Acquisition Corporation ("IAC"), a newly formed Illinois corporation and a subsidiary of Illinova, Dynegy Acquisition Corporation ("DAC"), a newly formed Delaware company and a subsidiary of Illinova, and Energy Convergence Holding Corporation, a newly formed Illinois corporation and a subsidiary of Illinova ("Newco" and together with Dynegy, Illinova, IAC and DAC, the "Companies") have entered into an Agreement and Plan of Merger dated June 14, 1999 (the "Agreement"), pursuant to which, among other things, (i) DAC will merge with Dynegy, with Dynegy surviving as a subsidiary of Newco, and (ii) IAC will merge with Illinova, with Illinova surviving as a subsidiary of Newco (collectively, the "Merger"). Upon effectiveness of the Merger, each outstanding share of common stock of Dynegy will be converted into the right to receive either $16.50 in cash (the "Cash Consideration") or 0.69 shares of the Class A common stock (the "Exchange Ratio") of Newco (the "Stock Consideration" and, together with the Cash Consideration, the "Merger Consideration"), with approximately 40% of the outstanding shares of common stock of Dynegy to be converted into the right to receive the Cash Consideration (the "Proposed Transaction"). In addition, in lieu of receiving shares of Newco Class A common stock in the Merger as a result of being shareholders of Dynegy,
(i) BG plc and Nova Corporation will instead receive shares of a class of voting perpetual convertible preferred stock of Newco (the "Convertible Preferred Stock"); and (ii) Chevron U.S.A. Inc. will instead receive shares of Class B common stock of Newco (the "Class B Stock"). Upon effectiveness of the Merger, each outstanding share of common stock of Illinova will be converted into the right to receive one share of the Class A common stock of Newco. The terms and conditions of the Merger are set forth in more detail in the Agreement.

    We have been requested by the Board of Directors of Dynegy to render our opinion with respect to the fairness, from a financial point of view, to the shareholders of Dynegy (the "Public Shareholders") other than Chevron U.S.A. Inc., BG plc and Nova Corporation (collectively, the "Industrial Shareholders") of the Merger Consideration to be offered to the Public Shareholders in the Proposed Transaction. We also have been requested to address the relative fair market value of both the Convertible Preferred Stock to be issued to BG plc and Nova Corporation and the Class B Stock to be issued to Chevron U.S.A. Inc. in comparison to the fair market value of the Stock Consideration. We have not been requested to opine as to, and our opinion does not in any manner address, Dynegy's underlying business decision to proceed with or effect the Proposed Transaction.

    In arriving at our opinion, we reviewed and analyzed: (1) the Agreement, the terms of the Convertible Preferred Stock, the terms of the Class B Stock, the amended and restated Articles of Incorporation of Newco, the Resolution establishing the Series A Convertible Preferred Stock, the Bylaws of Newco, various other agreements to be entered into by one or more Industrial Shareholders with each other or with one or more of the Companies in connection with the Merger, and the specific terms of the Merger and the Proposed Transaction, including corporate governance provisions set forth therein; (2) such publicly available information concerning Dynegy and Illinova that we believe to be relevant to our analysis, including, without limitation, each of the periodic reports and proxy statements filed by Dynegy and Illinova since January 1, 1998 (including the audited and unaudited financial statements included in such reports and statements); (3) financial and operating information with respect to the respective businesses, operations and prospects of Dynegy and Illinova as furnished to us by Dynegy and Illinova, respectively, including financial projections based on the respective business plans of Dynegy and Illinova, and, in particular, the amounts and timing of the cost savings and operating synergies expected by the managements of Dynegy and Illinova to result from a combination of the businesses of Dynegy and Illinova; (4) a trading history of Dynegy's common stock from June 11, 1998 to June 10, 1999 and a comparison of that trading history with those of other companies that we deemed relevant, including Illinova; (5) a trading history of

                                     III-1

Illinova's common stock from June 11, 1998 to June 10, 1999 and a comparison of that trading history with those of other companies that we deemed relevant, including Dynegy; (6) a comparison of the historical financial results and present financial condition of Dynegy with those of other companies that we deemed relevant; (7) a comparison of the historical financial results and present financial condition of Illinova with those of other companies that we deemed relevant; (8) the potential pro forma impact of the Proposed Transaction on Dynegy (including the cost savings and operating synergies expected by management of Dynegy to result from a combination of the businesses of Dynegy and Illinova); (9) the potential pro forma impact of the Proposed Transaction on Illinova (including the cost savings and operating synergies expected by management of Illinova to result from the combination of the businesses of Dynegy and Illinova); (10) the relative contribution of Dynegy and Illinova to the historical and pro forma financial condition and operating results of Newco following consummation of the Merger; (11) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; (12) the fair market value of the Class B Stock and the effect on such value of the terms pursuant to which the Class B Stock will be issued, which include, among other things, certain restrictions on the transfer of such shares; and (13) the fair market value of the Convertible Preferred Stock based on assumptions we believe are reasonable and the effect on such value of the terms pursuant to which the Convertible Preferred Stock will be issued, which include, among other things, certain restrictions on the transfer of such shares. In addition, we have (i) had discussions with the managements of Dynegy and Illinova concerning their respective businesses, operations, financial conditions, assets and prospects and the cost savings, operating synergies and strategic benefits expected by the managements of Dynegy and Illinova to result from a combination of the businesses of Dynegy and Illinova and (ii) undertaken such other studies, analyses and investigations as we deemed appropriate.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of the managements of Dynegy and Illinova that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Dynegy, Illinova and Newco following the consummation of the Merger (including the cost savings and operating synergies expected to result from a combination of the businesses of Dynegy and Illinova), upon advice of Dynegy and Illinova, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of Dynegy and Illinova, as the case may be, as to the future financial performance of Dynegy, Illinova and Newco and that each of Dynegy and Illinova would perform, and Newco will perform, substantially in accordance with such projections. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of Dynegy or Illinova and have not made or obtained any evaluations or appraisals of the assets or liabilities of Dynegy or Illinova. Upon advice of Dynegy and its legal and accounting advisors, we have assumed that (i) the Merger will qualify for reverse merger purchase accounting treatment and (ii) the Proposed Transaction will qualify as a contribution of assets within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended, and therefore as a tax free transaction to the shareholders of Dynegy who receive only Stock Consideration. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

    In addition, we express no opinion as to the prices at which shares of Class A common stock of Newco actually will trade following consummation of the Merger and this opinion should not be viewed as providing any assurance that the market value of the shares of Class A common stock of Newco to be held by shareholders of Dynegy after the Merger will be in excess of the market value of the shares of common stock of Dynegy owned by such shareholders at any time prior to announcement or consummation of the Proposed Transaction.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Merger Consideration to be offered to the Public Shareholders in the Proposed Transaction is fair to the Public Shareholders.

     In addition, based upon and subject to the foregoing, including specifically our analysis of (i) the fair market value of the Convertible Preferred Stock based on assumptions we believe are reasonable and the effect on such value of the terms pursuant to which the Convertible Preferred Stock will be issued, which include, among other things, certain restrictions on the transfer of such shares, and (ii) the fair market value of the Class B Stock and the effect on such value of the terms pursuant to which the Class B Stock will be issued, which include, among other things, certain restrictions on the transfer of such shares, we also are of the opinion as of the date hereof that, from a financial point of view, (a) the fair

                                     III-2
market value of the shares of Convertible Preferred Stock to be issued to BG plc and Nova Corporation for each share of Dynegy common stock is not greater than the fair market value of the Stock Consideration to be offered to the Public Shareholders for each share of Dynegy common stock in the Proposed Transaction and (b) the fair market value of the shares of Class B Stock to be issued to Chevron U.S.A. Inc. for each share of Dynegy common stock is not greater than the fair market value of the Stock Consideration to be offered to the Public Shareholders for each share of Dynegy common stock in the Proposed Transaction.

    We have acted as financial advisor to Dynegy in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, Dynegy has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Dynegy in the past and have received customary fees for such services. With your consent, we expect to provide certain services to Illinova following announcement of the Proposed Transaction, for customary compensation, relating to the potential re-purchase of Illinova shares in the market. In the ordinary course of our business, we actively trade in the debt and equity securities of Dynegy and Illinova for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We also have performed and continue to perform various investment banking services for each of the Industrial Shareholders for which we have received and will receive customary fees for such services.

    This opinion is for the use and benefit of the Board of Directors of Dynegy and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any shareholder of Dynegy as to how such shareholder should vote with respect to the Merger or whether to elect to receive the Cash Consideration and/or the Stock Consideration.

                                    Very truly yours,

                                    LEHMAN BROTHERS

                                     III-3

                   [Letterhead of Berenson Minella & Company]


June 13, 1999


The Board of Directors
Illinova Corporation
500 S. 27th Street
Decatur, Illinois 62521

Gentlemen:

         Berenson Minella & Company ("Berenson Minella") understands that Illinova Corporation, an Illinois corporation (the "Company") and Dynegy Inc., a Delaware Corporation ("Dynegy"), and certain affiliated entities of the Company and Dynegy, intend to enter into an Agreement and Plan of Merger (the "Merger Agreement"), whereby the Company and Dynegy, through one or more subsidiaries or affiliated entities, will merge (the "Merger") into a new holding company ("Newco") through a series of mergers which are intended to qualify as contributions of assets under the provisions of Section 351 of the United States Internal Revenue Code of 1986, as amended. Berenson Minella further understands that, through a series of steps, in accordance with the terms of the Merger Agreement and certain other agreements to be entered into simultaneously with the Merger Agreement, including the stock purchase agreement between Newco and British Gas Atlantic Holdings BV, a Netherlands corporation (together with all affiliates thereof, "BG"), approximately 64.3 million to 66.7 million shares of Dynegy common stock, par value $.01 per share (the "Dynegy Common Stock") will be converted into $16.50 in cash per share (the "Cash Consideration"), and approximately 47.4 million to 49.8 million shares of Dynegy Common Stock will be converted into fully paid and non-assessable shares of common stock, no par value, of Newco ("Newco Common Stock") at an exchange ratio of 0.69:1 (the "Common Stock Consideration"), in each case as the holders have elected, or are deemed to have elected, in accordance with the terms of the Merger Agreement. Berenson Minella further understands that, in accordance with the terms of the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), all shares of Dynegy Common Stock and all shares of series A participating preferred stock, par value $.01 per share, of Dynegy, held by Chevron U.S.A. Inc., a Pennsylvania corporation ("Chevron") (approximately 38.8 million and 7.8 million shares, respectively, as of the date hereof), will be converted into class B common stock, no par value, of Newco ("Newco Class B Common Stock") at an exchange ratio of 0.69:1 (the "Chevron Consideration").

         Berenson Minella further understands that, simultaneously with the execution of the Merger Agreement, Chevron shall enter into a subscription agreement with Newco, by which Chevron will, immediately after the closing of the Merger, for aggregate cash consideration of at least $200 million and up to $240 million, purchase from Newco such number of shares of Newco Class B Common Stock equal to the cash consideration paid by Chevron to Newco divided by the lesser of (i) $16.50 or (ii) the mean average of the closing prices of Dynegy Common Stock over the 20 consecutive trading days ending immediately prior to two business days prior to the Effective Time, in either case divided by 0.69.

         Berenson Minella further understands that, in accordance with the terms of the Merger Agreement and certain other agreements to be entered into simultaneously therewith, and notwithstanding anything contrary to the above, Nova Gas Services (U.S.) Inc., a Delaware corporation ("Nova"), and BG, to the extent that either Nova or BG would otherwise be entitled to receive Newco Common Stock, shall receive shares of series A convertible preferred stock, no par value, of Newco ("Newco Convertible Preferred") in lieu of the Newco Common Stock they were otherwise entitled to receive (the "Preferred Stock Consideration", and together with the Cash Consideration, the Common Stock Consideration, and the Chevron Consideration, the "Aggregate Merger Consideration"). For each share of Newco Common Stock that each of Nova and BG were otherwise entitled to receive, Nova and BG will each receive a number of shares of Newco Convertible Preferred equal to the mean average of the closing prices of the common stock, no par value, of the Company

("Illinova Common Stock") over the five consecutive trading days ending on the Election Date (as defined in the Merger Agreement), divided by $50.00.

         Berenson Minella further understands that, at the Effective Time, and pursuant to the terms of the Merger Agreement, each outstanding share of Illinova Common Stock will be converted into one share of Newco Common Stock (the "Illinova Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. A copy of the most recent draft of the Merger Agreement was received and reviewed by Berenson Minella on June 12, 1999.

         You have asked us, as investment bankers, to render an opinion to you as to whether or not the Illinova Consideration (taking into account the Aggregate Merger Consideration) is fair, from a financial point of view, to the holders of Illinova Common Stock.

         In arriving at our opinion, we have, among other things:

          (i) reviewed drafts of the Merger Agreement and certain other voting, subscription, registration rights, stock purchase, and shareholder agreements to be entered into simultaneously therewith, as well as drafts of the Articles of Incorporation, Bylaws, and Statement of Resolution Establishing Series of Series A Convertible Preferred Stock of Newco, each draft received and reviewed by us on June 12, 1999;

          (ii) reviewed, and discussed with members of management of the Company and Dynegy, certain publicly available business and financial information relating to the Company and Dynegy that we deemed relevant;

         (iii) reviewed, and discussed with members of management of the Company and Dynegy, certain information, including budgets and financial forecasts (collectively, the "Forecasts") relating to the businesses, earnings, cash flows, assets, liabilities and prospects of the Company and Dynegy, respectively, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger, furnished to us by the Company and Dynegy;

          (iv) reviewed, and discussed with members of management of the Company and Dynegy, Dynegy's Forecasts, as revised by management of the Company taking into account the Purvin & Gertz Inc. commodity price forecasts for natural gas, natural gas liquids, and crude oil (the "P&G Forecasts");

          (v) reviewed the historical stock prices and trading volumes of Illinova Common Stock and Dynegy Common Stock;

          (vi) reviewed certain publicly available information regarding publicly traded companies we deemed reasonably comparable to the Company and Dynegy, respectively;

         (vii) reviewed certain publicly available information regarding merger and acquisition transactions we deemed relevant;

        (viii) performed discounted cash flow analyses based on the Forecasts and the P&G Forecasts, for both the Company and Dynegy, as applicable, and for the combined company giving effect to the Merger;

          (ix) reviewed the terms of certain publicly traded convertible preferred securities we deemed relevant;

          (x) participated, to a limited extent, in certain discussions and negotiations among representatives of the Company and Dynegy and their respective financial and legal advisors;

          (xi) reviewed the potential pro forma impact of the Merger; and

          (xii) reviewed such other information, performed such other analyses and taken into account such other factors as we deemed relevant.

          For purposes of rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information provided to us by and on behalf of the Company and Dynegy and have not assumed any responsibility for independent verification of such information or for any independent valuation or appraisal of any assets of the Company or Dynegy, nor were we furnished with any such valuations or appraisals. We did not assume any obligation to, and accordingly did not, conduct any physical inspection of the properties or facilities of the Company or Dynegy. We have assumed, without independent investigation, the accuracy of all representations and statements made by officers and management of the Company and Dynegy. With respect to the Forecasts and the cost savings and related expenses and synergies expected to result from the Merger furnished to or discussed with us by the Company or Dynegy, we have assumed and relied upon the fact that they were reasonably prepared and reflect the best currently available estimates and good faith judgments of the Company's and Dynegy's management as to the expected future financial performance of the Company and Dynegy, respectively. We have assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. Based on discussions with the Company and Dynegy and the accountants to the Company and Dynegy, we have assumed that the transaction will be accounted for as a reverse merger whereby Dynegy is considered to have acquired Illinova for financial reporting purposes. We have assumed that the terms of any future agreements between Newco and BG, Chevron, or Nova will be commercially reasonable and the product of arms-length negotiations. In addition, we have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger. Our opinion is necessarily based on economic, market and other conditions, and information made available to us as of the date hereof.

          This opinion is provided at the request and for the benefit of the Board of Directors of the Company in connection with its consideration of the Merger and shall not be reproduced, summarized, described, relied upon, or referred to, or furnished to any other person without Berenson Minella's prior written consent; provided that, subject to our prior review, the Company may refer to this opinion in any Proxy Statement filed by the Company with respect to the Merger, without such written consent. This opinion does not and will not constitute a recommendation to the Company to enter into the Merger Agreement or a recommendation to the shareholders of the Company to vote in favor of the Merger. This opinion is delivered subject to the conditions, scope of engagement, standard of care, limitations, and understandings set forth herein and in the engagement agreement between Berenson Minella and the Company, dated May 23, 1999.

          This opinion is delivered with the explicit understanding that this opinion is based on standards of assessment in existence as of the date hereof, and that standards of assessment may change in the future. Berenson Minella disclaims any responsibility for any impact any such changes may have on the assessment of the Merger. Unforeseen future events that could affect the fairness of the Illinova Consideration, taking into account the Aggregate Merger Consideration, from a financial point of view, have not been factored into this opinion. Berenson Minella disclaims any obligation to update or revise this opinion for events occurring subsequent to the date hereof, whether foreseen or unforeseen.

          This opinion is a fairness opinion only from a financial point of view. Berenson Minella makes no representations with respect to questions of legal interpretation or enforceability and expressly disclaims that this opinion may be construed in any way as a legal, accounting, or tax opinion. In addition, without limiting the foregoing, we express no opinion as to the prices at which the Illinova Common Stock or the Dynegy Common Stock will trade following the announcement of the Merger and no opinion as to at what price the Newco Common Stock will trade following the consummation of the Merger.

          We note that we have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, significant portions of which are contingent upon the execution of the Merger Agreement, upon the public announcement of the Merger and upon the consummation of the Merger.

          Based upon and subject to the foregoing, and subject to the various assumptions, qualifications, and limitations set forth herein, it is our opinion, as investment bankers, that, as of the date hereof, the Illinova Consideration (taking into account the Aggregate Merger Consideration) is fair to holders of Illinova Common Stock, from a financial point of view.


                                       Very truly yours,



                                       BERENSON MINELLA & COMPANY

                     [Letterhead of Chase Securities Inc.]


                                 June 13, 1999


Board of Directors
Illinova Corporation
500 S. 27th Street
Decatur, Illinois  62521

Members of the Board:

     You have informed us that Illinova Corporation ("Illinova"), Energy Convergence Holding Corporation ("Newco"), Dynegy Acquisition Corporation ("DAC"), Energy Convergence Acquisition Corporation ("IAC") and Dynegy Inc. ("Dynegy") propose to enter into an Agreement and Plan of Merger, dated as of June 13, 1999 (the "Merger Agreement"), which provides, among other things, that DAC merge with and into Dynegy (the "DAC Merger") and that IAC merge with and into Illinova (the "IAC Merger", and together with the DAC Merger, the "Mergers"). As set forth more fully in the Merger Agreement, as a result of the IAC Merger, each share of common stock, no par value, of Illinova ("Illinova Common Stock") will be converted into one share (the "Illinova Consideration") of Class A common stock, no par value, of Newco ("Newco Common Stock"). Additionally, as more fully set out in the Merger Agreement, as a result of the DAC Merger: (a) each share of common stock, par value $.01, of Dynegy ("Dynegy Common Stock") will be converted, at the election of the holder thereof, into either (i) $16.50 in cash or (ii) 0.69 shares of Newco Common Stock, (b) each share of preferred stock, par value $.01 per share, of Dynegy will be converted into the right to received 0.69 shares of Class B common stock, no par value, of Newco ("Newco Class B Common Stock"), (c) for each share of Newco Common Stock Nova Gas Services (U.S.) Inc. would be entitled to receive, in lieu thereof, it shall receive that number of shares of Series A Convertible Preferred Stock equal to the quotient of the average of the closing prices on the New York Stock Exchange, Inc. of the Illinova Common Stock over 20 consecutive trading days ending on the second business day prior to the effective time of the Mergers divided by $50.00, and (d) to the extent Chevron U.S.A. Inc. is entitled to receive Newco Common Stock, in lieu thereof, it shall receive one share of Newco Class B Common Stock for each share of Newco Common Stock it was to receive (the share conversions described in the foregoing clauses (a)-(d) are collectively referred to as the "Dynegy Aggregate Merger Consideration"). You have also informed us that the Merger Agreement provides that 40% of the shares of Dynegy Common Stock will receive cash in the DAC Merger and that the Mergers are expected to be tax-free to each of Illinova and its shareholders and Dynegy and, to the extent they do not receive cash, Dynegy's shareholders.

     You have requested that we render our opinion as to the fairness, from a financial point of view, to the holders of Illinova Common Stock of the Illinova Consideration, taking into account the Dynegy Aggregate Merger Consideration to be paid in the DAC Merger.

     In arriving at the opinion set forth below, we have, among other things:

          (a) reviewed a draft of the Merger Agreement in the form provided to us and have assumed that the final form of the Merger Agreement will not vary in any regard that is material to our analysis;

          (b) reviewed certain publicly available business and financial information that we deemed relevant relating to Illinova and Dynegy and the respective industries in which they operate;

          (c) reviewed certain internal non-public financial and operating data provided to us by the management of Illinova and Dynegy relating to such businesses, including certain forecast and projection information as to future financial results of such businesses, and solely with respect to such data provided to us by the management of Illinova, information as to the amount and timing of the cost savings and the related expenses and synergies expected to result from the Mergers (the "Expected Synergies");

          (d) discussed with members of Illinova's and Dynegy's senior management, Illinova's and Dynegy's operations, historical financial statements and future prospects, before and after giving effect to the Mergers, as well as their views of the business, operational and strategic benefits and other implications of the Mergers, including, solely with respect to the members of Illinova's management, their views of the Expected Synergies, and such other matters as we deemed necessary or appropriate;

          (e) compared the financial and operating performance of Illinova and Dynegy with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant historical stock prices and trading volumes of Illinova Common Stock, Dynegy Common Stock and certain publicly traded securities of such other companies;

          (f) reviewed the financial terms of certain recent business combinations and acquisition transactions we deemed reasonably comparable to the Mergers and otherwise relevant to our inquiry; and

          (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with, or reviewed by or for us, or publicly available, for purposes of this opinion. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of Illinova or Dynegy, nor have we conducted a physical inspection of the properties and facilities of Illinova or Dynegy. We have assumed that the financial forecast and projection information and the Expected Synergies provided to or discussed with us by or on behalf of Illinova and Dynegy have been reasonably determined on bases reflecting the best currently available estimates and judgments of the managements of Illinova and Dynegy as to the future financial performance of Illinova or Dynegy, as the case may be, and the Expected Synergies. We have further assumed that, in all material respects, such forecasts, projections and Expected Synergies will be realized in the amounts and times indicated thereby. We express no view as to such forecast or projection information or the Expected Synergies or the assumptions on which they were based.

     For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Mergers will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of Illinova or Dynegy are party, as contemplated by the Merger Agreement, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to Illinova of the Mergers.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of Illinova Common Stock of the Illinova Consideration, taking into account the Dynegy Aggregate Merger Consideration to be paid in the DAC Merger, and we express no opinion as to the merits of the underlying decision by Illinova to engage in the Mergers. We also express no opinion as to the potential trading range of Newco Common Stock after the effectiveness of the Mergers.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to Illinova in connection with the Mergers and will receive a fee for our services, including for rendering this opinion. In addition, Illinova has agreed to indemnify us for certain liabilities arising out of our engagement. As we have previously advised you, The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have, from time to time, provided, and in the future may continue to provide, commercial and/or investment banking services to Illinova and Dynegy. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of Illinova or Dynegy for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion, as of the date hereof, that the Illinova Consideration, taking into account the Dynegy Aggregate Merger Consideration to be paid in the DAC Merger, is fair, from a financial point of view, to the holders of Illinova Common Stock.

     This opinion is for the use and benefit of the Board of Directors of Illinova in its evaluation of the Mergers and shall not be used for any other purpose. This opinion is not intended to be relied upon or confer any rights or remedies upon any creditor or shareholder of Illinova or any other third party. Other than as contemplated in the tenth paragraph of the Letter Agreement, dated as of April 2, 1999, between Illinova and Chase Securities Inc., neither this opinion nor any other opinion or advice (written or oral) of Chase Securities Inc., shall be reproduced, disseminated, quoted or summarized, in any manner or for any purpose, without the prior consent of Chase Securities Inc., provided that copies of this opinion may be distributed to the members of the Board of Directors of Illinova.

                                    Very truly yours,



                                    CHASE SECURITIES INC.

                                  DYNEGY INC.

                         2000 LONG TERM INCENTIVE PLAN

  I. PURPOSE

  The purpose of the DYNEGY INC. 2000 LONG TERM INCENTIVE PLAN (the "Plan") is to provide a means through which Energy Convergence Holding Company (to be renamed Dynegy Inc.), an Illinois corporation (the "Company"), and its subsidiaries may attract able persons to enter the employ of the Company and its affiliates and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its affiliates rest, and whose present and potential contributions to the welfare of the Company and its affiliates are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its affiliates.

  A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its affiliates. Accordingly, the Plan provides for granting Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Performance Awards, and Phantom Stock Awards, or any combination of the foregoing, as is best suited to the circumstances of the particular employee as provided herein.

  II.  DEFINITIONS

  The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

  "AFFILIATE" means any corporation, partnership, limited liability company or partnership, association, trust or other organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (i) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

  "AWARD" means, individually or collectively, any Option, Restricted Stock Award, Performance Award or Phantom Stock Award.

  "BOARD" means the Board of Directors of the Company.

  "CODE" means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

  "COMMITTEE" means a committee of the Board that is selected by the Board as provided in Paragraph IV(a).

  "COMMON STOCK" means the Class A common stock, no par value per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph XI.

  "COMPANY" means Energy Convergence Holding Company, an Illinois corporation.

  "DIRECTOR" means an individual elected to the Board by the stockholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

  An "EMPLOYEE" means any person (including a Director) in an employment relationship with the Company or any Affiliate.

  "FAIR MARKET VALUE" means, as of any specified date, the closing sales price of the Common Stock reported on the stock exchange composite tape on that date, or, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such manner as it deems appropriate.

  "HOLDER" means an employee who has been granted an Award.

  "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of section 422 of the Code.

  "1934 ACT" means the Securities Exchange Act of 1934, as amended.

  "NON-EMPLOYEE DIRECTOR" means a Director who is not employed by the Company or any of its subsidiaries.

  "OPTION" means an Award granted under Paragraph VII of the Plan and includes both Incentive Stock Options to purchase Common Stock and Options that do not constitute Incentive Stock Options to purchase Common Stock.

  "OPTION AGREEMENT" means a written agreement between the Company and a Holder with respect to an Option.

  "PERFORMANCE AWARD" means an Award granted under Paragraph IX of the Plan.

  "PERFORMANCE AWARD AGREEMENT" means a written agreement between the Company and a Holder with respect to a Performance Award.

  "PHANTOM STOCK AWARD" means an Award granted under Paragraph X of the Plan.

  "PHANTOM STOCK AWARD AGREEMENT" means a written agreement between the Company and a Holder with respect to a Phantom Stock Award.

  "PLAN" means the Energy Convergence Holding Company 1999 Long Term Incentive Plan, as amended from time to time.

  "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

  "RESTRICTED STOCK AWARD" means an Award granted under Paragraph VIII of the Plan.

  "RULE 16B-3" means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a similar function.

  "STOCK APPRECIATION RIGHT" shall have the meaning assigned to such term in Paragraph VII(d) of the Plan.

  III.  EFFECTIVE DATE AND DURATION OF THE PLAN

  The Plan shall become effective upon the Effective Time under the Agreement and Plan of Merger dated June 14, 1999, among the Company, Dynegy Inc., Illinova Corporation, Dynegy Acquisition Corporation and Energy Convergence Acquisition Corporation (the "Merger Agreement"). Notwithstanding any provision in the Plan, no Option shall be exercisable and no Award shall vest or become satisfiable prior to such stockholder approval. No further Awards may be granted under the Plan after ten years from the Effective Time under the Merger Agreement. The Plan shall remain in effect until all Options granted under the Plan have been exercised or expired, all Restricted Stock Awards granted under the Plan have vested or been forfeited, and all Performance Awards and Phantom Stock Awards have been satisfied or expired.

  IV.  ADMINISTRATION

  (a) Composition of Committee. The Plan shall be administered by a committee of, and appointed by, the Board, and such committee shall be comprised of two or more outside Directors (within the meaning of the term "outside directors" as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of "Non-Employee Director" as defined in Rule 16b-3).

  (b) Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its sole discretion, to determine which employees shall receive an Award, the time or times when such Award shall be made, whether an Incentive Stock Option or nonqualified Option shall be granted, and the number of shares to be subject to each Option or

Restricted Stock Award, the number of shares subject to or the value of each Performance Award, and the value of each Phantom Stock Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company's success and such other factors as the Committee in its sole discretion shall deem relevant.

  (c) Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provisions of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV shall be conclusive.

  V. SHARES SUBJECT TO THE PLAN; GRANT OF OPTIONS; GRANT OF
     RESTRICTED STOCK AWARDS

  (a) Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph XI with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 5,000,000 shares. Shares shall be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Options, Restricted Stock Awards (subject to performance forfeiture restrictions described in Paragraph VIII) and Performance Awards denominated in shares of Common Stock granted to any one individual during any calendar year may not exceed 1,000,000 shares of Common Stock (subject to adjustment in the same manner as provided in Paragraph XI with respect to shares of Common Stock subject to Options then outstanding) and the maximum value of any Performance Award denominated in cash (including the Fair Market Value of any shares of Common Stock paid in satisfaction of such Performance Award) granted to any one individual during any calendar year may not exceed $5,000,000. The limitations set forth in the preceding sentence shall be applied in a manner which will permit compensation generated under the Plan to constitute "performance-based" compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject to Options that are canceled or repriced.

  (b) Grant of Awards. The Committee may from time to time grant Awards to one or more employees determined by it to be eligible for participation in the Plan in accordance with the terms of the Plan.

  (c) Stock Offered. Subject to the limitations set forth in Paragraph V(a),the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares which remain unissued and which are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

  VI.  ELIGIBILITY

  Awards may be granted only to persons who, at the time of grant, are employees of the Company and its Affiliates, or Non-Employee Directors. An Award may be granted on more than one occasion to the same person, and, subject to the limitations set forth in the Plan, such Award may include an Incentive Stock Option, an Option that is not an Incentive Stock Option, a Restricted Stock Award, a Performance Award, a Phantom Stock Award, or any combination thereof.

  VII.  STOCK OPTIONS

  (a) Option Period. The term of each Option shall be as specified by the Committee at the date of grant.

  (b) Limitations on Exercise of Option. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

  (c) Special Limitations on Incentive Stock Options. An Incentive Stock Option may be granted only to an individual who is employed by the Company or any parent or subsidiary corporation (as defined in section 424 of the Code) at the time the Option is granted. To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options shall be treated as Options which do not constitute Incentive Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder's Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of section 422(b)(6) of the Code, unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant. An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative.

  (d) Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Each Option Agreement shall specify the effect of termination of employment on the exercisability of the Option. An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a "cashless exercise" of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor("Stock Appreciation Rights"), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered. The terms and conditions of the respective Option Agreements need not be identical.

  (e) Option Price and Payment. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, in the case of Incentive Stock Options only, subject to adjustment as provided in Paragraph XI shall not be less than the Fair Market Value of a share of Common Stock on the date such Incentive Stock Option is granted. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for those shares acquired pursuant to the exercise of any Option that does not constitute an Incentive Stock Option.

  (f) Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder's name.

  (g) Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any Affiliate.

  (h) Non-Employee Director Option Grants. Upon his or her election or appointment as a Director, each Non-Employee Director shall receive, without any further action on the part of the Committee, the award of an Option to purchase 3,000 shares of Common Stock, which Option shall (i) be priced at Fair Market Value, (ii) vest and become exercisable on the first anniversary of the date of grant, and (iii) with respect to any unexercised portion thereof, automatically and without further notice, terminate and become null and void on the tenth anniversary of the date of grant of such Option or on the third anniversary of the date such Director's service on the Board terminates. Each Option shall be evidenced by an Option Agreement. In the event a Director is unable to, or chooses not to, accept the Award, he or she should decline to execute the Option Agreement.

  VIII.  RESTRICTED STOCK AWARDS

  (a) Forfeiture Restrictions To Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances(the "Forfeiture Restrictions"). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon

  (i) the attainment of one or more performance measures established by the Committee that are based on:

  (1) the price of a share of Common Stock,

  (2) the Company's earnings per share,

  (3)  the Company's market share,

  (4) the market share of a business unit of the Company designated by the Committee,

  (5)  the Company's sales,

  (6) the sales of a business unit of the Company designated by the Committee,

  (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee,

  (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee,

  (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee,

  (10)  the economic value added,

  (11) the return on stockholders' equity achieved by the Company, or

  (12) the total stockholders' return achieved by the Company,

  (ii) the Holder's continued employment with the Company for a specified period of time,

  (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or

  (iv) a combination of any of the foregoing. The performance measures may be subject to adjustment for specified significant extraordinary items or events, and may be absolute, relative to one or more other companies, or relative to one or more indexes, and may be contingent upon future performance of the Company or any Affiliate, division, or department thereof by or in which the Holder is employed during the performance period. Each Restricted Stock Award may have different Forfeiture Restrictions, in the sole discretion of the Committee.

  (b) Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that

  (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired,

  (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired,

  (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeitures Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

  (c) Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

  (d) Committee's Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Notwithstanding the preceding provisions of this Subparagraph, the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted to a "covered employee" (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

  (e) Restricted Stock Agreements. At the time any Award is made under this Paragraph VIII, the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

  IX.  PERFORMANCE AWARDS

  (a) Performance Period. The Committee shall establish, with respect to and at the time of each Performance Award, the number of shares of Common Stock subject to, or the maximum value of, the Performance Award and the performance period over which the performance applicable to the Performance Award shall be measured.

  (b) Performance Measures. A Performance Award shall be awarded to a Holder contingent upon future performance of the Company or any Affiliate, division, or department thereof by or in which such Holder is employed during the performance period. The Committee shall establish the performance measures applicable to such performance either (I) prior to the beginning of the performance period or
(II) within ninety days after the beginning of the performance period if the outcome of the performance targets is substantially uncertain at the time such targets are established, but not later than the date that 25% of the performance period has elapsed; provided such measures may be made subject to adjustment for specified significant extraordinary items or events. The performance measures may be absolute, relative to one or more other companies, or relative to one or more indexes. The performance measures established by the Committee may be based upon

  (i) the price of a share of Common Stock,

  (ii) the Company's earnings per share,

  (iii)  the Company's market share,

  (iv) the market share of a business unit of the Company designated by the Committee,

  (v)  the Company's sales,

  (vi) the sales of a business unit of the Company designated by the Committee,

  (vii) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee,

  (viii) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee,

  (ix) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee,

  (x)  the economic value added,

  (xi) the return on stockholders' equity achieved by the Company,

  (xii)  the total stockholders' return achieved by the Company, or

  (xiii) a combination of any of the foregoing. The Committee, in its sole discretion, may provide for an adjustable Performance Award value based upon the level of achievement of performance measures.

  (c) Awards Criteria. In determining the value of Performance Awards, the Committee shall take into account a Holder's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate. The Committee, in its sole discretion, may provide for a reduction in the value of a Holder's Performance Award during the performance period.

  (d) Payment. Following the end of the performance period, the Holder of a Performance Award shall be entitled to receive payment of an amount not exceeding the number of shares of Common Stock subject to or the maximum value of the Performance Award, based on the achievement of the performance measures for such performance period, as determined by the Committee. Payment of a Performance Award may be made in cash, Common Stock, or a combination thereof, as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. If a Performance Award covering shares of Common Stock is to be paid in cash, such payment shall be based on the Fair Market Value of the Common Stock on the payment date.

  (e) Termination of Award. A Performance Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates at all times during the applicable performance period, except as may be determined by the Committee.

  (f) Performance Award Agreements. At the time any Award is made under this Paragraph IX, the Company and the Holder shall enter into a Performance Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Performance Award Agreements need not be identical.

  X. PHANTOM STOCK AWARDS

  (a) Phantom Stock Awards. Phantom Stock Awards are rights to receive shares of Common Stock (or the Fair Market Value thereof), or rights to receive an amount equal to any appreciation or increase in the Fair Market Value of Common Stock over a specified period of time, which vest over a period of time as established by the Committee, without satisfaction of any performance criteria or objectives. The Committee may, in its discretion, require payment or other conditions of the Holder respecting any Phantom Stock Award.

  (b) Award Period. The Committee shall establish, with respect to and at the time of each Phantom Stock Award, a period over which the Award shall vest with respect to the Holder.

  (c) Awards Criteria. In determining the value of Phantom Stock Awards, the Committee shall take into account a Holder's responsibility level, performance, potential, other Awards, and such other considerations as it deems appropriate.

  (d) Payment. Following the end of the vesting period for a Phantom Stock Award (or at such other time as the applicable Phantom Stock Award Agreement may provide), the Holder of a Phantom Stock Award shall be entitled to receive payment of an amount, not exceeding the maximum value of the Phantom Stock Award, based on the then vested value of the Award. Payment of a Phantom Stock Award may be made in cash, Common Stock, or a combination thereof as determined by the Committee. Payment shall be made in a lump sum or in installments as prescribed by the Committee. Any payment to be made in cash shall be based on the Fair Market Value of the Common Stock on the payment date. Cash dividend equivalents may be paid during or after the vesting period with respect to a Phantom Stock Award, as determined by the Committee.

  (e) Termination of Award. A Phantom Stock Award shall terminate if the Holder does not remain continuously in the employ of the Company and its Affiliates at all times during the applicable vesting period, except as may be otherwise determined by the Committee.

  (f) Phantom Stock Award Agreements. At the time any Award is made under this Paragraph X, the Company and the Holder shall enter into a Phantom Stock Award Agreement setting forth each of the matters contemplated hereby, and such additional matters as the Committee may determine to be appropriate. The terms and provisions of the respective Phantom Stock Award Agreements need not be identical

  XI.  RECAPITALIZATION OR REORGANIZATION

  (a) No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's or any Affiliate's capital structure or its business, any merger or consolidation of the Company or any Affiliate, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Affiliate or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

  (b) Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised or satisfied, as applicable

  (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and

  (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any factional share resulting from such adjustment shall be rounded down to the next whole share.

  (c) Recapitalizations and Corporate Changes. If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a "recapitalization"), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of there capitalization if, immediately prior to the recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award. If (i) the Company shall not be the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to herein as a "Corporate Change"), no later than (x) ten days after the approval by the stockholders of the Company of such merger, consolidation, reorganization, sale, lease or exchange of assets or dissolution or such election of Directors or (y) thirty days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Options held by any individual Holder:

  (1) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change)fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder shall terminate,

  (2) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Options and the Company shall pay (or cause to be paid) to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph d below (the "Change of Control Value") of the shares subject to such Option over the exercise price(s) under such Options for such shares,

  (3) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding), or

  (4) provide that the number and class of shares of Common Stock covered by an Option theretofore granted shall be adjusted so that such Option shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Option.

  (d) Change of Control Value. For the purposes of clause (2) in Subparagraph(c) above, the "Change of Control Value" shall equal the amount determined in clause
(i), (ii) or (iii), whichever is applicable, as follows:

  (i) the per share price offered to stockholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction,

  (ii) the price per share offered to stockholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or

  (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the Fair Market Value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to stockholders of the Company in any transaction described in this Subparagraph
(d) or Subparagraph (c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

  (e) Other Changes in the Common Stock. In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph XI, such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its sole discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted by the Committee, whose determination shall be conclusive. Notwithstanding the foregoing, upon the occurrence of a Corporate Change, the Committee, acting in its sole discretion without the consent or approval of any Holder, may require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Performance Awards and Phantom Stock Awards as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall there upon cancel such Performance Awards and Phantom Stock Awards and the Company shall pay (or cause to be paid) to each Holder an amount of cash equal to the maximum value of such Performance Award or Phantom Stock Award which, in the event the applicable performance or vesting period set forth in such Performance Award or Phantom Stock Award has not been completed, shall be multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the applicable performance or vesting period and ending on the date of the surrender, and the denominator of which is the aggregate number of days in the applicable performance or vesting period.

  (f) Stockholder Action. Any adjustment provided for in the above Subparagraphs shall be subject to any required stockholder action.

  (g) No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

  XII.  AMENDMENT AND TERMINATION OF THE PLAN

  The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the stockholders, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

  XIII.  MISCELLANEOUS

  (a) No Right To An Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an employee any right to be granted an Option, a right to a Restricted Stock Award, a right to a Performance Award or a right to a Phantom Stock Award, or any other rights hereunder except as may be evidenced by an Award agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

  (b) No Employment Rights Conferred. Nothing contained in the Plan shall
(i)confer upon any employee any right with respect to continuation of employment with the Company or any Affiliate or (ii) interfere in any way with the right of the Company or any Affiliate to terminate his or her employment relationship at any time.

  (c) Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be delivered, nor shall any cash in lieu of fractional shares be paid. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

  (d) No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any action which is deemed by the Company or such Affiliate to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

  (e) Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII(c)) shall not be transferable otherwise than

  (i) by will or the laws of descent and distribution,

  (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or

  (iii)  with the consent of the Committee.

  (f) Governing Law. The Plan shall be construed in accordance with the laws of the State of Illinois.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

  (i) Section 8.75 of the Illinois Business Corporation Act empowers Illinois corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, so long as such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. For actions or suits by or in the right of the registrant, no indemnification is permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the registrant, unless, and only to the extent that, the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper. Any indemnification (unless ordered by a court) will be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth above. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of the directors who are not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable or if such directors so direct, by independent legal counsel in a written opinion, or
(3) by the shareholders. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or otherwise.

  Section 8.75 also authorizes the registrant to buy directors' and officers' liability insurance and gives a director, officer, employee or agent of the registrant, or a person who is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any capacity, or arising out of the person's status as such, whether or not the registrant has the power to indemnify the person against such liability.

  (ii) The articles of incorporation of Energy Convergence require indemnification of directors and officers, and the bylaws of Energy Convergence allow indemnification of employees and agents generally in accordance with the language of Section 8.75. Additionally, the articles of incorporation authorize Energy Convergence to purchase and maintain insurance on behalf of any director, officer, employee or agent of Energy Convergence against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not Energy Convergence would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the articles of incorporation.

  (iii) Section 8.3 of the merger agreement provides for indemnification by Energy Convergence under certain circumstances of the directors, officers and certain employees of Dynegy and Illinova. Additionally, the merger agreement provides that Energy Convergence will maintain Dynegy's and Illinova's existing officers' and directors' insurance policies or provide substantially similar insurance coverage for at least six years.


ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

  A list of the exhibits included as part of this registration statement is set forth on the Exhibit Index immediately preceding such exhibits and is incorporated herein by reference.

  (b) Financial Statement Schedules:

  All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange

                                   Part II-1

Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement.


ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   Part II-2

                                 EXHIBIT INDEX


EXHIBIT NO.                                     DESCRIPTION                                               PAGE NO.
-----------                                    -------------                                              --------
        1.1   Agreement and Plan of Merger dated as of June 14, 1999 by and among Energy         Included in Appendix I to
              Convergence, Dynegy, Illinova, Dynegy Acquisition Corporation and Energy           Joint Proxy Statement/
              Convergence Acquisition Corporation.                                               Prospectus

        3.1   Articles of Incorporation of Energy Convergence.*

        3.2   Bylaws of Energy Convergence.*

        4.1   Form of Class A Common Stock Certificate.

        4.2   Form of Class B Common Stock Certificate.

        4.3   Form of Series A Convertible Preferred Stock Certificate.

        5.1   Opinion of Troutman Sanders LLP regarding legality of the shares of common stock being offered.*

        8.1   Form of opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. regarding certain tax matters.

        8.2   Form of opinion of Troutman Sanders LLP regarding certain tax matters.

       10.1   Subscription Agreement between Energy Convergence Holding Company and Chevron
              U.S.A. Inc.**

       10.2   Stock Purchase Agreement between Energy Convergence Holding Company and British
              Gas Atlantic Holdings BV, and related Guaranty by British Gas Overseas Holdings
              Limited.**

       10.3   Voting Agreement between Illinova and BG Holdings, Inc.**

       10.4   Voting Agreement between Illinova and NOVA Gas Services (U.S.) Inc.**

       10.5   Voting Agreement between Illinova and Chevron U.S.A. Inc.**

       10.6   Shareholder Agreement of Energy Convergence Holding Company with Chevron U.S.A.
              Inc.**

       10.7   Registration Rights Agreement (NOVA Gas Services (U.S.) Inc. and British Gas
              Atlantic Holdings BV).**

       10.8   Registration Rights Agreement (Chevron U.S.A. Inc.).**

       23.1   Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 8.1)

       23.2   Consent of Troutman Sanders LLP.

       23.3   Consent of Arthur Andersen LLP.

       23.4   Consent of Pricewaterhouse Coopers LLP.

       23.5   Consent of Lehman Brothers Inc.

       23.6   Consent of Berenson Minella & Company.

       23.7   Consent of Chase Securities Inc.

       99.1   Forms of Proxy Cards.

       99.2   Form of Election Form and Cover Letter.

_______
   * To be filed by amendment.
  ** Incorporated by reference to the Exhibits filed with the Form 8-K filed by Dynegy Inc. (File No. 1-11156) on June 14, 1999.

                                   Part II-3

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on August 11, 1999.



                                    ENERGY CONVERGENCE HOLDING COMPANY


                                  By:   /s/ Charles Bayless
                                     ----------------------
                                     Charles Bayless
                                     President


  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on August 11, 1999.


             SIGNATURE                                           TITLE
            -----------                                        ---------

 /s/ Charles Bayless                   President, Principal Executive Officer and Director
------------------------
 Charles Bayless

 /s/ C.L. Watson                       Director
------------------------
 C. L. Watson

 /s/ John U. Clarke                    Vice President, Principal Accounting Officer and
------------------------                Principal Financial Officer
 John U. Clarke

                                   Part II-4